'

As filed with the Securities and Exchange Commission on June 29, 2007.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYMETRA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6311	20-0978027
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 108th Avenue NE, Suite 1200
Bellevue, WA 98004
(425) 256-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randall H. Talbot
President and Chief Executive Officer
Symetra Financial Corporation
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004
(425) 256-8000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William J. Whelan III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	George C. Pagos, Esq. Vice President, General Counsel and Secretary Symetra Financial Corporation 777 108th Avenue NE, Suite 1200 Bellevue, WA 98004 (425) 256-8000	Gary I. Horowitz, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Offering Price(1)(2)	Registration Fee
Common Stock, $0.01 par value per share	$750,000,000	$23,025

(1)	Includes shares to be sold upon exercise of the underwriters’ over-allotment option. See “Underwriting.”

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2007.

PRELIMINARY PROSPECTUS

           Shares

Common Stock

This is Symetra Financial Corporation’s initial public offering. The selling stockholders are selling all of the shares in the offering. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

We expect the public offering price to be between $      and $      per share. Currently, no public market exists for the shares. We expect the shares to trade on the New York Stock Exchange under the symbol “SYA.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to selling stockholders	$	$

The underwriters may also purchase up to an additional           shares of common stock from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about          , 2007.

Merrill Lynch & Co.	Goldman, Sachs & Co.	JPMorgan	Lehman Brothers

The date of this prospectus is          , 2007.

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information that is different. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

“Symetra,” “Symetra Financial” and their respective logos are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

Our insurance subsidiaries are domiciled in the states of Washington and New York. These states have enacted laws that require regulatory approval for the acquisition of “control” of insurance companies. Under these laws, there exists a presumption of “control” when an acquiring party acquires 10% or more of the voting securities of an insurance company or of a company which itself controls an insurance company. Therefore, any person acquiring 10% or more of our common stock would need the prior approval of the state insurance regulators of these states or a determination from such regulators that “control” has not been acquired.

Dealer Prospectus Delivery Obligation

Through and including          , 2007 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following is a summary of the information contained in this prospectus, and it may not contain all the information that is important to you. You should read the entire prospectus carefully, especially the “Risk Factors” section, the consolidated financial statements and the accompanying notes included in this prospectus.

Unless the context otherwise requires, references in this prospectus to “Symetra” refer to Symetra Financial Corporation on a stand-alone, non-consolidated basis. References to “we,” “our,” “us” and “the Company” are to Symetra Financial Corporation together with its subsidiaries, including our predecessor operations.

A glossary of selected insurance terms and defined terms used throughout this prospectus can be found under “Glossary of Selected Insurance and Defined Terms” on page G-1.

Our Business

We are a highly disciplined life insurance company focused on profitable growth in selected group health, retirement, life insurance and employee benefits markets. Our first day of operations as an independent company was August 2, 2004 when Symetra acquired a group of life insurance and investment companies from Safeco Corporation (the “Acquisition”). Our operations date back to 1957, and many of our agency and distribution relationships have been in place for decades. We are headquartered in Bellevue, Washington and employ over 1,200 people in 24 offices across the United States, serving over two million customers. As of March 31, 2007, we had total stockholders’ equity of $1.4 billion, regulatory capital of $1.4 billion and total assets of $19.9 billion. Our operating return on average equity, or ROAE, for the twelve months ended March 31, 2007 was 12.4%.

We manage our business through the following five segments, four of which are operating:

•	Group. We offer medical stop-loss insurance, limited medical benefit plans, group life insurance, accidental death and dismemberment insurance and disability insurance mainly to employer groups of 50 to 1,000 individuals. Our Group segment generated segment pre-tax income of $68.0 million during 2006 and $19.9 million during the first quarter of 2007. As a result of our recent acquisition of Medical Risk Managers, Inc., we also offer managing general underwriting, or MGU, services.

•	Retirement Services. We offer fixed and variable deferred annuities, including tax sheltered annuities, individual retirement accounts, or IRAs, and group annuities to qualified retirement plans, including Section 401(k) and 457 plans. We also provide record keeping services for qualified retirement plans invested in mutual funds. Our Retirement Services segment generated segment pre-tax income of $43.2 million during 2006 and $7.3 million during the first quarter of 2007.

•	Income Annuities. We offer single premium immediate annuities, or SPIAs, for customers seeking a reliable source of retirement income and structured settlement annuities to fund third-party personal injury settlements. Our Income Annuities segment generated segment pre-tax income of $62.6 million during 2006 and $27.8 million during the first quarter of 2007.

•	Individual. We offer a wide array of term, universal and variable life insurance as well as bank-owned life insurance, or BOLI. Our Individual segment generated segment pre-tax income of $62.6 million during 2006 and $17.5 million during the first quarter of 2007.

•	Other. This segment consists of unallocated corporate income, composed primarily of investment income on unallocated surplus, unallocated corporate expenses, interest expense on debt, the results of small, non-insurance businesses that are managed outside of our operating segments and inter-segment elimination entries. Our Other segment generated segment pre-tax income of $7.6 million during 2006 and $3.3 million during the first quarter of 2007.

We distribute our products nationally through an extensive and diversified independent distribution network. Our distributors include financial institutions, employee benefits brokers, third party administrators, worksite specialists, specialty brokers and independent agents. We believe that our multi-channel distribution network allows us to access a broad share of the distributor and consumer markets for insurance and financial services products. For example, we currently distribute our annuity and life insurance products through approximately 17,000 independent agents, 22 major financial institutions and 1,200 independent employee benefits brokers. We have recently signed selling agreements with an additional 14 major financial institutions.

Market Environment and Opportunities

We believe we are well positioned to benefit from a number of demographic and market trends, including the following:

•	Growing demand for affordable health insurance. According to the Kaiser Family Foundation, health insurance premiums in the U.S. increased 87% from 2000-2006, while the Consumer Price Index increased only 17% over the same period. As increases in health care costs continue to outpace inflation, the demand for affordable health insurance options has increased. We believe we can grow our business by providing employees with affordable access to health insurance through employer-sponsored limited benefit employee health plans and by offering group medical stop-loss insurance to medium and large businesses. We also believe that the trend toward reductions in employer-paid benefits and the uncertainty over the future of government benefit programs provide us with the opportunity to successfully offer other attractive employee benefits products.

•	Increasing retirement savings and income needs. According to the U.S. Census Bureau, approximately 77 million Americans born between 1946 and 1964 are approaching retirement age. However, according to the Employee Benefit Research Institute, in 2006, 52% of workers over the age of 55 and their spouses had accumulated less than $50,000 in retirement savings and only 14% of workers report that a traditional pension plan will be their primary source of retirement income. These projected demographic trends, along with a shift in the burden for funding retirement needs from governments and employers to individuals, increase the need for retirement savings and income. We expect greater demand for additional sources of retirement savings, such as our annuities and other investment products that will help consumers supplement their social security benefits with reliable retirement income.

•	Expanding mass affluent market. As of June 2006, the mass affluent market included 13.7 million households with investible assets between $250,000 and $1.0 million, representing 28% of total financial assets. We believe that the mass affluent population is growing and that it underutilizes various financial products, such as insurance to protect assets, annuities to provide adequate income to support a desired future lifestyle and wealth transfer products to ensure its legacy. We believe we are well positioned to reach consumers in this target market given our relationships with financial institutions and independent agents, which are often their primary sources of guidance and advice. As such, we expect increased demand for our life insurance, variable and fixed annuity and wealth transfer products.

Our Competitive Strengths

We leverage the following competitive strengths to capitalize on opportunities in our targeted markets:

•	Innovative and collaborative product development capabilities. We design innovative products to meet the changing demands of the market. By working closely with our distributors, we are able to anticipate opportunities in the marketplace and rapidly address them. For example, we introduced Complete, an innovative variable life insurance policy designed for wealth transfer and centered on minimizing the inherent cost of insurance and thus maximizing the underlying account value. We also recently introduced our Focus variable annuity, which features low total cost to the contractholders, well-respected investment options and simplified product features.

•	High-quality distribution relationships. We offer consumers access to our products through a national multi-channel network, including financial institutions, employee benefits brokers, third party administrators, worksite specialists, specialty brokers and independent agents. By treating our distributors as clients and providing them with outstanding levels of service, we have cultivated strong relationships over decades and are able to avoid competing on price alone.

•	Leading group medical stop-loss insurance provider. We believe we have been a leading provider of group medical stop-loss insurance since 1976. We have built a consistently profitable platform with high levels of customer service and disciplined underwriting practices. In the last 25 years, our group medical stop-loss insurance business has experienced only two calendar years of net losses.

•	Diverse businesses provide flexibility, earnings stability and capital efficiency. We have an attractive and diverse mix of businesses that allows us to make profitability-driven decisions in each business across various market environments. We believe that this mix offers us a greater level of financial stability than many of our similarly-sized competitors across business and economic cycles. Our diverse business mix also allows us to reallocate our resources to product lines that generate the most attractive returns on capital invested while reducing our overall capital requirements.

•	Flexible information technology platform integrated with our distributors. We have a flexible information technology platform that allows us to seamlessly integrate our products onto the operating platforms of our distributors, which we believe provides us with a competitive advantage in attracting new distributors. For example, our ExpressTM tool allows our distributors to capture all the necessary data to make products and services instantly available at the point of sale. We will continue to leverage our information technology platform to market our current and future product offerings.

•	Experienced management team with investor-aligned compensation. We have a high-quality management team with an average of 25 years of insurance-industry experience, led by Randy Talbot who has been our chief executive officer since 1998. Mr. Talbot has spent a significant portion of his 30-year career in the insurance industry operating an insurance brokerage, providing him with the knowledge to intimately understand the needs of our distributors. We also have an experienced board of directors, consisting of industry professionals who have worked closely with us since the Acquisition to develop our strategies and operating philosophies. Our compensation structure aligns management’s incentives with our stockholders through our long-term incentive plan that rewards long-term growth in tangible book value and in the intrinsic value of our business.

Our Growth Strategies

To maximize stockholder value, we pursue the following strategies:

•	Target large and growing markets. We will continue to capitalize on favorable demographic trends, including the growing demand for affordable health insurance, increasing retirement savings and income needs and an expanding mass affluent market. We will continue to identify key opportunities within these markets and provide tailored solutions that address the evolving needs of these customers.

•	Broaden and deepen distribution relationships. Our distribution strategy is to deliver multiple products through a single point of sale, thereby leveraging the cost of distribution. We utilize diverse distribution channels, including financial institutions, employee benefits brokers, third party administrators, worksite specialists, specialty brokers and independent agents. We intend to deepen our long-standing distribution relationships while adding new large-scale and high quality distributors.

•	Be innovative in anticipating customer needs. We will continue to work closely with our distributors to develop customer-responsive products that meet our stringent return requirements, address our target markets and can be delivered efficiently across our information technology platforms. We will also continue to pursue non-traditional avenues of product development and be innovative in enhancing our product offering. For example, we recently began offering funding services to holders of our structured settlements to offer them an attractive financial alternative.

•	Effectively manage capital. We intend to manage our capital prudently to maximize our profitability and long-term growth in stockholder value. Our capital management strategy is to maintain financial strength through conservative and disciplined risk management practices while deploying or returning excess capital as situations warrant. We will also maintain our conservative investment management philosophy, which includes holding a high quality investment portfolio and carefully matching our investment assets against the duration of our insurance product liabilities. For example, we have a portfolio of equities that supports the longest duration benefits in our Income Annuities segment. We have experienced strong performance on this equity portfolio.

•	Pursue complementary acquisitions. We will continue to seek acquisition opportunities that fit strategically within our existing business lines, provide us with a larger distribution presence and meet our stringent return objectives. We believe we have ample financial capacity to remain a prudent acquirer while maintaining a conservative balance sheet.

Risks Related to Our Business, Our Industry and this Offering

Investing in shares of our common stock involves substantial risk. The factors that could adversely affect our results and performance are discussed under the heading “Risk Factors” immediately following this summary. Before you invest in our shares, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors,” including:

•	Exposure to interest rate fluctuations. Many of our insurance and investment products are sensitive to interest rate fluctuations. Generally, declines in interest rates would have an adverse effect on our financial condition, results of operations and cash flows.

•	Reserve requirements. Our calculation of reserves for estimated future benefit payments are based upon estimates and assumptions with regard to our future experience. Future experience is subject to many uncertainties and we cannot predict the ultimate amounts we will pay for future benefits or the timing of the payments. If reserves are insufficient to cover actual benefits and payments, we could be required to increase our reserves, which could adversely affect our financial condition and results.

•	Deviation from assumptions upon which pricing is established. The price and expected future profitability of our insurance and deferred annuity products are based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, mortality and morbidity. Significant deviations from these assumptions could have an adverse affect on our financial condition, results of operations and cash flows.

•	Amortization of deferred acquisition costs. Deferred acquisition costs, or DAC, represent certain costs which vary with, and are primarily related to, the sale and issuance of insurance policies and investment contracts and are deferred and amortized over the estimated policy and contract lives. Unfavorable experience with regard to expenses, investment returns, mortality, morbidity, withdrawals or lapses may increase the amortization of DAC, resulting in higher expenses and lower profitability.

•	Potential downgrade in financial strength ratings. A downgrade in our financial strength ratings could have an adverse effect on our financial condition, results of operation, and cash flows in several ways, including reducing new sales of products; adversely affecting our relationship with sales agents; increasing the number of policy surrenders and withdrawals; requiring us to reduce prices and adversely impacting our ability to obtain reinsurance.

•	Highly regulated industry. Our insurance businesses are subject to a wide variety of laws and regulations in various jurisdictions. Compliance with applicable laws and regulations is time consuming and personnel intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance efforts and other expenses of doing business.

•	Constraints related to holding company structure. As a holding company, we have no significant direct operations. Dividends and other permitted distributions from subsidiaries are expected to be our principal source of funds to meet ongoing cash requirements. These payments are limited by regulations in the jurisdictions in which our subsidiaries operate. If our subsidiaries are unable to pay dividends, we may have difficulty servicing our debt, paying dividends on our common stock and meeting our holding company expenses.

Financial Strength Ratings

As of June 29, 2007, the financial strength ratings of our primary life insurance subsidiaries were “A” (“Excellent,” the third highest of 15 ratings) with a stable outlook from A.M. Best Company, Inc., “A–” (“Strong,” the seventh highest of 21 ratings) with a positive outlook from Standard & Poor’s Rating Service, “A2” (“Good,” the sixth highest of 21 ratings) with a stable outlook from Moody’s Investors Service, Inc. and “A+” (“Strong,” the fifth highest of 24 ratings) with a stable outlook from Fitch, Inc. These financial strength ratings should not be relied on with respect to making an investment in our common stock.

The Selling Stockholders

Symetra was formed for the purpose of acquiring our principal subsidiaries from Safeco Corporation. Affiliates of White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc. led the investor group that formed Symetra to consummate the Acquisition. In addition to the affiliates of White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc., others from the original investor group may participate in this offering as selling stockholders. Upon consummation of this offering, affiliates of White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc. will continue to own     % of our outstanding common stock.

Our Executive Offices

Symetra was incorporated in 2004 under the laws of Delaware. Our principal executive offices are located at 777 108th Ave NE, Suite 1200, Bellevue, WA 98004. Our telephone number is (425) 256-8000. Our internet address is www.symetra.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

The Offering

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after this offering	shares

Over-allotment option	The underwriters have an option to purchase a maximum of additional shares from the selling stockholders to cover over-allotments.

Use of proceeds	We will not receive any proceeds from this offering. See “Use of Proceeds.”

Listing	We will apply to list our common stock on the New York Stock Exchange, or NYSE, under the symbol “SYA.”

Dividend policy	We intend to pay quarterly dividends on our common shares. The declaration, payment and amount of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal requirements, regulatory constraints and other factors that our board of directors deems relevant. Dividends on our common shares will also be paid to holders of our outstanding warrants.

Risk factors	See “Risk Factors” for a discussion of factors you should consider before investing in our common stock.

All information in this prospectus, unless otherwise indicated or the context otherwise requires:

•	assumes the common stock will be sold at $ per share (the midpoint of the price range set forth on the cover of this prospectus);

•	assumes no exercise of the underwriters’ over-allotment option;

•	assumes no exercise of outstanding warrants to purchase shares of common stock at an exercise price of $ per share; and

•	assumes a for share split that will occur prior to the date of this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The summary historical consolidated financial and other data, except for non-GAAP financial measures, as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 have been derived from our unaudited interim historical consolidated financial statements and the related notes, which have been prepared on a basis consistent with our annual consolidated financial statements and are included in this prospectus. In the opinion of management such unaudited financial data, except for non-GAAP financial measures, reflects all historical and recurring adjustments necessary for a fair presentation of the results for these periods. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year or any future period. The summary historical consolidated financial and other data, except for non-GAAP financial measures, as of and for the years ended December 31, 2006 and 2005, and for the period from August 2, 2004 through December 31, 2004, and the period from January 1, 2004 through August 1, 2004 have been derived from our audited consolidated financial statements and the related notes that are included in this prospectus. The summary historical financial and other data, except for non-GAAP financial measures, as of December 31, 2004 have been derived from our audited consolidated financial statements and the related notes.

We do not believe the predecessor financial results for the period from January 1, 2004 through August 1, 2004 are comparable to the results of our new independent company, primarily because during and after the Acquisition we experienced significant changes in our operating costs and also because of purchase accounting adjustments impacting net investment income, policyholder benefits and claims, interest credited, amortization of deferred policy acquisition costs, intangible assets and net realized investment gains (losses). Additionally, due to the short period from our inception as an independent company to the end of 2004, as well as the effect of transitional expense charges associated with the Acquisition, we do not consider our financial results for the period from August 2, 2004 through December 31, 2004 to be comparable to those for the years ended December 31, 2006 and 2005. This summary data should be read in conjunction with our historical consolidated financial statements and related notes included in this prospectus, as well as our “Selected Historical Consolidated Financial Data” and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

						Predecessor
					Period from
					August 2	January 1
	Three Months		Year Ended		through	through
	Ended March 31,		December 31,		December 31,	August 1,
	2007	2006	2006	2005	2004	2004
	(Unaudited)
	(Dollars in millions, except per share data)

Revenues:
Premiums	$133.7	$136.6	$525.7	$575.5	$263.2	$357.9
Net investment income	244.4	246.5	984.9	994.0	411.1	693.7
Other revenues	15.3	15.6	56.1	58.6	27.1	43.9
Net realized investment gains	13.9	4.8	1.7	14.1	7.0	34.9

Total revenues	407.3	403.5	1,568.4	1,642.2	708.4	1,130.4
Benefits and Expenses:
Policyholder benefits and claims	66.8	84.2	264.3	327.4	127.5	223.6
Interest credited	185.0	192.1	765.9	810.9	360.2	556.4
Other underwriting and operating expenses	70.6	64.2	260.5	273.2	123.3	182.3
Fair value of warrants issued to investors	—	—	—	—	101.5	—
Interest expense	4.7	5.2	19.1	12.4	3.5	—
Amortization of deferred policy acquisition costs	4.4	3.5	14.6	11.9	1.6	34.2
Intangible asset amortization	—	—	—	—	—	4.9

Total benefits and expenses	331.5	349.2	1,324.4	1,435.8	717.6	1,001.4

						Predecessor
					Period from
					August 2	January 1
	Three Months		Year Ended		through	through
	Ended March 31,		December 31,		December 31,	August 1,
	2007	2006	2006	2005	2004	2004
	(Unaudited)
	(Dollars in millions, except per share data)

Income (loss) from continuing operations before income taxes	75.8	54.3	244.0	206.4	(9.2)	129.0
Provisions for income taxes:
Current	19.2	(8.6)	92.4	22.2	21.3	0.9
Deferred	5.9	26.5	(7.9)	39.7	10.7	30.5

Total provision for income taxes	25.1	17.9	84.5	61.9	32.0	31.4

Income (loss) from continuing operations	50.7	36.4	159.5	144.5	(41.2)	97.6
Income (loss) from discontinued operations (net of taxes)	—	—	—	1.0	(2.4)	2.3

Net income (loss)	$50.7	$36.4	$159.5	$145.5	$(43.6)	$99.9

Net income per common share(1):
Basic	$3.95	$2.84	$12.43	$11.34

Diluted	$3.95	$2.84	$12.43	$11.34

Weighted average common shares outstanding:
Basic	12.8	12.8	12.8	12.8

Diluted	12.8	12.8	12.8	12.8

Non-GAAP Financial Measures(6):
Net operating income (loss)	$45.8	$37.0	$172.1	$141.9	$(46.0)	$75.5

Net operating income per common share:
Basic(2)	$4.30	$3.47	$16.16	$13.33

Diluted(3)	$3.97	$3.23	$14.94	$12.45

Net operating income weighted average common shares:
Basic(2)	10.6	10.6	10.6	10.6

Diluted(3)	11.5	11.5	11.5	11.4

Reconciliation to Net Income (Loss):
Net income (loss)	$50.7	$36.4	$159.5	$145.5	$(43.6)	$99.9
Less: Net realized investment gains (net of taxes)	9.0	3.1	1.1	9.2	4.6	22.7
Add:
Net realized and unrealized investment gains (losses) on equity indexed annuities (EIA) options (net of taxes)	(0.3)	0.4	1.4	(2.9)	1.3	(1.7)
Net realized and unrealized investment gains on equity securities (net of taxes)	4.4	3.3	12.3	8.5	0.9	—

Net operating income (loss)	$45.8	$37.0	$172.1	$141.9	$(46.0)	$75.5

	As of March 31,	As of December 31,
Consolidated Balance Sheet Data:	2007	2006	2005	2004
	(Unaudited)

Total investments	$17,189.0	$17,305.3	$18,332.8	$19,244.8
Total assets	19,932.1	20,114.6	20,980.1	22,182.0
Total debt	298.8	298.7	300.0	300.0
Separate account assets	1,231.3	1,233.9	1,188.8	1,228.4
Accumulated other comprehensive income (loss) (net of taxes) (AOCI)	34.7	(0.5)	136.6	312.9
Total stockholders’ equity	$1,415.7	$1,327.3	$1,404.9	$1,435.8
Book value per common share:
Basic(4)	$129.68	$124.69	$119.10	$105.45

Diluted(5)	$124.64	$120.49	$115.85	$104.52

U.S. Statutory Financial Information:
Statutory capital and surplus	$1,278.6	$1,266.2	$1,260.1	$1,138.4
Asset valuation reserve (AVR)	165.4	158.4	140.9	107.6

Statutory capital and surplus and AVR	$1,444.0	$1,424.6	$1,401.0	$1,246.0

(1)	Net income per common share (basic and diluted) assumes that all participating securities including warrants have been outstanding since the beginning of the period using the two-class method.

(2)	Basic net operating income per common share is calculated based on net operating income divided by common shares outstanding of 10,649,000.

(3)	Diluted net operating income per common share is based on net operating income divided by the weighted average number of common shares and dilutive warrants, assuming repurchase of common shares with proceeds from the exercise of warrants. Warrants are considered dilutive when the estimated stock price of the company exceeds the warrant strike price of $100.

(4)	Basic book value per common share is calculated based on total stockholders’ equity less AOCI divided by common shares outstanding of 10,649,000.

(5)	Diluted book value per common share is calculated based on total stockholders’ equity less AOCI plus the proceeds from the assumed exercise of outstanding warrants, divided by common shares and outstanding warrant shares of 12,830,120.

(6)	Management considers certain non-GAAP financial measures to be a useful supplement to comparable GAAP measures in evaluating our financial performance and condition, including net operating income (loss) and net operating income per common share. Such measures have been reconciled to their most comparable GAAP financial measures. We believe that these non-GAAP financial measures are valuable because, by excluding certain realized capital gains and losses, many of which are driven by investment decisions and external economic developments unrelated to the insurance and underwriting aspects of the business, they reveal trends that may be otherwise obscured. For a definition of these non-GAAP measures and other metrics used in our analysis, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of non-GAAP Financial Measures.”

RISK FACTORS

You should carefully consider the following risks and other information in this prospectus before deciding to invest in shares of our common stock. Any of the risks described below could materially adversely affect our business, financial condition, results of operations and cash flows. In this event, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business operations.

Risks Related to Our Business

Interest rate fluctuations could adversely affect our financial condition, results of operations and cash flows.

Certain of our insurance and investment products, such as fixed annuities and universal life insurance, are sensitive to interest rate fluctuations and expose us to the risk that falling interest rates will reduce the “spread,” or the difference between the returns we earn on the investments that support our obligations under these products and the amounts that we must credit to policyholders and contractholders. This risk is exacerbated due to the existence of guaranteed minimum crediting rates established by regulatory authorities and restrictions on the timing and frequency with which we can adjust our crediting rates. Accordingly, falling interest rates could have an adverse effect on our financial condition, results of operations and cash flows.

During periods of rising interest rates, we may determine to offer higher crediting rates on new sales of interest-sensitive products and to increase crediting rates on existing in-force products, in each case in order to maintain or enhance product competitiveness. In addition, periods of rising interest rates may cause increased policy surrenders, withdrawals and requests for policy loans as policyholders and contractholders allocate their assets into higher yielding investments. Increases in crediting rates, as well as surrenders and withdrawals, could have an adverse effect on our financial condition, results of operations and cash flows.

We calculate reserves for long-term disability and life waiver of premium claims using net present value calculations based on the actual interest rates in effect at the time claims are funded, as well as our expectations for future interest rates. Waiver of premium refers to a provision in a life insurance policy pursuant to which an insured with total disability, which has lasted for a minimum specified period, continues to receive life insurance coverage but no longer has to pay premiums for the duration of the disability or for a stated period. During periods of declining interest rates, reserves for new claims are calculated using lower discount rates thereby increasing the net present value of those claims and the required reserves. Further, if actual interest rates used to establish reserves on open claims prove to be lower than our original expectations, we would be required to increase such reserves accordingly. As such, the increase in net present value calculations caused by declines in interest rates could have an adverse effect on our financial condition, results of operations and cash flows.

Our term life insurance products also expose us to the risk of interest rate fluctuations. The pricing and expected future profitability of these products are based in part on expected investment returns. Over time, term life insurance products generally produce positive cash flows as customers pay periodic premiums, which we invest as we receive them. Lower than expected interest rates may reduce our ability to achieve our targeted investment margins and may adversely affect our financial condition, results of operations and cash flows.

If our reserves for future policy benefits and claims are inadequate, we may be required to increase our reserve liabilities.

We calculate and maintain reserves for estimated future benefit payments to our policyholders and contractholders in accordance with U.S. GAAP and industry accounting practices. We release these reserves as those future obligations are extinguished. The reserves we establish necessarily reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions involve the exercise of significant judgment. Our future financial results depend upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors can affect future experience, including economic, political and social conditions, inflation, healthcare costs and changes in doctrines of legal liability and damage awards in litigation. Therefore, we cannot predict the ultimate amounts we will pay for actual future benefits or the timing of those payments.

We regularly monitor our reserves. If we conclude that our reserves are insufficient to cover actual or expected policy and contract benefits and claims payments, we would be required to increase our reserves and incur income statement charges in the period in which we make the determination, which could adversely affect our financial condition and results of operations.

We may face unanticipated losses if there are significant deviations from our assumptions regarding the probabilities that our insurance policies or annuity contracts will remain in-force from one period to the next or if morbidity and mortality rates differ significantly from our pricing expectations.

The prices and expected future profitability of our insurance and deferred annuity products are based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, mortality and morbidity. Persistency is the probability that a policy or contract will remain in-force from one period to the next. The effect of persistency on profitability varies for different products. For most of our life insurance, group life and health insurance and deferred annuity products, actual persistency that is lower than our assumptions could have an adverse impact on profitability, especially in the early years of a policy or contract primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy or contract. In addition, we may need to sell investments at a loss to fund withdrawals. For some of our health insurance policies, actual persistency in later policy durations that is higher than our persistency assumptions could have a negative impact on profitability. If these policies remain in-force longer than we assumed, then we could be required to make greater benefit payments than we had anticipated when we priced these products.

In addition, we set prices for our insurance and certain annuity products based upon expected claims and payment patterns, using assumptions for, among other factors, morbidity rates and mortality rates of our policyholders and contractholders. The long-term profitability of these products depends upon how our actual experience compares with our pricing assumptions. For example, if morbidity rates are higher, or mortality rates are lower, than our pricing assumptions, we could be required to make greater payments under certain annuity contracts than we had projected.

Because our assumptions are inherently uncertain, reserves for future policy benefits and claims may prove to be inadequate if actual experience is different from our assumptions. Although certain of our products permit us to increase premiums during the life of the policy or contract, these increases may not be sufficient to maintain profitability. Moreover, many of our products either do not permit us to increase premiums or limit those increases during the life of the policy or contract. Therefore, significant deviations in experience from our assumptions regarding persistency and mortality and morbidity rates could have an adverse effect on our financial condition, results of operations and cash flows.

We may be required to accelerate the amortization of deferred acquisition costs, which would increase our expenses and reduce profitability.

Deferred acquisition costs, or DAC, represent certain costs which vary with and are primarily related to the sale and issuance of our insurance policies and investment contracts and are deferred and amortized over the estimated life of the related insurance policies and contracts. These costs include commissions in excess of ultimate renewal commissions and certain other sales incentives, solicitation and printing costs, sales material and other costs, such as underwriting and contract and policy issuance expenses. Under U.S. GAAP, DAC is amortized through income over the lives of the underlying contracts in relation to the anticipated recognition of premiums or gross profits.

Our amortization of DAC generally depends upon anticipated profits from investments, surrender and other policy and contract charges, mortality, morbidity and maintenance and expense margins. Unfavorable experience with regard to expected expenses, investment returns, mortality, morbidity, withdrawals or lapses may cause us to increase the amortization of DAC, resulting in higher expenses and lower profitability.

We regularly review our DAC asset balance to determine if it is recoverable from future income. The portion of the DAC balance deemed to be unrecoverable, if any, is charged to expense in the period in which we make this determination. For example, if we determine that we are unable to recover DAC from profits over the life of a book of business of insurance policies or annuity contracts, or if withdrawals or surrender charges associated with early withdrawals do not fully offset the unamortized acquisition costs related to those policies or annuities, we would be required to recognize the additional DAC amortization as a current-period expense. In general, we limit our deferral of acquisition costs to costs assumed in our pricing assumptions. As of March 31, 2007 and December 31, 2006, we had $97.1 million and $88.2 million of DAC, respectively. Our amortization of DAC was $4.4 million during the three months ended March 31, 2007 and $14.6 million during the year ended December 31, 2006.

A downgrade or a potential downgrade in our financial strength ratings could result in a loss of business.

Financial strength ratings, which various ratings organizations publish as measures of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in our company and our products, the ability to market our products and our competitive position. Our principal life insurance company subsidiary, Symetra Life Insurance Company, has financial strength ratings of “A” (“Excellent”, third highest of 15 ratings) with a stable outlook from A.M. Best, “A−” (“Strong”, seventh highest of 21 ratings) with a positive outlook from Standard & Poor’s, or S&P, “A2” (“Good”, sixth highest of 21 ratings) with a stable outlook from Moody’s and “A+” (“Strong”, fifth highest of 24 ratings) with a stable outlook from Fitch.

A downgrade in our financial strength ratings, or the announced potential for a downgrade, could have an adverse effect on our financial condition, results of operations and cash flows in several ways, including:

•	reducing new sales of insurance products, annuities and other investment products;

•	limiting our ability to offer structured settlement products;

•	adversely affecting our relationships with independent sales intermediaries and our dedicated sales specialists;

•	materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders;

•	requiring us to reduce prices for many of our products and services to remain competitive; and

•	adversely affecting our ability to obtain reinsurance or obtain reasonable pricing on reinsurance.

The occurrence of natural disasters, disease pandemics, terrorism or military actions could adversely affect our financial condition, results of operations and cash flows.

Our financial condition and results of operations are at risk of material adverse effects that could arise from catastrophic mortality and morbidity due to natural disasters, including floods, tornadoes, earthquakes and hurricanes, disease pandemics, terrorism and military actions. Such events could also lead to unexpected changes in persistency rates as policyholders and contractholders who are affected by the disaster may be unable to meet their contractual obligations, such as payment of premiums on our insurance policies or deposits into our investment products. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural disaster or a disease pandemic could trigger an economic downturn in the areas directly or indirectly affected by the disaster. The effectiveness of external parties, including governmental and nongovernmental organizations, in combating the spread and severity of a disease pandemic could have a material impact on the losses experienced by us. Further, in our group insurance operations, a localized event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims.

Our investment portfolio is subject to various risks that may diminish the value of our invested assets and reduce investment returns.

The performance of our investment portfolio depends in part upon the level of and changes in interest rates, the overall performance of the economy, the creditworthiness of the specific obligors included in our portfolio, equity prices, liquidity and other factors, some of which are beyond our control. Changes in these factors could materially affect our investment results in any period.

Interest rate risk

Changes in interest rates can negatively affect the performance of most of our investments. Interest rate volatility can reduce unrealized gains or create unrealized losses in our portfolios. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Fluctuations in interest rates affect our returns on, and the fair value of, our fixed maturity and short-term investments, which comprised $16.0 billion, or 93.1% of the fair value of our total invested assets as of March 31, 2007.

The fair value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair value generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed maturity securities will generally increase or decrease in step with interest rates. In addition, actual net investment income or cash flows from investments that carry prepayment risk, such as mortgage-backed and certain other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, commercial mortgage obligations and other bonds in our investment portfolio are more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates, and we may be required to reinvest those funds in lower interest-bearing investments. As of March 31, 2007, mortgage-backed and other asset-backed securities represented $4.5 billion, or 25.9% of the fair value of our total invested assets.

Because substantially all of our fixed maturity securities are classified as available for sale, changes in the fair value of these securities as described above are reflected as a component of comprehensive income. However, U.S. GAAP does not permit similar mark-to-market treatment to the insurance liabilities that the fixed maturity securities support. Therefore, changes in the fair value of our fixed maturity securities caused by interest rate fluctuations are not offset in whole or in part by similar adjustments to the fair value of our insurance liabilities.

We employ asset/liability matching strategies to reduce the adverse effects of interest rate volatility and to ensure that cash flows are available to pay claims as they become due. Our asset/liability matching strategies include:

•	asset/liability duration management;

•	structuring our bond and commercial mortgage loan portfolios to limit the effects of prepayments; and

•	consistent monitoring of, and making appropriate changes to, the pricing of our products.

However, because these strategies may fail to eliminate or reduce the adverse effects of interest rate volatility, significant fluctuations in the level of interest rates may have a material adverse effect on our financial condition, results of operations and cash flows.

Credit risk

From time to time, issuers of the fixed maturity securities that we own may default on principal and interest payments. Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in realized investment losses. Further, the value of any particular fixed maturity security is subject to impairment based on the creditworthiness of a given issuer. As of March 31, 2007, we held $16.0 billion of fixed maturity securities, or 93.0% of the fair value of our total invested assets at that date. Our fixed maturity portfolio also includes below investment grade securities, which comprised 8.3% of the fair value of our total fixed maturity securities at March 31, 2007. These investments generally provide higher expected returns, but present greater risk and can be less liquid than investment grade securities. Further, the current trend of private equity buyouts could cause certain of our investment-grade fixed maturities to present more significant credit risk than when we first invested. A significant increase in defaults and impairments on our fixed maturity securities portfolio could materially adversely affect our financial condition, results of operations and cash flows.

Liquidity risk

Our investments in privately placed fixed maturities, mortgage loans, policy loans and limited partnership interests are relatively illiquid as compared to publicly-traded fixed maturities and equities. These asset classes represented approximately 9.2% of the carrying value of our total invested assets as of March 31, 2007. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both.

Downturns and volatility in equity markets could adversely affect the marketability of our products and our profitability.

Significant downturns and volatility in equity markets could have an adverse effect on our business in various ways. Market downturns and volatility may discourage purchases of separate account products, such as variable annuities and variable life insurance, which have returns linked to the performance of the equity markets and may cause some existing customers to withdraw cash values or reduce investments in those products.

Further, downturns and volatility in equity markets can have an adverse effect on the revenues and returns from our separate account products. Because these products depend on fees related primarily to the value of assets under management, a decline in the equity markets could reduce our revenues by reducing the value of the investment assets we manage.

We hold common stock investments in our Income Annuities and Other segments that represent 1.2% of the fair value of our general account investments as of March 31, 2007. Investments in common stock or equity-like securities generally provide higher expected total returns over the long term, but present greater risk to preservation of principal than do our fixed income investments.

We rely on reinsurance arrangements to help manage our business risks, and failure to perform by the counterparties to our reinsurance arrangements may expose us to risks we had sought to mitigate.

We utilize reinsurance to mitigate our risks in various circumstances. Reinsurance does not relieve us of our direct liability to our policyholders, even when the reinsurer is liable to us. Accordingly, we bear credit risk with respect to our reinsurers. The total reinsurance recoverable amount due from reinsurers was $242.8 million as of March 31, 2007 and $238.8 million as of December 31, 2006. Our reinsurers may be unable or unwilling to pay the reinsurance recoverable owed to us now or in the future or on a timely basis. A reinsurer’s insolvency, inability or unwillingness to make payments under the terms of its reinsurance agreement with us could have an adverse effect on our financial condition, results of operations and cash flows.

Reinsurance may not be available, affordable or adequate to protect us against losses.

As part of our overall risk management strategy, we purchase reinsurance for certain risks underwritten by our various business segments. For example, we currently reinsure up to 85% of the mortality risk for new fully-underwritten individual term life insurance policies. We reinsure the mortality risk in excess of

$0.5 million for most of the remainder of new individual life insurance policies. While reinsurance agreements generally bind the reinsurer for the life of the business reinsured at generally fixed pricing, market conditions beyond our control determine the availability and cost of the reinsurance protection for new business. In certain circumstances, the price of reinsurance for business already reinsured may also increase. Any decrease in the amount of reinsurance will increase our risk of loss and any increase in the cost of reinsurance will, absent a decrease in the amount of reinsurance, reduce our earnings. Accordingly, we may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient reinsurance on acceptable terms, which could adversely affect our ability to write future business or result in the assumption of more risk with respect to those policies we issue.

The availability and cost of these reinsurance arrangements are subject to market conditions that are beyond our control. As a result, in the future, we may not be able to enter into reinsurance arrangements on attractive terms, if at all.

We may be unable to attract and retain independent sales intermediaries and dedicated sales specialists.

We distribute our products through financial intermediaries, independent producers and dedicated sales specialists. We compete with other financial institutions to attract and retain commercial relationships in each of these channels, and our success in competing for sales through these sales intermediaries depends upon factors such as:

•	the amount of sales commissions and fees we pay;

•	the breadth of our product offerings;

•	the strength of our brand;

•	our perceived stability and our financial strength ratings;

•	the marketing and services we provide to them; and

•	the strength of the relationships we maintain with individuals at those firms.

From time to time, due to competitive forces, we may experience unusually high attrition in particular sales channels for specific products. An inability to recruit productive independent sales intermediaries and dedicated sales specialists, or our inability to retain strong relationships with the individual agents at our independent sales intermediaries, could have an adverse effect on our financial condition, results of operations and cash flows.

General economic, financial market and political conditions may adversely affect our business.

Our business may be materially adversely affected from time to time by general economic, financial market and political conditions, most of which are beyond our control. These conditions include economic cycles such as:

•	cyclical movements in the insurance industry;

•	levels of unemployment;

•	levels of consumer lending;

•	levels of inflation; and

•	movements of the financial markets.

Fluctuations in interest rates, monetary policy, demographics, and legislative and competitive factors also influence our performance. During periods of economic downturn:

•	individuals and businesses may choose not to purchase our insurance products and other related products and services, may terminate existing policies or contracts or permit them to lapse, may choose to reduce the amount of coverage purchased or, in our group employer health insurance, may have fewer employees requiring insurance coverage due to rising unemployment levels;

•	new disability insurance claims and claims on other specialized insurance products tend to rise;

•	there is a higher loss ratio due to rising unemployment levels; and

•	insureds tend to increase their utilization of health benefits if they anticipate unemployment or loss of benefits.

In addition, general inflationary pressures may affect medical costs, increasing the costs of paying claims.

Intense competition could adversely affect our ability to maintain or increase our market share and profitability.

Our businesses are subject to intense competition. We believe the principal competitive factors in the sale of our products are product features, price, commission structure, marketing and distribution arrangements, brand, reputation, financial strength ratings and service. Many other companies actively compete for sales in our retirement services, income annuity, individual and group markets, including other major insurers, banks, other financial institutions, mutual fund and money asset management firms and specialty providers.

In many of our product lines, we face competition from companies that have greater market share or breadth of distribution, offer a broader range of products, services or features, assume a greater level of risk, have lower profitability expectations or have higher financial strength ratings than we do. Many competitors offer similar products and use similar distribution channels. The substantial expansion of banks’ and insurance companies’ distribution capacities and expansion of product features in recent years have intensified pressure on margins and production levels and have increased the level of competition in many of our product lines.

Our risk management policies and procedures may not be effective or may leave us exposed to unidentified or unanticipated risk, which could negatively affect our business.

Management of operational, legal and regulatory risks requires effective policies and procedures to record, verify and report on a large number of transactions and events. We have devoted resources to develop our policies and procedures to mitigate these risks and expect to continue to do so in the future. Even so, these policies and procedures may not be fully effective to mitigate all of these risks. Many of our methods for managing these risks and exposures are based upon historical statistical models and observed market behavior. As such, our methods may not be able to predict all future exposures. These could be significantly greater than our historical measures have indicated. Other risk management methods depend upon the evaluation of information regarding markets and clients, or other matters that are publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of GAAP, which is periodically revised and/or expanded. From time to time new accounting standards are issued or existing ones are revised by recognized authorities, including the Financial Accounting Standards Board. We may be required to adopt these new or revised accounting standards. It is possible that future accounting standards could change the current accounting treatment that we apply to our consolidated financial statements and such changes could have a material adverse effect on our financial condition and results of operations.

The failure to maintain effective and efficient information systems could adversely affect our business.

Our business is dependent upon our ability to keep pace with technological advances. Our ability to keep our systems fully integrated with those of our clients is critical to the operation of our business. Our failure to update our systems to reflect technological advancements or to protect our systems may adversely affect our relationships and ability to do business with our clients.

In addition, our business depends significantly on effective information systems, and we have many different information systems for our various businesses. We have committed and will continue to commit significant resources to develop, maintain and enhance our existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. Our failure to maintain effective and efficient information systems could have a material adverse effect on our financial condition and results of operations. If we do not maintain adequate systems, we could experience adverse consequences, including:

•	inadequate information on which to base pricing, underwriting and reserving decisions;

•	the loss of existing customers;

•	difficulty in attracting new customers;

•	customer, provider and agent disputes;

•	regulatory compliance problems, such as failure to meet prompt payment obligations;

•	litigation exposure; or

•	increases in administrative expenses.

If we are unable to maintain the availability of our systems and safeguard the security of our data, our ability to conduct business will likely be compromised, which may have a material adverse effect on our financial condition, results of operations and cash flows.

We use computer systems to store and retrieve, evaluate and use customer and company data and information. Additionally, our computer and information technology systems interface with and rely upon third-party systems. Our business is highly dependent on our ability, and the ability of our affiliates, to access these systems to perform necessary business functions. This includes providing insurance quotes, processing premium payments, providing customer support, filing and paying claims and making changes to existing policies. Systems outages or outright failures would compromise our ability to perform these functions in a timely manner. This could hurt our relationships with our business partners and customers and harm our ability to conduct business. In the event of a disaster such as a blackout, a computer virus, an industrial accident, a natural catastrophe, a terrorist attack or war, our systems may not be available to our employees, customers or business partners for an extended period of time. If our employees are able to report to work, yet our systems or our data are destroyed or disabled, they may be unable to perform their duties for an extended period of time. Our systems could also be subject to similar disruptions due to physical and electronic break-ins or other types of unauthorized tampering with our systems. This may interrupt our business operations and may have a material adverse effect on our financial condition, results of operations and cash flows.

Failure to protect our clients’ confidential information and privacy could adversely affect our business.

A number of our businesses are subject to privacy regulations and to confidentiality obligations. For example, the collection and use of patient data in our Group segment is the subject of national and state legislation, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and certain of the activities conducted by our businesses are subject to the privacy regulations of the Gramm-Leach-Bliley Act. We also have contractual obligations to protect certain confidential information we obtain from our existing vendors and clients. These obligations generally include protecting such confidential information in the same manner and to the same extent as we protect our own confidential information. The actions we take to protect such confidential information vary by business segment and may include among other things:

•	training and educating our employees regarding our obligations relating to confidential information;

•	actively monitoring our record retention plans and any changes in state or federal privacy and compliance requirements;

•	drafting appropriate contractual provisions into any contract that raises proprietary and confidentiality issues;

•	maintaining secure storage facilities for tangible records; and

•	limiting access to electronic information.

In addition, we must develop, implement and maintain a comprehensive written information security program with appropriate administrative, technical and physical safeguards to protect such confidential information. If we do not properly comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory sanctions, such as penalties, fines and loss of license, as well as loss of reputation and possible litigation.

Our business could be interrupted or compromised if we experience difficulties arising from outsourcing relationships.

We outsource certain technology and business functions to third parties, including a significant portion of our information technology function, and expect to continue to do so in the future. If we do not maintain an effective outsourcing strategy or third-party providers do not perform as contracted, we may experience operational difficulties, increased costs and a loss of business that could have a material adverse effect on our consolidated results of operations.

Risks Related to Our Industry

Our industry is highly regulated and changes in regulations affecting our businesses may reduce our profitability and limit our growth.

Our insurance businesses are heavily regulated and are subject to a wide variety of laws and regulations in various jurisdictions. State insurance laws regulate most aspects of our insurance businesses and our insurance subsidiaries are regulated by the insurance departments of the various states in which they are domiciled and licensed.

State laws in the United States grant insurance regulatory authorities broad administrative powers with respect to various aspects of our insurance businesses, including:

•	licensing companies and agents to transact business;

•	calculating the value of assets to determine compliance with statutory requirements;

•	mandating certain insurance benefits;

•	regulating certain premium rates;

•	reviewing and approving policy forms;

•	regulating unfair trade and claims practices, including the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements;

•	establishing statutory capital and reserve requirements and solvency standards;

•	fixing maximum interest rates on insurance policy loans and minimum rates for guaranteed crediting rates on life insurance policies and annuity contracts;

•	requiring regular market conduct examinations;

•	approving changes in control of insurance companies;

•	restricting the payment of dividends and other transactions between affiliates; and

•	regulating the types, amounts and valuation of investments.

State insurance regulators and the National Association of Insurance Commissioners, or NAIC, regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations or in interpretations thereof, are often made for the benefit of the consumer at the expense of the insurer and thus could have an adverse effect on our business.

Currently, the U.S. federal government does not regulate directly the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed. These proposals include the “National Insurance Act,” which would allow insurance companies to choose to be regulated by a federal regulator rather than by multiple state regulators and “The State Modernization and Regulatory Transparency Act,” which would maintain state-based regulation of insurance but would affect state regulation of certain aspects of the business of insurance including rates, agent and company licensing, and market conduct examinations. We cannot predict whether these or other proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws may have on our financial condition, results of operations and cash flows.

Many of our customers and independent sales intermediaries also operate in regulated environments. Changes in the regulations that affect their operations also may affect our business relationships with them and their ability to purchase or to distribute our products.

Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance efforts and other expenses of doing business.

U.S. federal and state securities laws apply to investment products that are also securities, including variable annuities and variable life insurance policies. As a result, some of our subsidiaries and the policies and contracts they offer are subject to regulation under these federal and state securities laws. Our insurance subsidiaries’ separate accounts are registered as investment companies under the Investment Company Act of 1940. Some subsidiaries are registered as broker-dealers under the Securities Exchange Act of 1934, as amended, or Exchange Act, and are members of, and subject to, regulation by the National Association of Securities Dealers, Inc. In addition, one of our subsidiaries also is registered as an investment adviser under the Investment Advisers Act of 1940.

Securities laws and regulations are primarily intended to ensure the integrity of the financial markets and to protect investors in the securities markets or investment advisory or brokerage clients. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with those laws and regulations.

Legal and regulatory investigations and actions are increasingly common in the insurance business and may result in financial losses and harm our reputation.

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In our insurance operations, we may become subject to class actions and we are or may become subject to individual suits relating, among other things, to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits and breaches of fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time.

For example, the mutual fund and insurance industry has been the focus of increased scrutiny and class action lawsuits related to “revenue sharing” practices by mutual funds with service providers and others in offering mutual fund investments in qualified retirement plans. The lawsuits allege that service providers were involved in self-dealing and prohibited transactions under the Employee Retirement Income Security Act, or ERISA. The outcome of these lawsuits is unknown. We have not been the subject of any inquiries or lawsuits regarding these practices.

We are also subject to various regulatory inquiries, such as information requests, subpoenas, market conduct exams and books and record examinations, from state and federal regulators and other authorities which may result in fines, recommendations for corrective action or other regulatory actions.

Current or future investigations and proceedings could have an adverse effect on our business. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business. Increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal actions or precedents and industry-wide regulations or practices that could adversely affect our business.

Proposals for national health care reform could have a material adverse effect on the profitability or marketability of the health insurance products and services we sell.

In our Group segment, we sell group medical stop-loss insurance and limited benefit employee health plans to employer groups. Reform of the health care system is a topic of discussion at both the state and federal levels in the United States and by Presidential candidates from both major political parties. Proposals for change vary widely and range from reform of the existing employer-based system of insurance to a single-payer, public program. Several groups are urging consideration by Congress of a national health care plan. If any of these initiatives ultimately becomes effective, it could have a material effect on the profitability or marketability of the health insurance products and services we sell and on our financial condition, results of operations and cash flows.

Medical advances, such as genetic research and diagnostic imaging, and related legislation could adversely affect the financial performance of our life insurance and annuities businesses.

Genetic research includes procedures focused on identifying key genes that render an individual predisposed to specific diseases such as particular types of cancer and other diseases. Other medical advances, such as diagnostic imaging technologies, may be used to detect the early onset of diseases such as cancer and cardiovascular disease. We believe that if individuals learn through medical advances that they are predisposed to particular conditions that may reduce life longevity or require long-term care, they will be more likely to purchase our life insurance policies or not to permit existing polices to lapse. In contrast, if individuals learn that they lack the genetic predisposition to develop the conditions that reduce longevity, they will be less likely to purchase our life insurance products but more likely to purchase certain annuity products. In addition, such individuals that are existing policyholders will be more likely to permit their policies to lapse.

If we were to gain access to the same genetic or medical information as our prospective policyholders and contractholders, then we would be able to take this information into account in pricing our life insurance policies and annuity contracts. However, there are a number of regulatory proposals that would make genetic and other medical information confidential and unavailable to insurance companies. Legislation that would prohibit group health plans, health insurers and employers from making enrollment decisions or adjusting premiums on the basis of genetic testing information has been introduced in Congress as well as in certain state legislatures. If these regulatory proposals were enacted, prospective policyholders and contractholders would only disclose this information if they chose to do so voluntarily. These factors could lead us to reduce sales of products affected by these regulatory proposals and could result in a deterioration of the risk profile of our portfolio, which could lead to payments to our policyholders and contractholders that are higher than currently anticipated.

Medical advances also could lead to new forms of preventive care. Preventive care could extend the life and improve the overall health of individuals. If this were to occur, the duration of payments under certain of our annuity products likely would increase, thereby reducing net earnings in that business.

Changes in tax laws could make some of our products less attractive to consumers and as a result have an adverse effect on our business.

Changes in tax laws could make some of our products less attractive to consumers. For example, in November 2004, the Treasury Department and the Internal Revenue Service, or IRS, issued proposed regulations relating to Section 403(b) plans that will impact the 403(b) marketplace, including tax sheltered annuities. While the terms of the proposed regulations are not final and the impact of the new regulations is uncertain, it is likely that employers offering Section 403(b) plans will be required to change how their plans operate. Those changes may include re-evaluation of their plan investment offerings, including annuities currently offered by us in those plans.

Furthermore, the federal estate tax, which has undergone a gradual repeal since 2001 that will continue to be phased in through 2010, is scheduled to revert to pre-2001 law as of January 1, 2011. The repeal of and continuing uncertainty regarding the federal estate tax may adversely affect sales and surrenders of some of our estate planning products. In addition, from time to time, legislation is proposed to eliminate the tax deferred nature of certain non-qualified annuities.

Any such legislation or changes to existing legislation could have a material adverse effect on our financial condition and results of operations. We cannot predict whether any such legislation or changes will be enacted, what the specific terms will be or how, if at all, they would have an adverse effect on our business.

We may need additional capital in the future, which may not be available to us on favorable terms. Raising additional capital could dilute your ownership in the Company and may cause the market price of our common shares to fall.

We may need to raise additional funds through public or private debt or equity financings in order to:

•	fund liquidity needs;

•	refinance our senior notes;

•	satisfy letter of credit or guarantee bond requirements that may be imposed by our clients or by regulators;

•	acquire new businesses or invest in existing businesses;

•	expand our business into new regions; or

•	otherwise respond to competitive pressures.

Any additional capital raised through the sale of equity will dilute your ownership percentage in our company and may decrease the market price of our common shares. Furthermore, the securities may have rights, preferences and privileges that are senior or otherwise superior to those of our common shares. Any additional financing we may need may not be available on terms favorable to us.

Failures elsewhere in the insurance industry could obligate us to pay assessments through guaranty associations.

When an insurance company becomes insolvent, guaranty associations in each of the 50 states levy assessments upon all companies licensed to write insurance in the relevant lines of business in that state, and use the proceeds to pay claims of policyholder residents of that state, up to the state-specific limit of coverage. The total amount of the assessment is based on the number of insured residents in each state, and each company’s assessment is based on its proportionate share of premium volume in the relevant lines of business and could have an adverse effect on our results of operations. The failure of a large life, health or annuity insurer could trigger guaranty association assessments which we would be obligated to pay.

Risks Relating to this Offering and Ownership of Our Common Stock

As a holding company, Symetra Financial Corporation depends on the ability of its subsidiaries to transfer funds to it to meet its obligations and pay dividends.

Symetra Financial Corporation is a holding company for its insurance and financial subsidiaries with no significant operations of its own. Its principal sources of cash to meet its obligations and to pay dividends consist of dividends from its subsidiaries and permitted payments under tax sharing agreements with its subsidiaries. State insurance regulatory authorities limit the payment of dividends by insurance subsidiaries. In addition, competitive pressures generally require our insurance subsidiaries to maintain financial strength ratings, which are partly based on maintaining certain levels of capital. These restrictions and other regulatory requirements, such as minimum required risk-based capital ratios, affect the ability of our insurance subsidiaries to make dividend payments. Limits on the ability of the insurance subsidiaries to pay dividends could adversely affect our liquidity, including our ability to pay dividends to stockholders and service our debt.

There are a number of other factors that could affect our ability to pay dividends, including the following:

•	lack of availability of cash to pay dividends due to changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	unexpected or increased operating or other expenses or changes in the timing thereof;

•	restrictions under Delaware law or other applicable law on the amount of dividends that we may pay;

•	a decision by our board of directors to modify or revoke its policy to pay dividends; and

•	the other risks described under “Risk Factors.”

The failure to maintain or pay dividends could adversely affect the trading price of our shares.

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which an active trading market with adequate liquidity will develop. If an active trading market does not develop, you may have difficulty selling any of our common stock that you purchase and the value of your shares may be impaired.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

As a public company, we will become subject to additional financial and other reporting and corporate governance requirements.

We have historically operated our business as a private company. After this offering, we will become obligated to file with the Securities and Exchange Commission, or SEC, annual and quarterly information and other reports that are specified in Section 13 of the Exchange Act. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We will also become subject to other reporting and corporate governance requirements, including the requirements of the NYSE and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will be required to:

•	prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

•	create or expand the roles and duties of our board of directors and committees of the board;

•	institute more comprehensive financial reporting and disclosure compliance functions;

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to disclosure controls and procedures; and

•	comply with the Sarbanes-Oxley Act of 2002, in particular Section 404.

These changes will require a significant commitment of additional expense and other resources. We may not be successful in implementing these requirements and implementing them could adversely affect our business or operating results. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired.

Significant stockholders may be able to influence the direction of our business.

Upon completion of this offering, our principal stockholders, affiliates of White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc., will continue to own approximately     % of our outstanding shares of common stock. If they chose to act together on matters that are brought to stockholders for their vote, they would continue to have the collective ability to significantly influence all matters requiring stockholder approval, including the nomination and election of directors and the determination of the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including amendments to our certificate of incorporation, potential mergers or acquisitions, asset sales and other significant corporate transactions. The interests of our principal stockholders may not coincide with the interests of the other holders of our common stock.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

As a privately-held company, we have not been required to maintain internal control over financial reporting in a manner that meets the standards of publicly-traded companies required by Section 404 of the Sarbanes-Oxley Act, standards that we will be required to meet in the course of preparing our financial statements as of and for the year ended December 31, 2008. We do not currently have comprehensive documentation of our internal controls, nor do we document or test our compliance with these controls on a periodic basis in accordance with Section 404 of the Sarbanes-Oxley Act. Furthermore, we have not tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time.

If, as a public company, we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to attest to the adequacy of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules and may breach the covenants under our revolving credit facilities and our senior notes. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in our financial statements is also likely to suffer if our independent registered public accounting firm reports a material weakness in our internal control over financial reporting.

In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

Our stock price may fluctuate significantly, and you may not be able to resell your shares at or above the initial public offering price.

The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	changes in interest rates;

•	introduction of new services or announcements of significant contracts, acquisitions or capital commitments by us or our competitors;

•	regulatory or political developments;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	additions or departures of key personnel;

•	availability of capital;

•	litigation and government investigations;

•	legislative and regulatory developments;

•	future sales of our common stock;

•	investor perceptions of us and the life insurance industry; and

•	economic conditions.

These and other factors may cause the market price of our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. Even factors that do not specifically relate to our company may materially reduce the market price of our common stock, regardless of our operating performance.

Future sales, or the perception of future sales, of a substantial amount of our common stock may depress the price of our common shares.

Future sales, or the perception of future sales, of a substantial number of shares of our common stock in the public market after this offering could have a material adverse effect on the prevailing market price of our common stock.

Upon completion of this offering, we will have           shares of common stock outstanding, or           shares if we give effect to the exercise of all outstanding warrants. All shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares that may be held or acquired by our significant stockholders, directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

In connection with this offering, we, each of our executive officers and directors and the selling stockholders will have entered into lock-up agreements that prevent the sale of shares of our common stock for up to 180 days after the date of this prospectus, subject to an extension in certain circumstances described under “Underwriting.” Following the expiration of the lock-up period, the selling stockholders will have the right, subject to certain conditions, to require us to register the sale of their remaining shares of our common stock under the Securities Act. By exercising their registration rights, and selling a large number of shares, the selling stockholders could cause the prevailing market price of our common stock to decline.

Anti-takeover provisions in our charter documents could delay or prevent a change of control of our company and may result in an entrenchment of management and diminish the value of our common stock.

Upon completion of this offering, our certificate of incorporation and bylaws will contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in management that our stockholders might deem advantageous. Specific provisions in our certificate of incorporation will include:

•	our ability to issue preferred stock with terms that the board of directors may determine, without stockholder approval;

•	a classified board of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	the absence of cumulative voting in the election of directors; and

•	limitations on convening stockholder meetings.

These provisions in our certificate of incorporation and bylaws may frustrate attempts to effect a takeover transaction that is in the best interests of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

Applicable insurance laws may make it difficult to effect a change of control of our company.

Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the insurer is domiciled. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. These statutes may frustrate or delay attempts to effect a takeover transaction that would benefit our stockholders.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements that are intended to enhance the reader’s ability to assess our future financial and business performance. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” “believes,” “anticipates,” “estimates,” “intends” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. The following uncertainties, among others, may have such an impact:

•	changes in economic conditions, including changes in interest rates and the performance of financial markets, which may:

•	increase defaults on and impairments of our bond portfolio;

•	reduce sales of our variable and investment management products and the fees we receive on assets under management; and

•	increase the level of our guaranteed minimum death benefit and reserves.

•	a change in our ratings by nationally recognized ratings organizations;

•	changes in laws, regulations and taxes;

•	competitive pressures on product pricing and services, including competition by other insurance companies and financial services companies;

•	terrorist attacks and military and other actions;

•	changes in lapse rates, morbidity, mortality or unemployment rates which differ significantly from our pricing expectations, including as a result of extremely rare, severe and widespread events, such as a possible global avian flu pandemic; and

•	the relative success and timing of our business strategies.

Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs with respect to, among other things, future events and financial performance. Except as required under the federal securities laws, we do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in our common stock.

INDUSTRY AND MARKET DATA

This prospectus includes industry and government data and forecasts that we have prepared based, in part, upon industry and government data and forecasts obtained from industry and government publications and surveys. These sources include publications and data compiled by the Employee Benefit Research Institute, Kaiser Family Foundation, U.S. Census Bureau, U.S. Department of Health & Human Services Centers for Disease Control, Spectrem Group and Variable Annuity Research and Data Service. Third-party industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. For information about the selling stockholders, see “Principal and Selling Stockholders.” We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common stock at an initial rate of $      per share. The first such dividend will be declared in the      quarter of      and paid in the      quarter of     . The declaration, payment and amount of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal requirements, regulatory constraints and other factors as the board of directors deems relevant. Dividends on our common shares will also be paid to holders of our outstanding warrants.

We are a holding company with no significant business operations of our own. All of our business operations are conducted through our subsidiaries. Dividends and loans from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness, fund operations and pay dividends. Accordingly, our ability to pay dividends to our stockholders will depend on the earnings and distributions of funds from our subsidiaries. See “Risk Factors — As a holding company, Symetra Financial Corporation depends on the ability of its subsidiaries to transfer funds to it to meet its obligations and pay dividends.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2007. You should read this table in conjunction with our consolidated financial statements and related notes and the information provided under the captions “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

As of
(In Millions)	March 31, 2007

Cash and cash equivalents	$225.7

Borrowings and other obligations:
Revolving credit facilities(1)	$—
Senior notes	298.8

Total borrowings and other obligations	298.8

Stockholders’ equity:
Common stock, $0.01 par value; 15.0 million shares authorized, 10.6 million shares issued and outstanding	0.1
Additional paid-in capital	1,166.3

Total paid-in capital	1,166.4
Retained earnings	214.6
Accumulated other comprehensive income, net of taxes	34.7

Total stockholders’ equity	1,415.7

Total capitalization	$1,714.5

(1)	The revolving credit facilities collectively provide for borrowings of up to $120 million. As of March 31, 2007, we had no balance outstanding under our revolving credit facilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data, except for non-GAAP financial measures, as of and for the three months ended and as of March 31, 2007 and 2006 and March 31, 2007 and 2006 have been derived from our unaudited interim historical consolidated financial statements, which have been prepared on a basis consistent with our annual consolidated financial statements, included in this prospectus. In the opinion of management, such unaudited financial data, except for non-GAAP financial measures, reflects all historical and recurring adjustments necessary for a fair presentation of the results for these periods. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year or any future period. The selected historical consolidated financial data, except for non-GAAP financial measures, as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, and for the period from August 2, 2004 through December 31, 2004, and the period from January 1, 2004 through August 1, 2004 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected historical consolidated financial data, except for non-GAAP financial measures, presented below as of December 31, 2004 and as of and for the year ended December 31, 2003 have been derived from our audited consolidated financial statements that are not included in this prospectus. The unaudited selected historical consolidated financial data, except for non-GAAP financial measures, as of and for the year ended December 31, 2002 were derived from unaudited carve-outs of the acquired businesses from our predecessor’s audited consolidated financial statements, which are not included in this prospectus.

We do not believe the predecessor financial results for the years ended December 31, 2003 and 2002 and for the period from January 1, 2004 through August 1, 2004 are comparable to the results of our new independent company. This lack of comparability is primarily due to significant changes in our operating costs and also because of purchase accounting adjustments impacting net investment income, policyholder benefits and claims, interest amortization of deferred acquisition costs, intangible assets and net realized investment gains (losses). Additionally, due to the short period from our inception as an independent company to the end of 2004, as well as the effect of transitional expense charges associated with the Acquisition, we do not consider our financial results for the period from August 2, 2004 through December 31, 2004 to be comparable to those for the years ended December 31, 2006 and 2005. This summary data should be read in conjunction with other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

						Predecessor
					Period from
					August 2	January 1
	Three Months		Year Ended		through	through	Year Ended
	Ended March 31,		December 31,		December 31,	August 1,	December 31,
	2007	2006	2006	2005	2004	2004	2003	2002
	(Unaudited)							(Unaudited)
	(In millions, except per share data)

Consolidated Income Statement Data:
Revenues:
Premiums	$133.7	$136.6	$525.7	$575.5	$263.2	$357.9	$680.5	$599.6
Net investment income	244.4	246.5	984.9	994.0	411.1	693.7	1,210.6	1,205.3
Other revenues	15.3	15.6	56.1	58.6	27.1	43.9	63.9	62.1
Net realized investment gains (losses)	13.9	4.8	1.7	14.1	7.0	34.9	(9.6)	(152.3)

Total revenues	407.3	403.5	1,568.4	1,642.2	708.4	1,130.4	1,945.4	1,714.7
Benefits and Expenses:
Policyholder benefits and claims	66.8	84.2	264.3	327.4	127.5	223.6	381.9	341.7
Interest credited	185.0	192.1	765.9	810.9	360.2	556.4	990.8	968.7

						Predecessor
					Period from
					August 2	January 1
	Three Months		Year Ended		through	through	Year Ended
	Ended March 31,		December 31,		December 31,	August 1,	December 31,
	2007	2006	2006	2005	2004	2004	2003	2002
	(Unaudited)							(Unaudited)
	(In millions, except per share data)

Other underwriting and operating expenses	70.6	64.2	260.5	273.2	123.3	182.3	324.9	267.5
Fair value of warrants issued to investors	—	—	—	—	101.5	—	—	—
Interest expense	4.7	5.2	19.1	12.4	3.5	—	—	—
Amortization of deferred policy acquisition costs	4.4	3.5	14.6	11.9	1.6	34.2	51.3	40.8
Intangible asset amortization	—	—	—	—	—	4.9	8.3	8.8

Total benefits and expenses	331.5	349.2	1,324.4	1,435.8	717.6	1,001.4	1,757.2	1,627.5

Income (loss) from continuing operations before income taxes	75.8	54.3	244.0	206.4	(9.2)	129.0	188.2	87.2
Provisions for income taxes:
Current	19.2	(8.6)	92.4	22.2	21.3	0.9	42.1	58.8
Deferred	5.9	26.5	(7.9)	39.7	10.7	30.5	9.1	(30.3)

Total provision for income taxes	25.1	17.9	84.5	61.9	32.0	31.4	51.2	28.5

Income (loss) from continuing operations	50.7	36.4	159.5	144.5	(41.2)	97.6	137.0	58.7
Income (loss) from discontinued operations (net of taxes)	—	—	—	1.0	(2.4)	2.3	1.7	1.5

Net income (loss)	$50.7	$36.4	$159.5	$145.5	$(43.6)	$99.9	$138.7	$60.2

Net income per common share:(1)
Basic	$3.95	$2.84	$12.43	$11.34

Diluted	$3.95	$2.84	$12.43	$11.34

Weighted average common shares outstanding:
Basic	12.8	12.8	12.8	12.8

Diluted	12.8	12.8	12.8	12.8

Non-GAAP Financial Measures(6):
Net operating income (loss)	$45.8	$37.0	$172.1	$141.9	$(46.0)	$75.5

						Predecessor
					Period from
					August 2	January 1
	Three Months		Year Ended		through	through	Year Ended
	Ended March 31,		December 31,		December 31,	August 1,	December 31,
	2007	2006	2006	2005	2004	2004	2003	2002
	(Unaudited)							(Unaudited)
	(In millions, except per share data)

Net operating income per common share:
Basic(2)	$4.30	$3.47	$16.16	$13.33

Diluted(3)	$3.97	$3.23	$14.94	$12.45

Net operating income weighted average common shares:
Basic(2)	10.6	10.6	10.6	10.6

Diluted(3)	11.5	11.5	11.5	11.4

Reconciliation to Net Income (Loss):
Net income (loss)	$50.7	$36.4	$159.5	$145.5	$(43.6)	$99.9
Less: Net realized investment gains (net of taxes)	9.0	3.1	1.1	9.2	4.6	22.7
Add:
Net realized and unrealized investment gains (losses) on EIA options (net of taxes)	(0.3)	0.4	1.4	(2.9)	1.3	(1.7)
Net realized and unrealized investment gains on equity securities (net of taxes)	4.4	3.3	12.3	8.5	0.9	—

Net operating income (loss)	$45.8	$37.0	$172.1	$141.9	$(46.0)	$75.5

	As of March 31,	As of December 31,
	2007	2006	2005	2004	2003	2002
	(Unaudited)					(Unaudited)

Consolidated Balance Sheet Data:
Total investments	$17,189.0	$17,305.3	$18,332.8	$19,244.8	$19,197.6	$17,913.1
Total assets	19,932.1	20,114.6	20,980.1	22,182.0	22,512.0	21,393.6
Total debt	298.8	298.7	300.0	300.0	—	—
Separate account assets	1,231.3	1,233.9	1,188.8	1,228.4	1,137.4	899.2
Accumulated other comprehensive income (loss) (AOCI) (net of taxes)	34.7	(0.5)	136.6	312.9
Total stockholders’ equity	1,415.7	1,327.3	1,404.9	1,435.8	2,566.7	2,244.7
Book value per common share:
Basic(4)	$129.68	$124.69	$119.10	$105.45

Diluted(5)	$124.64	$120.49	$115.85	$104.52

U.S. Statutory Financial Information:
Statutory capital and surplus	$1,278.6	$1,266.2	$1,260.1	$1,138.4	$1,059.6	$903.4
Asset valuation reserve (AVR)	165.4	158.4	140.9	107.6	71.5	39.5

Statutory capital and surplus and AVR	$1,444.0	$1,424.6	$1,401.0	$1,246.0	$1,131.1	$942.9

(1)	Net income per common share (basic and diluted) assumes that all participating securities, including warrants have been outstanding since the beginning of the period, using the two-class method.

(2)	Basic net operating income per common share is calculated based on net operating income divided by common shares outstanding of 10,649,000.

(3)	Diluted net operating income per common share is calculated based on net operating income divided by the weighted average number of common shares and dilutive warrants, assuming the repurchase of common shares with proceeds from the exercise of warrants. Warrants are considered dilutive when the estimated stock price of the company exceeds the warrant strike price of $100.

(4)	Basic book value per common share is calculated based on total stockholders’ equity less AOCI divided by common shares outstanding of 10,649,000.

(5)	Diluted book value per common share is calculated based on total stockholders’ equity less AOCI plus the proceeds from the assumed exercise of outstanding warrants, divided by common shares and outstanding warrant shares of 12,830,120.

(6)	Management considers certain non-GAAP financial measures to be a useful supplement to than comparable GAAP measures in evaluating our financial performance and condition, including net operating income (loss) and net operating income per common share. Such measures have been reconciled to their most comparable GAAP financial measures. We believe that these non-GAAP financial measures are valuable because, by excluding certain realized capital gains and losses, many of which are driven by investment decisions and external economic developments unrelated to the insurance and underwriting aspects of the business, they reveal trends that may be otherwise obscured. For a definition of these non-GAAP measures and other metrics used in our analysis, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of non-GAAP Financial Measures.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited and unaudited historical financial statements and the accompanying notes included in this prospectus, as well as the discussion under “Selected Historical Consolidated Financial Data.” This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in or implied by any of the forward-looking statements as a result of various factors, including but not limited to those listed under “Risk Factors” and “Forward-Looking Statements.” Our fiscal year ends on December 31 of each calendar year.

Management considers certain non-GAAP financial measures to be more relevant than comparable GAAP measures in evaluating our financial performance and condition including segment pre-tax operating income, net operating income (loss) and net operating income per common share. Such measures have been reconciled to their most comparable GAAP financial measures. For a definition of these non-GAAP measures and other metrics used in our analysis, see “— Use of non-GAAP Financial Measures.”

Overview

We are a highly disciplined life insurance company focused on profitable growth in selected group health, retirement, life insurance and employee benefits markets. Our first day of operations as an independent company was August 2, 2004 when Symetra acquired a group of life insurance and investment companies from Safeco Corporation (the “Acquisition”). Our operations date back to 1957 and many of our agency and distribution relationships have been in place for decades. We are headquartered in Bellevue, Washington and employ over 1,200 people in 24 offices across the United States, serving over two million customers. As of March 31, 2007, we had total stockholders’ equity of $1.4 billion, regulatory capital of $1.4 billion and total assets of $19.9 billion. Our operating return on average equity, or ROAE, for the twelve months ended March 31, 2007 was 12.4%.

Our Operations

We conduct our business through five segments, four of which are operating:

•	Group. We offer medical stop-loss insurance, limited medical benefit plans, group life insurance, accidental death and dismemberment insurance and disability insurance mainly to employer groups of 50 to 1,000 individuals. As a result of our recent acquisition of Medical Risk Managers, Inc., we also offer MGU services.

•	Retirement Services. We offer fixed and variable deferred annuities, including tax sheltered annuities, IRAs, and group annuities to qualified retirement plans, including Section 401(k) and 457 plans. We also provide record keeping services for qualified retirement plans invested in mutual funds.

•	Income Annuities. We offer SPIAs for customers seeking a reliable source of retirement income and structured settlement annuities to fund third-party personal injury settlements.

•	Individual. We offer a wide array of term, universal and variable life insurance as well as BOLI.

•	Other. This segment consists of unallocated corporate income, composed primarily of investment income on unallocated surplus, unallocated corporate expenses, interest expense on debt, the results of small, non-insurance businesses that are managed outside of our operating segments and inter-segment elimination entries.

Revenues and Expenses

We earn revenues and generate cash primarily from premiums earned on group life and health and individual insurance products, cost of insurance, or COI, charges primarily from our universal life and BOLI products, net investment income, net realized investment gains and other revenues. Other revenues include mortality and expense, surrender, and other administrative charges, revenues from our non-insurance businesses and revenues from fee arrangements with our reinsurance partners.

Each operating segment maintains its own portfolio of invested assets. The realized gains (losses) incurred are reported in the segment in which they occur. The unallocated portion of net investment income is reported in the Other segment.

Our primary expenses include interest credited, benefits and claims and general business and operating expenses, including commissions. We allocate corporate expenses to each of our operating segments using multiple factors which include headcount, allocated capital, account values and time study results.

Critical Accounting Policies and Estimates and Recently Issued Accounting Standards

The accounting policies discussed in this section are those that we consider to be particularly critical to an understanding of our financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results. For all of these policies, we caution that future events rarely develop exactly as forecast, and our management’s best estimates may require adjustment. For a discussion of recently adopted and not yet adopted accounting standards, see note 2, “Summary of Significant Accounting Policies,” from the notes to our consolidated financial statements included in this prospectus.

Other-Than-Temporary Impairments

We analyze investments that meet our impairment criteria to determine whether the decline in value is other-than-temporary. The impairment review involves the finance investment management team, as well as the portfolio asset manager. To make this determination for each security, we consider both quantitative and qualitative criteria including:

•	how long and by how much the fair value has been below cost or amortized cost;

•	the financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings potential, or compliance with terms and covenants of the security;

•	our intent and ability to keep the security long enough for it to recover its value;

•	any downgrades of the security by a rating agency; and

•	any reduction or elimination of dividends or nonpayment of scheduled interest payments.

Based on the analysis, we make a judgment as to whether the loss is other-than-temporary. If the loss is other-than-temporary, we record an impairment charge within net realized investment gains (losses) in our consolidated statements of operations in the period that we make the determination. Our impairment policy may result in an other-than-temporary impairment charge recorded for a security that has no credit default or credit issues if we do not have the intent or ability to hold an impaired security long enough to recover its value. This situation can exist as a result of certain portfolio management or cash management strategies. Accordingly, we categorize impairments as either credit related or other. If we determine that we are not likely to receive interest or principal amounts based upon the expectations of the security or due in accordance with the contractual terms of the security, the impairment is characterized as credit related. We may also characterize an impairment as credit related if substantially all of the decrease in security value is related to issuer credit spreads widening. The other-than-temporary impairments categorized as other are primarily related to securities that have declined in value and for which we are uncertain of our intent and ability to retain the investment for a period of time to allow recovery to book value.

Deferred Policy Acquisition Costs

We defer as assets certain costs, generally commissions, distribution costs and other underwriting costs that vary with, and are primarily related to, the production of new and renewal business. We limit our deferral to acquisition expenses assumed in our product pricing assumptions. We amortize acquisition costs for deferred and immediate annuity contracts and universal life insurance policies over the lives of the contracts or policies in proportion to the future estimated gross profits, or EGPs, of each of these product lines. In this estimation process, we make assumptions as to surrender rates, mortality experience, maintenance expense, and investment performance. Actual profits can vary from the estimates and can thereby result in increases or decreases to DAC, or DAC amortization rates. The DAC balance on the date of our acquisition, August 2, 2004 was reset to zero in accordance with purchase accounting. See “— Our Historical Financial Information and Purchase Accounting.” The DAC balance is expected to grow as we continue to write new business.

The following table summarizes our DAC balances by segment:

	As of
	March 31,	As of December 31,
	2007	2006	2005
	(Unaudited)
	(Dollars in Millions)

Group	$3.2	$4.0	$5.3
Retirement Services	60.2	54.5	25.5
Income Annuities	7.6	6.8	4.3
Individual	26.1	22.9	13.9

Total	$97.1	$88.2	$49.0

The DAC amortization period for group medical stop-loss policies in our Group segment is one year as these policies are re-priced on an annual basis.

The DAC amortization period is typically 20 years for the deferred annuities in our Retirement Services segment. Although the period extends for 20 years, most of the DAC amortization occurs within the first 10 years because the EGPs are highest during that period. It is common for deferred annuity policies to lapse after the surrender charge period expires.

In our Income Annuities segment, the DAC amortization period for SPIAs, including structured settlement annuities, is the benefit payment period, which ranges from 5 to 100 years.

In our Individual segment, the DAC amortization period for term life insurance policies is the premium paying period, which ranges from 10 to 30 years. The DAC related to universal life policies are amortized over 25 years and variable life policies are amortized over 20 years.

For interest-sensitive products, variable annuities and variable life insurance, we regularly evaluate our assumptions. The most significant assumptions that impact the EGPs include lapse and withdrawal rates, interest margins, mortality, and future equity market performance. Changes in our assumptions can have a significant impact on DAC amortization. In the event actual experience differs from our assumptions or our future assumptions are revised, we adjust our EGPs, which could result in a significant increase in amortization expense.

The DAC asset related to deferred annuities and universal life products is adjusted to reflect the impact to EGPs of net unrealized investment gains (losses) on securities as if they had been realized as of the balance sheet date. We include the impact of this adjustment, net of tax, in other comprehensive income, or OCI.

We conduct regular DAC recoverability analyses. We compare the current DAC balance with the estimated present value of future profitability of the underlying business. The DAC balances are considered recoverable if the present value of future profits is greater than the current DAC balance.

Funds Held Under Deposit Contracts

Liabilities for fixed deferred annuity contracts, guaranteed investment contracts, and universal life policies, including BOLI, are computed as deposits net of withdrawals made by the policyholder, plus amounts credited based on contract specifications, less contract fees and charges assessed, plus any additional interest.

The unamortized purchase accounting reserve is also included in this balance. See “— Our Historical Financial Information and Purchase Accounting.”

For SPIAs, including structured settlements, liabilities are based on discounted amounts of estimated future benefits. Contingent future benefits are discounted with best-estimate mortality assumptions, which include provisions for longer life spans over time. The interest rate pattern used to calculate the reserves for SPIAs is set at issue for policies issued subsequent to the Acquisition or based upon prevailing market interest rates on August 2, 2004 for policies in existence on the Acquisition date. The interest rates within the pattern vary over time and start with interest rates that prevailed at contract issue or on the Acquisition date. As of March 31, 2007, the weighted average implied interest rate on the existing book of business is currently at 5.9% and will grade to an ultimate assumed level of 6.7% in approximately 20 years.

Future Policy Benefits

We compute liabilities for future policy benefits under traditional individual life and group life insurance policies on the level premium method, which uses a level premium assumption to fund reserves. We select the level of premiums at issuance so that the actuarial present value of future benefits equals the actuarial present value of future premiums. We set the interest, mortality and persistency assumptions in the year of issue and include provisions for adverse deviations. These liabilities are contingent upon the death of the insured while the policy is in force. We derive mortality assumptions from both company-specific and industry statistics. We discount future benefits at interest rates that vary by year of policy issue, are graded to the statutory valuation interest rate over time, and range from 4.0% to 6.0%.

Policy and Contract Claims

Liabilities for policy and contract claims primarily represent liabilities for claims under group medical coverages and are established on the basis of reported losses. We also provide for claims incurred but not reported, or IBNR, based on expected loss ratios, claims paying completion patterns and historical experience. We continually review estimates for reported but unpaid claims and IBNR. Any necessary adjustments are reflected in current operating results.

Use of non-GAAP Financial Measures

Certain tables in this prospectus include non-GAAP financial measures. We believe these measures to provide more useful information than comparable GAAP measures in evaluating our financial performance and condition. In the following paragraphs, we provide a definition of these non-GAAP measures.

Definition of non-GAAP measures

Net operating income (loss)

Net operating income is our net income (loss) less after-tax net realized investment gains (losses), plus after-tax net realized and unrealized investment gains (losses) on the EIA options in our Retirement Services segment, plus after-tax net realized and unrealized investment gains (losses) on equity securities held in our Income Annuities segment. This measure is used by management to assess the total company operating results including the results of our EIA hedge program in Retirement Services and the impact of realized and unrealized investment gains (losses) on our equity portfolio in our Income Annuities segment (as described in segment pre-tax operating income). Net income (loss) is the most directly comparable GAAP measure. This measure should not be considered a substitute for net income.

Net operating income per common share

Net operating income per common share is calculated based on the non-GAAP financial measure net operating income divided by the weighted average number of common shares and dilutive warrants assuming repurchase of common shares with proceeds from the assumed exercise of warrants. Warrants are considered dilutive when the estimated stock price of the company exceeds the strike price of the warrants. We believe this non-GAAP financial measure presents a useful measure for analyzing our profitability on a per share basis.

Segment pre-tax operating income

We use the non-GAAP financial measure segment pre-tax operating income as an important measure of our operating performance. We believe that this measure provides investors with a valuable measure of the performance of our ongoing businesses because it reveals trends that may be obscured by the effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments for which the nature and timing are unrelated to the insurance and underwriting aspects of our business. Accordingly, segment pre-tax operating income excludes the effect of most realized gains and losses. For segment pre-tax operating income, segment pre-tax income is the most directly comparable GAAP measure. Segment pre-tax operating income should not be considered as a substitute for segment pre-tax income.

When evaluating our Retirement Services segment operating results, we consider the impact of our hedging program related to our EIA products. This program consists of buying S&P 500 Index call options. Although we use index options to hedge the equity return component of our EIA products, the options do not qualify as hedge instruments or for hedge accounting treatment. These assets are recorded at fair value as free-standing derivative assets with the mark-to-market gains or losses to record the options at fair value recognized in net realized investment gains (losses). The realized gain or loss on the options is also recorded in net investment realized gains (losses). Since the interest incurred on these EIA products is included as a component of interest credited in our statement of operations, we believe it is more meaningful to evaluate results inclusive of the results of the hedge program. Accordingly, segment pre-tax operating income in our Retirement Services segment excludes all realized investments gains (losses), except for realized and unrealized investment gains or (losses) from our options related to our EIA hedging program.

For our Income Annuities segment, we evaluate the results of operations including the impact of both realized and unrealized investment gains (losses) on our equity portfolio because we believe that equities are an effective investment to fund the long duration benefit payments in our structured settlements and SPIA policies. The majority of our investment returns on the equities in our Income Annuities investment portfolio are recorded in net realized investment gains (losses) on our statement of operations and through changes in unrealized gains (losses) as a component of other comprehensive income. Since the interest incurred on the long duration benefit payments is recorded as a component of interest credited, we believe it is more meaningful to evaluate the results inclusive of our equity investment program. Accordingly, segment pre-tax operating income in our Income Annuities segment excludes all realized investment gains (losses), except for realized and unrealized investment gains (losses) arising from our equity investment program held in this segment.

Our Historical Financial Information and Purchase Accounting

On August 2, 2004, we completed the Acquisition. The Acquisition was accounted for using the purchase method under the Financial Accounting Standards Board’s Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations. Under SFAS No. 141, the purchase price is allocated to the estimated fair value of the tangible and identifiable assets acquired less liabilities assumed at the date of acquisition. In conjunction with the purchase accounting for the Acquisition we were required to adjust our consolidated balance sheet to fair value. This resulted in the following:

•	the book values of our invested assets were increased by $1.0 billion to reset the book value to fair value, based on the prevailing market rate on August 2, 2004. The prevailing market interest rates were relatively low at the time of the Acquisition, which resulted in a significant increase in the book value of our invested assets. We recorded a PGAAP adjustment representing the difference between book value and the fair value of our invested assets. The difference between this updated book value and the par value of our invested assets is amortized against investment income over the expected life of the invested assets resulting in a lower earned yield;

•	our funds held under deposit contracts, which our invested assets support, were increased to reflect the lower market interest rates compared to interest rates originally used to determine policy pricing and reserving. As a result, our reserves related to fixed deferred annuities, structured settlements, immediate annuities and BOLI products were increased by $1.2 billion;

•	our deferred policy acquisition costs, goodwill and intangible asset balances at August 2, 2004 were reset to zero. The purchase accounting resulted in minimal intangibles and no goodwill; and

•	all other assets and liabilities were recorded at fair value on August 2, 2004.

The impact of purchase accounting on operating performance for periods subsequent to the Acquisition resulted in a decrease to investment income and a decrease to policyholder benefits and interest credited. In our Retirement Services and Individual segments, a purchase accounting reserve, or PGAAP reserve, was established related to the fair value adjustment for our deferred annuities and BOLI policies. This PGAAP reserve is amortized as a reduction to policyholder benefits according to the pattern of profitability of the book of business of policies in force at the date of the Acquisition. This profitability is determined based on assumptions regarding the present value of estimated future gross profits related to the policies in force on August 2, 2004. In this estimation process, we made assumptions as to lapse rates, mortality rates, maintenance expenses, COI charges, credited interest rates, and investment performance. This pattern resulted in higher PGAAP reserve amortization in the years immediately following the Acquisition. Actual profits can vary from the estimates and can thereby result in increases or decreases to the PGAAP reserve amortization rate.

The purchase accounting adjustment associated with our immediate annuity book of business was recorded in our income annuities reserve model by updating the mortality assumptions and the interest rate pattern used for discounting future benefit payments. This adjustment resulted in a decrease in interest credited in the years subsequent to the Acquisition.

As a result of the Acquisition and resulting purchase accounting adjustments, the results of operations for periods prior to August 2, 2004 are not comparable to periods subsequent to that date. Our 2004 results discussed below represent the mathematical addition of the historical results for (i) the predecessor period from January 1, 2004 through August 1, 2004 and (ii) the successor period from August 2, 2004 through December 31, 2004. This approach is not consistent with U.S. GAAP and yields results that are not comparable on a period-to-period basis. However, we believe it is a meaningful way to compare our operating results for 2004 to our operating results for 2005 because it would not be meaningful to discuss the partial period from January 1, 2004 through August 1, 2004 (Predecessor) separately from the period from August 2, 2004 through December 31, 2004. The following table provides a summary of the combination of the audited consolidated statements of operations for the periods January 1, 2004 through August 1, 2004 and August 2, 2004 through December 31, 2004 to the Combined 2004 (non-GAAP), results:

	Predecessor
	Period From	Period From
	January 1,	August 2,
	2004	2004
	through	through	Combined
	August 1,	December 31,	2004
	2004	2004	(non-GAAP)
	(Dollars in millions)

Revenues:
Premiums	$357.9	$263.2	$621.1
Net investment income	693.7	411.1	1,104.8
Other revenues	43.9	27.1	71.0
Net realized investment gains	34.9	7.0	41.9

Total revenues	1,130.4	708.4	1,838.8

	Predecessor
	Period From	Period From
	January 1,	August 2,
	2004	2004
	through	through	Combined
	August 1,	December 31,	2004
	2004	2004	(non-GAAP)
	(Dollars in millions)

Benefits and Expenses:
Policyholder benefits and claims	223.6	127.5	351.1
Interest credited	556.4	360.2	916.6
Other underwriting and operating expenses	182.3	123.3	305.6
Fair value of warrants issued to investors	—	101.5	101.5
Interest expense	—	3.5	3.5
Amortization of deferred policy acquisition costs	34.2	1.6	35.8
Intangible asset amortization	4.9	—	4.9

Total benefits and expenses	1,001.4	717.6	1,719.0

Income (loss) from continuing operations before income taxes	129.0	(9.2)	119.8
Provisions for income taxes:
Current	0.9	21.3	22.2
Deferred	30.5	10.7	41.2

Total provision for income taxes	31.4	32.0	63.4

Income (loss) from continuing operations	97.6	(41.2)	56.4
Income (loss) from discontinued operations (net of taxes)	2.3	(2.4)	(0.1)

Net income (loss)	$99.9	$(43.6)	$56.3

Non-GAAP Financial Measures:
Net operating income (loss)	$75.5	$(46.0)	$29.5

Reconciliation to Net Income (Loss):
Net income (loss)	$99.9	$(43.6)	$56.3
Less: Net realized investment gains (net of taxes)	22.7	4.6	27.3
Add:
Net realized and unrealized investment gains (losses) on EIA options (net of taxes)	(1.7)	1.3	(0.4)
Net realized and unrealized investment gains on equity securities (net of taxes)	—	0.9	0.9

Net operating income (loss)	$75.5	$(46.0)	$29.5

The consolidated statements of operations for the Combined 2004 (non-GAAP) period include allocations of certain expenses from Safeco Corporation. Safeco Corporation and its affiliates provided us with personnel, property and facilities in carrying out certain of its corporate functions. These expenses included charges for corporate overhead, data processing systems, payroll and other miscellaneous charges. The allocations were made using relative percentages, as compared to Safeco Corporation’s other businesses, of headcount or time studies or on a specifically identifiable basis such as actual usage, or other reasonable methods. Safeco Corporation charged us expenses of $25.2 million for the seven months ended August 1, 2004. Our comparable expenses as a separate, stand alone company have been lower than the amounts reflected in the Combined 2004 (non-GAAP) statement of operations.

In addition to our four operating segments and our Other segment, during the year ended December 31, 2005 and prior, our historical financial statements also include the results of Symetra Asset Management Company and the majority of the business of Symetra Services Corporation which are presented in our historical financial statements as discontinued operations. For more information, see note 15, “Discontinued Operations,” in the notes to our consolidated financial statements included in this prospectus. These discontinued operations are not included in the discussions under “— Results of Operations” section due to their immateriality and lack of impact on future operating results.

The historical financial information included in this offering has been derived from our financial statements, which have been prepared as if Symetra had been in existence throughout all periods shown. The discussions that appear under “— Results of Operations” encompass our results of operations and financial condition for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005 and Combined 2004 (non-GAAP).

Results of Operations

Total Company

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this report. Set forth below is a summary of our consolidated financial results for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005 and Combined 2004 (non-GAAP):

			Year Ended December 31,
	Three Months Ended				Combined
	March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions, except per share data)

Revenues:
Premiums	$133.7	$136.6	$525.7	$575.5	$621.1
Net investment income	244.4	246.5	984.9	994.0	1,104.8
Other revenues	15.3	15.6	56.1	58.6	71.0
Net realized investment gains	13.9	4.8	1.7	14.1	41.9

Total revenues	407.3	403.5	1,568.4	1,642.2	1,838.8
Benefits and Expenses:
Policyholder benefits and claims	66.8	84.2	264.3	327.4	351.1
Interest credited	185.0	192.1	765.9	810.9	916.6
Other underwriting and operating expenses	70.6	64.2	260.5	273.2	305.6
Fair value of warrants issued to investors	—	—	—	—	101.5
Interest expense	4.7	5.2	19.1	12.4	3.5
Amortization of deferred policy acquisition costs	4.4	3.5	14.6	11.9	35.8
Intangible asset amortization	—	—	—	—	4.9

Total benefits and expenses	331.5	349.2	1,324.4	1,435.8	1,719.0

Income from continuing operations before income taxes	75.8	54.3	244.0	206.4	119.8
Provisions for income taxes
Current	19.2	(8.6)	92.4	22.2	22.2
Deferred	5.9	26.5	(7.9)	39.7	41.2

Total provision for income taxes	25.1	17.9	84.5	61.9	63.4

Income from continuing operations	50.7	36.4	159.5	144.5	56.4
Income (loss) from discontinued operations (net of taxes)	—	—	—	1.0	(0.1)

Net income	$50.7	$36.4	$159.5	$145.5	$56.3

Net income per common share(1):
Basic	$3.95	$2.84	$12.43	$11.34

Diluted	$3.95	$2.84	$12.43	$11.34

			Year Ended December 31,
	Three Months Ended				Combined
	March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions, except per share data)

Weighted average common shares outstanding:
Basic	12.8	12.8	12.8	12.8

Diluted	12.8	12.8	12.8	12.8

Non-GAAP Financial Measures:
Net operating income	$45.8	$37.0	$172.1	$141.9	$29.5

Net operating income per common share:
Basic(2)	$4.30	$3.47	$16.16	$13.33

Diluted(3)	$3.97	$3.23	$14.94	$12.45

Net operating income weighted average common shares:
Basic(2)	10.6	10.6	10.6	10.6

Diluted(3)	11.5	11.5	11.5	11.4

Reconciliation to Net Income:
Net income	$50.7	$36.4	$159.5	$145.5	$56.3
Less: Net realized investment gains (net of taxes)	9.0	3.1	1.1	9.2	27.3
Add:
Net realized and unrealized investment gains (losses) on EIA options (net of taxes)	(0.3)	0.4	1.4	(2.9)	(0.4)
Net realized and unrealized investment gains on equity securities (net of taxes)	4.4	3.3	12.3	8.5	0.9

Net operating income	$45.8	$37.0	$172.1	$141.9	$29.5

(1)	Net income per common share (basic and diluted) assumes that all participating securities including warrants have been outstanding since the beginning of the period, using the two-class method.

(2)	Basic net operating income per common share is calculated based on net operating income divided by common shares outstanding of 10,649,000.

(3)	Diluted net operating income per common share is calculated based on net operating income divided by the weighted average number of common shares and dilutive warrants, assuming repurchase of common shares with proceeds from the exercise of warrants. Warrants are considered dilutive when the estimated stock price of the company exceeds the warrant strike price of $100.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Summary of results.  Net income increased by $14.3 million, or 39.3%, to $50.7 million from $36.4 million. Net operating income increased $8.8 million, or 23.8%, to $45.8 million from $37.0 million. This was driven by a decrease in the loss ratio in our Group segment primarily related to medical stop-loss from 71.3% to 55.7% due to lower paid claims. This was offset by lower profitability in our Retirement Services segment due to a decrease in account value and a decrease in PGAAP reserve amortization, more fully described in “— Policyholder benefits and claims.”

Premiums.  Premiums consist primarily of revenues from our group life and health and individual life insurance products, and COI charges on our universal life insurance and BOLI polices. Premiums decreased $2.9 million, or 2.1%, to $133.7 million from $136.6 million. Premiums decreased primarily due to lower premiums in our Group segment medical stop-loss and limited benefits products of $3.1 million.

Net investment income.  Net investment income represents the income earned on our investments. Net investment income decreased $2.1 million, or 0.9% to $244.4 million from $246.5 million. Of this decrease, $9.3 million was a result of a decrease in the average invested assets to $17.5 billion from $18.2 billion, primarily in our Retirement Services segment. This decrease was partially offset by a positive rate variance of $7.1 million due to improved yields which increased to 5.58% from 5.42%. The increase in yield was primarily due to the reinvestment of funds in higher yielding securities, an increase in the yield on short-term investments and the receipt of prepayment consent fees.

Net realized investment gains.  Net investment gains consist of realized gains and losses from the sale or impairment of our investments and unrealized and realized gains from our derivatives instruments, which provide an economic hedge on our EIA book of business. Net investment gains increased $9.1 million, to $13.9 million from $4.8 million. For the three months ended March 31, 2007, gross realized gains were $21.5 million and gross realized losses were $7.6 million, including impairments of $1.9 million. For the three months ended March 31, 2006, gross realized gains were $15.3 million and gross realized losses were $10.5 million, including impairments of $4.5 million.

Policyholder benefits and claims.  Policyholder benefits and claims consist of benefits paid and reserve activity on group life and health and individual life products. In addition, we record, as a reduction of this expense, PGAAP reserve amortization related to our fixed deferred annuities and BOLI policies. The PGAAP reserve is amortized as a reduction to policyholder benefits according to our expected pattern of profitability of the book of business of policies in force on the Acquisition date. This pattern resulted in higher PGAAP reserve amortization in the years immediately following the Acquisition. Policyholder benefits and claims decreased $17.4 million, or 20.7%, to $66.8 million from $84.2 million. This decrease was primarily due to a $19.5 million reduction in our group medical stop-loss paid claims.

Interest credited.  Interest credited represents interest credited to policyholder reserves and contractholder account balances. Interest credited decreased $7.1 million, or 3.7%, to $185.0 million from $192.1 million. This decrease was primarily due to a $5.8 million decrease in interest credited in our Retirement Services segment resulting from a decrease in fixed account values, a $3.7 million decrease in interest credited in our Income Annuities segment due to mortality gains and a decrease in our income annuity book of business, offset by a $2.5 million increase in interest credited in our Individual segment related to the growth in our BOLI account values.

Other underwriting and operating expenses.  Other underwriting and operating expenses represent non-deferrable costs related to the Acquisition and ongoing maintenance of insurance and investment contracts, including commissions, policy issuance expenses and other general operating costs. Other underwriting and operating expenses increased $6.4 million, or 10.0%, to $70.6 million from $64.2 million. This increase was primarily due to an increase in employee payroll and benefit expenses.

Interest expense.  Interest expense decreased $0.5 million, or 9.6%, to $4.7 million from $5.2 million mainly due to a $1.2 million write off of capitalized debt issuance costs related to the pay down of our revolving line of credit in the first quarter of 2006. The effective interest rate excluding the write off of debt issuance costs was 6.11% and 5.36% for the three months ended March 31, 2007 and 2006, respectively.

Amortization of deferred policy acquisition costs.  Amortization of previously capitalized DAC is recorded as an expense. Amortization of DAC increased $0.9 million, or 25.7%, to $4.4 million from $3.5 million. This increase in amortization expense was due to an increase in the underlying DAC asset, which increased to $97.1 million at March 31, 2007, from $57.3 million at March 31, 2006. In connection with the Acquisition, our DAC asset was reset to zero on August 2, 2004 and has subsequently been growing as a result of sales of our insurance products. Our amortization expense is expected to increase as the underlying DAC asset increases.

Provision for income taxes.  The provision for income taxes increased $7.2 million, to $25.1 million from $17.9 million, which corresponded with the increase in pre-tax income from continuing operations.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Summary of results.  Net income increased by $14.0 million, or 9.6%, to $159.5 million from $145.5 million. Net operating income increased by $30.2 million, or 21.3%, to $172.1 million from $141.9 million, which was primarily due to a decrease in the loss ratio in our Group segment from 67.5% to 59.6% resulting from better underwriting experience. Our results also benefited from an increase in interest spreads on reserves in our Income Annuities segment and, in our Individual segment, improved mortality and an increase in our return on assets on our BOLI policies. This was offset by a decrease in segment pre-tax operating income in Retirement Services.

Premiums.  Premiums decreased $49.8 million, or 8.7%, to $525.7 million from $575.5 million. Premiums in our Group segment decreased $51.0 million, primarily due to higher lapses in our medical stop-loss business and the termination of an assumed reinsurance relationship in 2004.

Net investment income.  Net investment income decreased $9.1 million, or 0.9%, to $984.9 million from $994.0 million. Of this decrease, $36.1 million was the result of a decrease in the average invested assets to $18.0 billion from $18.7 billion, primarily in our Retirement Services segment. This decrease was partially offset by a positive rate variance of $27.0 million due to improved yields which increased to 5.48% from 5.33%. The increase in yield was primarily the result of portfolio rebalancing.

Net realized investment gains.  Net realized investment gains decreased $12.4 million, or 87.9%, to $1.7 million from $14.1 million. For 2006, gross realized gains were $55.1 million and gross realized losses were $53.4 million, including impairments of $25.7 million. For 2005, gross realized gains were $75.5 million and gross realized losses were $61.3 million, including impairments of $7.7 million.

Policyholder benefits and claims.  Policyholder benefits and claims decreased $63.1 million, or 19.3%, to $264.3 million from $327.4 million. This decrease was primarily driven by a $65.2 million decrease in our Group segment’s medical stop-loss paid claims and a $7.1 million decrease in our Individual segment’s claims and benefits, offset by a $9.2 million increase in our Retirement Services segment related to differences in the amount of PGAAP reserve amortization.

Interest credited.  Interest credited decreased $45.0 million, or 5.5%, to $765.9 million from $810.9 million. The decrease was primarily due to a $25.3 million decrease in interest credited in our Retirement Services segment related to a decrease in fixed account values and a $20.7 million decrease in interest credited in our Income Annuities segment due to a decrease in reserves as benefit payments exceeded new deposits, mortality gains and funding services activities.

Other underwriting and operating expenses.  Other underwriting and operating expenses decreased $12.7 million, or 4.6%, to $260.5 million from $273.2 million. This was primarily due to a $6.7 million decrease in operating expenses and a $7.0 million increase in DAC deferral. The decrease in operating expenses included $2.4 million related to information technology transition and $3.2 million related to distribution expense incurred in 2005.

Interest expense.  Interest expense increased $6.7 million, or 54.0%, to $19.1 million from $12.4 million, due to an increase in our average interest rate of 6.0% in 2006 from the average interest rate of 4.1% in 2005. See “— Liquidity and Capital Resources” for further information.

Amortization of deferred policy acquisition costs.  Amortization of DAC increased $2.7 million, or 22.7%, to $14.6 million from $11.9 million. This was related to an increase in the underlying DAC asset, which increased $39.2 million, or 80%, to $88.2 million from $49.0 million. In connection with the Acquisition our DAC asset was reset to zero on August 2, 2004 and has subsequently been growing as a result of sales. Our amortization expense is expected to increase as the underlying DAC asset increases.

Provision for income taxes.  The provision for income taxes increased $22.6 million, to $84.5 million from $61.9 million, which reflects an increase of the effective tax rate to 34.6% from 30.0%. In 2005, the effective tax rate of 30.0% reflects a non-recurring tax benefit for the release of a valuation allowance related to the utilization of capital loss carryforwards. In addition, the effective tax rate in 2006 of 34.6% reflects an increase due to a true-up of the permanent tax benefits related to the 2005 federal tax return as filed.

Year Ended December 31, 2005 compared to Year Ended December 31, 2004 (Combined Non-GAAP)

Summary of results.  Net income increased by $89.2 million to $145.5 million from $56.3 million. Net operating income increased by $112.4 million to $141.9 million from $29.5 million. This was primarily related to the $101.5 million charge in 2004 to record the fair value of warrants issued to investors. Net operating income in 2005, benefiting from lower other underwriting and operating expenses as a result of not incurring corporate overhead expenses from Safeco and not incurring Acquisition related expenses. In addition, amortization of deferred policy acquisition costs decreased due to the Acquisition when DAC was reset to zero. These positive factors were partially offset by an increase in the loss ratio in our Group segment from 64.0% to 67.5%.

Premiums.  Premiums decreased $45.6 million, or 7.3%, to $575.5 million from $621.1 million primarily due to decreased premiums in our Group segment which decreased $62.3 million as a result of higher lapses in our medical stop-loss business and the termination of an assumed reinsurance relationship in 2004. This was offset by an increase in our Individual segment premiums of $16.8 million due to a $14.1 million adjustment related to ceded term reinsurance.

Net investment income.  Net investment income decreased $110.8 million, or 10.0%, to $994.0 million from $1,104.8 million. This was related to the Acquisition purchase accounting which resulted in an overall reduction in investment yields for periods subsequent to the Acquisition.

Other revenues.  Other revenues decreased $12.4 million, or 17.5% to $58.6 million from $71.0 million. This was primarily due to a $4.0 million decrease in our Retirement Services segment fees related to our variable annuities. In addition, in 2004 our Individual segment recorded a $5.9 million favorable adjustment related to ceded term reinsurance expense allowances, which increased 2004 other revenue.

Net realized investment gains.  Net realized investment gains decreased $27.8 million, or 66.3%, to $14.1 million from $41.9 million. For 2005, gross realized gains were $75.5 million and gross realized losses were $61.3 million, including impairments of $7.7 million. For 2004, gross realized gains were $110.7 million and gross realized losses were $68.8 million, including impairments of $10.4 million.

Policyholder benefits and claims.  Policyholder benefits and claims decreased $23.7 million, or 6.8%, to $327.4 million from $351.1 million. This decrease was primarily due to a $24.5 million decrease in our Group segment’s reserves, which corresponds with a related decrease in premium and a $10.0 million decrease, which relates to having a full year in the Retirement Services segment’s PGAAP reserve amortization. This was offset by a $10.8 million increase in our Individual segment related to an increase in claims and an adjustment in reserves for a bonus interest feature on one of our UL products.

Interest credited.  Interest credited decreased $105.7 million, or 11.5%, to $810.9 million from $916.6 million. This decrease was due to a $53.1 million decrease in interest credited in our Retirement Services segment related to a decrease in fixed account values, a $46.4 million decrease in interest credited in our Income Annuities segment related to PGAAP and a $6.2 million decrease in interest credited in our Individual segment related to BOLI claims experience, which impacts the credited interest rate.

Other underwriting and operating expenses.  Other underwriting and operating expenses decreased $32.4 million, or 10.6%, to $273.2 million from $305.6 million. This was primarily due to a $17.8 million decrease in our Group segment’s commission and premium tax expense, corresponding to our lower sales. The 2005 other underwriting and operating expenses reflected are not comparable to 2004 during which Safeco Corporation allocated us costs for the first seven months of 2004 and charged us for transition services for the remaining five months of 2004.

Fair value of warrants issued to investors.  In connection with the Acquisition, on August 2, 2004, we issued warrant certificates to the two lead investors. The warrant holders have the option to purchase 2,181,120 shares of common stock at an exercise price of $100 per share. We recorded the $101.5 million estimated fair value of the warrants as a 2004 expense.

Interest expense.  Interest expense increased $8.9 million, to $12.4 million from $3.5 million. This increase in interest expense was related to the Acquisition. Prior to August 2, 2004, we had no debt obligations. On August 2, 2004, we borrowed $300.0 million against a revolving credit facility to purchase the life and investment companies. The increase in interest expense reflects twelve months of interest expense in 2005 compared to five months in 2004.

Amortization of deferred policy acquisition costs.  Amortization of deferred policy acquisition costs decreased $23.9 million, or 66.8%, to $11.9 million from $35.8 million. The deferred policy acquisition costs asset was reset to zero on August 2, 2004 in connection with the Acquisition resulting in lower DAC amortization in the subsequent periods. The 2004 expense includes $1.6 million of expense for the five-month period subsequent to the Acquisition.

Intangible asset amortization.  Intangible asset amortization decreased $4.9 million, or 100%, to zero from $4.9 million as a result of intangible assets being reset to zero on the acquisition date.

Provision for income taxes.  The provision for income taxes decreased $1.5 million, to $61.9 million from $63.4 million which reflects an effective tax rate decrease to 30.0% from 52.9%. The 2005 effective rate of 30.0% reflects a non-recurring tax benefit of the release of a tax valuation allowance related to the utilization of capital loss carryforward. The 2004 effective tax rate of 52.9% was significantly in excess of the statutory rate of 35.0% due to the GAAP expense associated with the issuance of the warrant certificates, of which the majority is not deductible for tax purposes. This increase in the 2004 effective rate was offset by the completion of an IRS audit cycle for tax years 1998 through 2001 and the related favorable adjustment of $8.7 million.

Group

The following table sets forth the results of operations relating to our Group segment:

			Year Ended December 31,
	Three Months				Combined
	Ended March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Revenues:
Premiums	$98.6	$101.7	$387.3	$438.3	$500.6
Net investment income	4.4	4.6	18.0	19.3	22.4
Other revenues	2.5	3.1	10.2	11.8	14.0
Net realized investment gains (losses)	(0.1)	—	(0.1)	(0.1)	0.1

Total revenues	105.4	109.4	415.4	469.3	537.1
Benefits and Expenses:
Policyholder benefits and claims	54.9	72.5	230.8	296.0	320.5
Other underwriting and operating expenses	28.1	28.0	105.7	115.3	133.1
Amortization of deferred policy acquisition costs	2.5	2.9	10.9	10.5	11.9
Intangible asset amortization	—	—	—	—	0.8

Total benefits and expenses	85.5	103.4	347.4	421.8	466.3

Segment pre-tax income	$19.9	$6.0	$68.0	$47.5	$70.8

Non-GAAP Financial Measures:
Segment pre-tax operating income	$20.0	$6.0	$68.1	$47.6	$70.7

Reconciliation to segment pre-tax income:
Segment pre-tax income	$19.9	$6.0	$68.0	$47.5	$70.8
Less: Net realized investment gains (losses)	(0.1)	—	(0.1)	(0.1)	0.1
Add:
Net realized and unrealized investment gains on EIA options	—	—	—	—	—
Net realized and unrealized investment gains on equity securities	—	—	—	—	—

Segment pre-tax operating income	$20.0	$6.0	$68.1	$47.6	$70.7

The following table sets forth unaudited selected historical operating metrics relating to our Group segment for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005 and Combined 2004 (non-GAAP):

			Year Ended December 31,
	Three Months Ended				Combined
	March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Group loss ratio(1)	55.7%	71.3%	59.6%	67.5%	64.0%
Expense ratio(2)	29.1%	27.6%	27.7%	26.4%	24.0%

Combined ratio(3)	84.8%	98.9%	87.3%	93.9%	88.0%

Medical stop-loss — loss ratio(4)	56.1%	75.4%	62.4%	69.4%	62.3%
Total sales(5)	$41.2	$30.5	$69.1	$81.9	$84.1

(1)	Group loss ratio represents policyholder benefits and claims divided by premiums earned.

(2)	Expense ratio is equal to other underwriting and operating expenses of our insurance operations and amortization of DAC divided by premiums earned.

(3)	Combined ratio is equal to the sum of the loss ratio and the expense ratio.

(4)	Medical stop-loss — loss ratio represents medical stop-loss policyholder benefits and claims divided by medical stop-loss premiums earned.

(5)	Total sales represents annualized first-year premiums for group life and health policies and represents earned premiums for our limited medical benefit policies.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Group summary of results.  Our Group segment pre-tax income increased $13.9 million to $19.9 million from $6.0 million. Segment pre-tax operating income increased $14.0 million to $20.0 million from $6.0 million. We experienced a decrease in paid claims for the three months ended March 31, 2007, compared to 2006, due to the decrease in the size of our medical stop-loss book of business. In 2006 we had an unusual amount of claims over $0.5 million that did not recur in 2007. Recently, we have experienced market conditions that favor our disciplined pricing approach, resulting in increased sales for the three months ended March 31, 2007.

Premiums.  Premiums decreased $3.1 million, or 3.0%, to $98.6 million from $101.7 million. Premiums decreased $1.5 million and $1.0 million due to a decrease in medical stop-loss premiums and sales of our limited benefits product, respectively, as a result of aggressive pricing in the industry, which has resulted in a decrease in the size of our book of business.

Policyholder benefits and claims.  Policyholder benefits and claims decreased $17.6 million, or 24.3%, to $54.9 million from $72.5 million. The decrease in paid claims for the three months ended March 31, 2007 was partially offset by reserve increases associated with new business written and renewed.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Group summary of results.  Our Group segment pre-tax income increased $20.5 million, or 43.2%, to $68.0 million from $47.5 million. Segment pre-tax operating income increased $20.5 million, or 43.1%, to $68.1 million from $47.6 million. This increase was primarily due to lower paid claims, which was reflected in the reduction of our loss ratio to 59.6% from 67.5%.

Premiums.  Premiums decreased $51.0 million, or 11.6%, to $387.3 million from $438.3 million. Premiums decreased $32.6 million due to higher lapses in our medical stop-loss business and lower new sales due to disciplined pricing in an aggressive pricing environment and $15.2 million due to the termination of an assumed reinsurance relationship at the end of 2004. Group life premiums decreased $8.2 million because we entered into a reinsurance arrangement where we cede 50% of premium and risk. Over the long run we expect this reinsurance arrangement will enable us to become more competitive in group life insurance. Partially offsetting these decreases was a $5.0 million increase related to increased sales of our limited medical benefits product.

Policyholder benefits and claims.  Policyholder benefits and claims decreased $65.2 million, or 22.0%, to $230.8 million from $296.0 million. The decrease in total benefits and claims was primarily related to a decrease in the book of business as noted in the premium line. In addition, the 2006 loss ratio decreased 7.9% from 2005 due to a decrease in paid claims. The lower total loss ratio was driven by the 2006 favorable paid claims experience and the corresponding impact on assumptions within the reserve models.

Other underwriting and operating expenses.  Other underwriting and operating expenses decreased $9.6 million, or 8.3%, to $105.7 million from $115.3 million in 2005. This decrease was due to a $7.0 million decrease in operating expenses, and a $5.0 million decrease in commission and premium tax expense, offset by decreased DAC deferrals, consistent with decreased premiums.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 (Combined Non-GAAP)

Group summary of results.  Our Group segment pre-tax income decreased $23.3 million, or 32.9%, to $47.5 million from $70.8 million. Segment pre-tax operating income decreased $23.1 million, or 32.7%, to $47.6 million from $70.7 million. This decrease was primarily due to an increase in the loss ratio to 67.5% from 64.0%. During a period of aggressive industry pricing, we have maintained a disciplined underwriting and pricing strategy for targeted returns, which has resulted in a reduction in the size of our medical stop-loss premiums written and, correspondingly, policyholder benefits and claims.

Premiums.  Premiums decreased $62.3 million, or 12.4%, to $438.3 million from $500.6 million. Premiums decreased $26.4 million due to higher lapses in our medical stop-loss business and lower new sales. We decided to forego $26.7 million in premiums due to our decision to terminate an assumed reinsurance relationship in the fourth quarter of 2004 because we were not confident in the direction of underwriting and pricing at the ceding company. We also decided to forego $14.8 million in premiums due to our decision to not renew a significant group life policy on December 31, 2004 because the employees were concentrated in a small geographic location, potentially exposing us to a significant claim in the event of a catastrophic event.

Policyholder benefits and claims.  Policyholder benefits and claims decreased $24.5 million, or 7.6%, to $296.0 million from $320.5 million. The decrease in total claims was primarily related to a declining book of business as noted in the premium line. The total loss ratio increased from 64.0% to 67.5% due to higher paid claim experience and the corresponding impact of assumptions within the reserve models. In addition, during 2004 reserves were increased mainly as a result of the integration to a single reserve methodology for acquired books of business and direct written medical-stop loss business.

Other underwriting and operating expenses.  Other underwriting and operating expenses decreased $17.8 million, or 13.4%, to $115.3 million from $133.1 million. In 2005, commission and premium tax expenses were lower consistent with lower premiums. In addition, the 2004 results include higher corporate expense allocations from Safeco Corporation and the allocation of expenses related to the Acquisition. The 2005 other underwriting and operating expenses reflected are not comparable to 2004 during which Safeco Corporation allocated us costs for the first seven months of 2004 and charged us for transition services for the remaining five months of 2004.

Amortization of deferred policy acquisition costs.  Amortization of deferred policy acquisition costs decreased $1.4 million, or 11.8%, to $10.5 million from $11.9 million. In connection with the Acquisition, our DAC asset was reset to zero on August 2, 2004. Our 2004 amortization included seven months of DAC amortization prior to the Acquisition.

Retirement Services

The following table sets forth the results of operations relating to our Retirement Services segment:

			Year Ended December 31,
	Three Months Ended				Combined
	March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Revenues:
Premiums	$—	$—	$0.1	$0.1	$0.2
Net investment income	63.0	69.8	269.8	292.8	349.2
Other revenues	6.2	6.5	22.8	23.2	27.2
Net realized investment gains (losses)	(2.9)	(4.7)	(17.0)	(17.1)	6.5

Total revenues	66.3	71.6	275.7	299.0	383.1

Benefits and Expenses:
Policyholder benefits and claims	(2.0)	(4.6)	(16.5)	(25.7)	(15.7)
Interest credited	41.4	47.2	186.2	211.5	264.6
Other underwriting and operating expenses	17.7	14.2	61.7	62.6	63.5
Amortization of deferred policy acquisition costs	1.9	0.1	1.1	0.1	16.5
Intangible asset amortization	—	—	—	—	0.8

Total benefits and expenses	59.0	56.9	232.5	248.5	329.7

Segment pre-tax income	$7.3	$14.7	$43.2	$50.5	$53.4

Non-GAAP Financial Measures:
Segment pre-tax operating income	$9.7	$20.0	$62.4	$63.2	$46.3

Reconciliation to segment pre-tax income:
Segment pre-tax income	$7.3	$14.7	$43.2	$50.5	$53.4
Less: Net realized investment gains (losses)	(2.9)	(4.7)	(17.0)	(17.1)	6.5
Add:
Net realized and unrealized investment gains (losses) on EIA options	(0.5)	0.6	2.2	(4.4)	(0.6)
Net realized and unrealized investment gains on equity securities	—	—	—	—	—

Segment pre-tax operating income	$9.7	$20.0	$62.4	$63.2	$46.3

The following table sets forth unaudited selected historical operating metrics relating to our Retirement Services segment as of, or for the three months ended March 31, 2007 and for 2006 and for the years ended December 31, 2006, 2005 and Combined 2004 (non-GAAP):

			Year Ended December 31,
	Three Months Ended				Combined
	March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Account values — Fixed annuities	$4,750.7	$5,374.9	$4,922.5	$5,580.8	$6,416.4
Account values — Variable annuities	1,111.7	1,111.1	1,115.5	1,074.5	1,114.8
PGAAP reserve balance	16.4	30.4	18.4	35.3	62.3
Interest spread on average account values(1)	1.73%	1.85%	1.76%	1.58%	1.59%
Total sales(2)	105.4	98.0	573.2	390.4	326.6

(1)	Interest spread is the difference between net investment yield earned and the credited interest rate to policyholders. The investment yield is the approximate yield on invested assets in the general account attributed to the segment. The credited interest rate is the approximate rate credited on policyholder fixed account values within the segment. Interest credited is subject to contractual terms, including minimum guarantees. Interest spread tends to move gradually over time to reflect market interest rate movements and may reflect actions by management to respond to competitive pressures and profit targets.

(2)	Total sales represent deposits for new policies.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Retirement Services summary of results.  Our Retirement Services segment pre-tax income decreased $7.4 million, or 50.3%, to $7.3 million from $14.7 million and segment pre-tax operating income decreased $10.3 million, or 51.5%, to $9.7 million from $20.0 million. The segment pre-tax operating income decreased due to a decline in account value as withdrawals exceeded new deposits, a decrease in interest spread on average account value driven by lower amortization of the PGAAP reserve, additional operating expenses related to technology projects, and losses on EIA options for the three months ended March 31, 2007 versus gains in 2006. Since the Acquisition, withdrawals have exceeded new deposits. However, we have gradually built up new sales as we have signed and launched new distribution relationships. We have been disciplined in our underlying pricing, choosing to methodically grow sales volumes while maintaining our target margins.

Net investment income.  Net investment income decreased $6.8 million, or 9.7%, to $63.0 million from $69.8 million. Of this decrease, $8.8 million was a result of a decrease in the average invested assets to $5.0 billion from $5.7 billion. This decrease was partially offset by a positive rate variance of $1.9 million due to improved yields, related to our investment portfolio rebalancing strategy which increased to 5.08% from 4.92%.

Net realized investment (losses).  Net realized investment losses decreased $1.8 million, or 38.3%, to $(2.9) million from $(4.7) million. For the three months ended March 31, 2007, gross realized gains were $1.3 million and gross realized losses were $4.2 million, including impairments of $0.7 million. For the three months ended March 31, 2006, gross realized gains were $1.5 million and gross realized losses were $6.2 million, including impairments of $3.1 million.

Policyholder benefits and claims.  Policyholder benefits and claims increased $2.6 million, or 56.5%, to $(2.0) million from $(4.6) million. This increase was primarily driven by differences in the amount of PGAAP reserve amortization. The PGAAP reserve is amortized as a reduction to policyholder benefits according to our expected pattern of profitability of the book of business of policies in force at the time of the Acquisition. This pattern resulted in higher PGAAP reserve amortization in the years immediately following the Acquisition.

Interest credited.  Interest credited decreased $5.8 million, or 12.3%, to $41.4 million from $47.2 million. This decrease was due to a decrease in fixed account values as withdrawals exceeded new deposits.

Other underwriting and operating expenses.  Other underwriting and operating expenses increased $3.5 million, or 24.6%, to $17.7 million from $14.2 million. This increase was due to an increase in Retirement Services direct expenses, primarily information technology expenses and an increase in allocated corporate expenses.

Amortization of deferred policy acquisition costs.  Amortization of deferred policy acquisition costs increased $1.8 million to $1.9 million from $0.1 million. This increase was related to an increase in the underlying DAC asset, which increased to $60.2 million from $30.6 million at March 31, 2006. In connection with the Acquisition our DAC asset was reset to zero on August 2, 2004 and has subsequently been growing as a result of sales of our insurance products. Our amortization expense is expected to increase as the underlying DAC asset increases.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Retirement Services summary of results.  Our Retirement Services segment pre-tax income decreased $7.3 million, or 14.5%, to $43.2 million from $50.5 million due to decreases in our fixed account values of 11.8%, offset by an increase in our interest spread on average account values. Segment pre-tax operating income decreased $0.8 million, or 1.3%, to $62.4 million from $63.2 million.

Net investment income.  Net investment income decreased $23.0 million, or 7.9%, to $269.8 million from $292.8 million. Net investment income decreased $37.0 million primarily due to a decline in the average invested assets to $5.4 billion from $6.2 billion. This was partially offset by a positive rate variance of $14.0 million due to improved yields related to our investment portfolio rebalancing strategy, which increased to 4.97% from 4.71%.

Net realized investment (losses).  Net realized investment losses decreased $0.1 million, or 0.6%, to $(17.0) million from $(17.1) million. In 2006, gross realized gains were $8.7 million, including $2.2 million related to EIA options and gross realized losses were $25.7 million, including impairments of $11.8 million. In 2005, gross realized gains were $25.5 million and gross realized losses were $42.6 million, including impairments of $6.6 million and $4.4 million related to the EIA options. In 2006, realized gains on EIA options increased $6.6 million, which offset the increase in interest credited on EIA contracts.

Policyholder benefits and claims.  Policyholder benefits and claims increased $9.2 million, or 35.8%, to $(16.5) million from $(25.7) million. This was driven by a reduction in the benefit received from the differences in the amount of PGAAP reserve amortization.

Interest credited.  Interest credited decreased $25.3 million, or 12.0%, to $186.2 million from $211.5 million. This decrease was primarily due to a decrease in contractholder account values, but offset by a $5.5 million increase in EIA interest credited.

Amortization of deferred policy acquisition costs.  Amortization of deferred policy acquisition costs increased $1.0 million to $1.1 million from $0.1 million. This was related to an increase in the underlying DAC asset, which increased to $54.5 million from $25.5 million at December 31, 2005. In connection with the Acquisition, our DAC asset was reset to zero on August 2, 2004 and has subsequently been growing as a result of sales of our insurance products. Our amortization expense is expected to increase as the underlying DAC asset increases.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 (Combined Non-GAAP)

Retirement Services summary of results.  Our Retirement Services segment pre-tax income decreased $2.9 million, or 5.4%, to $50.5 million from $53.4 million. Segment pre-tax operating income increased $16.9 million, or 36.5% to $63.2 million from $46.3 million. This was primarily due to reduced DAC amortization.

Net investment income.  Net investment income decreased $56.4 million, or 16.2%, to $292.8 million from $349.2 million. This decrease was related to the Acquisition purchase accounting, which resulted in an overall reduction in investment yields for periods subsequent to the purchase date. We subsequently implemented an investment portfolio rebalancing strategy, which improved investment yields.

Other revenues.  Other revenues decreased $4.0 million, or 14.7%, to $23.2 million from $27.2 million. This decrease was primarily due to a $3.3 million decrease of mutual fund fees related to variable annuities resulting from the sale of mutual funds operation in 2004. Such fees were not received in 2005.

Net realized investment gains (losses).  Net realized investment gains decreased $23.6 million to $(17.1) million from $6.5 million. The 2005 gross realized gains were $25.5 million and gross realized losses were $42.6 million, including impairments of $6.6 million. The 2004 realized gains were $50.8 million and gross realized losses were $44.2 million, including impairments of $5.0 million. In 2004, we repositioned the asset portfolio to more effectively match the duration of our liabilities. This activity generated realized gains that were not repeated in 2005.

Policyholder benefits and claims.  Policyholder benefits and claims decreased $10.0 million, or 63.7%, to $(25.7) million from $(15.7) million. This was driven by an increase in the benefit received from the change in the PGAAP reserve. The 2004 PGAAP reserve reduction represented a five month period compared to twelve months in 2005.

Interest credited.  Interest credited decreased $53.1 million, or 20.1%, to $211.5 million from $264.6 million. This decrease was primarily due to a decrease in contractholder account values.

Other underwriting and operating expenses.  Other underwriting and operating expenses decreased $0.9 million, or 1.4%, to $62.6 million from $63.5 million. The 2005 other underwriting and operating expenses reflected are not comparable to 2004 during which Safeco Corporation allocated us costs for the first seven months of 2004 and charged us for transition services for the remaining five months of 2004.

Amortization of deferred policy acquisition costs.  Amortization of deferred policy acquisition costs decreased $16.4 million, or 99.4%, to $0.1 million from $16.5 million. In connection with the Acquisition, our DAC asset was reset to zero on August 2, 2004. Our 2004 amortization included seven months of DAC amortization prior to the Acquisition.

Income Annuities

The following table sets forth the results of operations relating to our Income Annuities segment:

			Year Ended December 31,
	Three Months				Combined
	Ended March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Revenues:
Net investment income	$110.6	$109.2	$439.0	$441.4	$474.4
Other revenues	0.2	0.2	0.8	0.5	0.5
Net realized investment gains	14.8	9.3	16.8	17.4	9.5

Total revenues	125.6	118.7	456.6	459.3	484.4

Benefits and Expenses:
Interest credited	91.6	95.3	371.8	392.5	438.9
Other underwriting and operating expenses	6.0	5.2	21.6	19.4	16.8
Amortization of deferred policy acquisition costs	0.2	0.1	0.6	0.3	—

Total benefits and expenses	97.8	100.6	394.0	412.2	455.7

Segment pre-tax income	$27.8	$18.1	$62.6	$47.1	$28.7

Non-GAAP Financial Measures:
Segment pre-tax operating income	$19.7	$13.8	$64.7	$42.8	$20.5

Reconciliation to segment pre-tax income:
Segment pre-tax income	$27.8	$18.1	$62.6	$47.1	$28.7
Less: Net realized investment gains	14.8	9.3	16.8	17.4	9.5
Add:
Net realized and unrealized investment gains on EIA options	—	—	—	—	—
Net realized and unrealized investment gains on equity securities	6.7	5.0	18.9	13.1	1.3

Segment pre-tax operating income	$19.7	$13.8	$64.7	$42.8	$20.5

The following table sets forth unaudited selected historical operating metrics relating to our Income Annuities segment as of, or for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005, and Combined 2004 (non-GAAP):

			Year Ended December 31,
	Three Months Ended				Combined
	March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Reserves(1)	$6,989.4	$7,140.5	$7,012.6	$7,176.0	$7,285.0
Interest spread on reserves(2)	0.88%	0.76%	0.76%	0.67%	0.21%
Mortality gains(3)	$1.9	$0.2	$6.3	$0.8	$3.8
Total sales(4)	27.3	22.2	96.6	93.1	76.0

(1)	Reserves represent the present value of future income annuity benefits and assumed expenses, discounted by the assumed interest rate. This metric represents the amount of our in-force book of business.

(2)	Interest spread is the difference between net investment yield earned and the credited interest rate on policyholder reserves. The investment yield is the approximate yield on invested assets in the general account attributed to the segment. This yield includes both realized and unrealized gains on our equity investments that back the policyholder reserves. The credited interest rate is the approximate rate credited on policyholder reserves within the segment and excludes the gains and losses from funding services and mortality.

(3)	Mortality gains (losses) represents the difference between actual and expected reserves released on death of a life contingent annuity.

(4)	Sales represent deposits for new policies.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Income Annuities summary of results.  Our Income Annuities segment pre-tax income increased $9.7 million, or 53.6%, to $27.8 million from $18.1 million and segment pre-tax operating income increased $5.9 million, or 42.8%, to $19.7 million from $13.8 million. The segment pre-tax operating income increased due to favorable mortality gains, increases in our interest spread on reserves driven by higher net investment yields, and a $1.7 million increase in equity portfolio returns in 2007. The Income Annuities reserve covers payout commitments that extend well beyond 40 years. We invest in equities and equity-like investments to fund the longest part of this liability. Our total equity portfolio, mainly in Income Annuities, outperformed the S&P 500 by 3.5% for the three months ended March 31, 2007.

Net realized investment gains.  Net investment gains increased $5.5 million, or 59.1%, to $14.8 million from $9.3 million. For the three months ended March 31, 2007, gross realized gains were $16.8 million and gross realized losses were $2.0 million, including impairments of $0.8 million. For the three months ended March 31, 2006, gross realized gains were $11.0 million and gross realized losses were $1.7 million, including impairments of $0.6 million. We had higher realized gains in 2007 primarily due to gains related to a significant bond tender offer related to certain fixed maturities in our investment portfolio.

Interest credited.  Interest credited decreased $3.7 million, or 3.9%, to $91.6 million from $95.3 million. This decrease was due to a decrease in reserves as a result of benefit payments exceeding new deposits and favorable mortality gains.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Income Annuities summary of results.  Our Income Annuities segment pre-tax income increased $15.5 million, or 32.9%, to $62.6 million from $47.1 million. This was due to an increase in mortality gains, increased interest spread on reserves from improved yields and funding services activity. Segment pre-tax operating income increased $21.9 million, or 51.2%, to $64.7 million from $42.8 million. This was due to the increase in segment pre-tax income and $5.8 million increase in net realized and unrealized investment gains on equity securities. Our total equity portfolio, mainly in Income Annuities, outperformed the S&P 500 by 10.3% and 26.0% for the years ended December 31, 2006 and 2005, respectively.

Net investment income.  Net investment income decreased $2.4 million, or 0.5%, to $439.0 million from $441.4 million. Of this decrease, $6.3 million was related to a decrease in the average invested assets, which decreased to $7.2 billion at December 31, 2006 from $7.4 billion at December 31, 2005. This decrease was offset by a $3.9 million increase related to improved yields, which increased to 6.06% from 6.00%.

Net realized investment gains.  Net realized investment gains decreased $0.6 million, or 3.4%, to $16.8 million from $17.4 million. In 2006, gross realized gains were $32.9 million and gross realized losses were $16.0 million, including impairments of $9.4 million. In 2005, gross realized gains were $27.0 million and gross realized losses were $9.6 million, including impairments of $0.3 million.

Interest credited.  Interest credited decreased $20.7 million, or 5.3%, to $371.8 million from $392.5 million. This decrease was due to a decrease in reserves as a result of benefit payments exceeding new deposits, favorable mortality gains and funding services activity.

Other underwriting and operating expenses.  Other underwriting and operating expenses increased $2.2 million, or 11.3%, to $21.6 million from $19.4 million. The increase of $2.2 million was primarily due to the launching of our funding services operations in mid 2005.

Amortization of deferred policy acquisition costs.  Amortization of deferred policy acquisition costs increased $0.3 million, or 100.0%, to $0.6 million from $0.3 million. This increase in amortization was related to an increase in the underlying DAC asset, which increased to $6.8 million from $4.3 million. Our DAC asset has been growing since the Acquisition as a result of sales of our insurance products. Our amortization expense was expected to increase as the underlying DAC asset increases.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 (Combined Non-GAAP)

Income Annuities summary of results.  Our Income Annuities segment pre-tax income increased $18.4 million, or 64.1%, to $47.1 million from $28.7 million and segment pre-tax operating income increased $22.3 million, to $42.8 million from $20.5 million. The segment pre-tax operating income increased due to an increase in our interest spread on reserves and an $11.8 million increase in net realized and unrealized investment gains on equity securities. We gradually built up our equity portfolio over the course of 2005.

Net investment income.  Net investment income decreased $33.0 million, or 7.0%, to $441.4 million from $474.4 million. This decrease was primarily related to the Acquisition purchase accounting, which resulted in an overall reduction in investment yields for periods subsequent to the Acquisition.

Net realized investment gains.  Net realized investment gains increased $7.9 million, or 83.2%, to $17.4 million from $9.5 million. In 2005, gross realized gains were $27.0 million and gross realized losses were $9.6 million, including impairments of $0.3 million. In 2004, gross realized gains were $23.3 million and gross realized losses were $13.8 million, including impairments of $2.6 million.

Interest credited.  Interest credited decreased $46.4 million, or 10.6%, to $392.5 million from $438.9 million. The credited rate inherent in the reserves was reduced as a result of purchase accounting.

Other underwriting and operating expenses.  Other underwriting and operating expenses increased $2.6 million, or 15.5%, to $19.4 million from $16.8 million. This increase was primarily due to increased professional services fees and costs of launching our funding services operations. The 2005 other underwriting and operating expenses reflected are not comparable to 2004 during which Safeco Corporation allocated us costs for the first seven months of 2004 and charged us for transition services for the remaining five months of 2004.

Individual

The following table sets forth the results of operations relating to our Individual segment:

			Year Ended December 31,
	Three Months				Combined
	Ended March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Revenues:
Premiums	$35.1	$34.9	$138.3	$137.1	$120.3
Net investment income	59.6	57.2	232.8	222.6	228.3
Other revenues	3.1	3.3	12.9	14.0	21.0
Net realized investment gains (losses)	0.4	(0.3)	(3.8)	1.3	8.0

Total revenues	98.2	95.1	380.2	375.0	377.6
Benefits and Expenses:
Policyholder benefits and claims	13.9	16.3	50.0	57.1	46.3
Interest credited	52.1	49.6	208.2	206.9	213.1
Other underwriting and operating expenses	14.9	13.9	57.4	61.4	64.6
Amortization of deferred policy acquisition costs	(0.2)	0.4	2.0	1.0	7.4
Intangible asset amortization	—	—	—	—	1.7

Total benefits and expenses	80.7	80.2	317.6	326.4	333.1

Segment pre-tax income	$17.5	$14.9	$62.6	$48.6	$44.5

Non-GAAP Financial Measures:
Segment pre-tax operating income	$17.1	$15.2	$66.4	$47.3	$36.5

Reconciliation to segment pre-tax income:
Segment pre-tax income	$17.5	$14.9	$62.6	$48.6	$44.5
Less: Net realized investment gains (losses)	0.4	(0.3)	(3.8)	1.3	8.0
Add:
Net realized and unrealized investment gains on EIA options	—	—	—	—	—
Net realized and unrealized investment gains on equity securities	—	—	—	—	—

Segment pre-tax operating income	$17.1	$15.2	$66.4	$47.3	$36.5

The following table sets forth unaudited selected historical operating metrics relating to our Individual segment as of, or for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005 and Combined 2004 (non-GAAP):

			Year Ended December 31,
	Three Months Ended				Combined
	March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Insurance in force(1)	$52,268.8	$52,135.5	$52,295.3	$51,796.9	$50,499.3
Mortality ratio(2)	88.9%	74.1%	74.7%	79.4%	79.6%
BOLI account value(3)	$3,380.6	$3,257.2	$3,346.8	$3,224.6	$3,115.2
UL/VUL account value(3)	568.0	562.6	565.1	561.1	561.2
PGAAP reserve balance	73.2	89.9	77.1	94.5	115.0
BOLI ROA(4)	1.56%	1.20%	1.30%	1.09%	1.17%
UL interest spread(5)	1.34%	1.29%	1.32%	0.50%	1.05%
Total sales(6)	$2.5	$2.6	$9.3	$11.8	$14.8

(1)	Insurance in force represents dollar face amounts of policies.

(2)	Mortality ratio represents actual mortality experience as a percentage of benchmark. Benchmark is based on the 90-95 Society of Actuaries, or SOA, mortality table applied to current in force business. This ratio excludes BOLI separate accounts mortality experience.

(3)	Account Value — BOLI Accounts and universal life/variable universal life, or UL/VUL, represents Symetra’s liability to the policyholder.

(4)	The BOLI ROA is a measure of the gross margin on our BOLI book of business. This metric is calculated as the difference between our BOLI revenue earnings rate and our BOLI policy benefits rate. The revenue earnings rate is calculated as total revenues net of allocated surplus investment income divided by average invested assets. The policy benefits rate is calculated as total policy benefits divided by average account value. The policy benefits used in this metric do not include expenses.

(5)	Interest spread is the difference between net investment yield earned and the credited interest rate to policyholders. The investment yield is the approximate yield on invested assets in the general account attributed to the UL policies. The credited interest rate is the approximate rate credited on UL policyholder fixed account values. Interest credited to UL policyholders’ account values is subject to contractual terms, including minimum guarantees. Interest credited tends to move gradually over time to reflect market interest rate movements and may reflect actions by management to respond to competitive pressures and profit targets.

(6)	Total sales represent annualized first year premiums and deposits for new policies.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Individual summary of results.  Our Individual segment pre-tax income increased $2.6 million, or 17.4%, to $17.5 million from $14.9 million. Segment pre-tax operating income increased $1.9 million, or 12.5%, to $17.1 million from $15.2 million. This increase was primarily due to a higher return on our average BOLI account values, as evidenced by the increase in the BOLI ROA, and growth in our BOLI account values as this book of business matures, offset by unfavorable mortality.

Net investment income.  Net investment income increased $2.4 million, or 4.2%, to $59.6 million from $57.2 million. Of this increase, $0.8 million relates to an increase in the average invested assets, which increased to $4.4 billion at March 31, 2007 from $4.3 billion at March 31, 2006. In addition, there was a $1.6 million increase related to improved yields to 5.40% from 5.25%.

Policyholder benefits and claims.  Policyholder benefits and claims decreased $2.4 million, or 14.7%, to $13.9 million from $16.3 million. This decrease was due to a $2.9 million decrease in BOLI separate account claims, offset by a $1.2 million increase in universal life claims.

Interest credited.  Interest credited increased $2.5 million, or 5.0%, to $52.1 million from $49.6 million. This increase was primarily due to an increase in our BOLI account values.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Individual summary of results.  Our Individual segment pre-tax income increased $14.0 million, or 28.8%, to $62.6 million from $48.6 million. Segment pre-tax operating income increased $19.1 million, or 40.4%, to $66.4 million from $47.3 million. This increase was primarily the result of a higher return on our average BOLI account values, as evidenced by the increase in the BOLI ROA, and favorable mortality. In addition, our UL/VUL account values and interest spreads increased.

Net investment income.  Net investment income increased $10.2 million, or 4.6%, to $232.8 million from $222.6 million in 2005. There was a $5.3 million increase related to improved yields which increased to 5.30% from 5.18%. In addition, there was a $4.8 million increase related to a higher average invested assets, which increased to $4.4 billion at December 31, 2006 from $4.3 billion at December 31, 2005.

Net realized investment gains (losses).  Net realized investment gains (losses) decreased $5.1 million to $(3.8) million from $1.3 million. In 2006, gross realized gains were $2.1 million and gross realized losses were $5.9 million, including impairments of $2.9 million. In 2005, gross realized gains were $8.7 million and gross realized losses were $7.4 million, including impairments of $0.7 million.

Policyholder benefits and claims.  Policyholder benefits and claims decreased $7.1 million, or 12.4%, to $50.0 million from $57.1 million. This decrease was due to favorable mortality experience in 2006 and non-recurring reserve adjustments in 2005 offset by lower PGAAP reserve amortization in 2006. The PGAAP reserve is amortized as a reduction to policyholder benefits according to our expected pattern of profitability of the policies in force at the date of the Acquisition. This pattern resulted in increased PGAAP reserve amortization in the years immediately following the Acquisition. In 2005, we experienced a reserve increase for a persistency bonus interest feature in one of our universal life contracts due to a refinement in our calculation methodology. In addition, we increased reserves on an old book of term policies to apply consistent reserve factors for all term policies.

Other underwriting and operating expenses.  Other underwriting and operating expenses decreased $4.0 million, or 6.5%, to $57.4 million from $61.4 million. This decrease was due to a decrease in sales-related expenses including commissions and premium taxes.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 (Combined Non-GAAP)

Individual summary of results.  Our Individual segment pre-tax income increased $4.1 million, or 9.2%, to $48.6 million from $44.5 million. Segment pre-tax operating income increased $10.8 million, or 29.6%, to $47.3 million from $36.5 million. This increase was primarily due to a $6.4 million reduction in DAC amortization and a $1.7 million reduction in intangible asset amortization. The increase was offset by a decrease in UL spreads.

Premiums.  Premiums increased $16.8 million, or 14.0%, to $137.1 million from $120.3 million. Individual premiums increased primarily due to a $14.1 million adjustment in 2004 related to ceded term reinsurance, which resulted in a decrease in 2004 premiums and a $2.3 million increase in BOLI COI charges.

Net investment income.  Net investment income decreased $5.7 million, or 2.5%, to $222.6 million from $228.3 million. This decrease was related to the Acquisition purchase accounting, which resulted in an overall reduction in investment yields for periods subsequent to the purchase date.

Other revenues.  Other revenues decreased $7.0 million, or 33.3%, to $14.0 million from $21.0 million. This decrease was primarily due to a $5.9 million adjustment in 2004 related to ceded term reinsurance expense allowances, which resulted in an increase in 2004 other revenues.

Policyholder benefits and claims.  Policyholder benefits and claims increased $10.8 million, or 23.3%, to $57.1 million from $46.3 million. This increase was primarily driven by an increase of $8.5 million in BOLI claims.

Interest credited.  Interest credited decreased $6.2 million, or 2.9%, to $206.9 million from $213.1 million. This decrease was related to our BOLI separate account policies, for which policyholder interest credited is adjusted based on claims experience.

Other underwriting and operating expenses.  Other underwriting and operating expenses decreased $3.2 million, or 5.0%, to $61.4 million from $64.6 million. This decrease was due to a decrease in sales-related expenses including commissions and premium taxes. The 2005 other underwriting and operating expenses reflected are not comparable to 2004 during which Safeco Corporation allocated us costs for the first seven months of 2004 and charged us for transition services for the remaining five months of 2004.

Amortization of deferred policy acquisition costs.  Amortization of deferred policy acquisition costs decreased $6.4 million, or 86.5%, to $1.0 million from $7.4 million. In connection with the Acquisition, our DAC asset was reset to zero on August 2, 2004. Our 2004 amortization included seven months of DAC amortization prior to the Acquisition.

Other

The following table sets forth the results of operations relating to our Other segment:

	Three Months		Year Ended December 31,
	Ended				Combined
	March 31,				2004
	2007	2006	2006	2005	(non-GAAP)
	(Unaudited)
	(Dollars in millions)

Revenues:
Net investment income	$6.8	$5.7	$25.3	$17.9	$30.5
Other revenues	3.3	2.5	9.4	9.1	8.3
Net realized investment gains	1.7	0.5	5.8	12.6	17.8

Total revenues	11.8	8.7	40.5	39.6	56.6
Benefits and Expenses:
Interest credited	(0.1)	—	(0.3)	—	—
Other underwriting and operating expenses	3.9	2.9	14.1	14.5	27.6
Fair value of warrants issued to investors	—	—	—	—	101.5
Interest expense	4.7	5.2	19.1	12.4	3.5
Intangible asset amortization	—	—	—	—	1.6

Total benefits and expenses	8.5	8.1	32.9	26.9	134.2

Segment pre-tax income (loss)	$3.3	$0.6	$7.6	$12.7	$(77.6)

Non-GAAP Financial Measures:
Segment pre-tax operating income (loss)	$1.6	$0.1	$1.8	$0.1	$(95.4)

Reconciliation to segment pre-tax income (loss):
Segment pre-tax income (loss)	$3.3	$0.6	$7.6	$12.7	$(77.6)
Less: Net realized investment gains	1.7	0.5	5.8	12.6	17.8
Add:
Net realized and unrealized investment gains on EIA options	—	—	—	—	—
Net realized and unrealized investment gains on equity securities	—	—	—	—	—

Segment pre-tax operating income (loss)	$1.6	$0.1	$1.8	$0.1	$(95.4)

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Other summary of results.  Our Other segment pre-tax income increased $2.7 million to $3.3 million from $0.6 million. Segment pre-tax operating income increased $1.5 million to $1.6 million from $0.1 million. This increase was primarily due to an increase in investment income on unallocated surplus and an increase in revenues from our broker-dealer operations.

Net investment income.  Net investment income is primarily non-allocated net investment income related to insurance surplus and corporate assets. Net investment income increased $1.1 million, or 19.3%, to $6.8 million from $5.7 million. This increase was primarily due to a $121.5 million increase in the non-allocated average invested assets, which increased to $606.4 million at March 31, 2007 from $484.9 million at March 31, 2006.

Other revenue.  Other revenue increased $0.8 million, or 32.0%, to $3.3 million from $2.5 million due to increased revenue from our broker-dealer operations.

Net realized investment gains.  Net realized investment gains increased $1.2 million, to $1.7 million from $0.5 million. For the three months ended March 31, 2007, gross realized gains were $2.8 million and gross realized losses were $1.1 million, including impairments of $0.4 million. For the three months ended March 31, 2006, gross realized gains were $1.6 million and gross realized losses were $1.1 million, including impairments of $0.6 million.

Other underwriting and operating expenses.  Other underwriting and operating expenses increased $1.0 million, or 34.5%, to $3.9 million from $2.9 million in 2006. This increase was due to increased amortization of information technology assets.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Other summary of results.  Our Other segment pre-tax income decreased $5.1 million, or 40.2%, to $7.6 million from $12.7 million. Segment pre-tax operating income increased $1.7 million to $1.8 million from $0.1 million. This increase was primarily due to a $7.4 million increase in unallocated investment income, offset by an increase in interest expense of $6.7 million.

Net investment income.  Net investment income increased $7.4 million, or 41.3%, to $25.3 million from $17.9 million. This increase was primarily due to a $151.4 million increase in the non-allocated average invested assets, which increased to $536.1 million from $384.7 million.

Net realized investment gains.  Net realized gains decreased by $6.8 million, or 54.0% to $5.8 million from $12.6 million. For 2006, gross realized gains were $11.6 million and gross realized losses were $5.8 million, including impairments of $1.6 million. For 2005, gross realized gains were $14.2 million and gross realized losses were $1.6 million, including minimal impairments. In addition, in 2005 we recorded a $6.3 million gain as a result of a methodology refinement in the calculation of our mortgage loan allowance.

Year Ended December 31, 2005 compared to Year Ended December 31, 2004 (Combined Non-GAAP)

Other summary of results.  Our Other segment pre-tax income increased $90.3 million to a gain of $12.7 million from a loss of $77.6 million. Segment pre-tax operating income increased $95.5 million to a gain of $0.1 million from a loss of $95.4 million. This increase was primarily due to our 2004 expense related to the issuance of warrants to investors for services provided in connection with the Acquisition.

Net investment income.  Net investment income decreased $12.6 million, or 41.3%, to $17.9 million from $30.5 million. This decrease was related to the Acquisition purchase accounting, which resulted in an overall reduction in investment yields for periods subsequent to the purchase date.

Net realized investment gains.  Net realized gains decreased $5.2 million, or 29.2%, to $12.6 million from $17.8 million. For 2005, gross realized gains were $14.2 million and gross realized losses were $1.6 million, including minimal impairments. For 2004, gross realized gains were $22.5 million and gross realized losses were $4.7 million. There were no impairments in 2004.

Other underwriting and operating expenses.  Other underwriting and operating expenses decreased $13.1 million, or 47.5%, to $14.5 million from $27.6 million. The 2005 other underwriting and operating expenses reflected are not comparable to 2004 during which Safeco Corporation allocated us costs for the first seven months of 2004 and charged us under a transition services agreement for the remaining five months of 2004.

Fair value of warrants issued to investors.  See “— Results of Operations — Total Company” for a discussion of this line item.

Investments

Our investment portfolio mix as of March 31, 2007 consisted in large part of high quality, fixed maturity securities, commercial mortgage loans and short-term securities, as well as a smaller allocation to marketable equity securities and other investments, such as hedge funds, limited partnerships and private equity. Our management believes that prudent levels of investments in marketable equity securities and other investments within our investment portfolio are likely to enhance long term after-tax total returns without significantly increasing the risk profile of the portfolio.

The following table presents the composition of our investment portfolio as of March 31, 2007 and December 31, 2006 and 2005:

	As of March 31,	As of December 31,
	2007	2006	2005
	(Unaudited)
	(Dollars in millions)

Types of Investments
Fixed maturities	$15,990.6	$16,049.9	$17,183.2
Marketable equity securities	206.0	201.7	162.3
Mortgage loans	786.9	794.3	776.9
Policy loans	78.9	79.2	80.5
Short-term investments	5.2	48.9	7.4
Investments in limited partnerships	111.0	112.6	93.4
Other invested assets(1)	10.4	18.7	29.1

Total	$17,189.0	$17,305.3	$18,332.8

(1)	Includes investments such as embedded derivatives, notes receivable and options.

Investment Returns

Return on invested assets is an important element of our financial results. Significant fluctuations in the fixed income or equity markets could weaken our financial condition or results of operations. Additionally, changes in market interest rates may impact the period of time over which certain investments, such as mortgage-backed securities are repaid and whether certain investments are called by the issuers. Such changes may in turn impact the yield on these investments and may also result in the re-investment of funds received from calls and prepayments at rates below the average portfolio yield.

Fluctuations in interest rates affect our return on, and the fair value of, fixed maturity investments. Other events beyond our control could also adversely impact the fair value of these investments. Specifically, a default of payment by an issuer could reduce our investment return.

The following table summarizes our investment results:

			Year Ended December 31,
	Three Months				Combined
	Ended March 31,				2004
	2007	2006	2006	2005	(Non-GAAP)
	(Unaudited)
	(Dollars in millions)

Net investment income	$244.4	$246.5	$984.9	$994.0	$1,104.8
Yield on average invested assets(1)	5.58%	5.42%	5.48%	5.33%	6.02%

Net realized investment gains (losses):
Gross gains on sales	$19.6	$12.4	$47.6	$40.4	$80.4
Gross losses on sales	(3.7)	(4.2)	(19.9)	(28.2)	(46.6)
Impairments:
Credit related	—	—	(8.9)	(6.3)	(3.5)
Other	(1.9)	(4.5)	(16.8)	(1.4)	(6.9)

Total impairments	(1.9)	(4.5)	(25.7)	(7.7)	(10.4)
Other net investment gains (losses)(2):
Other gross gains	1.9	2.9	7.5	35.1	30.3
Other gross losses	(2.0)	(1.8)	(7.8)	(25.5)	(11.8)

Net realized gains before taxes	$13.9	$4.8	$1.7	$14.1	$41.9

(1)	Represents annualized net investment income (excluding income related to marketable equity securities available for sale) divided by the monthly weighted average invested assets at cost or amortized cost, as applicable, excluding marketable equity securities available for sale.

(2)	Primarily consists of changes in fair value on derivatives instruments, the impact on DAC and gains (losses) on calls and redemptions.

Impairments during the three months ended March 31, 2007 were not significant. The following table summarizes our five largest aggregate losses on sales and impairments by industry for the year ended December 31, 2006. No other issuer together with its affiliates had an aggregate loss on dispositions and impairments that were greater than 3.0% of total gross realized losses.

	Fair Value			Holdings	Net
	at Sale			as of	Unrealized
Industry	(Proceeds)	Loss on Sale	Impairment	12/31/2006	Gain (Loss)
	(Dollars in millions)

Business services	$36.5	$(2.2)	$(8.1)	$—	$—
Paper products	—	—	(7.5)	17.6	1.8
Food retail	21.0	(1.4)	(1.7)	22.0	(0.8)
Electronics store	27.8	(1.0)	(0.8)	—	—
Wireless telecom	9.5	(0.0)	(1.8)	9.9	1.1

Totals	$94.8	$(4.6)	$(19.9)	$49.5	$2.1

Our equity investment portfolio is managed by Prospector Partners, LLC, or Prospector. Prospector, a registered investment adviser with approximately $3.6 billion in assets under management, oversees our portfolio of equity-like investments including publicly-traded common stocks, convertible securities and distressed debt. Prospector has a strong track record of investment performance on both an absolute and relative basis. Prospector has helped us to produce strong annual investment results, evidenced in part by the returns of our equity portfolio, which outperformed the total return of the benchmark S&P 500 Index for the three months ended March 31, 2007 by 3.5% and for years ended December 31, 2006 and 2005 by 10.3% and 26.0%, respectively. We believe that these equity and equity-like investments are ideal for funding certain long duration liabilities in our Income Annuities segment. See “Business — Investments — Overview” for further information regarding Prospector.

	Three Months
	Ended March 31	Year Ended December 31,
	2007	2006	2005

Public equity	4.1%	26.1%	30.9%
S&P 500 index (total return)	0.6%	15.8%	4.9%

Liquidity and Capital Resources

We conduct all our operations through our operating subsidiaries. Dividends from our subsidiaries and permitted payments to Symetra under our tax sharing arrangements with our subsidiaries are Symetra’s principal sources of cash to pay stockholder dividends and meet Symetra’s obligations, including payments of principal and interest on notes payable.

Our primary uses of funds at our holding company level include payment of general operating expenses, payment of principal, interest and other expenses related to holding company debt and payment of dividends to our stockholders. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors.

Dividends and Regulatory Requirements

The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. During the three months ended March 31, 2007, we received $27.0 million in dividends from our subsidiaries including $23.0 million from our insurance subsidiaries. During 2006, we received $122.5 million in dividends from our insurance subsidiaries. During 2005, we did not receive dividends from our insurance subsidiaries. For 2005 and the period from August 2, 2004 through December 31, 2004, we received $35.2 million and $20.0 million, respectively, from our discontinued operations and our non-insurance subsidiaries.

Based on statutory results as of December 31, 2006, our insurance subsidiaries could pay dividends of $166.4 million to us in 2007 without the need to obtain regulatory approval. We do not expect such regulatory requirements to impair the ability of our insurance subsidiaries to pay sufficient dividends in order for us to have the necessary funds available to meet our obligations. Less significant dividends are received from our non-insurance companies.

Liquidity Requirements and Sources of Liquidity

The liquidity requirements of our insurance subsidiaries principally relate to the liabilities associated with their various insurance and investment products, operating costs and expenses, the payment of dividends to us, and payment of income taxes. Liabilities arising from insurance and investment products include the payment of benefits, as well as cash payments in connection with policy surrenders and withdrawals and policy loans. Historically, our insurance subsidiaries have used cash flows from operations, cash flows from invested assets and sales of investment securities to fund their liquidity requirements.

Our insurance subsidiaries maintain investment strategies intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with longer durations, such as certain life insurance policies and structured settlement annuities, are matched with investments having similar estimated lives such as long-term fixed maturities, mortgage loans, and marketable equity securities. Shorter-term liabilities are matched with fixed maturities that have short-and medium-term fixed maturities. In addition, our insurance subsidiaries hold highly liquid, high-quality, short-term investment securities and other liquid investment-grade fixed maturities to fund anticipated operating expenses, surrenders and withdrawals. As of March 31, 2007, our total cash and invested assets were $17.4 billion. As of December 31, 2006, our total cash and invested assets were $17.6 billion. Included in our fixed maturity portfolio were below investment grade securities, which comprised 8.3% of the fair value of our total fixed maturity securities at December 31, 2006.

The short-term and long-term liquidity requirements are monitored regularly to match cash inflows with cash requirements. We review our short-term projected sources and uses of funds and the asset/liability matching, investment and cash flow assumptions underlying these projections. We periodically make adjustments to our investment policies to reflect changes in short-term and long-term cash needs and changing business and economic conditions.

A primary liquidity concern with respect to fixed deferred annuity and life insurance products is the risk of early withdrawal. Our insurance subsidiaries attempt to mitigate this risk by offering variable products whereby the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a fair value adjustment to withdrawals for certain products in our general accounts, and monitoring and matching anticipated cash inflows and outflows. Policyholder charges such as surrender fees and fair value adjustments vary by product as follows:

•	For group annuity products ($1.1 billion of reserves as of March 31, 2007), the surrender charge amounts and periods can vary significantly, depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because we incur lower expenses at contract origination for group products. In addition, over 17% of the general account group annuity reserves are subject to a fair value adjustment at withdrawal.

•	For individual annuity products ($3.7 billion of reserves as of March 31, 2007), the surrender charge is generally calculated as a percentage of the withdrawal amount and is assessed at declining rates generally during the first three to eight years after the initial deposit is made.

•	Approximately 33% of the combined individual and group deferred annuities fund value is subject to surrender charges.

•	Life insurance policies are less susceptible to withdrawal than annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.

Capitalization

Our capital structure consists of notes payable and stockholders’ equity. The following table summarizes our capital structure as of the following dates:

	March 31,	December 31,
	2007	2006	2005
	(Unaudited)
	(Dollars in millions)

Notes payable	$298.8	$298.7	$300.0
Stockholders’ equity, excluding accumulated other comprehensive income, or AOCI	1,381.0	1,327.8	1,268.3
AOCI	34.7	(0.5)	136.6

Total stockholders’ equity	1,415.7	1,327.3	1,404.9

Total capital	$1,714.5	$1,626.0	$1,704.9

Debt to capital ratio, excluding AOCI	17.8%	18.4%	19.1%

Our capitalization increased as of March 31, 2007 as compared to December 31, 2006. This increase was due to a $88.4 million increase in equity. Total stockholders’ equity increase primarily due to the generation of net income of $50.7 million and a $35.2 million increase in AOCI, which was primarily caused by a decrease in unrealized losses in our fixed maturities portfolio.

Our capitalization decreased $78.9 million as of December 31, 2006 as compared with December 31, 2005. This decrease was due to a $77.6 million decrease in equity. Total stockholders’ equity decreased due to a $137.1 million reduction in AOCI, which was primarily caused by unrealized losses in our fixed maturity portfolio and the payment of a $100.0 million dividend to stockholders. These decreases were partially offset by net income of $159.5 million.

Debt

The following table summarizes our debt instruments:

		Maximum Amount Available as of			Amount Outstanding as of
Description	Maturity Date	3/31/2007	12/31/2006	12/31/2005	3/31/2007	12/31/2006	12/31/2005
	(Dollars in millions)

Notes payable	4/1/2016	$300.0	$300.0	$—	$300.0	$300.0	$—
Revolving credit facilities:
Bank of America, N.A	6/14/2009	70.0	70.0	370.0	—	—	300.0
Bank of New York:
Holding company	n/a	25.0	25.0	25.0	—	—	—
Insurance subsidiary	n/a	25.0	25.0	25.0	—	—	—

Total notes payable and revolving credit facilities		$420.0	$420.0	$420.0	$300.0	$300.0	$300.0

Notes Payable

On March 30, 2006, we issued $300.0 million of 6.125% senior notes due April 1, 2016, which were issued at a discount yielding $298.7 million. Proceeds from the notes were used to pay down the outstanding principal on a variable rate revolving line of credit. Interest on the notes is payable semiannually in arrears, beginning on October 2, 2006.

The notes are unsecured senior obligations and are equal in right of payment to all existing and future unsecured senior indebtedness. The notes are redeemable, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of: (1) 100% of the principal amount of the notes to be redeemed; or (2) the sum of the present value of the remaining scheduled payments of principal and interest on the notes (exclusive of interested accrued to the date of redemption), discounted to the redemption date on a semiannual basis at a prevailing U.S. Treasury rate plus 25 basis points, together in each case with accrued and unpaid payments to the redemption date.

The notes do not contain any financial covenants or any provisions restricting us from purchasing or redeeming capital stock or from entering into a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. In addition, we are not required to repurchase, redeem or modify the terms of any of the notes upon a change of control or other event involving Symetra.

Revolving Credit Facilities

On June 14, 2004, we entered into a $370.0 million revolving credit agreement with several lending institutions, with Bank of America, N.A. acting as administrative agent for the lenders. On August 2, 2004, we borrowed $300.0 million against the revolving credit facilities, which was used to help fund the purchase of the life and investment companies, and $15.0 million, which was used to purchase a loan, from a subsidiary of Safeco Corporation. On August 31, 2004, $15.0 million plus interest was repaid. On March 30, 2006, in conjunction with the issuance of the notes, we repaid the $300.0 million outstanding on the revolving credit line and reduced the facility to $70.0 million. No borrowing activity has occurred subsequent to the repayment.

In 2005, we entered into two $25.0 million revolving credit facilities to support our overnight repurchase agreements program, which provides us with the liquidity to meet general funding requirements. These revolving credit facilities are with Bank of New York. No borrowing activity occurred with these facilities since inception.

The revolving credit facilities provide up to $120.0 million of unsecured credit. We believe our revolving credit facilities will provide us with sufficient liquidity to meet our operating requirements for the foreseeable future.

Cash Flows

The following table sets forth a summary of our consolidated cash flows for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006, 2005 and Combined 2004 (non-GAAP):

			Year Ended December 31,
	Three Months Ended March 31,				Combined
	(Unaudited)				2004
(Dollars in millions)	2007	2006	2006	2005	(Non-GAAP)

Net cash flows from operating activities	$155.9	$228.6	$841.6	$869.9	$966.9
Net cash flows from investing activities	137.4	114.9	758.0	590.9	(1,200.6)
Net cash flows from financing activities	(320.8)	(368.7)	(1,457.3)	(1,498.6)	280.0

Operating Activities

Cash flows from our operating activities are primarily driven by the amounts and timing of cash received for premiums on our group medical stop-loss, group life and term life insurance products, income including dividends and interest on our general account investments, as well as the amounts and timing of cash disbursed for our payment of policyholder benefits and claims, underwriting and operating expenses and income taxes. The following discussion highlights key drivers in the level of cash flows generated from our operating activities:

•	Three months ended March 31, 2007 and 2006 — Net cash flows from operating activities during the three months ended March 31, 2007 were $155.9 million, a $72.7 million decrease from the same period in 2006. This decrease was primarily the result of an increase in cash paid for income taxes during the three months ended March 31, 2007 and an increase in certain payments of expenses previously accrued for but unpaid, such as our payment during the first quarter of 2007 of bonuses under our long term incentive compensation plan.

•	Years ended December 31, 2006 and 2005 — Net cash flows from operating activities during the year ended December 31, 2006 were $841.6 million, a $28.3 million decrease from 2005. The decrease was primarily the result of the amounts and timing of certain cash settlements related to other assets and other liabilities and a decline in premiums received from our group medical stop-loss products, partially offset by a reduced level of cash disbursed to fund policyholder benefits and claims, primarily group medical stop-loss products, and underwriting and operating expenses.

Years ended December 31, 2005 and 2004 — Net cash flows from operating activities for the year ended December 31, 2005 were $869.9 million, a $97.0 million decrease from 2004. The decrease was primarily the result of a decline in premiums received from our group medical stop-loss products, increased amounts of cash paid to settle policyholder benefits and claims and a reduced amount of cash arising from other receivables and other assets and liabilities, partially offset by a reduction in cash disbursed to fund underwriting and operating expenses.

Investing Activities

Cash flows from our investing activities are primarily driven by the amounts and timing of cash received from our sales of investments and from maturities and calls of fixed maturity securities, as well as the amounts and timing of cash disbursed for our purchases of investments. The following discussion highlights key drivers in the level of cash flows generated from our investing activities:

•	Three months ended March 31, 2007 and 2006 — Net cash flows from investing activities during the three months ended March 31, 2007 were $137.4 million, a $22.5 million increase from the same period in 2006. The increase was primarily the result of a $72.1 million increase in proceeds from maturities and calls of fixed maturity investments, partially offset by a $50.3 million use of proceeds related to additional net purchases of investments.

•	Years ended December 31, 2006 and 2005 — Net cash flows from investing activities during the year ended December 31, 2006 were $758.0 million, a $167.1 million increase from 2005. The increase was primarily the result of a $573.0 million reduction of cash used in net purchases of investments and a $31.5 million reduction of cash used in purchases of property, equipment and leasehold improvements, partially offset by a $437.7 million decrease in proceeds from maturities and calls of fixed maturity investments.

•	Years ended December 31, 2005 and 2004 — Net cash flows from investing activities during the year ended December 31, 2005 were $590.9 million, a $1,791.5 million increase from 2004. The increase was primarily the result of consideration paid during 2004 of $1,349.9 million in conjunction with the acquisition of the life insurance and investment companies from Safeco Corporation, and a $993.2 million reduction of cash used in net purchases of investments, partially offset by a $487.5 million decrease in proceeds from maturities and calls of fixed maturity investments, a $34.6 million increase in cash used in purchases of property, equipment and leasehold improvements and our receipt in 2004 of $30.0 million related to our sale of our mutual funds business.

Financing Activities

Cash flows from our financing activities are primarily driven by the amounts and timing of cash received from deposits into certain life insurance and annuity policies and proceeds from our issuances of capital stock and debt, as well as the amounts and timing of cash disbursed to fund withdrawals from certain life insurance and annuity policies, repayments of debt and dividend distributions to our stockholders. The following discussion highlights key drivers in the level of cash flows generated from our financing activities:

•	Three months ended March 31, 2007 and 2006 — Net cash flows from financing activities during the three months ended March 31, 2007 were ($320.8) million, an increase of $47.9 million from the same period in 2006. The increase was primarily the result of a $49.4 million reduction in net policyholder withdrawals from certain life insurance and annuity policies.

•	Years ended December 31, 2006 and 2005 — Net cash flows from financing activities during the year ended December 31, 2006 were ($1,457.3) million, a $41.3 million increase from 2005. The increase was primarily the result of a $170.1 million reduction in net policyholder withdrawals from certain life insurance and annuity policies, partially offset by our payment during 2006 of a $100.0 million special dividend to our stockholders and our receipt during 2005 of a $29.2 million dividend from our discontinued operations.

•	Years ended December 31, 2005 and 2004 — Net cash flows from financing activities during the year ended December 31, 2005 were ($1,498.6) million, a $1,778.6 million decrease from 2004. The decrease was primarily the result of a $486.1 million increase in net policyholder withdrawals from certain life insurance and annuity policies and our receipt during 2004 of financing proceeds of $1,364.9 million that were used to fund the purchase of the life insurance and investment companies from Safeco Corporation, partially offset by a $9.2 million increase in dividends received from our discontinued operations and our payment during 2004 of $64.3 million of dividends to Safeco Corporation.

Contractual Obligations and Commitments

We enter into obligations with third parties in the ordinary course of our operations. As of December 31, 2006, these obligations are set forth in the table below. However, we do not believe that our cash flow requirements can be assessed based upon an analysis of these obligations as the funding of these future cash obligations will be from future cash flows from premiums, deposits, fees and investment income that are not reflected in the table below. In addition, our operations involve significant expenditures that are not based upon commitments, including expenditures for income taxes and payroll.

	Payments Due by Year
					2012 and
Contractual Obligations	Total	2007	2008-2009	2010-2011	thereafter
	(Dollars in millions)

Notes payable	$300.0	$—	$—	$—	$300.0
Interest on notes payable	183.8	18.4	36.8	36.8	91.8
Operating lease obligations(1)	56.1	6.9	13.4	12.7	23.1
Licensing fees(2)	48.8	13.2	27.2	8.4	—
Purchase and lending commitments:
Investments in limited partnerships(3)	68.7	24.3	29.3	15.1	—
Commercial mortgage loans(4)	14.5	14.5	—	—	—
Securities collateral on securities lending(5)	439.3	439.3	—	—	—
Insurance obligations(6)	37,726.3	1,849.5	2,493.5	2,277.9	31,105.4

Total	$38,837.5	$2,366.1	$2,600.2	$2,350.9	$31,520.3

(1)	Includes minimum rental commitments on leases for office space, commercial real estate and certain equipment. For more information, see note 14, “Commitments and Contingencies,” of the notes to our 2006 consolidated financial statements included in this prospectus.

(2)	Includes contractual commitments for a service agreement to outsource the majority of our information technology infrastructure. For more information, see note 14, “Commitments and Contingencies,” of the notes to our 2006 consolidated financial statements included in this prospectus.

(3)	Related to investments in six low-income housing tax credit partnerships and two private equity partnerships. We will provide capital contributions to the two private equity partnerships through 2015 up to a committed amount of $17.5 million at the discretion of the general partner, subject to certain contribution limits. Since the timing of payment is uncertain, the unfunded amount has been included in the payment due in less than one year. For more information, see note 14, “Commitments and Contingencies,” of the notes to our consolidated financial statements included in this prospectus. Amounts recorded on the balance sheet are included in “other liabilities”.

(4)	Unfunded mortgage loan commitments as of December 31, 2006.

(5)	We have accepted cash collateral of $439.3 million in connection with our securities lending program. Since the timing of the return of collateral is uncertain, the return of collateral has been included in the payments due in less than one year. For more information, see note 5, “Securities Lending Program,” of the notes to our 2006 consolidated financial statements included in this prospectus.

(6)	Includes estimated claim and benefit, policy surrender and commission obligations offset by expected future deposits and premiums on in-force insurance policies and deposit contracts. Estimated claim and benefit obligations are based on mortality, morbidity and lapse assumptions comparable with our historical experience. In contrast to this table, our obligations recorded in our consolidated balance sheets do not incorporate future credited interest for deposit contracts or tabular interest for insurance policies. Therefore, the estimated obligations for insurance liabilities presented in this table significantly exceed the liabilities recorded in reserves for future annuity and contract benefits and the liability for policy and contract claims. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results. We have not included the variable separate account obligations as these obligations are legally insulated from general account obligations and will be fully funded by cash flows from separate account assets. We expect to fund the obligations for insurance liabilities from cash flows from general account investments and future deposits and premiums.

Off-balance Sheet Transactions

We do not have off-balance sheet transactions.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to potential fluctuations in earnings, cash flows and the fair value of certain assets and liabilities due to changes in market interest rates and equity prices.

We enter into market-sensitive instruments primarily for purposes other than trading.

Interest Rate Risk

Our exposure to interest rate risk relates to the market price and/or cash flow variability associated with changes in market interest rates.

An increase in market interest rates from current levels would generally be a favorable development for us. If market interest rates increase, we would expect to earn additional investment income, to have increased annuity and universal life insurance sales, and to limit the potential risk of margin erosion due to minimum guaranteed crediting rates. However, an increase in interest rates would also reduce the net unrealized gain and could produce an unrealized net loss position of the investment portfolio. In addition, if interest rates rise quickly enough within a short time period, certain lines of business that are interest sensitive are exposed to lapses as policyholders seek higher yielding investments.

Our investment portfolios primarily consist of investment grade fixed maturity securities, including public and privately-placed corporate bonds, asset-backed securities, commercial mortgage-backed securities, and collateralized mortgage obligations. The carrying value of our investment portfolio as of December 31, 2006 and 2005 was $17.3 billion and $18.3 billion, respectively, of which 92.7% in 2006 and 93.7% in 2005 was invested in fixed maturity securities. The primary market risk to our investment portfolio is interest rate risk associated with investments in fixed maturity securities. The fair value of our fixed maturities fluctuates depending on the interest rate environment. During periods of declining interest rates, paydowns on mortgage-backed securities and collateralized mortgage obligations increase and we would generally be unable to reinvest the proceeds of such prepayments at comparable yields. The weighted-average duration of our fixed maturity portfolio was approximately 6.2 and 6.8 years as of December 31, 2006 and 2005, respectively.

We manage our exposure to interest rate risk through asset allocation limits, limiting the purchase of negatively convex assets, and asset/liability duration matching. Each line of business has an investment policy based on its specific liability characteristics.

Equity Risk

We are exposed to equity price risk on our common stocks and other equity holdings. In addition, asset fees calculated as a percentage of the separate account assets are a source of revenue to us. Gains and losses in the equity markets result in corresponding increases and decreases in our separate account assets and asset fee revenue.

In addition, a decrease in the value of separate account assets may cause an increase in guaranteed minimum death benefit claims, most of which are reinsured.

We manage equity price risk on investment holdings through industry and issuer diversification and asset allocation techniques.

Derivative Financial Instruments

We make minimal use of derivative financial instruments as part of our risk management strategy. We use call options on the S&P 500 Index to mitigate equity price risk by reducing our exposure to fluctuations in the S&P 500 Index that underlies our EIA product.

As a matter of policy, we have not and do not intend to engage in derivative market-making, speculative derivative trading or other speculative derivatives activities.

Sensitivity Analysis

Sensitivity analysis measures the impact of hypothetical changes in interest rates and other market rates or prices on the profitability of market-sensitive financial instruments.

The following discussion about the potential effects of changes in interest rates and equity market prices is based on so-called “shock-tests,” which model the effects of interest rate and equity market price shifts on our financial condition and results of operations. Although we believe shock tests provide the most meaningful analysis, they are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by their inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. Although the following results of shock tests for changes in interest rates and equity market prices may have some limited use as benchmarks, they should not be viewed as forecasts. These forward-looking disclosures also are selective in nature and address only the potential impacts on our financial instruments. They do not include a variety of other potential factors that could affect our business as a result of these changes in interest rates and equity market prices.

One means of assessing exposure of our fixed maturity securities portfolio to interest rate changes is a duration-based analysis that measures the potential changes in fair value resulting from a hypothetical change in interest rates of 100 basis points across all maturities. This is sometimes referred to as a parallel shift in the yield curve. Our investment manager uses Derivative Solutions, a fixed-income analytics tool, to model and calculate the duration and convexity of our asset portfolio. Under this model, with all other factors constant and assuming no offsetting change in the fair value of our liabilities, we estimated that such an increase in interest rates would cause the fair value of our fixed maturity securities portfolio to decline by approximately $0.98 billion and $1.14 billion, based on our securities positions as of December 31, 2006 and 2005, respectively.

One means of assessing exposure to changes in equity market prices is to estimate the potential changes in values on our equity investments resulting from a hypothetical broad-based decline in equity market prices of 10%. Using this assumption, with all other factors constant, we estimate that such a decline in equity market prices would cause the fair value of our investment portfolio to decline by approximately $27.4 million and $19.9 million as of December 31, 2006 and 2005, respectively. In addition, fluctuations in equity market prices affect our revenues and returns related to our variable annuity and life products, which depend upon fees that are related primarily to the fair value of the underlying assets.

BUSINESS

Overview

Our Business

We are a highly disciplined life insurance company focused on profitable growth in selected group health, retirement, life insurance and employee benefits markets. Our first day of operations as an independent company was August 2, 2004 when Symetra completed the Acquisition. Our operations date back to 1957, and many of our agency and distribution relationships have been in place for decades. We are headquartered in Bellevue, Washington and employ over 1,200 people in 24 offices across the United States, serving over two million customers.

We manage our business through the following five segments, four of which are operating:

•	Group. We offer medical stop-loss insurance, limited medical benefit plans, group life insurance, accidental death and dismemberment insurance and disability insurance mainly to employer groups of 50 to 1,000 individuals. Our Group segment generated segment pre-tax income of $68.0 million during 2006 and $19.9 million during the first quarter of 2007. As a result of our recent acquisition of Medical Risk Managers, Inc., we also offer MGU services.

•	Retirement Services. We offer fixed and variable deferred annuities, including tax sheltered annuities, IRAs, and group annuities to qualified retirement plans, including Section 401(k) and 457 plans. We also provide record keeping services for qualified retirement plans invested in mutual funds. Our Retirement Services segment generated segment pre-tax income of $43.2 million during 2006 and $7.3 million during the first quarter of 2007.

•	Income Annuities. We offer SPIAs for customers seeking a reliable source of retirement income and structured settlement annuities to fund third-party personal injury settlements. Our Income Annuities segment generated segment pre-tax income of $62.6 million during 2006 and $27.8 million during the first quarter of 2007.

•	Individual. We offer a wide array of term, universal and variable life insurance as well as BOLI. Our Individual segment generated segment pre-tax income of $62.6 million during 2006 and $17.5 million during the first quarter of 2007.

•	Other. This segment consists of unallocated corporate income, composed primarily of investment income on unallocated surplus, unallocated corporate expenses, interest expense on debt, the results of small, non-insurance businesses that are managed outside of our operating segments and inter-segment elimination entries. Our Other segment generated segment pre-tax income of $7.6 million during 2006 and $3.3 million during the first quarter of 2007.

We distribute our products nationally through an extensive and diversified independent distribution network. Our distributors include financial institutions, employee benefits brokers, third party administrators, worksite specialists, specialty brokers and independent agents. We believe that our multi-channel distribution network allows us to access a broad share of the distributor and consumer markets for insurance and financial services products. For example, we currently distribute our annuity and life insurance products through approximately 17,000 independent agents, 22 major financial institutions and 1,200 independent employee benefits brokers. We have recently signed selling agreements with an additional 14 major financial institutions.

Market Environment and Opportunities

We believe we are well positioned to benefit from a number of demographic and market trends, including the following:

•	Growing demand for affordable health insurance. According to the Kaiser Family Foundation, health insurance premiums in the U.S. increased 87% from 2000-2006, while the Consumer Price Index increased only 17% over the same period. As increases in health care costs continue to outpace inflation the demand for affordable health insurance options has increased. We believe we can grow our business by providing employees with affordable access to health insurance through employer-sponsored limited benefit employee health plans and by offering group medical stop-loss insurance to medium and large businesses. We also believe that the trend toward reductions in employer-paid benefits and the uncertainty over the future of government benefit programs provide us with the opportunity to successfully offer other attractive employee benefits products.

•	Increasing retirement savings and income needs. According to the U.S. Department of Health and Human Services, from approximately 1950 to 2004, U.S. life expectancy at birth increased from 65.6 years to 75.2 years for men and from 71.1 years to 80.4 years for women and is expected to increase further. In addition, the U.S. Census Bureau estimates that approximately 77 million Americans born between 1946 and 1964 are approaching retirement age. However, according to the Employee Benefit Research Institute, in 2006, 52% of workers over the age of 55 and their spouses had accumulated less than $50,000 in retirement savings and only 14% of workers report that a traditional pension plan will be their primary source of retirement income. These projected demographic trends, along with a shift in the burden for funding retirement needs from governments and employers to individuals, increase the need for retirement savings and income. We expect greater demand for additional sources of retirement savings, such as our annuities and other investment products that will help consumers supplement their social security benefits with reliable retirement income.

•	Expanding mass affluent market. As of June 2006, the mass affluent market included 13.7 million households with investible assets between $250,000 and $1.0 million, representing 28% of total financial assets. We believe that the mass affluent population is growing and that it underutilizes various financial products, such as insurance to protect assets, annuities to provide adequate income to support a desired future lifestyle and wealth transfer products to ensure its legacy. We believe we are well positioned to reach consumers in this target market given our relationships with financial institutions and independent agents, which are often their sources of guidance and advice. As such, we expect increased demand for our life insurance, variable and fixed annuity and wealth transfer products.

Our Competitive Strengths

We leverage the following competitive strengths to capitalize on opportunities in our targeted markets:

•	Innovative and collaborative product development capabilities. We design innovative products to meet the changing demands of the market. By working closely with our distributors, we are able to anticipate opportunities in the marketplace and rapidly address them. For example, we introduced Complete, an innovative variable life insurance policy designed for wealth transfer and centered on minimizing the inherent COI and thus maximizing the underlying account value. We also recently introduced our Focus variable annuity, which features low total cost to the contractholders, well-respected investment options and simplified product features.

•	High-quality distribution relationships. We offer consumers access to our products through a national multi-channel network, including financial institutions, employee benefits brokers, third party administrators, worksite specialists, specialty brokers and independent agents. We have cultivated many of these relationships over decades by treating our distributors as clients and providing them with outstanding levels of service. We provide them with products specifically tailored to their needs, and supported by customized training and education services for their sales representatives. They value our reputation for our easy processes, simple forms and rapid turnaround time. By providing our distributors with excellent levels of service, we are able to develop strong relationships and avoid competing on price alone.

•	Leading group medical stop-loss insurance provider. We believe we have been a leading provider of group medical stop-loss insurance since 1976. We have built a consistently profitable platform with high-levels of customer service and disciplined underwriting practices. In the last 25 years, our group medical stop-loss insurance business has experienced only two calendar years of net losses. We have driven profitable growth in our Group segment through disciplined underwriting practices, by developing related products, such as our Select Benefits limited medical benefit product, by using and by making strategic acquisitions, including, most recently, Medical Risk Managers in 2007. For the first quarter of 2007, our group medical stop-loss insurance business drove a favorable loss ratio while experiencing improved persistency in our Group segment.

•	Diverse businesses provide flexibility, earnings stability and capital efficiency. We have an attractive and diverse mix of businesses that allows us to make profitability-driven decisions in each business across various market environments. In general, our four operating business segments are not affected in the same way by economic and operating trends. For example, the level of competitive pricing and performance varies across our segments over time. We believe that this mix offers us a greater level of financial stability than many of our similarly-sized competitors across business and economic cycles. Our diverse business mix also allows us to reallocate our resources to product lines that generate the most attractive returns on capital while reducing our overall capital requirements.

•	Flexible information technology platform integrated with our distributors. We have a flexible information technology platform that allows us to seamlessly integrate our products onto the operating platforms of our distributors, which we believe provides us with a competitive advantage in attracting new distributors. We also continuously develop innovative tools designed to enhance the service levels and operational performance of our distributors, which strengthens these relationships. For example, our ExpressTM tool allows our distributors to capture all the necessary data to make products and services instantly available at the point of sale. We will continue to leverage our information technology platform to market our current and future product offerings.

•	Experienced management team with investor-aligned compensation. We have a high-quality management team with an average of 25 years of insurance-industry experience, led by Randy Talbot who has been our chief executive officer since 1998. Mr. Talbot has spent a significant portion of his 30-year career in the insurance industry operating an insurance brokerage, providing him with the knowledge to intimately understand the needs of our distributors. We have enhanced our original team with several key additions since the Acquisition, each of whom brings substantial experience in their discipline. We also have an experienced board of directors, consisting of industry professionals who have worked closely with us since the Acquisition to develop our strategies and operating philosophies. Our compensation structure aligns management’s incentives with our stockholders through our long-term incentive plan that rewards long-term growth in tangible book value and in the intrinsic value of our business.

Our Growth Strategies

To maximize stockholder value, we pursue the following strategies:

•	Target large and growing markets. We will continue to capitalize on favorable demographic trends, including the growing demand for affordable health insurance, increasing retirement savings and income needs and an expanding mass affluent market. For example, our Select Benefits product allows employers who cannot afford to provide comprehensive health care coverage to offer some level of benefits to their employees. Additionally, as consumers live longer after retirement, their need for life-long financial security is expanding. We will continue to identify key opportunities within these markets and provide tailored solutions that address the evolving needs of these customers.

•	Broaden and deepen distribution relationships. Our distribution strategy is to deliver multiple products through a single point of sale, thereby leveraging the cost of distribution. We utilize diverse distribution channels, including financial institutions, employee benefits brokers, third party administrators, worksite specialists, specialty brokers and independent agents. We intend to deepen our long-standing distribution relationships while adding new large-scale and high quality distribution partners. As an example, over the past 12 months, we have increased our relationships with major financial institutions from 10 to 22 and we have recently signed selling agreements with an additional 14 major financial institutions. Through this growth, we have added approximately 10,000 financial institution representatives selling our products. We will continue to leverage our existing relationships by distributing additional products through our existing partnerships. Since the Acquisition, we have maintained distribution staff and new business processing staff to support higher levels of new sales, making incremental sales relatively more profitable.

•	Be innovative in anticipating customer needs. We work closely with our distributors to develop customer-responsive products that meet our stringent return requirements, address our target markets and can be delivered efficiently across our information technology platforms. Recent examples include the Focus Variable Annuity product for retirement savings and Complete, our new Variable Life product designed for the wealth transfer market. We will continue to pursue non-traditional avenues of product development. For example, we recently began offering funding services to holders of our structured settlements to offer them an attractive financial alternative. We continually seek to be the first to improve upon an existing leading product. For example, we believe we were the first to offer a hybrid BOLI separate account and an experience rating to customers, both of which provide greater transparency of the investment portfolio. We have also introduced a commutation benefit on a SPIA, which gives the owner greater flexibility to cash out some of his or her future benefits after a certain period of time.

•	Effectively manage capital. We intend to manage our capital prudently to maximize our profitability and long-term growth in stockholder value. Our capital management strategy is to maintain financial strength through conservative and disciplined risk management practices while deploying or returning excess capital as situations warrant. We will also maintain our conservative investment management philosophy, which includes holding a high quality investment portfolio and carefully matching our investment assets against the duration of our insurance product liabilities.

•	Pursue complementary acquisitions. We will continue to seek acquisition opportunities that fit strategically within our existing business lines, provide us with a larger distribution presence and meet our stringent return objectives. For example, our recent acquisition of Medical Risk Managers has provided us with key benefits in our group medical stop-loss business. As part of the acquisition, we acquired a database of underwriting experience, which provides us with superior underwriting knowledge. We also gained an MGU that provides us with fee income in addition to access to an existing book of business, a portion of which we may be able to integrate with our existing book of group medical stop-loss business. We believe we have ample financial capacity to remain a prudent acquirer while maintaining a conservative balance sheet.

Group

Overview

We offer a full range of employment-based benefit products and services targeted primarily at employers, unions and public agencies with 50 to 1,000 employees, as well as select larger groups that meet our targeted pricing and underwriting parameters. Group’s products include group medical stop-loss insurance sold to employer self-funded health plans; limited benefits medical insurance for employees not able to participate in a traditional health plan, such as part-time, seasonal and temporary workers; group life, accidental death and dismemberment insurance, and disability products. We purchase reinsurance coverage to limit our exposure to losses from our group medical stop-loss, life, short-term disability and long-term disability products. We retain group medical stop-loss risk up to $1.0 million and life risk up to $0.5 million, and reinsure the remainder. We reinsure 100% of our short-term and long-term disability risk, and, as of March 31, 2007, 50% of our Group life risk.

We sell through several types of distributors within the Group segment, including third-party administrators or TPAs, employee benefits brokers, consultants and Administrative Services Only, or ASO, arrangements. ASO’s are fully insured networks that also offer our group medical stop-loss insurance.

We work closely with employee benefits brokers, consultants and the employer to design benefit plans to meet the employer’s particular requirements. Our customers primarily are small and mid-size employers that require knowledgeable employee benefits brokers, consultants and insurance company representatives to understand their individual financial needs and employee profiles, and to customize benefit plans that are appropriate for them. We believe our extensive experience and expertise in group medical stop-loss insurance, limited benefits medical insurance, group life, accidental death and dismemberment insurance and disability products provide us with opportunities to support close broker relationships and to provide employers innovative and customer-centric benefit plans.

Pricing in the medical stop-loss insurance market has proven to be cyclical. Over the past two years, we have experienced a cycle where the market had been offering this product at competitively low prices. However, we continued our disciplined medical stop-loss pricing strategy. More recently, we have seen evidence of the medical stop-loss insurance market firming, which may suggest a developing trend towards higher pricing for this product line, based on our experience with previous pricing cycles.

Products

Group Medical Stop-Loss

Our group medical stop-loss insurance is provided to employer self-funded health plans and covers the risk of higher than expected claims experience. The group medical stop-loss coverage reimburses for claims in excess of a predetermined amount.

Limited Medical Benefits

Our limited medical benefits insurance is provided to employers for health coverage to employees not otherwise eligible to participate in traditional plans, such as part-time, seasonal and temporary workers.

Life Insurance, Accidental Death and Dismemberment

Our group term life insurance product provides benefits in the event of an insured employee’s death. The death benefit can be based upon an individual’s earnings or occupation, or can be fixed at a set dollar amount. Our products also include optional accidental death and dismemberment coverage as a supplement to our term life insurance policies. This coverage provides benefits for an insured employee’s loss of life, limb or sight as a result of accidental death or injury.

Disability Insurance

Our group long-term disability coverage is designed to cover the risk of employee loss of income during prolonged periods of disability. Our group short-term disability coverage provides partial replacement of an insured employee’s weekly earnings in the event of disability resulting from an injury or illness. Benefits can be a set dollar amount or based upon a percentage of earnings.

Underwriting and Pricing

We face significant competition in the Group segment operations. Our competitors include large and highly rated insurance carriers. Some of these competitors have greater resources than we do, and many of them offer similar products and use similar distribution channels. We have consistently written or renewed business that meets our return requirements, and this discipline has recently had a slightly negative impact on our market share. However, this was by design with our focus on profitability. Competition is based primarily upon product pricing and features, compensation and benefits structure and support services offered.

Group insurance pricing reflects the employer group’s claims experience, when appropriate. The risk characteristics of each employer group are reviewed at the time the policy is issued and each renewal year thereafter, resulting in ongoing adjustments to pricing. The key pricing and underwriting criteria are medical cost trends, the employer group’s demographic composition, including the age, gender and family composition of the employer group’s members, the industry, geographic location, regional economic trends, plan design and prior claims experience.

Retirement Services

Overview

Through our Retirement Services segment, we offer fixed and variable deferred annuities in both the qualified and non-qualified markets. Qualified contracts include tax-sheltered annuities (marketed to teachers and not-for-profit organizations), IRAs, Roth IRAs and Section 457 plans. We also issue group annuities to qualified retirement plans and provide record keeping services to qualified retirement plans invested in mutual funds. We offer these products and services to a broad range of individual consumers who want to accumulate tax-deferred assets for retirement, desire a reliable source of income during their retirement, or seek to protect against outliving their assets during retirement. We also target the small to mid-size employer market with cost effective products and services that provide a broad range of diverse investment options for employers that offer defined contribution plans.

Although the demand for fixed annuities has been negatively impacted by the low interest rate environment, we believe that higher interest rates will result in increased demand for fixed annuities and other investment products that help consumers supplement their social security benefits with reliable retirement income.

We have a variety of fixed annuity products and a broad range of distribution relationships that position us to increase sales to consumers looking for stable returns. With our new Focus variable product, we are positioned to increase sales to consumers that are looking to maximize earnings and have a tolerance for some volatility in their underlying investments.

Furthermore, we believe that the small to mid-sized employer market place will be an area of growth as more employers eliminate traditional pensions and offer defined contribution plans with lower administrative costs. As employers drive down employee costs, we believe they still want to offer competitive benefit retirement plans so long as the administrative costs are reasonable. We have partnered with a third party to offer employers a turnkey 401(k) package of plan administration and non-proprietary mutual fund investment options that is easy to sell through financial advisors. In addition, our products are designed to allow employers to provide their employees with attractive retirement investments for a relatively low cost. Furthermore, once those retirement plan customers decide to retire or rollover their funds, we offer a suite of IRAs, Roth IRAs, immediate annuities, and other retirement vehicles. It is our goal to capture and hold those customers by offering products that address their evolving needs and through excellent service to our distribution partners and customers.

We develop our annuity products through a rigorous pricing and underwriting process designed to achieve targeted returns based upon each product’s risk profile and our expected rate of investment returns. We compete for sales of annuities through competitive pricing policies and innovative product design. For example, we have introduced a single premium bonus annuity with a choice of multi-year interest guarantee periods.

We offer our annuities and other investment products primarily through financial institutions, broker dealers, independent agents and financial advisors, and worksite employee benefits specialists.

Products

Fixed Annuities

We offer fixed single premium and flexible premium deferred annuities that provide for a premium payment at time of issue, an accumulation period and an annuity payout period at some future date. For example, our fixed deferred annuities include our Custom product, which has a seven-year surrender charge penalty period and a choice of one year, three year or five year interest rate lock periods. During the accumulation period, we credit the account value of the annuity with interest earned at an interest rate, called the crediting rate. The crediting rate is guaranteed generally for one year, or the guarantee period selected by the contract owner. After each guarantee period, the crediting rate is subject to change at our discretion (subject to the minimum guaranteed rate in the contract), based upon competitive factors, portfolio earnings rate, prevailing market rates and product profitability. Our fixed annuity contracts are funded by our general account, and the accrual of interest during the accumulation period is generally on a tax-deferred basis to the owner. The majority of our fixed annuity contract owners retain their contracts through the surrender penalty period. After one year in the annuity contract, the contract owner may elect to take the accumulated value of the annuity and convert it to a series of payments that are received over a selected period of time of not less than five years.

Our fixed annuity contracts permit the contract owners at any time during the accumulation period to withdraw all or part of the premium paid, plus the amount credited to their accounts, subject to contract provisions such as surrender charges that vary depending upon the terms of the product. The contracts impose surrender charges that typically vary from 5.0% to 8.0% of the amount withdrawn, starting in the year of contract issue and decreasing to zero over a three to eight-year period. The contract owner also may withdraw annually up to 10% of the account value without any contractual penalty. Approximately $1.7 billion, or 35.8% of the total account value of our fixed annuities as of March 31, 2007, were subject to surrender charges.

As market conditions change, we change the initial crediting rate for newly issued fixed single premium deferred annuities, or SPDAs. We maintain the initial crediting rate for a minimum period of one year or the guarantee period, whichever is longer. Thereafter, we may adjust the crediting rate no more frequently than once every six months for any given deposit. Most of our recently issued annuity contracts have minimum guaranteed crediting rates between 1.0% and 3.0%.

Our earnings from fixed annuities are based upon the spread between the crediting rate on our fixed annuity contracts and the returns we earn in our general account on our investment of premiums.

Variable Annuities

We offer variable annuities that allow the contract owner to make payments into a guaranteed-rate account and separate accounts divided into subaccounts that invest in underlying investment portfolios. Like a deferred fixed annuity, a deferred variable annuity has an accumulation period and a payout period. Although the fixed-rate account is credited with interest in a manner similar to a fixed deferred annuity, there is no guaranteed minimum rate of return for investments in the subaccounts, and the contract owner bears the entire risk associated with the performance of these subaccounts, subject to the guaranteed minimum death benefit or any other benefit offered under the contract.

Similar to our fixed annuities, our variable annuity contracts permit the contract owner to withdraw all or part of the premiums paid, plus the amount credited to the contract owner’s account, subject to contract terms such as surrender charges. The cash surrender value of a variable annuity contract depends upon the value of the assets that have been allocated to the contract, how long those assets have been in the contract and the investment performance of the subaccounts to which the contract owner has allocated assets.

Variable annuities provide us with fee revenue in the form of flat-fee charges, mortality and expense risk charges, and asset related administration charges. The mortality and expense risk charge and asset related administration charge equal a percentage of the contract owner’s assets in the separate account and typically range from 0.95% to 1.55% per annum. In addition, some contracts may offer the option for contract owners to purchase additional features, such as guaranteed minimum death benefits, for additional fees that are paid for through charges equal to a percentage of the contract owner’s assets. Substantially all of our guaranteed minimum death benefit risk on our individual variable annuities is reinsured. We continue to evaluate our pricing of such features and intend to change prices if appropriate.

We recently introduced the Symetra Focus Variable Annuity, which we believe is one of the most cost-effective such products on the market. Focus is one of the few variable annuities available featuring index investment options from Vanguard. The product’s low-cost structure and well-respected investment options are designed to benefit the clients. The average total cost with Focus is 37% less than the industry average according to Variable Annuity Research and Data Service, a leading source of variable annuities data.

We continually review potential new fixed and variable annuity products and pursue only those where we believe we can achieve targeted returns in light of the risks involved. Unlike several of our competitors, we have not offered variable annuity products with guaranteed minimum withdrawal benefits, or GMWB, or with guaranteed minimum income benefits, or GMIB.

Corporate Retirement Plans

We offer a wide range of employer-sponsored retirement plans, which include 401(k) plans, including traditional, Safe Harbor and SIMPLE profit sharing plans, 403(b) plans and Section 457 plans.

Additional retirement plans can be purchased by individual business owners. These include one-person 401(k) plans designed for business owners with no employees, other than a spouse and defined benefit plans, commonly known as traditional retirement plans, designed to distribute a specific monthly benefit at retirement. The formula used to calculate this benefit can be based on many factors, but most commonly on salary and years of service. Contributions can only be made by the employer and are a federally tax-deductible business expense.

Underwriting and Pricing

We generally do not use an underwriting selection process for our annuity products. We price our products based upon our expected investment returns and our expectations for mortality, longevity and the probability that a policy or contract will remain in-force from one period to the next, or persistency, for the group of our contract owners as a whole, taking into account mortality improvements in the general population and our historical experience. We price deferred annuities by analyzing longevity and persistency risk, volatility of expected earnings on our assets under management, risk profile of the product, special reserving and capital requirements, and the expected expenses we will incur.

Income Annuities

Overview

We offer income annuities, which guarantee a series of payments that continue either for a certain number of years or for the remainder of an annuitant’s life.

Also, we offer structured settlement contracts that provide an alternative to a lump sum settlement, generally in a personal injury lawsuit or worker’s compensation claim, and typically are purchased by property and casualty insurance companies for the benefit of an injured claimant. The structured settlements provide scheduled payments over a fixed period or, in the case of a life-contingent structured settlement, for the life of the claimant with a guaranteed minimum period of payments.

Products

Income Annuities

Our income annuities differ from deferred annuities in that they provide for contractually guaranteed payments that generally begin within one year of issue. Income annuities generally do not provide for surrender or policy loans by the contractholder, and therefore they provide us with the opportunity to match closely the underlying investment of the deposit received to the cash benefits to be paid under a policy and provide for an anticipated margin for expenses and profit, subject to credit, reinvestment and, in some cases, longevity risk. We have recently added a liquidity feature that allows the contractholder to withdraw portions of the future payments.

The most common types of income annuities are the life-contingent annuity, which makes payments for the life of an annuitant, the joint and survivor annuity, which continues to make payments to a second annuitant, such as a spouse, after the death of the contractholder, and period certain annuities, which generally make payments for a minimum period from five to 30 years even if the contractholder dies within the certain period. Income annuities typically are sold to people that are near, at, or in retirement. We anticipate higher sales of income annuities with the demographic shift toward more people reaching retirement age and their need for dependable retirement income that lasts their entire life.

Structured Settlements

Structured settlement contracts provide an alternative to a lump sum settlement, generally in a personal injury lawsuit or worker’s compensation claim, and typically are purchased by property and casualty insurance companies for the benefit of an injured claimant. The structured settlements provide scheduled payments over a fixed period or, in the case of a life-contingent structured settlement, for the life of the claimant with a guaranteed minimum period of payments. Structured settlement contracts also may provide for irregularly scheduled payments to coincide with anticipated medical or other claimant needs. These settlements offer tax-advantaged, long-term financial security to the injured party and facilitate claim settlement for the property and casualty insurance carrier. Structured settlement contracts are long-term in nature, guarantee a fixed benefit stream and generally do not permit surrender or borrowing against the amounts outstanding under the contract. In 2005, we introduced funding services to clients with financial circumstances that may have changed from the time they originally received a structured settlement. Our funding service provides an immediate lump sum payment to replace future benefit payments and includes coordinating the court approval process.

Our current financial strength ratings limit our ability to offer structured settlement contracts. If our principal life insurance company subsidiary, Symetra Life Insurance Company, increases its financial strength ratings from “A” (Excellent) to “A+” (Excellent) from A.M. Best, courts will be more willing to approve structured settlement contract arrangements from us. Improving this key rating will allow us to participate fully in this market.

Underwriting and Pricing

In substandard cases, we maintain medical underwriting for these annuities. We price income annuities and structured settlements using industry produced annuity mortality information, our mortality experience and assumptions regarding continued improvement in annuitant longevity, as well as assumptions regarding investment yields at the time of issue and thereafter. Our structured settlement contracts and traditional income annuities can be underwritten in our medical department by medical doctors and other trained medical personnel.

Individual

Overview

Individual life insurance provides protection against financial hardship after the death of an insured by providing cash payments to the beneficiaries of the policyholder. Single premium life and universal life insurance products also provide an efficient way for assets to be transferred to heirs.

Our principal life insurance product is term life, which provides life insurance coverage with guaranteed level premiums for a specified period of time with little or no buildup of cash value that is payable upon lapse of the coverage. We have been a provider of term life insurance since 1957. In addition to term life insurance, we offer universal life insurance products, which are designed to provide protection for the entire life of the insured and may include a buildup of cash value that can be used to meet the policyholder’s particular financial needs during the policyholder’s lifetime.

We price our traditional insurance policies based primarily upon our own historical experience in the risk categories that we target. Our pricing strategy is geared toward individuals in preferred risk categories and offer them attractive products at competitive prices. Persons in preferred risk categories include healthier individuals who generally have family histories that do not present increased mortality risk. We also have significant expertise in evaluating people with health problems and offer appropriately priced coverage for people who meet our underwriting criteria.

We offer our life insurance products primarily through three distribution channels: independent agents and financial advisors, worksite benefit brokers and financial institutions, and we offer BOLI through specialty agents. We believe there are opportunities to expand our sales through each of these distribution channels.

Products

Term Life Insurance

Our term life insurance policies provide a death benefit if the insured dies while the coverage is in force. Term life policies have little to no cash value buildup and therefore rarely have a payment due if and when a policyholder decides to lapse the policy.

Our primary term life insurance products have guaranteed level premiums for initial terms of 10, 15, 20 or 30 years. After the guaranteed period expires, premiums increase annually and the policyholder has the option to continue under the current policy by paying the increased premiums without demonstrating insurability or qualifying for a new policy by submitting again to the underwriting process. Coverage continues until the insured reaches the policy expiration age or the policyholder ceases to make premium payments or otherwise terminates the policy, including potentially converting to a permanent plan of insurance. The termination of coverage is called a lapse. For newer policies, we seek to reduce lapses at the end of the guaranteed period by gradually grading premiums to the attained age scale of the insured over the five years following the guaranteed period. After this phase-in period, premiums continue to increase as the insured ages.

Because of how we design and price our term insurance, we have limited the impact from statutory reserves mandated by the valuation of life insurance policies model regulation, also known in the insurance industry as XXX deficiency reserves.

BOLI

Our life insurance business also includes BOLI. During the past few years, many of the nation’s largest financial institutions have purchased several billion dollars of BOLI as a means of generating the cash flow needed to fund benefit liabilities. A BOLI program can create significant assets and earnings gains that can closely match the emerging liabilities. BOLI is a highly stable, low-risk source of financing that can offer net annual after-tax returns that are generally higher than traditional bank investments.

Universal Life Insurance

Our universal life insurance policies provide policyholders with lifetime death benefit coverage, the ability to accumulate assets on a flexible, tax-deferred basis, and the option to access the cash value of the policy through a policy loan, partial withdrawal or full surrender. Our universal life products also allow policyholders to adjust the timing and amount of premium payments. We credit premiums paid, less certain expenses, to the policyholder’s account and from that account deduct regular expense charges and certain risk charges, known as COI, which generally increase from year to year as the insured ages. Our universal life insurance policies accumulate cash value that we pay to the insured when the policy lapses or is surrendered. Most of our universal life policies also include provisions for surrender charges for early termination and partial withdrawals.

We credit interest on policyholder account balances at a rate determined by us, but not less than a contractually guaranteed minimum. Our in-force universal life insurance policies generally have minimum guaranteed crediting rates ranging from 3.0% to 4.5% for the life of the policy.

Because of how we design and price our universal life insurance, we have limited the impact from AXXX deficiency reserves. We sell only two products with secondary guarantees and these are limited to the first 20 years of the policy.

Worksite Life

Our worksite life product is voluntary universal life insurance coverage that provides lifetime death benefit protection if minimum premium payments are made. The premiums are paid by payroll deduction while the employee remains with the employer and the product is portable after the policyowner leaves the employer. Policies are available for employees, their spouses, children and grandchildren.

The product has an Automatic Increase Option (AIO) that allows the policyowner to elect at issue to have the option of paying an incremental amount in future policy years to obtain additional coverage. We credit interest on policyholder account balances at a rate determined by us, subject to the guaranteed minimum interest rate of 2.0%.

Because of how we design and price our worksite life insurance, we have limited the impact from AXXX deficiency reserves.

Variable Life Insurance

Our variable life insurance policies provide policyholders with lifetime death benefit coverage, the ability to accumulate assets on a flexible, tax-deferred basis, and the option to access the cash value of the policy through a policy loan, partial withdrawal or full surrender. We offer a variable universal life insurance product with either a fixed or increasing death benefit for traditional life insurance needs and policyholders are allowed to adjust the timing and amount of premium payments. We also offer a variable life insurance product that is designed to maximize cash value accumulation by minimizing the COI charges. This product provides the minimum amount of insurance necessary to qualify as life insurance under the IRS tax code and has a variable death benefit that adjusts based on the investment performance of the underlying account value. This product is designed for the financial planning market, primarily for wealth transfer purposes for high net worth individuals.

Because of how we design and price our variable universal life insurance, we have limited the impact from AXXX deficiency reserves. We sell only one product with secondary guarantees that are limited to the first 20 years of the policy.

Underwriting and Pricing

We believe effective underwriting and pricing are significant drivers of the profitability of our life insurance business, and we have established rigorous underwriting and pricing practices designed to maximize our profitability. Our fully underwritten term life insurance is reinsured 50% to 85%, which limits retained mortality risk for the Company. We set pricing assumptions for expected claims, lapses, investment returns, expenses and customer demographics based on our own relevant experience and other factors. Our strategy is to price our products competitively for our target risk categories and not necessarily to be equally competitive in all categories.

Our fully underwritten policies place each insurable life insurance applicant in one of eight primary risk categories, depending upon current health, medical history and other factors. Each of these eight categories has specific health criteria, including the applicant’s history of using nicotine products. We consider each life insurance application individually and apply our guidelines to place each applicant in the appropriate risk category, regardless of face value or net amount at risk. We may decline an applicant’s request for coverage if the applicant’s health or other risk factor assessment is unacceptable to us. We do not delegate underwriting decisions to independent sales intermediaries. Instead, all underwriting decisions are made by our own underwriting personnel or by our automated underwriting system. We often share information with our reinsurers to gain their insights on potential mortality and underwriting risks and to benefit from their broad expertise. We use the information we obtain from the reinsurers to help us develop effective strategies to manage our underwriting risks. For specific markets where fully underwritten products are not preferred by the distributor, we have developed specially priced products to support a “simplified issue” process. This process enables us to reach applicants not called on by traditional insurance agents. “Simplified issue” contracts are typically generated via worksite sales to employees and sales to retail bank customers. Insurance amounts are limited and separate underwriting guidelines are applied for simplified issue policies.

Other

Our Other segment consists primarily of unallocated surplus net investment income and unallocated operating expenses including interest expense on debt, the results of small, non-insurance businesses that are managed outside of our operating segments and inter segment elimination entries.

Distribution

We distribute our products through an extensive and diversified distribution network. We believe access to a variety of distribution channels enables us to respond effectively to changing consumer needs and distribution trends. We compete with other financial services companies to attract and retain relationships in each of these channels. Some of the factors that lead to our success in competing for sales through these channels include amount of sales commissions and fees we pay, breadth of our product offerings, our perceived stability and our financial strength ratings, marketing and training we provide and maintenance of key relationships with individuals at those firms. We believe we have a well diversified multi-channel distribution network to capture a broad share of the distributor and consumer markets for insurance and financial services products.

Our Group segment distributes their products through the following channels:

•	employee benefits brokers and TPAs; and

•	worksite specialists.

Our Individual, Retirement Services and Income Annuities segments distribute their products through the following channels:

•	financial institutions;

•	worksite specialists; and

•	brokerage general agencies and independent agents.

The following table sets forth our annualized first-year premiums and deposits on new policies in our Group, Retirement Services, Income Annuities and Individual segments:

Sales for the Year Ended December 31, 2006
by Distribution Channel

	Segment
		Retirement	Income
Distribution Channel	Group(1)	Services(2)	Annuities(3)	Individual(4)
	(Unaudited)
	(Dollars in millions)

Financial institutions	$—	$374.8	$14.8	$1.4
Employee benefits brokers/TPAs	59.9	—	—	—
Worksite specialists	9.2	160.3	5.4	1.6
Independent agents/BGAs	—	38.1	65.3	6.2
Structured settlements/BOLI	—	—	11.1	—

(1)	Includes medical stop-loss, health insurance and life and disability and limited medical benefits.

(2)	Includes deferred and variable annuities and retirement programs.

(3)	Includes immediate annuities and structured settlements.

(4)	Includes term, universal, single premium, BOLI and variable life insurance.

Financial Institutions.  We have agency agreements with approximately 22 major financial institutions, accounting for approximately 16,000 agents and registered representatives in 50 states. We use financial institutions to distribute a significant portion of our fixed and variable annuities, as well as a growing portion of our life insurance policies.

Employee Benefits Brokers, Third-Party Administrators.  We distribute most of our Group segment products through approximately 2,500 agencies in the employee benefits broker/third-party administrator channel. This distribution channel is also supported by approximately 60 of our employees located strategically in a nationwide network of 24 regional offices.

Worksite Specialists.  We distribute limited benefits medical insurance of our Group segment, retirement programs of our Retirement Services segment, and voluntary life insurance of our Individual segment through the worksite channel. Employer sponsored retirement plans are sold through more than 1,200 independent employee benefits brokers and registered representatives from approximately 800 agencies. Limited benefits medical insurance and voluntary life insurance are sold through approximately 340 independent retail brokers, agents and consultants in 49 states and the District of Columbia.

Independent Agents, Brokerage General Agencies.  We distribute life insurance and fixed and deferred annuities through approximately 17,000 independent agents located throughout the U.S. from approximately 12,000 different agencies. These independent agents market our products and those of other insurance companies.

Structured Settlements.  We distribute structured settlements through 551 settlement consultants representing 66 agencies in 49 states and the District of Columbia. We believe our ability to participate and compete effectively in the sales of structured settlements will depend on our ability to achieve upgrades from the ratings agencies.

Marketing

We promote and differentiate our products and services through the breadth of our product offerings, technology services, specialized support for our distributors and innovative marketing programs to help distributors grow their business with our products.

Since the completion of the Acquisition, we have customized our marketing approach to promote our new brand to distributors of our products whom we believe have the most influence in our customers’ purchasing decisions. We chose to build our brand among this constituency in three phases: an outreach to our employees to understand and deliver on the new brand, an outreach to our independent producers in our sales channels and a prudent consumer outreach. These programs include advertising in trade and business periodicals, consumer advertising with a small, prudent budget leveraged by its ties to our producers, outreach from a media perspective to both trade and consumer periodicals and community outreach to include partnering with distributors.

At the product level, we simplify the sales process so that the recommendation to purchase our product is as easy and seamless as possible. This is accomplished through our product collateral, technology in the sales process and ease of service after the sale.

We seek to build recognition of our new brand and maintain strong relationships with leading distributors by providing a high level of specialized support, such as product training, sales solutions, and financial product design for targeted customers. In addition, we host several annual meetings with independent sales intermediaries to gather their feedback on industry trends, new product suggestions and ways to enhance our relationships with distributors.

Reserves

Overview

We calculate and maintain reserves for estimated future benefit payments to our policyholders and contractholders in accordance with U.S. GAAP. We establish reserves at amounts which we expect to be sufficient to satisfy our policy obligations. We release these reserves as those future obligations are extinguished. The reserves we establish necessarily reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions involve the exercise of significant judgment. Our future financial results depend significantly upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors can affect future experience, including economic and social conditions, inflation, healthcare costs, changes in doctrines of legal liability and damage awards in litigation. Therefore, we cannot determine with complete precision the ultimate amounts we will pay for actual future benefits or the timing of those payments.

Individual and Group Life Insurance and Group Health Insurance

We establish reserves for life insurance policies based upon generally recognized actuarial methods. We use mortality tables in general use in the U.S., modified where appropriate to reflect relevant historical experience and our underwriting practices. Persistency, expense and interest rate assumptions are based upon relevant experience and expectations for future development.

The liability for policy benefits for universal life insurance and BOLI policies is equal to the balance that accrues to the benefit of policyholders, including credited interest, plus any amount needed to provide for additional benefits. We also establish reserves for amounts that we have deducted from the policyholder’s balance to compensate us for services to be performed in future periods. The BOLI life reserves were reset to fair value on the date of acquisition, August 2, 2004.

Our reserves for unpaid group life and health insurance claims, including our stop-loss medical and other lines, are estimates of the ultimate net cost of both reported losses that have not yet been settled and incurred but as yet unreported losses. Reserves for IBNR claims are based upon historic incidence rates, severity rates, reporting delays and any known events which we believe will materially affect claim levels.

Reserves for long-term disability claims are based upon factors including recovery, mortality, expenses, Social Security and other benefit offsets, and investment income. They represent the actuarial present value of benefits and associated expenses for current claims, reported claims that have not yet completed the applicable elimination period and for covered disabilities that have been incurred but have not yet been reported. Claims on long-term disability insurance policies consist of payments to be made periodically, generally monthly, in accordance with the contractual terms of the policy.

Retirement Services and Income Annuities

For our investment contracts, including annuities and guaranteed investment contracts, contractholder liabilities are equal to the accumulated contract account values, which generally consist of an accumulation of deposit payments, less withdrawals, plus investment earnings and interest credited to the account, less expense, mortality, and profit charges, if applicable. We also maintain a separate reserve for any expected future payments in excess of the account value due to the potential death of the contractholder. The reserves were reset to fair value on August 2, 2004.

Reserves for future policy benefits on our immediate fixed annuity contracts are calculated based upon actuarial assumptions regarding the interest to be earned on the assets underlying the reserves and, if applicable, the annuitant’s life expectancy. The reserves were reset to fair value on August 2, 2004 with adjustments to future interest and mortality assumptions.

Investments

Overview

Our investment portfolios are currently managed under an agreement with White Mountains Advisors LLC, or WM Advisors, a registered investment adviser that is owned by White Mountains Insurance Group, Ltd. Prior to the completion of this transaction we will enter into an amended agreement with WM Advisors and a new agreement with Prospector Partners, LLC, or Prospector. See “Certain Relationships and Related

Transactions.” WM Advisors and Prospector are value-oriented investment managers whose overall investment objective is to consistently achieve positive results and to maximize long-term results with a focus on downside protection, all within client constraints. Among the keys to their success are an emphasis on capital preservation, a strong focus on fundamental, value-oriented security selection and quick action as a security’s outlook changes. Their moderate size allows them to remain selective and opportunistic in implementing this approach. WM Advisors has entered into two sub-advisory agreements with Principal Global Investors, or Principal, Pioneer Investment Management, or Pioneer to perform the following:

•	Principal’s objective is to invest in investment grade private placements with target average lives of three to 30 years.

•	Pioneer’s investment objective is to provide a consistently high current yield, maintain preservation of principal and, provided the first two objectives are met, seek to achieve a competitive total rate of return relative to the Merrill Lynch U.S. High Yield BB/B combined index.

Prospector’s investment strategy is to maximize absolute total return through investments in a variety of equity and equity-related instruments, including convertible preferred and convertible debt securities. Using a value orientation, Prospector invests in relatively concentrated positions in the United States and other developed markets. Prospector’s philosophy is to invest for total risk-adjusted return using a bottom-up, value discipline. Preservation of capital is of the utmost importance.

In addition, we have a mortgage loan department that originates new commercial mortgages and manages our existing commercial mortgage loan portfolio. The commercial mortgage holdings are secured by first-mortgage liens on income-producing commercial real estate, primarily in the retail, industrial, and office building sectors.

We invest primarily in fixed maturities, including government, municipal and corporate bonds, mortgage-backed and other asset-backed securities and mortgage loans on commercial real estate. We also invest in short-term securities and other investments, including a position in equity securities. In all cases, investments for our insurance subsidiaries are required to comply with restrictions imposed by applicable laws and insurance regulatory authorities.

Our investment department includes accounting, reporting and analysis functions. We establish investment policies and strategies, as well as reviewing portfolio performance and asset-liability management allocations. We incurred expenses for investment management and related administrative services of $24.0 million for 2006 and $22.9 million for 2005.

Our primary investment objective is to meet our obligations to policyholders and contractholders while increasing value to our stockholders by investing in a diversified portfolio of high-quality, income producing securities and other assets. Our investment strategy for our non-equity portfolio seeks to optimize investment income without relying on realized investment gains. Our strategy for our equity portfolio is to maximize total return. We deliberately forego investment income to receive realized and unrealized investment gains from our equity investments.

We are exposed to two primary sources of investment risk. One of these investment risks is credit risk, and is associated with the uncertainty of the continued ability of a given issuer to make timely payments of principal and interest. Another investment risk is interest rate risk, where market price and cash flow variability are associated with changes in market interest rates.

We manage credit risk by analyzing issuers, transaction structures and real estate properties. We use analytic techniques to monitor credit risk. For example, we regularly measure the probability of credit default and estimated loss in the event of such a default, which provides us with early notification of worsening credit. If an issuer downgrade causes our holdings of that issuer to exceed our risk thresholds, we automatically undertake a detailed review of the issuer’s credit. We also manage credit risk through industry and issuer diversification and asset allocation practices. For commercial real estate loans, we manage credit risk through geographic and product type diversification and asset allocation. We routinely review different issuers and sectors and conduct more formal quarterly portfolio reviews.

We mitigate interest rate risk through rigorous management of the relationship between the duration of our assets and the duration of our liabilities, seeking to minimize risk of loss in both rising and falling interest rate environments.

For a summary of the composition of our investment portfolio see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments.”

Fixed Maturities

Fixed maturities consist principally of publicly traded and privately placed debt securities, and represented 93.0% and 92.7% of invested assets as of March 31, 2007 and December 31, 2006, respectively.

Based upon estimated fair value, public fixed maturities represented 96.2% of total fixed maturities as of March 31, 2007. Private fixed maturities represented 3.8% of total fixed maturities as of March 31, 2007. We invest in privately placed fixed maturities in an attempt to enhance the overall value of the portfolio, increase diversification and obtain higher yields than can ordinarily be obtained with comparable public market securities.

There are several credit ratings of the nationally recognized statistical rating organizations such as S&P, Moody’s and Fitch and the Securities Valuation Office of the NAIC for marketable bonds. The following tables present our public, private and aggregate fixed maturities by S&P credit ratings and the equivalent NAIC designation, as well as the percentage, based upon estimated fair value, that each designation comprises:

Fixed Maturities Credit Quality

		As of March 31, 2007			As of December 31, 2006
				% of			% of
		Amortized		Total	Amortized		Total
S&P	NAIC	Cost	Fair Value	Fair Value	Cost	Fair Value	Fair Value
	(Dollars in millions)

AAA	1	$5,248.0	$5,251.1	32.8%	$5,192.8	$5,160.5	32.2%
AA	1	1,244.7	1,254.0	7.9	1,112.3	1,122.8	7.0
A	1	3,481.8	3,495.3	21.9	3,639.2	3,653.4	22.8
BBB	2	4,694.9	4,653.7	29.1	4,838.3	4,782.3	29.8
BB	3	374.7	393.8	2.5	394.9	419.4	2.6
B	4	268.7	277.4	1.7	253.9	256.5	1.6
CCC	5	19.4	19.9	0.1	23.5	23.5	0.1
D	6	1.0	2.7	0.0	1.1	2.2	0.0
NR		644.0	642.7	4.0	630.6	629.3	3.9

Total		$15,977.2	$15,990.6	100.0%	$16,086.6	$16,049.9	100.0%

The following table sets forth the amortized cost and estimated fair value of our fixed maturities by contractual maturity dates as of the dates indicated:

Maturity Table

	March 31, 2007		December 31, 2006
	Amortized	Estimated	Amortized	Estimated
Years to Maturity	Cost	Fair Value	Cost	Fair Value
	(Unaudited)
	(Dollars in millions)

Due in one year or less	$391.8	$389.6	$377.1	$374.6
Due after one year through five years	2,636.4	2,611.2	2,655.7	2,613.7
Due after five years through ten years	2,546.9	2,526.9	2,746.5	2,701.7
Due after ten years	5,933.4	6,002.7	5,919.7	6,014.2
Mortgage-backed securities	4,468.7	4,460.2	4,387.6	4,345.7

Total	$15,977.2	$15,990.6	$16,086.6	$16,049.9

We diversify our fixed maturities by security sector. The following table sets forth the estimated fair value of our fixed maturities by sector, as well as the percentage of the total fixed maturities each sector comprises of the total as of the dates indicated:

Sector Table

	March 31, 2007		December 31, 2006
	Estimated	% of	Estimated	% of
Security Sector	Fair Value	Total	Fair Value	Total
	(Unaudited)
	(Dollars in millions)

U.S. Government and agencies	$188.5	1.2%	$157.9	1.0%
State and political subdivisions	515.1	3.2	670.9	4.2
Foreign governments	192.6	1.2	208.9	1.3
Corporate securities	10,634.2	66.5	10,666.5	66.4
Mortgage-backed securities	4,460.2	27.9	4,345.7	27.1

Total	$15,990.6	100.0%	$16,049.9	100.0%

The following table sets forth the estimated fair value by major industry types that comprise our fixed maturities holdings as of the dates indicated, based primarily on standard industrial codes:

Industry Table

	March 31, 2007		December 31, 2006
	Estimated	% of	Estimated	% of
Security Sector	Fair Value	Total	Fair Value	Total
	(Unaudited)
	(Dollars in millions)

Consumer discretionary	$970.3	6.1%	$1,012.4	6.3%
Consumer staples	1,264.8	7.9	1,247.7	7.8
Energy	590.5	3.7	650.4	4.0
Financials	4,011.9	25.1	3,882.2	24.2
Foreign governments	192.6	1.2	193.7	1.2
Health care	449.5	2.8	457.3	2.8
Industrials	1,360.6	8.5	1,325.1	8.3
Information technology	191.8	1.2	186.7	1.1
Internal/other	22.8	0.1	23.1	0.1
Materials	698.5	4.4	694.7	4.3
Supranationals	24.2	0.1	24.2	0.2
Telecommunication services	654.1	4.1	688.1	4.3
U.S. federal government	2,984.5	18.7	2,994.4	18.7
U.S. municipals	515.1	3.2	571.1	3.6
Utilities	2,059.4	12.9	2,098.8	13.1

Total	$15,990.6	100.0%	$16,049.9	100.0%

Our fixed maturities holdings are diversified by industry and issuer. The portfolio does not have significant exposure to any single issuer. As of March 31, 2007 our combined corporate bond holdings in the ten issuers in which we had the greatest exposure was $957.7 million, or approximately 5.6% of our total investments as of such date. Our exposure to the largest single issuer of corporate bonds held as of March 31, 2007 was $170.8 million, which was 1.0% of our total investments as of such date.

Mortgage-backed, Asset-backed Securities

We purchase mortgage-backed and asset-backed securities to diversify the portfolio risk from primarily corporate credit risk to a mix of credit and cash flow risk. We believe the inherent risks of prepayment and extension with the mortgage-backed securities will impact when cash flow is received, and the majority of our holdings have low variability in monthly cash flow. Our total mortgage-backed securities holdings estimated fair value was $4.5 billion and $4.3 billion as of March 31, 2007 and December 31, 2006, respectively. We held minimal investments in asset-backed securities which had an estimated fair value of $85.8 million and $92.2 million as of March 31, 2007 and December 31, 2006, respectively. The amount of mortgage-backed securities we hold involving the sub-prime mortgage market is de minimis.

Mortgage Loans

Our mortgage loans holdings are collateralized by commercial properties. These holdings are reported at carrying value composed of original cost net of prepayments and amortization. We diversify our mortgage loans by geographic region, loan size and scheduled maturities. We held total mortgage loans net of allowances of $786.9 million and $794.3 million as of March 31, 2007 and December 31, 2006, respectively. As of March 31, 2007, 83.5% of our total mortgage loans were under $5 million, and 91.7% of our total mortgage loans had scheduled maturities due after five years. Also, holdings in the top four states, California, Washington, Texas and Oregon, comprised 63.6% of our total mortgage loans as of March 31, 2007. We monitor our mortgage loans on a continual basis for any that may be potentially delinquent. Our allowance for losses on mortgage loans was $4.0 million and $4.0 million as of March 31, 2007 and December 31, 2006, respectively.

Equity Securities

We purchase preferred and common stocks of publicly traded U.S. companies, and hold investments in other limited partnerships. The majority of our equity securities are held in our Income Annuities segment where we believe it is appropriate to match equity exposure against long-tailed structured settlement liabilities. Our equity holdings, which include investments in limited partnerships when the ownership percentage is less than 3%, are classified as available-for-sale and are carried at fair value. We held total equity securities of $206.0 million and $201.7 million as of March 31, 2007 and December 31, 2006, respectively.

Investments in Limited Partnerships

Our investments in limited partnerships are accounted for under the equity method when our ownership interest is 3% or greater. These investments are carried at fair value with the difference between fair value and cost recorded in investment income. We held total investments in limited partnerships of $111.0 million and $112.6 million as of March 31, 2007 and December 31, 2006, respectively.

Reinsurance

Through both treaty and facultative reinsurance agreements, we engage in the industry practice of reinsuring portions of our insurance risk with reinsurance companies. We use reinsurance to diversify our risks and manage loss exposures primarily in our Group and Individual segments. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain.

We cede insurance primarily on a treaty basis, under which risks are ceded to a reinsurer on specific books of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a facultative basis, under which the reinsurer’s prior approval is required on each risk reinsured. The use of reinsurance does not discharge us, as the insurer, from liability on the insurance ceded. We, as the insurer, are required to pay the full amount of our insurance obligations even in circumstances where we are entitled or able to receive payments from our reinsurer. The principal reinsurers to which we cede risks have A.M. Best financial strength ratings ranging from “A+” to “B−.” Historically, we have not had significant concentrations of reinsurance risk with any one reinsurer.

We had reinsurance recoverables of $242.8 million and $238.8 million as of March 31, 2007 and December 31, 2006, respectively. The following table sets forth our exposure to our principal reinsurers, including reinsurance recoverables as of December 31, 2006 and the A.M. Best ratings of those reinsurers as of that date:

	Reinsurance
	recoverable	A.M. Best rating
	(Dollars in millions)

Reinsurance Group of America	$70.7	A+
Transamerica Life Insurance Company	$66.1	A+
UNUM Life Insurance Company of America	$64.9	A–
Lincoln National Life Insurance Company	$25.1	A+

Risk Management

Overview

Risk management is a critical part of our business and we have adopted risk management processes in virtually every aspect of our operations, including product development, underwriting, investment management, asset-liability management and technology development projects. The primary objective of these risk management processes is to reduce the variations we experience from our expected results.

We use a risk model that draws on the risk-based capital concepts. Risks are classified into four main categories:

•	investment risks;

•	pricing risks, including determination of adequate spreads or premiums, and estimation of claims, both expected and catastrophic;

•	interest rate risk, including asset liability duration matching exposures; and

•	other business risks, including business continuity, data security and other operational risks.

Operations and Technology

Service and Support

We have a dedicated team of service and support personnel, as well as Affiliated Computer Services, or ACS, based in Dallas, Texas, our outsourced provider, that deliver automation solutions to drive competitive advantage, to achieve earnings growth objectives, and to control the cost of doing business. We mainly follow a buy-versus-build approach in providing application and business processing services that accelerate delivery and responsiveness. We also develop proprietary software for competitive or economic benefits.

Operating Centers

In October 2004, we established a comprehensive five-year outsourcing agreement with ACS, with two one-year extensions. The scope of the contract with ACS includes the management of the following:

•	Data center: mainframe, Wintel systems, storage, web services, disaster recovery;

•	Distributed computing: field office services, desktop support, asset management;

•	Data network: network infrastructure, carrier services, secured remote access;

•	Voice communications: voice systems, wireless, contact center technologies;

•	Help desk supporting: infrastructure, packaged software, password resets;

•	Output processing: print and mail fulfillment, archive and online viewing; and

•	Content management: imaging and content management system.

Competition

We face significant competition for customers and distributors from insurance and other financial services companies in each of our businesses. Our competitors include other large and highly rated insurance carriers. Some of these competitors have greater resources than we do, and many of them offer similar products and use similar distribution channels. Competition in our operating business segments is based on a number of factors, including:

•	quality of service;

•	product features;

•	price;

•	scope of distribution;

•	financial strength ratings; and

•	name recognition.

The relative importance of these factors depends on the particular product and market. We compete for customers and distributors with insurance companies and other financial services companies in our various businesses.

Financial Strength Ratings

Rating organizations continually review the financial performance and condition of most insurers and provide financial strength ratings based on a company’s operating performance and ability to meet obligations to policyholders. Ratings provide both industry participants and insurance consumers meaningful information on specific insurance companies and are an important factor in establishing the competitive position of insurance companies. In addition, ratings are important to maintaining public confidence in us and our ability to market our products.

Symetra Life Insurance Company, our principal life insurance subsidiary, is rated by A.M. Best, S&P, Moody’s and Fitch as follows as of June 29, 2007:

Financial Strength Rating
	A.M. Best	S&P	Moody’s	Fitch

Symetra Life Insurance Company	A	A−	A2	A+

A.M. Best states that its “A” (Excellent) rating is assigned to those companies that have, in its opinion, an excellent ability to meet their ongoing obligations to policyholders. The “A” (Excellent) is the third highest of 15 ratings assigned by A.M. Best, which range from “A++” to “F.”

Symetra Life Insurance Company’s Financial Size Category, or FSC, ranking, as determined by A.M. Best is XII, the fourth highest of 15. A.M. Best indicates that the FSC is designed to provide an indicator of the size of a company in terms of its statutory surplus and related accounts.

Standard & Poor’s states that an insurer rated “A” (Strong) has strong financial security characteristics, that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments, but is somewhat more likely to be affected by adverse business conditions than are insurers with higher ratings. The “A” range is the third highest of the four ratings ranges that meet these criteria, and also is the third highest of nine financial strength ratings ranges assigned by S&P, which range from “AAA” to “R.” A plus (+) or minus (−) shows relative standing in a rating category. Accordingly, the “A−” rating is the seventh highest of S&P’s 22 ratings categories.

Moody’s Investors Service states that insurance companies rated “A2” (Good) offer good financial security. However, elements may be present that suggest a susceptibility to impairment sometime in the future. The “A” range is the third highest of nine financial strength rating ranges assigned by Moody’s which range from “Aaa” to “C.” Numeric modifiers are used to refer to the ranking within the group, with “1” being the highest and “3” being the lowest. Accordingly, the “A2” rating is the sixth highest of Moody’s 21 ratings categories.

Fitch states that insurance companies rated “A” (Strong) are viewed as possessing strong capacity to meet policyholder and contract obligations. Risk factors are moderate, and the impact of any adverse business and economic factors is expected to be small. The “A” rating category is the third highest of eight financial strength categories, which range from “AAA” to “D.” The symbol (+) or (−) may be appended to a rating to indicate the relative position of a credit within a rating category. These suffixes are not added to ratings in the “AAA” category or to ratings below the “CCC” category. Accordingly, the “A+” rating is the fifth highest of Fitch’s 24 ratings categories.

A.M. Best, S&P, Moody’s and Fitch review their ratings periodically and we cannot assure you that we will maintain our current ratings in the future. Other agencies may rate Symetra or our insurance subsidiaries on a solicited or unsolicited basis.

The A.M. Best, S&P, Moody’s and Fitch ratings included are not designed to be, and do not serve as, measures of protection or valuation offered to investors in this offering. These financial strength ratings should not be relied on with respect to making an investment in our securities.

Employees

As of March 31, 2007, we had over 1,200 full-time and part-time employees. We believe our employee relations are satisfactory. To the best of our knowledge, none of our employees is subject to a collective bargaining agreement.

Facilities

We lease approximately 343,000 square feet of office space in various locations throughout the U.S. which consists primarily of 292,000 square feet of office space at our headquarters in Bellevue, Washington.

Most of our leases have lease terms ranging from one to ten years. Our aggregate annual rental expense under these leases was $8.2 million during 2006.

We believe our properties are adequate for our business as presently conducted.

Legal Proceedings

We are regularly a party to litigation, arbitration proceedings and governmental examinations in the ordinary course of our business. While we cannot predict the outcome of any pending or future litigation or examination, we do not believe that any pending matter, individually or in the aggregate, will have a material adverse effect on our business.

REGULATION

Our insurance operations are subject to a wide variety of laws and regulations. State insurance laws regulate most aspects of our insurance businesses, and our insurance subsidiaries are regulated by the insurance departments of the states in which they are domiciled and licensed. Our insurance products and thus our businesses also are affected by U.S. federal, state and local tax laws. Insurance products that constitute “securities,” such as variable annuities and variable life insurance, also are subject to federal and state securities laws and regulations. The SEC, the National Association of Securities Dealers, or NASD, and state securities authorities regulate these products.

Our broker-dealers are subject to federal and state securities and related laws. The SEC, NASD and state securities authorities are the principal regulators of these operations.

The purpose of the laws and regulations affecting our insurance and securities businesses is primarily to protect our customers and not our noteholders or stockholders. Many of the laws and regulations to which we are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations.

In addition, insurance and securities regulatory authorities increasingly make inquiries regarding compliance by us and our subsidiaries with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We cooperate with such inquiries and take corrective action when warranted.

Many of our customers and agents also operate in regulated environments. Changes in the regulations that affect their operations also may affect our business relationships with them and their ability to purchase or to distribute our products.

Insurance Regulation

Our insurance subsidiaries are licensed and regulated in all states in which they conduct insurance business. The extent of this regulation varies, but most states have laws and regulations governing the financial condition of insurers, including standards of solvency, types and concentration of investments, establishment and maintenance of reserves, credit for reinsurance and requirements of capital adequacy, and the business conduct of insurers, including marketing and sales practices and claims handling. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and the approval of rates for certain lines of insurance. The types of insurance laws and regulations applicable to us or our insurance subsidiaries are described below.

Insurance Holding Company Regulation

All states in which our insurance subsidiaries conduct insurance business have enacted legislation that requires each insurance company in a holding company system, except captive insurance companies, to register with the insurance regulatory authority of its state of domicile and to furnish that regulatory authority financial and other information concerning the operations of, and the interrelationships and transactions among, companies within its holding company system that may materially affect the operations, management or financial condition of the insurers within the system. These laws and regulations also regulate transactions between insurance companies and their parents and affiliates. Generally, these laws and regulations require that all transactions within a holding company system between an insurer and its affiliates be fair and reasonable and that the insurer’s statutory surplus following any transaction with an affiliate be both reasonable in relation to its outstanding liabilities and adequate to its financial needs. Statutory surplus is the excess of admitted assets over statutory liabilities. For certain types of agreements and transactions between an insurer and its affiliates, these laws and regulations require prior notification to, and non-disapproval or approval by, the insurance regulatory authority of the insurer’s state of domicile.

Policy Forms

Our insurance subsidiaries’ policy forms are subject to regulation in every state in which such subsidiaries are licensed to transact insurance business. In most states, policy forms must be filed prior to their use.

Dividend Limitations

As a holding company with no significant business operations of its own, Symetra depends on dividends or other distributions from its subsidiaries as the principal source of cash to meet its obligations, including the payment of interest on and repayment of principal of any debt obligations and payment of dividends to stockholders and stock repurchases. The payment of dividends or other distributions to Symetra by its insurance subsidiaries is regulated by the insurance laws and regulations of their respective states of domicile. In the state of Washington, the state of domicile of Symetra’s principal insurance subsidiary, Symetra Life Insurance Company, an insurance company subsidiary may not pay an “extraordinary” dividend or distribution until 30 days after the insurance commissioner has received sufficient notice of the intended payment and has not objected or has approved the payment within the 30-day period. An “extraordinary” dividend or distribution is defined under Washington law as a dividend or distribution that, together with other dividends and distributions made within the preceding 12 months, exceeds the greater of:

•	10% of the insurer’s statutory surplus as of the immediately prior year end; or

•	the statutory net gain from the insurer’s operations for the prior year.

State laws and regulations also prohibit an insurer from declaring or paying a dividend except out of its statutory surplus or require the insurer to obtain regulatory approval before it may do so. In addition, insurance regulators may prohibit the payment of ordinary dividends or other payments by our insurance subsidiaries to Symetra (such as a payment under a tax sharing agreement or for employee or other services) if they determine that such payment could be adverse to our policyholders or contractholders.

Market Conduct Regulation

The laws and regulations of U.S. jurisdictions include numerous provisions governing the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, product illustrations, advertising, product replacement, sales and underwriting practices, complaint handling and claims handling. State jurisdictions generally enforce these provisions through periodic market conduct examinations.

Statutory Examinations

As part of their regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records, accounts and business practices of insurers domiciled in their jurisdictions. These examinations generally are conducted in cooperation with the insurance departments of several other states under guidelines promulgated by the NAIC.

In the three year period ended December 31, 2006, we have not received any material adverse findings resulting from any insurance department examinations of our insurance subsidiaries.

Guaranty Associations and Similar Arrangements

Most states require life insurers doing business within the state to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies of insurers who become impaired or insolvent. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

We had no assessments levied against our insurance subsidiaries for the three months ended March 31, 2007. Aggregate assessments levied against our insurance subsidiaries totaled $0.2 million and $1.0 million for the years ended December 31, 2006 and 2005, respectively. Although the amount and timing of future assessments are not predictable, we have established reserves for guaranty fund assessments that we consider adequate for assessments with respect to insurers that currently are subject to insolvency proceedings.

Change of Control

The laws and regulations of the states in which our insurance subsidiaries are domiciled require that a person obtain the approval of the insurance commissioner of the insurance company’s jurisdiction of domicile prior to acquiring control of the insurer. Generally, such laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the insurer. In considering an application to acquire control of an insurer, the insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquiror’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. In addition, a person seeking to acquire control of an insurance company is required in some states to make filings prior to completing an acquisition if the acquiror and the target insurance company and their affiliates have sufficiently large market shares in particular lines of insurance in those states. Approval of an acquisition may not be required in these states, but the state insurance departments could take action to impose conditions on an acquisition that could delay or prevent its consummation. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Policy and Contract Reserve Sufficiency Analysis

Under the laws and regulations of their states of domicile, our life insurance subsidiaries are required to conduct annual analyses of the sufficiency of their life and health insurance and annuity statutory reserves. In addition, other jurisdictions in which these subsidiaries are licensed may have certain reserve requirements that differ from those of their domiciliary jurisdictions. In each case, a qualified actuary must submit an opinion that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus. Our life insurance subsidiaries submit these opinions annually to applicable insurance regulatory authorities.

Surplus and Capital Requirements

Insurance regulators have the discretionary authority, in connection with the ongoing licensing of our insurance subsidiaries, to limit or prohibit the ability of an insurer to issue new policies if, in the regulators’ judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Insurance regulators may also limit the ability of an insurer to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year. We do not believe that the current or anticipated levels of statutory surplus of our insurance subsidiaries present a material risk that any such regulator would limit the amount of new policies that our insurance subsidiaries may issue.

Risk-based Capital

The NAIC has established risk-based capital standards for life insurance companies as well as a model act with the intention that these standards be applied at the state level. The model act provides that life insurance companies must submit an annual risk-based capital report to state regulators reporting their risk-based capital based upon four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying factors to various asset, premium and reserve items, with the factor being higher for those items with greater underlying risk and lower for less risky items. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

If an insurer’s risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the level. These actions range from requiring the insurer to propose actions to correct the capital deficiency to placing the insurer under regulatory control. As of December 31, 2006, the risk-based capital of each of our life insurance subsidiaries exceeded the level of risk-based capital that would require any of them to take or become subject to any corrective action.

Statutory Accounting Principles

Statutory accounting principles, or SAP, is a basis of accounting developed by state insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with assuring an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary state. Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various states. These accounting principles and related regulations determine, among other things, the amounts our insurance subsidiaries may pay to us as dividends. The values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP may be different from those reflected in financial statements prepared under SAP.

Regulation of Investments

Each of our insurance subsidiaries is subject to laws and regulations that require diversification of its investment portfolio and limit the amount of investments in certain asset categories, such as below investment grade fixed maturities, real estate, equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, would require divestiture of such non-complying investments. We believe the investments held by our insurance subsidiaries comply with these laws and regulations.

Federal Regulation

Our variable life insurance and variable annuity products generally are “securities” within the meaning of federal and state securities laws. As a result, they are registered under the Securities Act of 1933 and are subject to regulation by the SEC, the NASD and state securities authorities. Federal and state securities regulation similar to that discussed below under “— Other Laws and Regulations — Securities Regulation” affect investment advice, sales and related activities with respect to these products. In addition, although the federal government does not comprehensively regulate the business of insurance, federal legislation and administrative policies in several other areas, including taxation, privacy regulation, financial services regulation and pension and welfare benefits regulation, can also significantly affect the insurance industry. In addition, various forms of direct federal regulation of insurance have been proposed. These proposals include the “National Insurance Act,” which would allow insurance companies to choose to be regulated by a federal regulator rather than by multiple state regulators, and “The State Modernization and Regulatory Transparency Act,” which would maintain state-based regulation of insurance but would affect state regulation of certain aspects of the business of insurance, including rates, agent and company licensing and market conduct examinations.

Federal Initiatives

Although the federal government generally does not directly regulate the insurance business, federal initiatives often and increasingly have an impact on the business in a variety of ways. From time to time, federal measures are proposed that may significantly affect the insurance business, including limitations on antitrust immunity, tax incentives for lifetime annuity payouts, simplification bills affecting tax-advantaged or tax-exempt savings and retirement vehicles, and proposals to modify or make permanent the estate tax repeal enacted in 2001. In addition, various forms of direct federal regulation of insurance have been proposed in recent years. We cannot predict whether these or other proposals will be adopted, or what impact, if any, such proposals may have on our business.

Changes in Tax Laws

Changes in tax laws could make some of our products less attractive to consumers. For example, in November 2004, the Treasury Department and the Internal Revenue Service, or IRS, issued proposed regulations relating to Section 403(b) plans that will impact the 403(b) marketplace, including tax sheltered annuities. While the terms of the proposed regulations are not final and the impact of the new regulations is uncertain, it is likely that employers offering Section 403(b) plans will be required to change how their plans operate. Those changes may include re-evaluation of their plan investment offerings, including annuities currently offered by us in those plans.

Furthermore, the federal estate tax, which has undergone a gradual repeal since 2001 that will continue to be phased in through 2010, is scheduled to revert to pre-2001 law as of January 1, 2011. The repeal of and continuing uncertainty regarding the federal estate tax may adversely affect sales and surrenders of some of our estate planning products.

Other Laws and Regulations

Securities Regulation

Certain of our U.S. subsidiaries and certain policies and contracts offered by them, are subject to various levels of regulation under the federal securities laws administered by the SEC. Certain of our U.S. subsidiaries are investment advisers registered under the Investment Advisers Act of 1940. Certain of their respective employees are licensed as investment advisory representatives in the states where those employees have clients. Some of our insurance company separate accounts are registered under the Investment Company Act of 1940. Some annuity contracts and insurance policies issued by some of our U.S. subsidiaries are funded by separate accounts, the interests in which are registered under the Securities Act of 1933. Certain of our subsidiaries are registered and regulated as broker-dealers under the Exchange Act and are members of, and subject to regulation by, the NASD, as well as by various state and local regulators. The registered representatives of our broker-dealers are also regulated by the SEC and NASD and are further subject to applicable state and local laws.

These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include suspension of individual employees, limitations on the activities in which the investment adviser or broker/dealer may engage, suspension or revocation of the investment adviser or broker/dealer registration, censure or fines. We may also be subject to similar laws and regulations in the states and other countries in which we provide investment advisory services, offer the products described above or conduct other securities-related activities.

Certain of our U.S. subsidiaries also sponsor and manage investment vehicles that rely on certain exemptions from registration under the Investment Company Act of 1940 and the Securities Act of 1933. Nevertheless, certain provisions of the Investment Company Act of 1940 and the Securities Act of 1933 apply to these investment vehicles and the securities issued by such vehicles. The Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Securities Act of 1933, including the rules promulgated thereunder, are subject to change which may affect our U.S. subsidiaries that sponsor and manage such investment vehicles.

ERISA Considerations

We provide certain products and services to certain employee benefits plans that are subject to ERISA or the Internal Revenue Code. As such, our activities are subject to the restrictions imposed by ERISA and the Internal Revenue Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Internal Revenue Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Internal Revenue Code are subject to enforcement by the U.S. Department of Labor, the IRS and the Pension Benefit Guaranty Corporation.

USA Patriot Act

The USA Patriot Act of 2001, or the Patriot Act, which was renewed for an additional four years in 2006, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker/dealers and other financial services companies including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures and controls. We believe that we have implemented, and that we maintain, appropriate internal practices, procedures and controls to enable us to comply with the provisions of the Patriot Act.

Privacy of Consumer Information

U.S. federal and state laws and regulations require financial institutions, including insurance companies, to protect the security and confidentiality of consumer financial information and to notify consumers about their policies and practices relating to their collection and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Similarly, federal and state laws and regulations also govern the disclosure and security of consumer health information. In particular, regulations promulgated by the U.S. Department of Health and Human Services regulate the disclosure and use of protected health information by health insurers and others, the physical and procedural safeguards employed to protect the security of that information and the electronic transmission of such information. Congress and state legislatures are expected to consider additional legislation relating to privacy and other aspects of consumer information.

MANAGEMENT

Directors and Executive Officers

Set forth below is a list of the directors and principal executive officers of Symetra as of June 29, 2007. The positions listed are of Symetra unless otherwise indicated.

Name	Age	Positions

David T. Foy	40	Director, Chairman of the Board
Randall H. Talbot	53	Director, President and Chief Executive Officer
Roger F. Harbin	56	Executive Vice President and Chief Operating Officer
Margaret A. Meister	42	Executive Vice President and Chief Financial Officer
Allyn D. Close	45	Senior Vice President — Marketing, Symetra Life Insurance Company
Jennifer V. Davies	49	Senior Vice President — Enterprise Development
Richard J. Lindsay	50	Senior Vice President — Life & Annuities Division, Symetra Life Insurance Company
Patrick B. McCormick	50	Senior Vice President — Distribution, Symetra Life Insurance Company
M. Scott Taylor	64	Senior Vice President — Group Department, Symetra Life Insurance Company
Tommie D. Brooks	36	Vice President and Chief Actuary, Symetra Life Insurance Company
Christine A. Katzmar	48	Vice President — Human Resources
Troy J. Olson-Blair	51	Vice President — Information Technology
George C. Pagos	57	Vice President, General Counsel and Secretary
Lois W. Grady	62	Director
Sander M. Levy	45	Director
Robert R. Lusardi	50	Director
David I. Schamis	33	Director
Lowndes A. Smith	67	Director

David T. Foy has been Chairman of the Board of Symetra since 2004. He has been Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. since 2003. Previously, he was Senior Vice President and Chief Financial Officer of Hartford Life, Inc., which he joined in 1993. From 1989 to 1993, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm. He is also a director of OneBeacon Insurance Group, Ltd. He received his B.S. degree from the Rochester Institute of Technology.

Randall H. Talbot has been a director, Chief Executive Officer and President of Symetra since 2004. Mr. Talbot joined Symetra Life Insurance Company in 1998, and from 1998 to 2004, he served as its President. He is also President and a director of various affiliates of Symetra. From 1988 to 1998, he was Chief Executive Officer and President of Talbot Financial Corporation. Mr. Talbot is a member of the board of directors of the American Council of Life Insurers. Mr. Talbot received his B.A. degree from Arizona State University.

Roger F. Harbin has been Executive Vice President and Chief Operating Officer of Symetra since 2004. Mr. Harbin joined Symetra Life Insurance Company in 1977, and served in a variety of positions, most recently Executive Vice President of Symetra Life Insurance Company, before he was promoted to his current positions. He is also an officer and director of various affiliates of Symetra. Mr. Harbin is a fellow of the Society of Actuaries and has served on the boards of several industry organizations. He is currently a member of the boards of state insurance guaranty associations in Washington, Virginia, North Carolina and Montana. Mr. Harbin received his B.A. and M.A. degrees from the University of Montana.

Margaret A. Meister has been Executive Vice President and Chief Financial Officer of Symetra since 2006. She is an officer and director of various affiliates of Symetra. Ms. Meister is a fellow of the Society of Actuaries. Ms. Meister joined Symetra Life Insurance Company in 1988, and served in a variety of positions, most recently Chief Actuary and Vice President prior to her promotion to her current position. Ms. Meister received her B.A. degree from Whitman College.

Allyn D. Close has been Senior Vice President of Symetra Life Insurance Company since 2001 and is responsible for Marketing. Mr. Close joined Symetra Life Insurance Company in 1998, and from 1999 to 2001, he served as President of Symetra Investment Services, Inc. He is also an officer and director of various affiliates of Symetra. Prior to joining Symetra, Mr. Close was President and Chief Executive Officer of Interpacific Investors Services, Inc., a regional brokerage company. Mr. Close received his B.A. degree from the University of Washington.

Jennifer V. Davies has been Senior Vice President of Symetra since June 2007 and is responsible for Enterprise Development. Ms. Davies joined Symetra Life Insurance Company in 1992, and served in a variety of positions, most recently Vice President, prior to being promoted to her current position. She is also an officer and director of various of our affiliates. Ms. Davies was employed by Sons of Norway from 1986 to 1992, and ITT/Hartford Life Insurance Company from 1982 to 1986. Ms. Davies received her B.A. degree from the University of Minnesota and her M.A. degree from the University of Virginia.

Richard J. Lindsay has been Senior Vice President of Symetra Life Insurance Company since 2006. He is responsible for the operations of the Life & Annuities division of Symetra Life Insurance Company. Prior to joining Symetra Life Insurance Company, Mr. Lindsay had worked for AIG VALIC since 1998, where his last position was as an executive vice president of AIG VALIC and as president of VALIC Financial Advisors, an affiliated broker-dealer. Prior to joining AIG VALIC, Mr. Lindsay spent 11 years with CoreStates Financial Corp. Mr. Lindsay received his B.A. degree from Brown University, his M.B.A. degree from Wharton School of the University of Pennsylvania, and his J.D. degree from Temple University.

Patrick B. McCormick has been Senior Vice President of Symetra Life Insurance Company since 1999 and is responsible for Distribution. Mr. McCormick joined Symetra Life Insurance Company in 1995, and served in a variety of positions, most recently Vice President, before he was promoted to his current position after the Acquisition. He is also an officer and director of various affiliates of Symetra.

M. Scott Taylor has been Senior Vice President of Symetra Life Insurance Company since 2000 and is responsible for Symetra Life Insurance Company’s Group Department. Mr. Taylor joined Safeco Life Insurance Company in 1971, and served in a variety of positions, most recently Vice President, before he was promoted to his current position. He is also an officer and director of various affiliates of Symetra. Mr. Taylor served in the U.S. Air Force and received his B.A. degree from the University of Washington.

Tommie D. Brooks has been Vice President and Chief Actuary of Symetra since March 2007. Mr. Brooks joined Symetra Life Insurance Company in 1992, and served in a variety of managerial positions throughout the company. Mr. Brooks attained the Fellow of the Society of Actuaries in 1998 and earned his B.S. in math and actuarial sciences from Central Washington University.

Christine A. Katzmar has been Vice President of Symetra since 2004 and is responsible for Human Resources. Ms. Katzmar joined Symetra Life Insurance Company in 2001 as Vice President. From 1991 to 2001, she was with Safeco Insurance Company, where she held a variety of positions, most recently Human Resources Director. She is also an officer of various affiliates of Symetra. Ms. Katzmar received her B.A. degree from Miami University, Ohio.

Troy J. Olson-Blair has been Vice President of Symetra since June 2007 and is responsible for Information Technology. She has been Vice President of Symetra Life Insurance Company since 2000 and also served as Chief Information Officer since 2004. She has been responsible for Information Technology since joining the company. Prior to Symetra, Ms. Olson-Blair held a variety of technical and managerial positions with Safeco Insurance Company that span twenty years; her last position was AVP and director for IT Operations. Ms. Olson-Blair’s background includes application development, voice and data communications, networking, web services and ITIL service level management.

George C. Pagos has been Vice President, General Counsel and Secretary of Symetra since 2004. Mr. Pagos joined Symetra Life Insurance Company in 1976, and served in a variety of positions prior to being promoted to his current position. He is also an officer and director of various affiliates of Symetra. Mr. Pagos received his B.A. degree from George Washington University and his J.D. degree from the University of Maryland.

Lois W. Grady has been a director of Symetra since 2004. Ms. Grady served as Executive Vice President and Director of Investment Products Services of Hartford Life, Inc. from 2002 through 2004 and as Senior Vice President and Director of Investment Products Services of Hartford Life, Inc. from 1998 through 2002. She began her career with Hartford Life in 1983. She is also a director of OneBeacon Insurance Group, Ltd. Ms. Grady received her B.S. degree from Southern Connecticut State University.

Sander M. Levy has been a director of Symetra since 2004. He has been Managing Director of Vestar Capital Partners, a private equity firm, since 1988. He was previously a member of the management buyout group of First Boston Corporation. He received his B.S. degree from The Wharton School, University of Pennsylvania, and his M.B.A. degree from Columbia Business School.

Robert R. Lusardi has been a director of Symetra since 2005. He has been Executive Vice President and Managing Director of White Mountains Capital, Inc. since 2005. From 1998 until 2005, Mr. Lusardi served at XL Capital Ltd., first as Chief Financial Officer and later as Chief Executive Officer — Financial Products and Services. Previously, Mr. Lusardi was a Managing Director at Lehman Brothers, which he joined in 1980. He is also a director of OneBeacon Insurance Group, Ltd. and Primus Guaranty, Ltd. He received his B.A. and M.A. degrees from Oxford University, and his M.B.A. from Harvard Business School.

David I. Schamis has been a director of Symetra since 2004. He has been Managing Director of J.C. Flowers & Co. LLC since 2000. He received his B.A. degree from Yale University.

Lowndes A. Smith has been a director of the Company since 2007. Mr. Smith serves as Managing Partner of Whittington Gray Associates. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. and President and CEO of Hartford Life, Inc. He joined The Hartford in 1968. Mr. Smith also serves as Chairman of OneBeacon Insurance Group, Ltd. and is a director of 85 investment companies in the mutual funds of The Hartford. He received his B.S. degree from Babson College.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of seven members, four of whom we believe are independent directors under currently applicable listing standards of the NYSE.

Committees of the Board of Directors

Upon completion of this offering, our board of directors will conduct its business through three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. Our audit committee, our compensation committee and our nominating and corporate governance committee will be required to be composed of a majority of independent directors within 90 days following the completion of this offering and entirely of independent directors within one year following the completion of this offering.

Audit Committee

Upon completion of this offering, we will have an audit committee that will have responsibilities that meet all NYSE and SEC requirements.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Upon the completion of this offering, our audit committee will consist of Mr. Foy, Mr. Levy and Mr. Schamis. Within a year of the completion of this offering, all members of the audit committee will be independent directors according to the rules and regulations of the SEC and the NYSE and at least one member will be an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Prior to the completion of this offering, our board of directors will adopt a written charter for the audit committee, which will be available on our website.

Compensation Committee

Upon completion of this offering, we will have a compensation committee that will have responsibilities that meet all NYSE requirements.

Upon the completion of this offering, our compensation committee will consist of Mr. Foy, Ms. Grady and Mr. Smith. Within a year of completion of this offering, all members of the compensation committee will be independent directors according to the rules and regulations of the NYSE.

Prior to the completion of this offering, our board of directors will adopt a written charter for the compensation committee, which will be available on our website.

Nominating and Corporate Governance Committee

Upon completion of this offering, we will have a nominating and corporate governance committee that will have responsibilities that meet all NYSE requirements.

Within a year of completion of this offering, all members of the nominating and corporate governance committee will be independent directors according to the rules and regulations of the NYSE.

Prior to the completion of this offering, our board of directors will adopt a written charter for the corporate governance and nominating committee, which will be available on our website.

Compensation Committee Interlocks and Insider Participation

Upon completion of this offering, our board of directors will have a compensation committee as described above. None of our executive officers will serve as a member of our compensation committee, and none of them have served, or will be permitted to serve, on the compensation committee (or any other committee serving a similar function) of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Code of Business and Financial Conduct and Corporate Governance Guidelines

Prior to the completion of this offering, our board of directors will adopt a Code of Business and Financial Conduct applicable to our directors, officers and employees and corporate governance guidelines, each in accordance with applicable rules and regulations of the SEC and the NYSE. Prior to completion of this offering, the Code of Business and Financial Conduct and the corporate governance guidelines will be available on our website.

Compensation Discussion and Analysis

Named Executive Officers

The following Compensation Discussion and Analysis describes the compensation earned by, awarded to or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly paid executive officers as determined under the rules of the SEC, collectively referred to as the Named Executive Officers and listed below:

•	Randall H. Talbot, President and Chief Executive Officer

•	Roger F. Harbin, Executive Vice President and Chief Operating Officer

•	Margaret A. Meister, Executive Vice President and Chief Financial Officer

•	M. Scott Taylor, Senior Vice President, Group Department, Symetra Life Insurance Company

•	Patrick B. McCormick, Senior Vice President, Distribution, Symetra Life Insurance Company

•	Oscar C. Tengtio, Former Executive Vice President and Chief Executive Officer. Mr. Tengtio resigned as an executive officer and employee on February 17, 2006.

Compensation Philosophy

Our overall executive compensation program was redesigned after the Acquisition by the acquiring stockholder group to align the financial interests of our executives with those of our stockholders. We focus on pay-for-performance (both individual performance and our performance) by providing incentives that emphasize long-term value creation, therefore putting a large portion of our executives’ pay at risk. Based on this philosophy, the compensation committee has maintained base salaries that may be lower than those paid by other financial services companies and life insurers and has chosen not to provide pensions or other perquisites, choosing instead to grant the largest portion of compensation as long-term incentive compensation which is based on the growth of intrinsic business value per share.

Pay-for-performance.  A majority of our executive officers’ compensation is directly linked to our short- and long-term financial goals, thereby providing incentives for both short- and long-term results. Our Annual Incentive Bonus Plan rewards performance relative to short-term results through a combination of meeting Company performance goals and individual performance goals. The Symetra Financial Corporation Performance Share Plan (the “Performance Share Plan”) rewards long-term performance relative to financial goals set on three-year cycles.

Pay at risk.  Pay at risk should align with the executive officer’s impact on company performance over the short-and long-term. Our Chief Executive Officer receives the largest portion (approximately 90%) of his target total annual compensation as performance-based incentive compensation. All executive officers have a significant amount of their total annual compensation at risk through performance-based incentives.

Competitive.  As we grow and strive to reach competitive financial goals, our need for experienced executive talent will continue. Our compensation opportunities must be competitive to allow us to attract and retain talented executives in our field.

Compensation Process

The compensation committee, according to its charter, is responsible for approving all compensation for our Named Executive Officers as well as our other executive officers and administering the Performance Share Plan with respect to all participants.

The compensation committee relies on Mr. Talbot and Ms. Katzmar for recommending compensation programs and awards for executive officers subject to committee approval and for administering approved programs for all employees. Mr. Talbot and Ms. Katzmar attend committee meetings and, at the committee’s request, present management’s analysis and recommendations regarding compensation actions to include base salary, Annual Incentive Bonus Plan and Performance Share Plan grants.

Compensation actions are usually presented at the first meeting of the compensation committee of each year after financial results for the prior year are available. In the meeting, Mr. Talbot also presents a self-evaluation outlining his performance to assist the compensation committee in determining his total compensation for the year. The compensation committee then holds a private session to discuss and determine Mr. Talbot’s total compensation.

The compensation committee is comprised of experienced investors who have, based on their experience, set compensation levels and performance targets at what they believe to be appropriate levels. However, to test its beliefs, the compensation committee may consider retaining a compensation consultant to assist in this assessment.

Elements of Compensation

We currently compensate our executives through a combination of base salary, annual incentive compensation or, in the case of our sales executive, sales incentive compensation and long-term incentive compensation.

Base salary.  We do not pay our executives officers large base salaries. While executive performance is annually reviewed, base salaries for executives are not regularly adjusted. The base salaries for Messrs. Talbot, Harbin, Taylor and McCormick have not been increased since August 2004. Ms. Meister received an increase in her base salary in connection with her promotion to Chief Actuary in August 2004 and again in connection with her promotion to Chief Financial Officer in February 2006. Our practice of not adjusting base salaries based on performance is consistent with our philosophy that the majority of compensation should be variable based on our actual long-term and short-term performance and that of the executive.

Annual incentive compensation.  We pay annual incentive cash awards to our Named Executive Officers, except Mr. McCormick, through the Annual Incentive Bonus Plan in March of each year for performance in the prior calendar year. The Annual Incentive Bonus Plan awards are based on our fulfillment of performance goals set at the beginning of the year and the executive’s individual role in that goal fulfillment.

The compensation committee determines the performance goals and approves the target aggregate bonus pool for the Annual Incentive Bonus Plan each year. The actual aggregate bonus pool for the Annual Incentive Bonus Plan is determined by the sum of all participants’ target awards and can range from 0% to 200% of this target, based on our fulfillment of performance goals. The metric currently used to determine the actual aggregate bonus pool for the Plan is the growth in our intrinsic business value per share, which is the average of the growth of both our GAAP book value per share and enterprise value per share during the plan year. Currently, the goal is 13% and if the average growth is 10% or lower, the Plan will not be funded and no bonus awards will be paid. If the average growth falls between 10% and 13%, the aggregate bonus pool will be less than 100% of the target. If the average growth meets or exceeds the 13% goal, the aggregate bonus pool will grow proportionately to a maximum of 200% of the target. The aggregate bonus pool for the Annual Incentive Bonus Plan for 2006 (for bonuses paid in 2007) was 92%.

After the aggregate bonus pool for the Annual Incentive Bonus Plan is established, each executive is allocated a portion of the pool based on his or her individual target and such executive’s individual performance. The individual target bonus for each of the CEO, COO and CFO is equal to 50% of his or her base salary while the individual annual target bonus for Mr. Taylor is 35% of his base salary. After reviewing performance of the executive, Mr. Talbot recommends to the compensation committee a percentage of each executive’s individual target to be paid out for the Plan year based on such executive’s individual performance compared to goals or expectations set by such executive and Mr. Talbot. Mr. Talbot’s recommended annual incentive bonus is subject to the total funding level for the Annual Incentive Bonus Plan and the average percentage of target bonuses paid to the executive team. The compensation committee then makes the final determination of the amount to be received by each executive. In 2006, Mr. Talbot, Mr. Harbin, Ms. Meister and Mr. Taylor received 100%, 85%, 112% and 112%, respectively, of their target bonuses under the Annual Incentive Bonus Plan.

Combining our overall performance and individual performance ensures the executive is aligned with our goals for financial success as well as rewarded for individual performance.

In 2006, the Annual Incentive Bonus was designed to comprise 5%, 8%, 10% and 10% of total target compensation for Mr. Talbot, Mr. Harbin, Ms. Meister and Mr. Taylor, respectively.

Sales incentive compensation.  All sales employees, including Mr. McCormick, participate in a sales incentive program. The targets for Mr. McCormick’s participation in the Plan are designed to motivate him to develop new distribution relationships and expand existing relationships. He is rewarded for new net sales volumes in all product lines. In 2006, Mr. McCormick’s sales incentive target was 24% of his target total compensation.

Long-Term Incentive Compensation.  We provide long-term incentives to our Named Executive Officers and other officers through the Performance Share Plan. This long-term incentive compensation is in the form of unit-based performance awards. Awards are granted annually. Each award period is typically three years, therefore overlapping other award periods. At the time of grant, each target performance unit has the financial value of $100.00. Thereafter, the unit has the financial value of $100.00 x (1 + aggregate percentage growth in intrinsic business value per share) conditioned upon attainment of a pre-established performance goal over the award period. At the end of the award period, the compensation committee determines the level of attainment of the performance goal and assigns a harvest percentage based on that determination. The matured performance units are paid in cash in an amount equal to the then financial value of the shares multiplied by the harvest percentage.

For all currently running performance cycles, the performance goal is 13% compound annualized growth in our intrinsic business value per share. This growth in our intrinsic business value per share is measured by the average of the compound annualized growth rates during the award period of the GAAP book value per share and the enterprise value per share, excluding unrealized gains or losses other than unrealized gains or losses on equities held as investments.

The harvest percentage ranges from 0% to 200% for the currently running performance cycles. If the compound annualized growth is 10% or less, no award is made. If the compound annualized growth is 16% or higher, the harvest percentage is 200% for a maximum award. For annualized percentage growth between 10% and 16%, the harvest percentage is determined on the basis of straight line interpolation.

The performance share grants reflect the expected contribution of each participant based on Mr. Talbot’s recommendation and the compensation committee’s discretion. The participants are determined by the compensation committee and include all of the Named Executive Officers as well as members of the CEO’s management team. See the “Grant of Plan-Based Awards” table for the grants of each Named Executive Officer for 2006.

The target grants for the 2006-2008 performance share award period were designed to comprise 85%, 75%, 70%, 61% and 52% of target total compensation for Mr. Talbot, Mr. Harbin, Ms. Meister, Mr. Taylor and Mr. McCormick, respectively.

Other Compensation Elements

Retirement benefits.  All of our employees, including our Named Executive Officers, may participate in our qualified 401(k) plan, which includes a safe harbor employer match. The safe harbor employer match is equal to 100% of the employee contributions up to the first 6% of eligible compensation. We have no defined benefit pension plans, non-qualified deferred compensation plans or retiree medical plans.

Perquisites.  Our executive officers receive the same benefits that are available to all employees. Benefits such as medical and dental insurance, life insurance, short- and long-term disability, vacation and sick leave, tuition reimbursement and professional education funding, charitable gift matching, employee referral program, and relocation assistance are available to all employees. All employees are also eligible for several discount programs including fitness club memberships, computers/software, wireless programs, office supplies, rental cars and hotels for personal use.

Employment agreements/severance agreements.  We have no employment agreements with our executive officers. All of our executive officers are “at will” employees.

We have no formal severance policy for our executive officers. Our Named Executive Officers who participate in the Performance Share Plan may receive certain payments if they are terminated within 24 months following a change in control. The potential payments upon a change in control are described in more detail in the section below entitled “Potential Payments Upon Termination or Change-in-Control.”

Tax and accounting implications of executive compensation programs.  After the consummation of this offering, Section 162(m) of the Internal Revenue Code would limit the deductibility of the compensation of our Named Executive Officers to $1,000,000 per individual to the extent that such compensation is not

“performance-based” as defined in Section 162(m). We intend to rely on an exemption from Internal Revenue Code Section 162(m) for compensation plans adopted prior to a company’s initial public offering. This transition exemption for our compensation plans will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan earlier. We will continue to consider the implications of Internal Revenue Code Section 162(m) and the limits of deductibility of compensation in excess of $1,000,000 as we design our compensation programs going forward.

Summary Compensation Table

The following table presents compensation earned during 2006 by the company’s CEO, CFO and its three most highly compensated executive officers other than the chief executive officer and chief financial officer (the “Named Executive Officers”):

			Non-Equity
			Incentive Plan	All Other
Name and		Base Salary	Compensation	Compensation	Total Compensation
Principal Position	Year	($)	($)(a)	($)(b)	($)

Randall H. Talbot	2006
President and Chief Executive Officer
Roger F. Harbin	2006
Executive Vice President and COO
Margaret A. Meister (c)	2006
Executive Vice President and Chief Financial Officer
Oscar C. Tengtio (d)	2006
Executive Vice President and Chief Financial Officer
M. Scott Taylor	2006
Senior Vice President Group Division
Patrick B. McCormick	2006
Senior Vice President Sales and Distribution

(a)	Represents (i) 2006 Annual Incentive Bonuses paid in March 2007 (other than with respect to Mr. McCormick), (ii) in the case of Mr. McCormick amounts paid under the 2006 Sales Incentive Plan and (iii) amounts earned under the 2004-2006 Performance Share Plan and paid in March 2007. Mr. Talbot earned $ for the 2006 Annual Incentive Bonus and $ for the 2004-2006 Performance Share Plan. Mr. Harbin earned $ for the 2006 Annual Incentive Bonus and $ for the 2004-2006 Performance Share Plan. Ms. Meister earned $ for the 2006 Annual Incentive Bonus and $ for the 2004-2006 Performance Share Plan. Mr. Taylor earned $ for the 2006 Annual Incentive Bonus and $ for the 2004-2006 Performance Share Plan. Mr. McCormick earned $ in his Sales Incentive Plan and $ for the 2004-2006 Performance Share Plan.

(b)	Represents employer contributions to the Symetra Retirement Savings Plan and a grossed up employee referral bonus of $ in the case of Ms. Meister.

(c)	Ms. Meister was promoted to Executive Vice President and Chief Financial Officer on February 17, 2006.

(d)	Mr. Tengtio resigned as an executive officer and employee on February 17, 2006.

Grant of Plan-Based Awards

The following table summarizes the estimated future payouts under the Non-Equity Incentive Plans granted to the Named Executive Officers in 2006:

			Number of
	Non-Equity		Shares	Threshold	Target	Maximum
Executive	Incentive Plan(a)	Cycle	Granted	($)(b)	($)(c)	($)

Randall H. Talbot	Annual Incentive Plan	2006
	Performance Share Plan	2006 - 2008

Roger F. Harbin	Annual Incentive Plan	2006
	Performance Share Plan	2006 - 2008

Margaret A. Meister	Annual Incentive Plan	2006
	Performance Share Plan	2006 - 2008

M. Scott Taylor	Annual Incentive Plan	2006
	Performance Share Plan	2006 - 2008

Patrick B. McCormick	Sales Incentive Plan	2006
	Performance Share Plan	2006 - 2008

(a)	On May 17, 2006, the 2006 targets of the Annual Incentive Plan were approved for Messrs. Talbot, Harbin, Taylor and Ms. Meister. Mr. McCormick’s 2006 Sales Incentive Plan was approved by Mr. Talbot on January 25, 2006. On May 17, 2006, all Named Executive Officers were granted shares in the 2006-2008 Performance Share Plan. Each share is initially valued at $100.00.

(b)	Reflects an annual compounded growth rate of % resulting in the target harvest percentage of 100%.

(c)	Reflects an annual compounded growth rate of % resulting in the maximum harvest percentage of 200%.

Potential Payments Upon Termination or Change in Control

We have no formal severance policy for our Named Executive Officers, and we have no employment agreements with our Named Executive Officers that would provide payments upon termination of employment. We have no change in control agreements with our Named Executive Officers, other than the change in control provision described in the section below entitled “Performance Share Plan.”

Annual Incentive Plan

The Annual Incentive Plan requires that an executive be an active employee on December 31 of the plan year, and remain continuously employed by the Company through the award payout date in order to be eligible to receive a bonus award. Exceptions to this include death, disability, retirement at age 65 or older or position elimination. In these cases, the bonus will be based on eligible earnings paid through the executive’s last day of work within the plan year.

Sales Incentive Plan

Mr. McCormick’s Sales Plan provides that if he leaves his position for any reason, he will be paid for production earned through the end of the last full month of employment.

Performance Share Plan

The Performance Share Plan provides that except for the change of control provision described below, the executive would immediately forfeit all outstanding awards upon termination of employment prior to the end of the applicable award period. The board of directors, at its discretion, may provide that if an executive dies, retires, is disabled or is granted a leave of absence, or if the executive is otherwise terminated in a manner reasonably judged to be not seriously detrimental to the Company, then all or a portion of the executive’s award, as determined by the board, may be paid to the executive (or beneficiary).

The Performance Share Plan carries a “double trigger” change in control provision which provides that (a) if a termination event occurs within 24 months after a change in control, each award held by the participant prior to the change in control is cancelled and the participant is entitled to receive an award payment equal to the product of (i) the then financial value of 100% of the performance shares and (ii) the harvest percentage, which is based on the level of attainment of the performance goal as of the last day of the calendar quarter ending prior to the date of the termination event and (b) if following the change in control, the participant’s employment remains continuous through the end of the award period then the participant will be paid those awards for which he/she would have been paid had there not been a change in control.

Potential Payments Upon Termination or Change in Control

The following table shows the potential payments that would be made by Symetra to each of the Named Executive Officers assuming that each executive’s employment was terminated upon a change in control that occurred on December 31, 2006.

	2006 Annual	2004-2006	2005-2007	2006-2008
	Incentive (or	Performance	Performance	Performance
Executive	Sales) Plan ($)(a)	Share Plan ($)(b)	Share Plan ($)(c)	Share Plan ($)(d)	Total ($)

Randall H. Talbot
Roger F. Harbin
Margaret A. Meister
M. Scott Taylor
Patrick B. McCormick

(a)	Messrs. Talbot, Harbin, Taylor and Ms. Meister would have received the target 2006 Annual Incentive Bonus. Mr. McCormick would have received what he had earned in his Sales Incentive Plan at December 31, 2006.

(b)	Each Named Executive Officer would have received their 2004-2006 Performance Share Plan based on achieving a harvest percentage of 105.8%, which is the harvest percentage achieved for the 2004-2006 Performance Plan Cycle.

(c)	Each Named Executive Officer would have received this amount based on a per share value of $126.99 and a harvest percentage of 89.59%.

(d)	Each Named Executive Officer would have received this amount based on a per share value of $112.74 and a harvest percentage of 91.29%

Compensation of Directors

The following table presents compensation paid to our board of directors for the year ended December 31, 2006:

	Fees Earned
	or Paid in
Name	Cash ($)	Total ($)

David T. Foy, Chairman(a)	67,000	67,000
John D. Gillespie(b)	28,000	28,000
Lois W. Grady(c)	32,800	32,800
Sander M. Levy(d)	54,500	54,500
Robert R. Lusardi(e)	30,000	30,000
Ronald P. McIntosh(f)	30,700	30,700
David I. Schamis(g)	38,800	38,800
Randall H. Talbot(h)	—	—

(a)	Includes Chairman of the Board retainer, annual retainer, and Board, Audit Committee and Compensation Committee meeting fees.

(b)	Includes annual retainer and Board meeting fees. Mr. Gillespie retired as a member of the Board as of June 26, 2007.

(c)	Includes annual retainer, and Board and Compensation Committee meeting fees. Ms. Grady also serves on the First Symetra National Life Insurance Company of New York Board of Directors and Audit Committee.

(d)	Includes Chairman of the Audit Committee retainer, annual retainer and Board and Audit Committee meeting fees. Mr. Levy also serves on the First Symetra National Life Insurance Company of New York Board of Directors and Audit Committee. All compensation is paid to Vestar Capital Partners

(e)	Includes annual retainer and Board meeting fees.

(f)	Includes annual retainer and Board meeting fees. Mr. McIntosh also served on the First Symetra National Life Insurance Company of New York Board of Directors. Mr. McIntosh retired as a member of the Board as of June 20, 2007.

(g)	Includes annual retainer, and Board and Audit Committee meeting fees. Mr. Schamis also serves on the First Symetra National Life Insurance Company of New York Board of Directors and Audit Committee. All compensation is paid to JC Flowers & Co. LLC

(h)	Mr. Talbot is our employee and receives no additional retainer or fee for Board participation.

Our directors, who are not employees of the Company, are entitled to the following compensation for service on our board of directors and board committees:

•	Board Annual Retainer: $20,000 ($500 for First Symetra National Life Insurance Co. of New York)

•	Attendance at Board Meeting: $2,000 ($100 for First Symetra National Life Insurance Co. of New York)

•	Attendance at Committee Meeting: $1,000 ($50 for First Symetra National Life Insurance Co. of New York)

•	Board Chair retainer: $25,000

•	Audit Committee Chair retainer: $15,000

•	Compensation Committee Chair retainer: $10,000

We reimburse our directors for reasonable costs and expenses incurred in connection with attendance at board and committee meetings.

After this offering, director’s fees and retainers will be increased to be more appropriate for public company responsibilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since August 2, 2004, to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Investment Management Agreement with White Mountains Advisors LLC

Certain of our investments are managed by WM Advisors, a wholly owned subsidiary of White Mountains Insurance Group, Ltd. The total fees paid to WM Advisors under our existing investment management agreements, or IMAs, with them during 2006 were $20.2 million. Immediately prior to the effectiveness of this offering, we and certain of our subsidiaries will enter into an amended investment management agreement, or the WMA Agreement, with WM Advisors pursuant to which WM Advisors will continue to supervise and direct the fixed income and alternative investment portion of our investment portfolio in accordance with our investment philosophy described under “Business — Investments.”

Under this agreement and consistent with the existing IMA, WM Advisors will have full discretion and authority to make all investment decisions in respect of the fixed income and alternative investment portion of our investment portfolio on our behalf and at our sole risk, and to do anything which WM Advisors deems is required, appropriate or advisable in connection with the foregoing.

The assets of our portfolio will be held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to WM Advisors. We will be responsible for custodial arrangements and the payment of all custodial charges and fees.

We will agree to pay annual investment management fees generally based on the month-end market / book values held under custody as set forth in the table below:

	Value	Annual Fee

Investment grade fixed income:
Up to $1 billion	Book	10.0 basis points (0.1% or 0.001)
$1 billion — $2 billion	Book	8.5 basis points
$2 billion — $5 billion	Book	7.5 basis points
Greater than $5 billion	Book	2.5 basis points
High yield debt	Market	25.0 basis points
Fully funded hedge funds, limited partnerships & limited liability companies	Market	100.0 basis points
Private equities & other deferred fundings:
First two years of fund’s life	Committed	100.0 basis points
Thereafter	Market	100.0 basis points

We will pay WM Advisors a quarterly fee for Portfolio Management Services computed at the annual rate of one basis point (0.01%) of the aggregate value of the net assets of the Aggregate Investment Account, which includes equities and commercial mortgage loans in addition to the items managed by WM Advisors.

WM Advisors will provide reports containing a detailed listing of invested assets and transactions in our investment portfolio, as well as various other analytical reports as outlined by Symetra, at least quarterly. We will review periodically the performance of and the fees paid to WM Advisors under the WMA Agreement.

The WMA Agreement will provide for an initial fixed term of one year, which will be extendible by us for an additional year (a second year), and if so extended, for a second additional year (a third year). Following the end of the initial term and any extensions, the WMA Agreement may be terminated by either party on 60 days written notice.

WM Advisors also provides investment advisory services to White Mountains Insurance Group, Ltd., its subsidiaries and a number of its affiliates.

Investment Management Agreement with Prospector Partners, LLC

Prospector is a registered investment adviser managing approximately $3.6 billion in assets under management for corporations, foundations, endowments, and high net worth individuals. Historically, Prospector managed most of the publicly-traded common equity and convertible securities in our portfolio through a sub-advisory agreement with WM Advisors. As of March 31, 2007, Prospector served as a discretionary advisor to WM Advisors under the sub-advisory agreement with respect to approximately $0.2 billion of specified assets in our combined insurance and non-insurance portfolios. During 2006, we paid $1.6 million in fees with respect to our portfolio.

Immediately prior to the effectiveness of this offering, we will enter into a separate investment management agreement with Prospector, or the Prospector Agreement, pursuant to which Prospector will agree to supervise and direct the publicly-traded common equity and convertible securities portion of our investment portfolio in accordance with our investment guidelines described under “Business — Investments.” Under the Prospector Agreement, Prospector will have discretion and authority with respect to the portfolio it manages for us that is substantially similar to WM Advisors’ discretion and authority under the WMA Agreement. The assets of our portfolio will be held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to Prospector. We will be responsible for custodial arrangements and the payment of all custodial charges and fees.

We will agree to pay annual investment management fees based on aggregate net assets under management according to the following schedule:

Assets Under Management	Annual Fee

Up to $200 million	100.0 basis points
$200 million to $400 million	50.0 basis points
Greater than $400 million	25.0 basis points

The Prospector Agreement will have an initial fixed term of three years, which will be extendible by us for an additional year (a fourth year) at or prior to the end of the second year of the term, and if so extended, for a second additional year (a fifth year) at or prior to the end of the third year of the term. The Prospector Agreement will be terminable by us only (i) for cause (including material non-performance by Prospector), (ii) if either John D. Gillespie or Richard P. Howard are no longer affiliated with Prospector, or (iii) if there is a change in control of Prospector. Following the end of the initial term and any extensions, the Prospector Agreement may be terminated by either party on 60 days written notice. We will review periodically the performance of and the fees paid to Prospector under the Prospector Agreement.

Relationships and Transactions with White Mountains Insurance Group, Ltd. and its Affiliates

We are party to certain shareholders agreements, dated as of March 8, 2004, March 19, 2004 and April 16, 2004, with our stockholders. The shareholders agreements will terminate on the consummation of this offering other than certain provisions relating to registration rights, transfer restrictions, tag-along rights, competition and confidentiality. In addition, following an initial public offering and so long as White Mountains Insurance Group, Ltd. holds at least 20% of our outstanding common stock, assuming exercise of any outstanding warrants, each stockholder party to a shareholder’s agreement is required to vote its shares for two board members designated by White Mountains Insurance Group, Ltd. which will be reduced to one nominee so long as White Mountains Insurance Group, Ltd. holds at least 10%, but less than 20%, of our outstanding common stock.

Relationships and Transactions with Others

We are parties to certain agency agreements with various insurance agencies affiliated with Talbot Financial Corporation, or TFC. Mr. Randall H. Talbot, our President, Chief Executive Officer and a director of Symetra, is a member of Talman, LLC which owned stock constituting a minority interest in Satellite Acquisition Corporation (“Satellite”), the parent company of TFC. Talman, LLC sold its interest in Satellite on April 2, 2007 and has no continuing interest in Satellite or TFC. We paid commissions of $0.1 million, $0.6 million and $2.4 million for 2006, 2005 and 2004, respectively, to agencies affiliated with TFC. Additionally, TFC provided training, consulting and other marketing services for which we paid fees of $0.6 million for 2005. The contractual relationship with the TFC agencies, including negotiations, establishment of contract terms, and setting of commission levels, was managed by members of our senior management other than Mr. Talbot. At the time the transactions occurred, Mr. Talbot had recused himself from all activities surrounding management of the relationship with the TFC agencies or any related administrative decisions. Mr. Talbot disclosed his indirect ownership interest in Satellite Acquisition Corporation to the audit committee, which ratified the relationship.

Another of our subsidiaries, Symetra Life Insurance Company, in the ordinary course of business, has issued medical stop-loss and group life insurance policies to related parties MidAmerican Energy Holdings Company, an affiliate of Berkshire Hathaway Inc., and Talbot Agency, Inc., an affiliated company of one of our directors and officers. Premiums received from MidAmerican Energy Holding Company were $2.7 million and $2.2 million during 2006 and 2005, respectively. Premiums received from Talbot Agency, Inc. were $0.5 million for 2005.

During 2005, Symetra Life Insurance Company, in the ordinary course of business, entered into a coinsurance agreement with Wilton Reassurance Company, or Wilton Re. We recorded ceded reinsurance premiums of $1.4 million and $0.7 million during 2006 and 2005, respectively. Vestar Capital Partners, which holds 700,000 shares of our common stock, has an investment interest in Wilton Re. Mr. Sander M. Levy, one of our directors and our audit committee chair, serves on the board of directors of Wilton Re. Mr. Levy is not directly involved in the business dealings between the two companies but disclosed the relationship to our audit committee, which ratified the relationship.

Procedures for Approval of Related Party Transactions

Prior to this offering, we did not have a written policy relating to the approval of related party transactions. Any such transactions were approved by our board of directors or audit committee in accordance with applicable law.

In connection with this offering, we will adopt a written policy relating to the approval of related party transactions. We will review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

In addition, our audit committee will review and approve or ratify any related party transaction reaching a certain threshold of significance. As will be set forth in the audit committee’s charter upon completion of this offering, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of June 1, 2007, information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our named executive officers; and

•	our directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 12,830,120 shares of our common stock (assuming exercise of all outstanding warrants) outstanding as of June 1, 2007, and           shares of our common stock (assuming exercise of all outstanding warrants) to be outstanding after completion of the offering. Unless otherwise indicated, the address for all beneficial owners is c/o Symetra Financial Corporation, 777 108th Ave. NE, Suite 1200, Bellevue, WA 98004.

						Shares Beneficially Owned
				Shares Offered Hereby		After Offering
	Shares of			Assuming No	Assuming Full	Assuming No		Assuming Full
	Common Stock			Exercise of	Exercise of	Exercise of		Exercise of
	Beneficially Owned			Over-Allotment	Over-Allotment	Over-Allotment		Over-Allotment
	Prior to the Offering			Option	Option	Option		Option
Beneficial Owner	Number		%	Number	Number	Number	%	Number	%

Berkshire Hathaway Inc.	3,090,560	(1)	24.1%
White Mountains Insurance Group, Ltd.	3,090,560	(1)	24.1
Franklin Mutual Series Fund	1,250,000		9.7
Highfields Capital Management LP	700,000		5.5
Caxton Associates, LLC	700,000		5.5
Och-Ziff Capital Management	700,000		5.5
Vestar Capital Partners	700,000		5.5
Directors and Executive Officers:
David T. Foy	3,090,560	(1)(2)	24.1%
Randall H. Talbot	7,500		*	—	—	7,500	*	7,500	*
Roger F. Harbin	2,500		*	—	—	2,500	*	2,500	*
Patrick B. McCormick	—		—	—	—	—	—	—	—
Margaret A. Meister	—		—	—	—	—	—	—	—
M. Scott Taylor	—		—	—	—	—	—	—	—
Lois W. Grady	—		—	—	—	—	—	—	—
Sander M. Levy	700,000	(3)	5.5
Robert R. Lusardi	3,090,560	(1)(4)	24.1
David I. Schamis	250,000	(5)	1.9
Lowndes A. Smith	—		—	—	—	—	—	—	—

Directors and executive officers as a group (18 persons)	4,050,560		31.5%	—	—	—	—	—	—

*	Represents ownership of less than 1%

(1)	Includes 1,090,560 of exercisable warrants.

(2)	Represents shares owned by affiliates of White Mountains Insurance Group, Ltd. of which Mr. Foy is an executive officer. Mr. Foy disclaims beneficial ownership of all such shares.

(3)	Represents shares owned by affiliates of Vestar Capital Partners of which Mr. Levy is a Managing Director. Mr. Levy disclaims beneficial ownership of all such shares.

(4)	Represents shares owned by affiliates of White Mountains Insurance Group, Ltd. of which Mr. Lusardi is an executive officer. Mr. Lusardi disclaims beneficial ownership of all such shares.

(5)	Represents shares owned by affiliates of J.C. Flowers & Co. LLC of which Mr. Schamis is a Managing Director. Mr. Schamis disclaims beneficial ownership of all such shares.

DESCRIPTION OF CAPITAL STOCK

The following information reflects our certificate of incorporation and restated bylaws as these documents will be in effect upon completion of this offering. Our certificate of incorporation and bylaws will be filed as exhibits to the registration statement of which this prospectus forms a part. The summaries of these documents are qualified in their entirety by reference to the full text of the documents.

General

Immediately following the completion of this offering, our authorized capital stock will consist of           shares of common stock, $0.01 par value per share and           shares of preferred stock, $0.01 par value per share. Immediately following this offering,           shares of our common stock will be issued and outstanding and no shares of preferred stock will be outstanding.

Immediately prior to this offering, there was no public market for our common stock. Although we will apply to list our common stock on the NYSE, we cannot assure you that a market for our common stock will develop or if it develops that it will be sustained.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law, with each share of common stock entitling its holder to one vote. Holders of our common stock will not have cumulative voting rights.

Dividends

Holders of common stock and warrant holders will share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Warrants

We currently have outstanding warrants to purchase 2,181,120 shares of our common stock at an exercise price of $100 per share.

The exercise price and number of shares of common stock for each warrant are subject to anti-dilution adjustments in respect of certain events. If certain of these events occur, the warrant holders will receive the right to receive the full intrinsic value of the warrants instead of the stock acquirable and receivable upon exercise. In the event we pay cash or stock dividends or other distributions to our common stockholders, the warrant holders will also receive such dividends or distributions.

Preferred Stock

Following the offering, our board of directors will be authorized, subject to the limits imposed by the Delaware General Corporation Law, or DGCL, to issue to up           shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series. Our board of directors will also be authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that affect adversely the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control, causing the market price of our common stock to decline, or impairing the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Certain Anti-Takeover Provisions of our Charter and Bylaws and the Delaware Law

Upon completion of this offering, we will have the following provisions in our certificate of incorporation and bylaws that could deter, delay or prevent a third-party from acquiring us, even if doing so would benefit our stockholders.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Classified Board of Directors

Our certificate of incorporation will provide that our board of directors is divided into three classes. Each class of directors will serve three-year terms except that the term of the first class of directors will expire at the first annual meeting after the consummation of this offering and the second and third classes of directors will expire at the second and third annual meetings, respectively, after the consummation of this offering.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws will provide that special meetings of the stockholders may be called only upon the request of the majority of the board of directors or upon request of the president. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Our bylaws will establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws will allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

No Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation will provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders.

Certain Other Provisions of our Charter and Bylaws and the Delaware Law

Board of Directors

Our certificate of incorporation will provide that the number of directors will be fixed in the manner provided in our bylaws. Our bylaws will provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the board of directors. Upon completion of this offering, our board of directors will have      members who will serve staggered terms as described above.

Limitations of Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws will provide that we shall indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is          .

New York Stock Exchange Listing

We intend to apply to have our common stock quoted on the NYSE under the symbol “SYA.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

6.125% Senior Notes due 2016

In March 2006, we issued $300.0 million aggregate principal amount of 6.125% senior notes due 2016.

The senior notes pay interest semi-annually on April 1 and October 1 each year. The senior notes are redeemable at our option at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrues to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the U.S. Treasury rate plus 25 basis points, plus, in each case accrued and unpaid interest thereon to the date of redemption.

The indenture for the senior notes contains covenants that, among other things, limit the ability of our subsidiaries to:

•	create liens;

•	enter into certain sale and leaseback transactions; and

•	enter into certain mergers and acquisitions.

The indenture also provides for events of default that, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the senior notes to become or to be declared to be immediately due and payable. These events of default include default in the payment of interest or principal, default in the performance of covenants under the indenture and default under the terms of any instrument evidencing or securing indebtedness of us that results in the acceleration of the payment of such indebtedness or constitutes the failure to pay the principal of such indebtedness when due, in each case where the total amount of such indebtedness has an outstanding aggregate principal amount greater than $25.0 million.

Revolving Credit Facilities

Long-term Facility

On June 14, 2004, we entered into a revolving credit agreement with several lending institutions, with Bank of America, N.A. acting as lead arranger for the lenders. The line is currently $70.0 million, and the facility matures on June 14, 2009. The following is a description of the material terms of our senior credit facilities.

Borrowings under the revolving credit agreement bear interest at a variable rate based upon, at our option, (1) the greater of (i) the federal funds rate plus 1/2 of 1% and (ii) the prime rate as set by Bank of America, N.A.. and (2) the average British Bankers Association Interest Settlement Rate for deposits in dollars, in each case plus a margin based upon our leverage ratio that ranged between 0.40% and 1.25%.

The revolving credit agreement requires us to maintain certain financial ratios, including that we and our material insurance subsidiaries maintain (1) a total adjusted capital to company action level risk-based capital ratio, as determined at the end of the year and as the terms are defined by the NAIC, of at least 200% and (2) a debt to capitalization ratio of not more than 37.5%

The revolving credit agreement also contains a number of affirmative and negative covenants including limitations on indebtedness and issuance of preferred stock; limitation on liens; limitations on mergers, consolidations and dissolutions; limitations on the lines of business pursued; and restricted payments.

As of March 31, 2007, we had no borrowings outstanding on our revolving credit agreement with Bank of America, N.A. and we were in compliance with all covenants in the credit agreement.

Short-term Facilities

In addition on October 17, 2005, we entered into two $25.0 million revolving credit facilities with The Bank of New York to support our overnight repurchase agreements program which provides us with the liquidity to meet general funding requirements. Borrowings under the revolving credit agreement bear interest at the federal funds rate plus 0.2%.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares will have on the market price of our common stock. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sales of Restricted Securities

Upon the closing of this offering, we will have outstanding approximately 10,649,000 shares of common stock. We have no shares of common stock held in treasury. All of the shares of our common stock sold in this offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares that may be acquired by an affiliate of us, as the term “affiliate” is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant stockholders. All remaining shares will be “restricted securities” as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144.

Rule 144

Generally, Rule 144 provides that a person who has beneficially owned “restricted” shares for at least one year will be entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, which will equal approximately shares of common stock immediately after this offering; and

•	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding the filing of notice with respect to such sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and the availability of current public information about our Company.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or acquires shares of our common stock pursuant to one of our employee benefits plans, sales under Rule 144 of the shares held by that person are subject to the volume limitations and other restrictions (other than the one-year holding period requirement) described in the preceding two paragraphs.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the closing of this offering.

Lock-Up Arrangements

In connection with this offering, each of our executive officers and directors and all existing stockholders have agreed to enter into lock-up agreements described under “Underwriting” that restrict the sale of shares of our common stock and securities convertible into or exchangeable or exercisable for common stock for up to 180 days after the date of this prospectus, subject to an extension in certain circumstances. Following the expiration of the lock-up period, the selling stockholders will have the right, subject to certain conditions, to require us to register the sale of their remaining shares of our common stock under federal securities laws. By exercising their registration rights, and selling a large number of shares, the selling stockholders could cause the prevailing market price of our common stock to decline.

Following the lock-up periods, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-U.S. STOCKHOLDERS

This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock if you purchase your common stock in this offering, you will hold the common stock as a capital asset and you are a beneficial owner of shares other than:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company”, a company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, financial asset securitization investment trust, person who holds common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, or former U.S. citizen or resident). This summary does not discuss any aspect of U.S. federal alternative minimum tax, state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code (“Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-U.S. STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as capital gain.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of common stock, more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax (described above) also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide proper certification of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. person or you are an exempt recipient. Information reporting will also apply if you sell your shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-U.S. person and certain other conditions are met or you are an exempt recipient.

Any amounts withheld with respect to your shares of common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable treaty provides otherwise.

UNDERWRITING

We intend to offer the shares in the U.S. and Canada through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc., and Lehman Brothers Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from the selling stockholders, the number of shares listed opposite their names below.

Underwriter	Number of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.

Total

The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised the selling stockholders that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $     and are payable by us.

Overallotment Option

The selling stockholders have granted options to the underwriters to purchase up to           additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to           shares offered hereby for officers, employees and certain other persons associated with us. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Each person who purchases shares in the directed share program will agree, during the period ending 180 days after the date of this prospectus, not to sell or otherwise dispose of common shares purchased in the directed share program without the consent of the          .

No Sales of Similar Securities

We and the selling stockholders and our executive officers and directors and all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

We expect the shares to be approved for listing on the NYSE under the symbol “SYA.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange. Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are as follows:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with the offering (i.e., if they sell more shares than are listed on the cover of this prospectus), the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter’s short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

J.P. Morgan Securities Inc. and Lehman Brothers Inc., were initial purchasers in connection with the offering of our 6.125% senior notes due 2016. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., and Lehman Commercial Paper, Inc., an affiliate of Lehman Brothers Inc., were involved in the financing of the Acquisition, and are lenders under our revolving credit facility. We recently entered into an arm’s length distribution relationship with Chase Insurance Agency, Inc. (an affiliate of J.P. Morgan Securities Inc.) in connection with the sale of our income annuity products. Howard L. Clark, Jr., Vice Chairman of Lehman Brothers Inc., is a director of White Mountains Insurance Group, Ltd.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, our affiliates, and White Mountains Insurance Group, Ltd. They have received customary fees and commissions for these transactions.

Offering Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The underwriters are being represented in connection with this offering by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Symetra Financial Corporation at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, and for the period from August 2, 2004 through December 31, 2004, and the period from January 1, 2004 through August 1, 2004 (Predecessor), appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the SEC in Washington, D.C. and copies of all or any part of the registration statement may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC’s toll-free number is 1-800-SEC-0330. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Prior to this offering, we were not required to file reports with the SEC.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act. The periodic reports and other information that we file with the SEC will be available for inspection and copying at the SEC’s public reference facilities and on the website of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements of Symetra Financial Corporation
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-3
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005 and the periods from August 2, 2004 through December 31, 2004 and January 1, 2004 through August 1, 2004	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2006 and 2005 and the periods from August 2, 2004 through December 31, 2004 and January 1, 2004 through August 1, 2004
F-5
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2006 and 2005 and the periods from August 2, 2004 through December 31, 2004 and January 1, 2004 through August 1, 2004
F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005 and the periods from August 2, 2004 through December 31, 2004 and January 1, 2004 through August 1, 2004	F-7
Notes to Consolidated Financial Statements for the years ended December 31, 2006 and 2005 and the periods from August 2, 2004 through December 31, 2004 and January 1, 2004 through August 1, 2004	F-9

Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006	F-43
Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006	F-44
Consolidated Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2007 and 2006	F-45
Consolidated Statements of Comprehensive Income (Loss) for the three months ended March 31, 2007 and 2006	F-46
Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006	F-47
Notes to Consolidated Financial Statements for the three months ended March 31, 2007 and 2006	F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Symetra Financial Corporation

We have audited the accompanying consolidated balance sheets of Symetra Financial Corporation (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income (loss), and cash flows for the years ended December 31, 2006 and 2005, and for the period from August 2, 2004 through December 31, 2004, and the period from January 1, 2004 through August 1, 2004 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years ended December 31, 2006 and 2005 and for the period from August 2, 2004 through December 31, 2004, and the period from January 1, 2004 through August 1, 2004 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Seattle, Washington
February 20, 2007

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands)

ASSETS
Investments: (Note 3)
Available-for-sale securities:
Fixed maturities, at fair value (amortized cost:
$16,086,596 and $16,987,097, respectively)	$16,049,878	$17,183,197
Marketable equity securities, at fair value (cost:
$171,003 and $148,917, respectively)	201,706	162,301
Mortgage loans	794,283	776,923
Policy loans	79,244	80,463
Short-term investments	48,882	7,364
Investments in limited partnerships	112,648	93,400
Other invested assets	18,705	29,125

Total investments	17,305,346	18,332,773
Cash and cash equivalents	253,210	111,023
Accrued investment income	206,717	213,914
Accounts receivable and other receivables	81,993	50,909
Reinsurance recoverables (Note 7)	238,764	229,888
Deferred policy acquisition costs (Note 8)	88,237	49,017
Goodwill	3,687	3,687
Current income tax recoverable	—	26,281
Deferred income tax assets, net (Note 12)	219,091	137,347
Property, equipment, and leasehold improvements, net (Note 9)	28,076	30,522
Other assets	16,275	7,429
Securities lending collateral (Note 5)	439,292	598,451
Separate account assets	1,233,929	1,188,820

Total assets	$20,114,617	$20,980,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Funds held under deposit contracts	$15,986,198	$16,697,903
Future policy benefits	376,363	371,457
Policy and contract claims (Note 10)	119,514	135,655
Unearned premiums	11,721	11,560
Other policyholders’ funds	46,369	47,532
Notes payable (Note 11)	298,737	300,000
Current income taxes payable (Note 12)	2,551	—
Other liabilities	272,630	223,815
Securities lending payable (Note 5)	439,292	598,451
Separate account liabilities	1,233,929	1,188,820

Total liabilities	18,787,304	19,575,193
Commitments and contingencies (Note 14)
Capital stock (Note 1)	106	106
Additional paid-in capital	1,166,325	1,166,325
Retained earnings	161,432	101,902
Accumulated other comprehensive income (loss), net of taxes (Note 13)	(550)	136,535

Total stockholders’ equity	1,327,313	1,404,868

Total liabilities and stockholders’ equity	$20,114,617	$20,980,061

See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

				Predecessor
			Period from	Period from
			August 2, 2004	January 1, 2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004
	(In thousands)

Revenues:
Premiums (Note 7)	$525,657	$575,459	$263,195	$357,925
Net investment income (Note 3)	984,927	994,048	411,120	693,702
Other revenues	56,172	58,559	27,050	43,943
Net realized investment gains (Note 3)	1,680	14,140	7,003	34,892

Total revenues	1,568,436	1,642,206	708,368	1,130,462
Benefits and expenses:
Policyholder benefits and claims	264,252	327,427	127,499	223,578
Interest credited	765,871	810,928	360,196	556,433
Other underwriting and operating expenses	260,541	273,247	123,242	182,334
Fair value of warrants issued to investors	—	—	101,531	—
Interest expense (Note 11)	19,155	12,388	3,466	—
Amortization of deferred policy acquisition costs (Note 8)	14,589	11,861	1,626	34,164
Intangible asset amortization	—	—	—	4,929

Total benefits and expenses	1,324,408	1,435,851	717,560	1,001,438

Income (loss) from continuing operations before income taxes	244,028	206,355	(9,192)	129,024
Provision (benefit) for income taxes (Note 12):
Current	92,414	22,193	21,299	916
Deferred	(7,916)	39,720	10,683	30,486

Total provision for income taxes	84,498	61,913	31,982	31,402

Income (loss) from continuing operations	159,530	144,442	(41,174)	97,622
Income (loss) from discontinued operations (net of taxes of $(0), $536, $(1,335), and $1,235, respectively) (Note 15)	—	1,045	(2,411)	2,296

Net income (loss)	$159,530	$145,487	$(43,585)	$99,918

See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Predecessor
			Period from	Period from
			August 2, 2004	January 1, 2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004
	(In thousands)

Capital stock:
Balance at beginning of period	$106	$106	$7,459	$7,459
Purchase method accounting adjustment	—	—	(7,459)	—
Capital contribution from stockholders	—	—	106	—

Balance at end of period	106	106	106	7,459

Additional paid-in capital:
Balance at beginning of period	1,166,325	1,166,325	407,683	397,354
Purchase method accounting adjustment	—	—	(407,683)	—
Capital contribution from Safeco	—	—	—	8,834
Capital contributions from stockholders	—	—	1,064,794	—
Issuance of warrants to investors	—	—	101,531	—
Stock option expense allocation from Safeco	—	—	—	1,495

Balance at end of period	1,166,325	1,166,325	1,166,325	407,683

Retained earnings (deficit):
Balance at beginning of period	101,902	(43,585)	1,367,690	1,332,072
Purchase method accounting adjustment	—	—	(1,367,690)	—
Net income (loss)	159,530	145,487	(43,585)	99,918
Dividend distributions	(100,000)	—	—	(64,300)

Balance at end of period	161,432	101,902	(43,585)	1,367,690

Accumulated other comprehensive income (loss), net of taxes (Note 13):
Balance at beginning of period	136,535	312,931	636,149	829,772
Purchase method accounting adjustment	—	—	(636,149)	—
Other comprehensive income (loss)	(137,085)	(176,396)	312,931	(193,623)

Balance at end of period	(550)	136,535	312,931	636,149

Total stockholders’ equity	$1,327,313	$1,404,868	$1,435,777	$2,418,981

See accompanying notes.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

				Predecessor
			Period from	Period from
			August 2, 2004	January 1, 2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004
	(In thousands)

Net income (loss)..	$159,530	$145,487	$(43,585)	$99,918
Other comprehensive income (loss), net of taxes:
Changes in unrealized gains and losses on available-for-sales securities (net of tax:
$(75,838), $(91,878), $170,296, and $(103,157), respectively)	(140,843)	(170,629)	316,262	(191,578)
Reclassification adjustment for net realized investment (gains) losses included in net income (net of tax: $383, $(3,525), $(1,551), and $(12,395), respectively)	712	(6,547)	(2,879)	(23,018)
Derivatives qualifying as cash flow hedges — net change in fair value (net of tax:
$1,601, $(0), $(0), and $(2,390), respectively)	2,976	—	—	(4,439)
Adjustment for deferred policy acquisition costs valuation allowance (net of tax: $38, $421, $(243), and $13,683, respectively)	70	780	(452)	25,412

Other comprehensive income (loss)	(137,085)	(176,396)	312,931	(193,623)

Comprehensive income (loss)	$22,445	$(30,909)	$269,346	$(93,705)

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Predecessor
			Period from	Period from
			August 2, 2004	January 1, 2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004
	(In thousands)

Cash flows from operating activities
Net income (loss)	$159,530	$145,487	$(43,585)	$99,918
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	—	(1,045)	2,411	(2,296)
Net realized investment gains	(1,680)	(14,140)	(7,003)	(34,892)
Accretion of fixed maturity investments and mortgage loans	72,474	99,078	62,770	4,007
Accrued interest on accrual bonds	(43,444)	(45,383)	(19,502)	(27,504)
Amortization and depreciation	12,077	9,069	1,090	6,035
Deferred income tax provision (benefit)	(7,916)	39,720	10,683	30,486
Interest credited on deposit contracts	765,871	810,928	360,196	556,433
Mortality and expense charges and administrative fees	(91,187)	(89,185)	(35,825)	(50,718)
Fair value of warrants issued to investors	—		101,531	—
Changes in:
Accrued investment income	7,197	15,459	9,331	(7,726)
Deferred policy acquisition costs	(39,112)	(33,438)	(13,816)	11,011
Other receivables	(28,957)	(6,537)	(6,450)	20,554
Policy and contract claims	(16,141)	(17,518)	(113)	14,061
Future policy benefits	4,906	16,545	(5,234)	5,710
Unearned premiums	161	2,157	(710)	275
Accrued income taxes	28,832	(27,944)	13,125	(38,416)
Other assets and liabilities	17,793	(33,221)	10,361	(60,298)
Other, net	1,170	(86)	247	780

Total adjustments	682,044	724,459	483,092	427,502

Net cash provided by operating activities	841,574	869,946	439,507	527,420
Cash flows from investing activities
Purchases of:
Fixed maturities	(1,613,303)	(2,928,632)	(1,229,884)	(1,677,343)
Equity securities	(114,008)	(121,143)	(42,992)	(3,375)
Other invested assets and investments in limited partnerships	(12,457)	(68,659)	(19,410)	(173)
Issuance of mortgage loans	(121,987)	(101,992)	(15,543)	(40,854)
Issuance of policy loans	(19,574)	(17,895)	(7,546)	(12,550)
Maturities and calls of fixed maturities available-for-sale	840,885	1,278,633	791,391	974,773
Sales of:
Fixed maturities	1,603,453	2,364,806	363,859	713,652
Equity securities	106,657	59,782	41,573	4,491
Other invested assets and investments in limited partnerships	13,235	1,525	17,320	1,621
Repayment of mortgage loans	99,085	134,774	70,230	152,745
Repayment of policy loans	20,663	19,244	8,555	12,956

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

				Predecessor
			Period from	Period from
			August 2, 2004	January 1, 2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004
	(In thousands)

Net (increase) decrease in short-term investments	$(41,518)	$5,426	$(1,635)	$18,306
Purchase of Safeco Life & Investments	—	—	(1,349,911)	—
Purchase of property, equipment, and leasehold improvements	(3,164)	(34,614)	—	—
Cash received from sale of discontinued operations	—	—	30,000	—
Other, net	(10)	(401)	(1,099)	281

Net cash provided by (used in) investing activities	757,957	590,854	(1,345,092)	144,530
Cash flows from financing activities
Capital contributions received	—	—	—	1,131
Policyholder account balances:
Deposit	656,526	444,638	179,250	211,851
Withdrawals	(2,014,315)	(1,972,483)	(675,351)	(757,495)
Repayment of notes payable	(300,000)	—	(15,000)	—
Proceeds from notes payable	298,671	—	315,000	—
Proceeds from sale of capital stock	—	—	1,064,900	—
Dividend distributions	(100,000)	—	—	(64,300)
Dividends from discontinued operations	—	29,236	20,001	—
Other, net	1,774	—	—	—

Net cash provided by (used in) financing activities	(1,457,344)	(1,498,609)	888,800	(608,813)

Net increase (decrease) in cash and cash equivalents from continuing operations	142,187	(37,809)	(16,785)	63,137
Cash and cash equivalents at beginning of period	111,023	148,832	165,617	102,480

Cash and cash equivalents at end of period	$253,210	$111,023	$148,832	$165,617

Supplemental disclosures of cash flow information
Net cash paid during the year for:
Interest	$17,840	$12,040	$3,312	$—
Income taxes	62,795	60,016	8,079	39,489
Non-cash transactions during the year:
Issuance of warrants to investors	—	—	101,531	—
Investments in limited partnerships and capital obligation incurred	19,864	31,599	—	—
Other capital contribution	—	—	—	7,703
Acquisitions:
Purchase price adjustment to intangible assets	—	4,200	—	—
Fair value of assets acquired:	—	—	21,912,561	—
Cash paid in acquisition	—	—	1,349,910	—
Liabilities assumed in acquisition	—	—	20,562,651	—

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Dollar Amounts in Thousands, Unless Otherwise Stated)

1.	Organization and Description of Business

Symetra Financial Corporation is a Delaware corporation privately owned by an investor group led by White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc.

On March 15, 2004, Symetra Financial Corporation entered into a definitive agreement to purchase a group of life and investment companies from Safeco Corporation (Safeco).

The following companies which are wholly owned directly or indirectly by Symetra Financial Corporation were included in the transaction:

•	Symetra Life Insurance Company (formerly Safeco Life Insurance Company)

•	Symetra National Life Insurance Company (formerly Safeco National Life Insurance Company)

•	American States Life Insurance Company

•	First Symetra National Life Insurance Company of New York (formerly First Safeco National Life Insurance Company of New York)

•	Symetra Administrative Services, Inc. (formerly Safeco Administrative Services, Inc.)

•	Symetra Asset Management Company (formerly Safeco Asset Management Company)

•	Symetra Securities, Inc. (formerly Safeco Securities, Inc.)

•	Symetra Services Corporation (formerly Safeco Services Corporation)

•	Symetra Investment Services, Inc. (formerly Safeco Investment Services, Inc.)

•	Symetra Assigned Benefits Service Company (formerly Safeco Assigned Benefits Service Company)

The acquisition was completed effective August 2, 2004, at a purchase price of $1,349.9 million, representing the amount paid to Safeco at closing of $1,350 million, plus capitalized transaction costs of $11.0 million, and less a purchase price adjustment of $11.1 million. The acquisition was financed through investor capital contributions of $1,065 million and the issuance of a note payable of $300 million. On December 29, 2004, Symetra Financial Corporation received $22.8 million from Safeco in final settlement of its tax sharing agreement and purchase price related to the August 2, 2004 transaction.

The acquisition was accounted for using the purchase method under Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under SFAS No. 141, the purchase price is allocated to the estimated fair value of the tangible and identifiable assets acquired less liabilities assumed at the date of acquisition. Deferred policy acquisition costs (DAC), intangible assets, and goodwill were reset to zero on August 2, 2004.

During 2005, the Company adjusted the deferred tax asset valuation allowance that resulted from the realization of certain income tax benefits related to the acquisition. The adjustment increased the amount of deferred tax assets and decreased the amount of intangible assets by $4,200. See Note 12 for more information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following pro forma results for the seven months ended August 1, 2004, are based on the historical financial statements of the Predecessor, adjusted to include the effect of the acquisition as if the acquisition had occurred at the beginning of each period presented:

Seven Months Ended
August 1, 2004

Net income as reported in Consolidated Statements of Operations	$99,918
Add back: Amortization of DAC and intangibles	25,410

Pro forma net income	$125,328

Symetra Financial Corporation’s subsidiaries offer group and individual insurance products and retirement products, including annuities marketed through professional agents and distributors in all states and the District of Columbia. The Company’s principal products include stop-loss medical insurance, fixed deferred annuities, variable annuities, single premium immediate annuities, and individual life insurance.

The accompanying financial statements include on a consolidated basis the accounts of Symetra Financial Corporation and its subsidiaries which are referred to as “Symetra Financial” or “the Company,” and the new names of the entities have been used as if those names were in effect prior to August 2, 2004. The discontinued mutual fund business, including the transfer agent business, is referred to as “discontinued operations.” In addition, all references to affiliated companies in the periods prior to August 2, 2004, refer to former Safeco affiliates.

Capital Stock (in thousands, except par value and share amounts)

Capital stock for Symetra Financial is comprised of 15,000,000 shares authorized and 10,649,000 shares issued and outstanding at $.01 par value per share, for a total value of $106. In 2004, the Company issued warrant certificates to its two lead investors and incurred expense in connection with their issuance. The warrant holders have the option to purchase 2,181,120 common stock shares.

On December 4, 2006, the Company declared a cash dividend of $7.794 per share to its stockholders. The dividend in the amount of $100,000 was paid on December 26, 2006.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The Consolidated Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that may affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

The most significant estimates include those used in determining reserves for future policy benefits, DAC, valuation of investments and evaluation of other-than-temporary impairments, income taxes, and contingencies. All significant intercompany transactions and balances have been eliminated in the Consolidated Financial Statements.

Certain reclassifications have been made to the prior year financial information for it to conform to the current period presentation.

Recognition of Insurance Revenue and Related Benefits

Premiums from group life and health insurance products are recognized as revenue when earned over the life of the policy. The Company reports the portion of premiums unearned as a liability for unearned premiums on the Consolidated Balance Sheets. These policies are short-duration contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Traditional individual life insurance products, primarily term and whole life insurance products, are long-duration contracts consisting principally of products with fixed and guaranteed premiums and benefits. Premiums from these products are recognized as revenue when due. Benefits and expenses are associated with earned premiums to result in the recognition of profits over the life of the policy. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Deposits related to universal life-type, limited payment-type, and investment-type products are credited to policyholder account balances and reflected as liabilities rather than as premium income when received. Revenues from these contracts consist of investment income on the policyholders’ fund balances and amounts assessed during the period against policyholders’ account balances for cost of insurance charges, policy administration charges, and surrender charges. The Company includes these cost of insurance charges in premiums. Policy administration charges and surrender charges are included in other revenue in the Consolidated Statements of Operations. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related policyholder account balances.

Variable product fees are charged to variable annuity and variable life policyholders’ accounts based upon the daily net assets of the policyholders’ account values, and are recognized as other revenue when charged. Cost of insurance charges, policy administration charges, and surrender charges are included in other revenue in the Consolidated Statements of Operations.

Investments

In accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies its investments into one of three categories: held-to-maturity, available-for-sale, or trading. Fixed maturities include bonds, mortgage-backed securities, and redeemable preferred stocks. The Company classifies all fixed maturities as available-for-sale and carries them at fair value. The Company reports net unrealized investment gains and losses related to available-for-sale securities in accumulated other comprehensive income (loss) (OCI) in Shareholders’ Equity, net of related DAC and deferred income taxes.

For mortgage-backed securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. Quarterly, the Company compares actual prepayments to anticipated prepayments and recalculates the effective yield to reflect actual payments to date plus anticipated future payments. The Company includes any resulting adjustment in net investment income.

Marketable equity securities include common stocks, nonredeemable preferred stocks, and investments in other limited partnerships when the ownership percentage of such investment is less than 3%. The Company classifies marketable equity securities as available-for-sale and carries them at fair value. Changes in net unrealized investment gains and losses are recorded directly to OCI in Shareholders’ Equity, net of related DAC and deferred income taxes.

When the collectibility of interest income for fixed maturities is considered doubtful, any accrued but uncollectible interest income is reversed against investment income in the current period. The Company then places the securities on nonaccrual status, and they are not restored to accrual status until all delinquent interest and principal are paid.

Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. The Company’s review of investment securities includes both quantitative and qualitative criteria. Quantitative criteria include the length of time and amount that each security is in an unrealized position, and for fixed maturities, whether the issuer is in compliance with the terms and covenants of the security.

The Company’s review of its fixed maturities and marketable equity securities for impairments includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities where the estimated fair value has declined and remained below cost or amortized cost by less than 20%, (ii) securities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

where the estimated fair value has declined and remained below cost or amortized cost by 20% or more for less than six months, and (iii) securities where the estimated fair value has declined and remained below cost or amortized cost by 20% or more for six months or greater. While all securities are monitored for impairment, the Company’s experience indicates that the first two categories do not represent a significant risk of impairment and, often, fair values recover over time as the factors that caused the declines improve.

If the value of any of the Company’s investments falls into the third category, the Company analyzes the decrease to determine whether it is an other-than-temporary decline in value. To make this determination for each security, the Company considers:

•	How long and by how much the fair value has been below its cost or amortized cost.

•	The financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings potential.

•	The Company’s intent and ability to hold the security long enough for it to recover its value, considering any long-range plans that may affect the Company’s ability to hold securities.

•	Any downgrades of the security by a rating agency.

•	Any reduction or elimination of dividends, or nonpayment of scheduled interest payments.

Based on the analysis, the Company makes a judgment as to whether the loss is other-than-temporary. If the loss is other-than-temporary, the Company records an impairment charge within net realized investment gains in its Consolidated Statements of Operations in the period that the Company makes the determination. In addition, any impaired investments where the Company does not have the intent and ability to hold the security long enough for it to recover its value is recorded as an other-than-temporary impairment.

The Company uses public market pricing information to determine the fair value of its investments when such information is available. When such information is not available for investments, as in the case of securities that are not publicly traded, the Company uses other valuation techniques. Such techniques include using independent pricing sources, evaluating discounted cash flows, identifying comparable securities with quoted market prices, and using internally prepared valuations based on certain modeling and pricing methods. The Company’s investment portfolio at December 31, 2006 and 2005, included $604,313 and $619,751, respectively, of fixed maturities and $25,770 and $23,967, respectively, of marketable equity securities that were not publicly traded, and values for these securities were determined using these other valuation techniques.

The cost of securities sold is determined by the specific-identification method.

The Company carries mortgage loans at outstanding principal balances, less a valuation allowance for mortgage loan losses. The Company considers a mortgage loan impaired when it is probable that the Company will be unable to collect principal and interest amounts due according to the contractual terms of the mortgage loan agreement. For mortgage loans that the Company determines to be impaired, the Company charges the difference between the amortized cost and fair value of the underlying collateral to the valuation allowance. Changes in the valuation allowance are recorded in net realized investment gains. The Company accrues interest income on impaired loans to the extent that it is deemed collectible and the loan continues to perform under its original or restructured terms. Interest income on nonperforming loans is generally recognized on a cash basis.

Policy loans are carried at unpaid principal balances, which approximate fair value.

Cash and cash equivalents consist of short-term highly liquid investments with original maturities of three months or less at the time of purchase. Short-term investments consist of highly liquid debt instruments with maturities of greater than three months and less than twelve months when purchased.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investments in limited partnership interests are accounted for under the equity method when the Company has more than a minor interest of 3% or greater, has influence over the partnership’s operating and financial policies, and does not have a controlling interest. The Company has identified certain investments in limited partnerships that meet the definition of a variable interest entity (VIE) under Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities. Based on the analysis of these interests, the Company does not meet the FIN No. 46R definition of “primary beneficiary” of any of these partnerships and therefore has not consolidated these entities.

Derivative Financial Instruments

Derivative financial instruments are included in other invested assets on the Company’s Consolidated Balance Sheets. The Company’s financial statement recognition of the change in fair value of a derivative depends on the intended use of the derivative and the extent to which it is effective as part of a hedging transaction. Derivatives that are highly effective and designated as either fair value or cash flow hedges receive hedge accounting treatment.

Derivatives that hedge the change in fair value of recognized assets or liabilities are designated as fair value hedges. For such derivatives, the Company recognizes the changes in the fair value of both the derivative and the hedged items in net realized investment gains in the Consolidated Statements of Operations.

Derivatives that hedge variable rate assets or liabilities or forecasted transactions are designated as cash flow hedges. For such derivatives, the Company recognizes the changes in the fair value of the derivative as a component of OCI, net of deferred income taxes, until the hedged transaction affects current earnings. At the time current earnings are affected by the variability of cash flows, the related portion of deferred gains or losses on cash flow hedge derivatives are reclassified from OCI and recorded in the Consolidated Statements of Operations.

When the changes in the fair value of such derivatives do not perfectly offset the changes in the fair value of the hedged transaction, the Company recognizes the ineffective portion in the Consolidated Statements of Operations. For derivatives that do not qualify for hedge accounting treatment, the Company records the changes in the fair value of these derivatives in net realized investment gains in the Consolidated Statements of Operations.

The Company formally documents all relationships between the hedging instruments and hedged items, as well as risk-management objectives and strategies for undertaking various hedge transactions. The Company links all hedges that are designated as fair value hedges to specific assets or liabilities on the Consolidated Balance Sheets. The Company links all hedges that are designated as cash flow hedges to specific variable rate assets or liabilities or to forecasted transactions. The Company also assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting on a prospective basis.

Reinsurance

The Company utilizes reinsurance agreements to manage its exposure to potential losses. The Company reinsures all or a portion of its risk to reinsurers for certain types of directly written business. In addition, the Company reinsures through pools to cover catastrophic losses. Reinsurance does not affect the Company’s liability to the policyholders. Accordingly, the policy and contract claims liabilities and future policy benefit reserves are reported gross of any related reinsurance recoverables. The Company reports premiums, benefits, and settlement expenses net of reinsurance ceded on the Consolidated Statements of Operations. The Company accounts for reinsurance premiums, commissions, expense reimbursements, benefits, and reserves related to reinsured business on bases consistent with those used in accounting for the original policies issued and the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

terms of the reinsurance contracts. The Company remains liable to the policyholders to the extent that counterparties to reinsurance ceded contracts do not meet their contractual obligations.

Deferred Policy Acquisition Costs

The Company defers as assets certain costs, principally commissions, distribution costs, and other underwriting costs, that vary with and are primarily related to the production of business. The Company amortizes acquisition costs for deferred and immediate annuity contracts and universal life insurance policies over the lives of the contracts or policies in proportion to the present value of the estimated future gross profits of each of these product lines. In this estimation process, the Company makes assumptions as to surrender rates, mortality experience, maintenance expenses, and investment performance. Actual profits can vary from the estimates and can thereby result in increases or decreases to DAC amortization rates. For interest-sensitive life products, the Company regularly evaluates its assumptions and, when necessary, revises the estimated gross profits of these contracts, resulting in adjustments to DAC amortization which are recorded in earnings when such estimates are revised. The Company adjusts the unamortized balance of DAC for the impact on estimated future gross profits as if net unrealized investment gains and losses on securities had been realized as of the balance sheet date. The Company includes the impact of this adjustment, net of tax, in OCI in Stockholders’ Equity.

The Company amortizes acquisition costs for traditional individual life insurance policies over the premium paying period of the related policies, using assumptions consistent with those used in computing policy benefit liabilities. The Company amortizes acquisition costs for group life and medical policies over the policy period of one year.

The Company conducts regular recoverability analyses for deferred and immediate annuity contract, universal life contract, and traditional life contract DAC balances. The Company compares the current DAC balance with the estimated present value of future profitability of the underlying business. The DAC balances are considered recoverable if the present value of future profits is greater than the current DAC balance. As of December 31, 2006, all of the DAC balances were considered recoverable.

Goodwill

Goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets. Goodwill is not amortized but is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment.

In December 1999, Symetra Life Insurance Company purchased the assets of Sound Benefits Administration and Sound Benefits Marketing (collectively, referred to as Sound Benefits) to acquire the agency involved in selling and supporting the Company’s Select Benefits group medical product. This transaction included goodwill of $3,687 when the Company paid the final purchase price in January 2005.

During 2005, $4,200 of other identifiable intangible assets were written down to zero due to a purchase price allocation adjustment resulting from the realization of certain income tax benefits. See Note 12 for more information.

Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the assets. Estimated useful lives generally range from one to ten years for leasehold improvements and three to ten years for all other property and equipment. Leasehold improvements are amortized over the shorter of their economic useful lives or the term of the lease.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases

Certain of the Company’s operating leases provide for minimum annual payments that change over the life of the lease. The aggregate minimum annual payments are expensed on the straight-line basis over the minimum lease term. The Company recognizes a deferred rent liability for minimum step rents when the amount of rent expense exceeds the actual lease payments and it reduces the deferred rent liability when the actual lease payments exceed the amount of straight-line rent expense. Rent holidays, rent incentives, and tenant improvement allowances are amortized on the straight-line basis over the initial term of the lease and any option period that is reasonably assured.

Sales Inducements

The Company defers sales inducements to contract holders for bonus interest features on deferred annuities. The bonus interest entitles the contract holder to an incremental amount of interest to be credited to the account value over the twelve month period following the initial deposit. The incremental interest causes the first year credited rate to be higher than the contract’s expected ongoing crediting rates for periods after the inducement. Deferred sales inducements to contract holders are reported as other assets and amortized into interest credited to policy holder account values using the same methodology and assumptions used to amortize DAC.

Separate Accounts

Separate account assets and liabilities reported on the accompanying Consolidated Balance Sheets consist of the fair value of variable annuity and variable universal life contracts and represent funds that the Company administers and invests to meet the specific fund allocations of the policyholder. The assets of each separate account are legally segregated and are not subject to claims that arise out of the Company’s other business activities. Net investment income and net realized and unrealized investment gains and losses accrue directly to such policyholder who bears the investment risk, subject to guaranteed minimum death benefits (GMDB). For variable annuity contracts with GMDB, the Company contractually guarantees total deposits made to the contract, less any partial withdrawals, in the event of death. The Company offers three types of GMDB contracts consisting of return of premium and two versions of ratchet, which are evaluated every fifth and eighth year, respectively.

The Company reinsures nearly all of the GMDB risk on its individual variable annuity contracts. Therefore, the liability balance is not material. The Company does not include investment results accruing directly to the policyholder in its revenues. Fees charged to policyholders include mortality, policy administration, and surrender charges and are included in other revenues.

Funds Held Under Deposit Contracts

Liabilities for fixed deferred annuity contracts, guaranteed investment contracts, and universal life policies are computed as deposits net of withdrawals made by the policyholder, plus amounts credited based on contract specifications, less contract fees and charges assessed, plus any additional interest. For single premium immediate annuities (SPIAs), including structured settlements, future benefits are either fully guaranteed or are contingent on the survivorship of the annuitant. Liabilities are based on discounted amounts of estimated future benefits. Contingent future benefits are discounted with current pricing mortality assumptions, which include provisions for longer life spans over time. The interest rate pattern used to calculate the reserves for SPIAs is set at issue. The interest rates within the pattern vary over time and start with interest rates that prevailed at the contract issue. The weighted-average implied interest rate on the existing block is currently 5.9% and will grade to an ultimate assumed level of 6.7% in about 20 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future Policy Benefits

The Company computes liabilities for future policy benefits under traditional individual life and group life insurance policies on the level premium method, which uses a level premium assumption to fund reserves. The Company selects the level premiums so that the actuarial present value of future benefits equals the actuarial present value of future premiums. The Company sets the interest, mortality, and persistency assumptions in the year of issue and includes provisions for adverse deviations. These liabilities are contingent upon the death of the insured while the policy is in force. The Company derives mortality assumptions from both company-specific and industry statistics. The Company discounts future benefits at interest rates that vary by year of policy issue, are graded to the statutory valuation interest rate over time, and range from 6.0% to 4.0%.

Policy and Contract Claims

Liabilities for policy and contract claims primarily represent liabilities for claims under group medical coverages and are established on the basis of reported losses (case basis method). The Company also provides for claims incurred but not reported (IBNR), based on expected loss ratios, claims paying completion patterns, and historical experience. The Company periodically reviews estimates for reported but unpaid claims and IBNR. Any necessary adjustments are reflected in current operating results.

Income Taxes

Through the date of acquisition, the Company was included in a consolidated federal income tax return filed by Safeco. Tax payments (credits) were made to or received from Safeco in accordance with the tax allocation agreement on a separate company tax return filing basis. Subsequent to the acquisition, the Symetra Life insurance companies file a separate life consolidated tax return. The non-life insurance companies file a separate non-life consolidated tax return. Pursuant to Internal Revenue Code (IRC) § 1504(c), the life insurance companies will file a separate life consolidated tax return for five years subsequent to the acquisition.

Income taxes have been provided using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The provision for income taxes has two components: amounts currently payable or receivable and deferred income taxes. The deferred income taxes are calculated as the difference between the book and tax basis of the appropriate assets and liabilities. Deferred tax assets are recognized only to the extent that it is probable that future tax profits will be available. A valuation allowance is established where deferred tax assets cannot be recognized.

Recently Issued Accounting Standards

SFAS No. 157, Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this Statement could have on its financial condition, results of operations, and cash flows.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN No. 48 as of January 1, 2007, as required. The adoption did not have a material impact on the Company’s consolidated financial statements.

SFAS No. 155, Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends certain paragraphs of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 also resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS No. 155: (1) permits an entity to make an irrevocable election to measure any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation at fair value in its entirety, with changes in fair value recognized in earnings; (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Provisions of SFAS No. 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company adopted SFAS No. 155 as of January 1, 2007, as required. The adoption did not have a material impact on the Company’s consolidated financial statements.

American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts

In September 2005, the AICPA issued SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and For Realized Gains and Losses from the Sale of Investments. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. Under SOP 05-1, modifications that result in a substantially unchanged contract will be accounted for as a continuation of the replaced contract. A replacement contract that is substantially changed will be accounted for as an extinguishment of the replaced contract, resulting in a release of unamortized DAC, unearned revenue, and deferred sales inducements associated with the replaced contract.

The provisions of SOP 05-1 are effective for fiscal years beginning after December 15, 2006. The Company adopted SOP 05-1 effective on January 1, 2007 as required. The adoption of SOP 05-1 did not have a material impact on the Company’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments

The following tables summarize the Company’s fixed maturities and marketable equity securities:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2006
Fixed maturities:
U.S. government and agencies	$157,000	$1,775	$(879)	$157,896
State and political subdivisions	666,101	9,329	(4,532)	670,898
Foreign governments	205,186	4,166	(477)	208,875
Corporate securities	10,670,752	164,266	(168,550)	10,666,468
Mortgage-backed securities	4,387,557	26,750	(68,566)	4,345,741

Total fixed maturities	16,086,596	206,286	(243,004)	16,049,878
Marketable equity securities	171,003	32,046	(1,343)	201,706

Total	$16,257,599	$238,332	$(244,347)	$16,251,584

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2005
Fixed maturities:
U.S. government and agencies	$652,304	$49,460	$(799)	$700,965
State and political subdivisions	741,671	25,217	(1,636)	765,252
Foreign governments	353,333	13,119	(227)	366,225
Corporate securities	10,881,369	267,274	(137,063)	11,011,580
Mortgage-backed securities	4,358,420	42,290	(61,535)	4,339,175

Total fixed maturities	16,987,097	397,360	(201,260)	17,183,197
Marketable equity securities	148,917	15,234	(1,850)	162,301

Total	$17,136,014	$412,594	$(203,110)	$17,345,498

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments — (Continued)

The following table shows the Company’s investments’ gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2006
Fixed maturities:
U.S. government and agencies	$52,723	$(671)	$24,683	$(208)	$77,406	$(879)
State and political subdivisions	219,608	(2,922)	65,722	(1,610)	285,330	(4,532)
Foreign governments	14,404	(214)	11,103	(263)	25,507	(477)
Corporate securities	2,732,600	(55,864)	3,686,854	(112,686)	6,419,454	(168,550)
Mortgage-backed securities	1,501,485	(22,776)	1,888,331	(45,790)	3,389,816	(68,566)

Total fixed maturities	4,520,820	(82,447)	5,676,693	(160,557)	10,197,513	(243,004)
Marketable equity securities	9,829	(206)	2,926	(1,137)	12,755	(1,343)

Total	$4,530,649	$(82,653)	$5,679,619	$(161,694)	$10,210,268	$(244,347)

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2005
Fixed maturities:
U.S. government and agencies	$43,881	$(642)	$10,547	$(157)	$54,428	$(799)
State and political subdivisions	87,574	(675)	51,278	(961)	138,852	(1,636)
Foreign governments	20,927	(225)	2,502	(2)	23,429	(227)
Corporate securities	4,956,275	(123,274)	697,497	(13,789)	5,653,772	(137,063)
Mortgage-backed securities	2,077,490	(36,639)	1,044,399	(24,896)	3,121,889	(61,535)

Total fixed maturities	7,186,147	(161,455)	1,806,223	(39,805)	8,992,370	(201,260)
Marketable equity securities	10,729	(1,759)	228	(91)	10,957	(1,850)

Total	$7,196,876	$(163,214)	$1,806,451	$(39,896)	$9,003,327	$(203,110)

As of December 31, 2006 and 2005, $148,552 and $36,480, respectively, of unrealized losses for a period of twelve months or more relate to investment grade fixed income securities. Unrealized losses on investment grade securities are principally related to changes in interest rates or changes in the issuer and the sector related credit spreads since the securities were acquired. As of December 31, 2006 and 2005, the Company had the intent and ability to hold these investments for a period of time sufficient for them to recover in value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments — (Continued)

The Company reviewed all its investments with unrealized losses at the end of 2006 and 2005 in accordance with the impairment policy described in Note 2. The Company’s evaluation determined that these declines in fair value were temporary and it had the intent and ability to hold them until recovery.

At December 31, 2006 and 2005, the Company held below-investment-grade fixed maturities with a fair value of $1,332,000 and $1,387,000, respectively, and an amortized cost of $1,305,000 and $1,359,000, respectively. These holdings amounted to 8.3% and 8.1%, respectively, of the Company’s investments in fixed maturities at fair value at December 31, 2006 and 2005.

The following table summarizes the cost or amortized cost and fair value of fixed maturities at December 31, 2006, by contractual years-to-maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Cost or
	Amortized	Fair
	Cost	Value

One year or less	$377,113	$374,632
Over one year through five years	2,655,755	2,613,674
Over five years through ten years	2,746,470	2,701,652
Over ten years	5,919,701	6,014,179
Mortgage-backed securities	4,387,557	4,345,741

Total fixed maturities	$16,086,596	$16,049,878

The carrying value of certain securities and cash on deposit with state regulatory authorities was $8,302 and $14,103 at December 31, 2006 and 2005, respectively.

No industry represented more than 9.1% of the amortized cost of fixed maturities and equity securities at December 31, 2006 and 2005.

The following table summarizes the Company’s consolidated pretax net investment income:

				Predecessor
				Period from
			Period from	January 1,
			August 2, 2004	2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004

Interest:
Fixed maturities	$926,678	$945,737	$390,111	$633,756
Mortgage loans	48,849	46,052	21,943	44,233
Short-term investments and cash and cash equivalents	9,851	4,156	1,159	2,000
Dividends:
Marketable equity securities	6,759	3,967	2,671	3,302
Redeemable preferred stock	3,640	3,387	492	2,965
Policy loans	4,870	5,112	2,241	3,067
Income from equity method investments	4,658	2,514	—	—
Other	3,612	6,058	3,208	9,287

Total investment income	1,008,917	1,016,983	421,825	698,610
Investment expenses	(23,990)	(22,935)	(10,705)	(4,908)

Net investment income	$984,927	$994,048	$411,120	$693,702

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments — (Continued)

The carrying value of investments in fixed maturities that have not produced income for the last 12 months was $30,453 and $10,354 at December 31, 2006 and 2005, respectively. All of the Company’s mortgage loans produced income during 2006 and 2005.

The following table summarizes the Company’s consolidated net realized investment gains before income taxes:

				Predecessor
				Period from
			Period from	January 1,
			August 2, 2004	2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August
	2006	2005	2004	1, 2004

Fixed maturities	$(16,089)	$1,840	$4,117	$34,345
Marketable equity securities	14,842	8,221	291	972
Other invested assets	1,737	3,992	2,584	92
Deferred policy acquisition costs adjustment	1,190	87	11	(517)

Net realized investment gains	$1,680	$14,140	$7,003	$34,892

During 2006, the Company recorded impairment charges of fixed maturity investments and equity securities totaling $25,719. These write-downs were primarily from investments in the paper-related industry totaling $15,655, or 60.9%. The additional write-downs represent securities that the Company does not intend to hold until recovery. The following tables summarize the proceeds from sales of investment securities and related net realized investment gains before income taxes for 2006, 2005 and 2004.

	Year Ended December 31, 2006
		Marketable
	Fixed	Equity
	Maturities	Securities	Other	Total

Proceeds from sales	$1,603,453	$106,657	$13,235	$1,723,345

Gross realized investment gains	$26,847	$18,274	$2,497	$47,618
Gross realized investment losses	(18,373)	(1,437)	(112)	(19,922)

Net realized investment gains	8,474	16,837	2,385	27,696
Impairments	(24,608)	(1,111)	—	(25,719)
Other, including gains (losses) on calls and redemptions	45	(884)	542	(297)

Net realized investment gains (losses)	$(16,089)	$14,842	$2,927	$1,680

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments — (Continued)

	Year Ended December 31, 2005
		Marketable
	Fixed	Equity
	Maturities	Securities	Other	Total

Proceeds from sales	$2,364,806	$59,782	$1,525	$2,426,113

Gross realized investment gains	$30,782	$9,626	$—	$40,408
Gross realized investment losses	(27,027)	(1,184)	—	(28,211)

Net realized investment gains	3,755	8,442	—	12,197
Impairments	(7,664)	—	—	(7,664)
Other, including gains (losses) on calls and redemptions	5,749	(221)	4,079	9,607

Net realized investment gains	$1,840	$8,221	$4,079	$14,140

	Period from August 2,
	2004 through December 31, 2004
		Marketable
	Fixed	Equity
	Maturities	Securities	Other	Total

Proceeds from sales	$363,859	$41,573	$17,320	$422,752

Gross realized investment gains	$8,379	$978	$6,345	$15,702
Gross realized investment losses	(7,862)	(224)	(5,747)	(13,833)

Net realized investment gains	517	754	598	1,869
Impairments	(27)	(87)	—	(114)
Other, including gains (losses) on calls and redemptions	3,627	(376)	1,997	5,248

Net realized investment gains	$4,117	$291	$2,595	$7,003

	Period from January 1, 2004 through
	August 1, 2004 — Predecessor
		Marketable
	Fixed	Equity
	Maturities	Securities	Other	Total

Proceeds from sales	$713,652	$4,491	$1,621	$719,764

Gross realized investment gains	$45,705	$1,137	$17,846	$64,688
Gross realized investment losses	(17,163)	(165)	(15,467)	(32,795)

Net realized investment gains	28,542	972	2,379	31,893
Impairments	(10,272)	—	—	(10,272)
Other, including gains (losses) on calls and redemptions	16,075	—	(2,804)	13,271

Net realized investment gains (losses)	$34,345	$972	$(425)	$34,892

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments — (Continued)

The following table summarizes the Company’s allowance for mortgage loan losses:

				Predecessor
			Period from	Period from
			August 2,	January 1,
			2004	2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004

Allowance at beginning of period	$3,903	$10,172	$10,172	$10,172
Provision	109	—	—	—
Adjustment	—	(6,269)	—	—

Allowance at end of period	$4,012	$3,903	$10,172	$10,172

This allowance relates to mortgage loan investments of $798,295 and $780,826 at December 31, 2006 and 2005, respectively. All of the Company’s mortgage loan investments were in good standing at December 31, 2006.

At December 31, 2006, mortgage loans constituted approximately 3.9% of total assets and are secured by first-mortgage liens on income-producing commercial real estate, primarily in the retail, industrial, and office building sectors. The majority of the properties are located in the western United States, with 27% of the total in California and 22% in Washington. Individual loans generally do not exceed $15,000.

The carrying value of other invested assets approximates fair value. The following table summarizes the Company’s other invested assets:

	December 31,
	2006	2005

Options	$2,053	$3,331
Note receivable — agency	7,823	7,930
Embedded derivatives	8,257	17,164
Other	572	700

Total other invested assets	$18,705	$29,125

4.	Derivative Financial Instruments

Derivatives are instruments whose values are derived from underlying instruments, indices, or rates, have a notional amount, and can be net settled. This may include derivatives that are “embedded” in financial instruments or in certain existing assets or liabilities. The Company uses derivative financial instruments, including interest rate swaps and options, as a means of hedging exposure to equity price changes and/or interest rate risk on anticipated transactions or on existing assets and liabilities.

Interest rate risk is the risk of economic loss due to changes in the level of interest rates. The Company manages interest rate risk through active portfolio management and selective use of interest rate swaps as hedges to change the characteristics of certain assets and liabilities. With interest rate swap agreements, the Company exchanges with a counterparty, at specified intervals, interest rate payments of differing character (e.g., fixed-rate payments exchanged for variable-rate payments), based on an underlying principal balance (notional amount). No cash is exchanged at the outset of the contract, and no principal payments are made by either party. The net interest accrued and the net interest payments made at each interest payment due date are recorded to interest income or expense, depending on the hedged item.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Hedges

In August 2004, all fair value hedges, totaling $330,409 of notional amount outstanding, were terminated resulting in a realized investment loss of $3,491. Prior to August 2004, the Company used interest rate swaps to hedge the change in fair value of certain fixed-rate assets. As discussed in Note 2, derivatives that were determined to be highly effective were given hedge accounting treatment and changes in their fair values and the fair values of the related assets that they hedged were recognized in net realized investment gains (losses) in the Consolidated Statements of Operations.

Cash Flow Hedges

In January 2006, the Company’s Board of Directors authorized a private offering to qualified institutional buyers of $300,000 fixed rate senior subordinated notes due in ten years (the Notes). The Company was exposed to interest rate risk as it expected to issue the Notes on or about March 31, 2006 at or near par at the then current market interest rate. To manage this risk, the Company bought a $300,000 forward-starting interest rate swap at 5.0575%, maturing on March 31, 2006, and designated the derivative as a hedge of a forecasted transaction carried at fair value with changes recorded in OCI. Since the critical terms of the derivative were the same as the forecasted transaction, the Company did not record any ineffectiveness.

On March 30, 2006, the Company issued $300,000 of 6.125% senior notes due on April 1, 2016 (Note 11). As a result, the Company recorded a $4,814 gain in OCI related to the swap which will be reclassified into income concurrent with the interest expense over the life of the Notes. For the year ended December 31, 2006, $237 was reclassified from OCI to interest expense.

In August 2004, all cash flow interest rate swaps were terminated, resulting in a net realized investment gain of $393. Prior to August 2004, the Company used interest rate swaps to hedge the variability of future cash flows arising from changes in interest rates associated with certain variable rate assets and forecasted transactions. Amounts recorded in OCI related to derivatives qualifying as cash flow hedges resulted in a decrease in OCI of $4,439 after tax for the seven month period ended August 1, 2004.

In August 2004, interest rate swaps related to the forecasted transactions were terminated resulting in a realized investment gain of $3,640.

Prior to August 2004, the interest rate swaps related to forecasted transactions that were considered probable of occurring were considered to be highly effective and qualified for hedge treatment under SFAS No. 133. SFAS No. 133 requires that amounts deferred in OCI be reclassified into earnings either when the forecasted transaction occurs or when it is considered not probable of occurring, whichever happens sooner. In the seven month period ended August 1, 2004, $7,442 after tax was reclassified from OCI to net realized investment gains and losses relating to forecasted transactions that were no longer probable of occurring.

Other Derivatives

The Company has a closed block of equity indexed annuity (EIA) product that credits the policyholders’ account based on a percentage of the gain in the S&P 500 Index. In connection with this product, the Company has a hedging program with the objective to hedge the exposure to changes in the S&P 500 Index. This program consists of buying S&P 500 Index options. Although the Company uses index options to hedge the equity return component of the EIA, the options do not qualify as hedging instruments or for hedge accounting treatment pursuant to SFAS No. 133. Accordingly, the assets are recorded as a free-standing derivative asset or options in other invested assets, and mark-to-market gains or losses to record the options at fair value are recognized in net realized investment gains. The Company recognized pretax gains (losses) on these options of $2,227, $(4,413), $2,007, and $(2,611) for the years ended December 31, 2006 and 2005, the five month period ended December 31, 2004, and the seven month period ended August 1, 2004, respectively.

The Company has convertible bonds that contain embedded options. The values of these options are bifurcated from the host value of the respective bonds and are accounted for as derivatives. During 2006 and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005, the embedded derivatives are recorded in other invested assets, and mark-to-market gains or losses to record the embedded derivatives at fair value are recognized in net realized investment gains. The value of these options is $8,257 and $17,164 at December 31, 2006 and 2005, respectively.

Counterparty credit risk is the risk that a counterparty to a derivative contract will be unable to perform its obligations. The Company manages counterparty credit risk on an individual counterparty basis, and gains and losses are netted by counterparty. The Company mitigates counterparty credit risk through credit reviews, approval controls, and by only entering into agreements with credit-worthy counterparties. The Company performs ongoing monitoring of counterparty credit exposure risk against credit limits. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in a particular class of derivative financial instrument. However, the maximum loss of cash flow associated with these instruments can be less than these amounts. For interest rate swaps, credit risk is limited to the amount that it would cost the Company to replace the contract.

5.	Securities Lending Program

The Company participates in a securities lending program whereby blocks of securities included in investments are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $395,942 and $577,877 and an estimated fair value of $427,660 and $574,824 were on loan under the program at December 31, 2006 and 2005, respectively. The Company was liable for cash collateral under its control of $439,292 and $598,451 at December 31, 2006 and 2005, respectively.

6.	Fair Value of Financial Instruments

The Company estimates the fair values for mortgage loans by discounting the projected cash flows using the current rate at which the loans would be made to borrowers with similar credit ratings and for the same maturities.

For cash and cash equivalents, policy loans, short-term investments, accounts receivable, and other liabilities the carrying value is a reasonable estimate of fair value.

The fair value of investments in limited partnerships is provided by the general partner or manager of each investment. Included in investments in limited partnerships are investments in tax-sheltered affordable housing projects for which the fair values are calculated as the sum of cash contributions and the present value of future commitments.

The carrying amount of the note receivable approximates fair value.

All derivatives are carried at fair value on the Consolidated Balance Sheets. The fair values of the derivative financial instruments generally represent the estimated amounts that the Company would expect to receive or pay upon termination of the contracts as of the reporting date. Quoted fair values are available for certain derivatives. For derivative instruments not actively traded, the Company estimates fair value using values obtained from independent pricing services, internal modeling, or quoted market prices of comparable instruments.

The carrying value of securities lending collateral and securities lending payable approximates fair value.

Separate account assets and the related liabilities are reported at fair value using quoted market prices.

The Company estimates the fair values of investment contracts (funds held under deposit contracts) with defined maturities by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For investment contracts with no defined maturities, the Company estimates fair values to be the present surrender value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the carrying or reported values and corresponding fair values of financial instruments:

	December 31, 2006		December 31, 2005
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Fixed maturities	$16,049,878	$16,049,878	$17,183,197	$17,183,197
Marketable equity securities	201,706	201,706	162,301	162,301
Mortgage loans	794,283	796,078	776,923	798,430
Investment in limited partnerships	112,648	112,648	93,400	93,400
Other invested assets:
Options	2,053	2,053	3,331	3,331
Embedded derivatives	8,257	8,257	17,164	17,164
Note receivable — agency	7,823	7,823	7,930	7,930
Other	572	572	—	—
Securities lending collateral	439,292	439,292	598,451	598,451
Separate account assets	1,233,929	1,233,929	1,188,820	1,188,820
Financial liabilities:
Funds held under deposit contracts	15,986,198	15,954,265	16,697,903	16,960,272
Other liabilities:
Limited partnership contributions payable	44,646	44,646	31,599	31,599
Securities lending payable	439,292	439,292	598,451	598,451
Separate account liabilities	1,233,929	1,233,929	1,188,820	1,188,820

7.	Reinsurance

The Company evaluates the financial condition of its reinsurers to minimize the exposure to losses from reinsurer insolvencies. Management of the Company is not aware of any of the Company’s major reinsurers currently experiencing material financial difficulties. The Company analyzes reinsurance recoverables according to the credit ratings of its reinsurers. Of the total amount due from reinsurers at December 31, 2006, 99.7% was with reinsurers rated A− or higher by A.M. Best. The Company had no reserve for uncollectible reinsurance in 2006 or 2005. None of the Company’s reinsurance contracts exclude certified terrorist acts.

For the individual life business, the Company has coinsurance agreements on policies exceeding $500,000 and other miscellaneous policies where the reinsurer reimburses the Company based on the percentage in the contract, which ranges from 50% to 80% based upon the year that the policy was written.

The Company reinsures 100% of its group long-term disability and group short-term disability business. The reinsurer is responsible for paying all claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reinsurance recoverables are comprised of the following amounts:

	December 31,
	2006	2005

Life insurance
Reinsurance recoverables on:
Policy and contract claims	$5,861	$6,694
Paid claims	10	77
Future policy benefits	166,621	149,853

Total life insurance	172,492	156,624
Accident and health insurance
Reinsurance recoverables on:
Policy and contract claims	725	338
Paid claims	79	295
Future policy benefits	65,468	72,631

Total accident and health insurance	66,272	73,264

Total reinsurance recoverables	$238,764	$229,888

The following table sets forth net life insurance in-force as of December 31:

	2006	2005	2004

Direct life insurance in-force	$55,656,360	$56,928,623	$69,610,844
Amounts assumed from other companies	211,656	219,626	228,006
Amounts ceded to other companies	(21,944,907)	(20,266,656)	(19,081,945)

Net life insurance in-force.	$33,923,109	$36,881,593	$50,756,905

Percentage of amount assumed to net	0.62%	0.59%	0.44%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effects of reinsurance on earned premiums are as follows:

				Predecessor
			Period from	Period from
			August 2,	January 1,
			2004	2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004

Direct:
Accident and health premiums	$390,873	$430,821	$185,464	$264,032
Life insurance premiums	191,881	192,854	84,743	118,226

Total	582,754	623,675	270,207	382,258
Assumed:
Accident and health premiums	(1)	15,277	18,753	23,220
Life insurance premiums	209	240	165	229

Total	208	15,517	18,918	23,449
Ceded:
Accident and health premiums	(10,215)	(22,529)	(8,544)	(11,804)
Life insurance premiums	(47,090)	(41,204)	(17,386)	(35,978)

Total	(57,305)	(63,733)	(25,930)	(47,782)

Total premiums	$525,657	$575,459	$263,195	$357,925

Percentage of amount assumed to net	0.04%	2.70%	7.19%	6.55%

Ceded reinsurance reduced policy benefits by $45,533, $39,253, $11,529, and $23,722 for the years ended December 31, 2006 and 2005, the five months ended December 31, 2004, and the seven months ended August 1, 2004, respectively.

8.	Deferred Policy Acquisition Costs and Deferred Sales Inducements

Activities impacting deferred policy acquisition costs are as follows:

	December 31,
	2006	2005

Unamortized balance at beginning of period	$48,511	$15,073
Deferral of acquisition costs	52,511	45,213
Amortization related to investment gains	1,190	86
Amortization related to other expenses	(14,589)	(11,861)

Unamortized balance at end of period	87,623	48,511
Accumulated effect of net unrealized investment gains	614	506

Balance at end of period	$88,237	$49,017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides a reconciliation of the beginning and ending balance for sales inducements, which are included in other assets:

	December 31,
	2006	2005

Unamortized balance at beginning of period	$2,905	$293
Capitalizations	6,113	2,612
Amortization	(8)	—

Unamortized balance at end of period	$9,010	$2,905

9.	Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements are comprised of the following amounts:

	December 31,
	2006	2005

Computer equipment and software	$6,151	$4,060
Office equipment, furniture, and fixtures	8,977	8,785
Equipment and software under capital leases	13,825	13,586
Leasehold improvements	13,728	13,598

	42,681	40,029
Less accumulated depreciation and amortization	14,605	9,507

Total property, equipment, and leasehold improvements, net	$28,076	$30,522

Depreciation and amortization expenses associated with property, equipment, and leasehold improvements, including equipment and software under capital leases, amounted to $5,610, $4,554, $159, and $367, for the years ended December 31, 2006 and 2005, the five months ended December 31, 2004, and the seven months ended August 1, 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Policy and Contract Claims

The following table provides a reconciliation of the beginning and ending reserve balances for policy and contract claims for 2006, 2005 and 2004:

	2006	2005	2004

Balance as of January 1	$135,655	$153,173	$139,113
Less: reinsurance recoverable	7,032	4,176	5,571

Net balance as of January 1	128,623	148,997	133,542
Incurred related to insured events of:
The current year	298,269	364,832	369,948
Prior years	(1,445)	1,807	12,158

Total incurred	296,824	366,639	382,106
Paid related to insured events of:
The current year	231,890	292,482	290,857
Prior years	80,629	94,531	75,794

Total paid	312,519	387,013	366,651

Net balance as of December 31	112,928	128,623	148,997
Add: reinsurance recoverable	6,586	7,032	4,176

Balance as of December 31	$119,514	$135,655	$153,173

The Company uses estimates for determining its liability for policy and contract claims, which are based on historical claim payment patterns, and expected loss ratios to provide for the inherent variability in claim patterns and severity. For the year ended December 31, 2006, the change in prior year incurred liabilities primarily relates to a favorable development in contract claims. For the years ended December 31, 2005 and 2004, the change in incurred liabilities was primarily from higher-than-expected loss and claims experience, and a change in estimates.

11.	Notes Payable

Revolving Credit Facilities

On June 14, 2004, the Company entered into a $370,000 revolving credit agreement with several lending institutions, with Bank of America, N.A. acting as administrative agent for the lenders. On August 2, 2004, the Company borrowed $300,000 against the revolving credit facility, which was used to purchase the life and investment companies, and $15,000, which was used to purchase a loan from Safeco. On August 31, 2004, $15,025 was repaid, which included $25 of interest expense.

During the year ended December 31, 2006, the Company repaid the $300,000 outstanding revolving credit line, and the line of credit was subsequently reduced to $70,000. The credit agreement contains restrictive covenants, which include maintaining certain financial ratios. The interest rate is currently three months at LIBOR, plus a margin of 0.60%. The margin is adjusted based on the Company’s debt-to-capitalization ratio. There was no borrowing activity on this facility in 2006. At December 31, 2005, the balance outstanding was $300,000 and the rate was 4.52%. Interest expense for 2006 and 2005 was $3,851 and $12,388, respectively.

In 2005, the Company entered into two $25,000 revolving credit facilities with Bank of New York to support the Company’s overnight repurchase agreement program, which provides the Company liquidity to meet its general funding requirements. There was no borrowing activity on these facilities in 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Notes Payable

On March 30, 2006, the Company issued $300,000 of 6.125% senior notes due on April 1, 2016, which were issued at a discount yielding $298,671. As a result of this transaction, the Company paid $3,040 in debt issuance costs which have been capitalized and included in other assets and realized $4,814 of deferred gains related to a hedging transaction (Note 4). Both amounts are being amortized using the effective-interest method over the term of the Notes, yielding to an effective interest rate of 6.11%.

These senior notes are unsecured senior obligations and will be equal in right of payment to all existing and future unsecured senior indebtedness. These notes are redeemable, in whole or in part, at the option of the Company at any time or from time to time at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the notes to be redeemed; or (2) the sum of the present value of the remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date on a semi-annual basis at a prevailing U.S. Treasury rate plus 25 basis points, together in each case with accrued interest payments to the redemption date.

Proceeds from the Notes were used to pay down the outstanding principal on the revolving line of credit. Interest on the notes is payable semi-annually in arrears, beginning on October 2, 2006. The Company made interest payments on the senior notes of $9,239 in 2006.

The terms of the senior notes contain various business and financial covenants, including limitations on the disposition of subsidiaries. As of December 31, 2006, the Company was in compliance with all such covenants.

12.	Income Taxes

The Company uses the liability method of accounting for income taxes in accordance with SFAS No. 109, under which deferred income tax assets and liabilities are determined based on the differences between their financial reporting and tax bases and are measured using the enacted tax rates.

Differences between income taxes computed by applying the U.S. federal income tax rate of 35% to income from continuing operations before income taxes and the provision for income taxes were as follows:

							Predecessor
					Period from		Period from
					August 2, 2004		January 1, 2004
					through		through
	Year Ended December 31, 2006		Year Ended December 31, 2005		December 31, 2004		August 1, 2004

Income (loss) from continuing operations before income taxes	$244,028		$206,355		$(9,192)		$129,024
Computed “expected” tax expense	85,410	35.00%	72,224	35.00%	(3,217)	35.00%	45,158	35.00%
Separate account dividend received deduction	(1,981)	(0.81)	(3,960)	(1.92)	(1,103)	12.00	(1,461)	(1.13)
Purchase transaction costs	(402)	(0.17)	(413)	(0.20)	(455)	4.95	—	—
Miscellaneous permanent differences	(308)	(0.13)	(158)	(0.08)	(237)	2.58	117	0.09
IRS audit adjustments	—	—	—	—	—	—	(8,749)	(6.78)
Warrants	—	—	—	—	35,536	(386.60)	—	—
Valuation allowance	—	—	(5,440)	(2.64)	—	—	—	—
Low income housing credits	(838)	(0.34)	—	—	—	—	—	—
Other true-up adjustments	2,617	1.08	(340)	(0.16)	1,458	(15.86)	(3,663)	(2.84)

Provision for income taxes	$84,498	34.63%	$61,913	30.00%	$31,982	(347.93)%	$31,402	24.34%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The warrant adjustment for the period from August 2, 2004 through December 31, 2004, reflects the reduction of current income from continuing operations related to warrants issued to investors for certain services provided. For tax purposes, warrants for services are not deductible until the time of exercise. As of December 31, 2006, $2,720 of the warrant expense is accounted for as a temporary difference for which a deferred tax asset has been established. For tax-basis, the remaining portion of $32,816 has been allocated to non-amortizable capital expenditures.

The tax effects of temporary differences which give rise to the deferred income tax assets and deferred income tax liabilities were as follows:

	December 31,
	2006	2005

Deferred income tax assets:
Goodwill	$3,453	$5,289
Intangibles	18,408	19,036
Adjustment to life policy liabilities	343,120	369,329
Capitalization of policy acquisition costs	50,150	57,785
Long-term incentive plan	4,451	4,266
Warrants	2,720	35,536
Investment impairments	9,002	8,927
Uncollected premium adjustment	194	—
Guaranty fund assessments	502	522
Furniture and fixtures	510	2,262
Bond discount accrual	504	—
Unrealized depreciation of investment securities (net of deferred policy acquisition costs adjustment: $(215) and $(0), respectively)	296	—
Other	6,442	11,019

Total deferred income tax assets	439,752	513,971
Deferred income tax liabilities:
Unrealized appreciation of investment securities (net of deferred policy acquisition costs adjustment: $(0) and $(177), respectively)	—	73,520
Securities — basis adjustment	185,164	242,909
Mortgage loans	1,234	3,170
Warrants	2,720	35,536
Deferred policy acquisition costs	30,668	16,641
Bond discount accrual	—	4,546
Other	875	302
Total deferred income tax liabilities	220,661	376,624

Net deferred income tax asset	$219,091	$137,347

On August 2, 2004, the Company established a valuation allowance related to capital loss carryforwards of $27,392 ($9,587 at the effective tax rate). The Company determined the need for a valuation allowance due to the fact that the capital losses generated in 2002 and 2003 continued to be available for carryback purposes by the Company’s former parent, Safeco. During 2005, the valuation allowance was reduced in its entirety as a result of a change in the anticipated realizability of deferred tax assets. The adjustment resulted in a write-down of other intangible assets in the amount of $4,200.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to 1984, as provided for under the Life Insurance Company Tax Act of 1959, a portion of statutory income was not subject to current taxation, but was accumulated for income tax purposes in a memorandum account referred to as the “policyholders’ surplus account” (PSA). In any taxable year beginning after 2004 and before 2007, direct and indirect distributions from the PSA will be treated as zero (no tax due). At December 31, 2005 the balance in the Company’s PSA account was $7,448. During 2006, direct dividends from the insurance companies of $123,030 were distributed, which reduced the balance in the Company’s PSA account to zero.

13.	Comprehensive Income

Comprehensive income is defined as all changes in Stockholders’ Equity, except those arising from transactions with stockholders. Comprehensive income includes net income and OCI, which consists of changes in unrealized gains or losses of investments and derivatives carried at fair value and the DAC valuation allowance.

The components of OCI are as follows:

	December 31,
	2006	2005

Net unrealized gains (losses) on available-for-sale securities	$(6,037)	$209,549
Net unrealized gains on derivative financial instruments	4,577	—
Adjustment for deferred policy acquisition costs	614	506
Deferred income taxes	296	(73,520)

Accumulated other comprehensive income (loss)	$(550)	$136,535

The following summarizes the net changes in OCI:

				Predecessor
			Period from	Period from
			August 2,	January 1,
			2004	2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004

Increase (decrease) in unrealized appreciation/depreciation of:
Available-for-sale securities	$(215,586)	$(272,579)	$482,128	$(330,148)
Derivative financial instruments	4,577	—	—	(6,829)
Adjustment for deferred policy acquisition costs	108	1,201	(695)	39,095
Deferred income taxes	73,816	94,982	(168,502)	104,259

Net change in accumulated OCI	$(137,085)	$(176,396)	$312,931	$(193,623)

14.	Commitments and Contingencies

Under state insolvency and guaranty laws, insurers licensed to do business in a state can be assessed or required to contribute to state guaranty funds to cover policyholder losses resulting from insurer insolvencies. Liabilities for guaranty funds are not discounted or recorded net of premium taxes and are included in other liabilities in the Consolidated Balance Sheets. At December 31, 2006, the Company had liabilities of $7,278 for estimated guaranty fund assessments. The Company has a related asset for premium tax offsets of $5,843, which are available for a period of five to twenty years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, the Company was invested in six limited partnership interests related to tax-sheltered affordable housing projects, four of which were entered into during 2006. The Company unconditionally committed to provide capital contributions of approximately $64,298 over a period of four years. These investments were accounted for under the equity method and are recorded at present value in investments in limited partnerships with the corresponding amount in other liabilities. Capital contributions of $10,584 were paid as of December 31, 2006, with the remaining expected cash capital contributions payable as follows:

2007	$9,262
2008	7,867
2009	21,439
2010	15,146

Total capital contributions payable	$53,714

The Company has committed to invest $17,500 in two private equity limited partnerships. The Company will provide capital contributions to the partnerships up to the committed amount at the discretion of the general partners, subject to certain incremental contribution limits. The term of the capital commitment ranges from five to ten years ending in 2015. Investments in both partnerships amounted to $2,495 for the year ended December 31, 2006.

Because of the nature of the business, the Company is subject to legal actions filed or threatened in the ordinary course of its business operations. The Company does not believe that such litigation will have a material adverse effect on its consolidated financial condition, future operating results, or liquidity.

The Company leases office space, commercial real estate, and certain equipment under leases that expire at various dates through 2015. The Company accounts for these leases as operating leases. Certain leases include renewal options.

Future minimum lease commitments, including cost escalation clauses, for the next five years and thereafter, are as follows:

Operating
Leases

2007	$6,853
2008	6,692
2009	6,747
2010	6,550
2011	6,192
Thereafter	23,072

Total	$56,106

The amount of rent expense was $8,244, $9,592, $4,500, and $5,867 for the years ended December 31, 2006 and 2005, the five months ended December 31, 2004, and the seven months ended August 1, 2004, respectively.

In October 2004, the Company entered into a service agreement with a third-party service provider to outsource the majority of its information technology infrastructure. The term of the service agreement is for five years, subject to certain renewal options and early termination provisions. Under the terms of the service agreement, the Company agreed to pay an annual service fee ranging from $13,194 to $14,664 for five years. The remaining annual service fee is $13,224 for 2007, $13,269 for 2008, $13,928 for 2009, and $8,362 for 2010, subject to certain annual service fee adjustments based on actual benchmarks and production utilization.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2005, the Company entered into an agreement and paid the service provider a fixed transition fee in the amount of $15,488 related to the acquisition of the initial equipment and software used by the service provider to fulfill and perform its services. The ownership of these assets will be conveyed to the Company upon the termination of the service agreement. The Company recorded the equipment and software as a capital lease with no related future minimum lease payment. Additional equipment and software may be purchased by the service provider based on capacity and demand. Equipment and software costs under the capital lease were $13,825 and $13,586, respectively, at December 31, 2006 and 2005 with accumulated amortization of $5,885 and $3,057, respectively. There were no capitalized leases at December 31, 2004.

At December 31, 2006 and 2005, unfunded mortgage loan commitments were $14,465 and $35,175, respectively. The Company had no other material commitments or contingencies at December 31, 2006 and 2005.

15.	Discontinued Operations

On August 2, 2004, the Company announced it would exit the mutual fund business through a sale agreement with Pioneer Investment Management Inc. (Pioneer) for $30,000, subject to adjustment based on the value of the assets under management at closing and stockholder and trustee approval. Symetra Asset Management (SAM), manager of the Safeco mutual funds, was replaced with Pioneer. On December 10, 2004, $3.1 billion in assets from Safeco’s 22 mutual funds merged into the Pioneer family of funds and the Company received $30,000. No realized investment gain or loss was recorded. Accordingly, the Company has presented the asset management segment, which is primarily composed of activity related to the mutual fund business, as discontinued operations in the Consolidated Financial Statements in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Included in discontinued operations are the operations of SAM and the majority of the business component of Symetra Services Corporation. SAM provided fund accounting and other administrative services to the funds through the sale date. The other asset management entity, Symetra Services Corporation, functioned as the transfer agent for the Safeco mutual funds.

Results of discontinued operations were as follows:

				Predecessor
			Period from	Period from
			August 2,	January 1,
			2004	2004
	Year Ended	Year Ended	through	through
	December 31,	December 31,	December 31,	August 1,
	2006	2005	2004	2004

Revenues	$—	$2,426	$932	$14,608
Benefits and expenses:
Other underwriting and operating expenses	—	845	4,678	11,077

Income (loss) before income taxes:	—	1,581	(3,746)	3,531
Provision (benefit) for income taxes:
Current	—	262	8,764	1,166
Deferred	—	274	(10,099)	69

Total	—	536	(1,335)	1,235

Net income (loss)	$—	$1,045	$(2,411)	$2,296

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Employee Benefit Plans

The Company sponsors a defined contribution plan for all eligible employees. Prior to 2006, the Symetra Financial Retirement Plan was a 401(k)/profit-sharing retirement plan that included a matching contribution of 66.6% of a participant’s contributions up to 6% of eligible compensation, a profit-sharing feature comprised of a minimum contribution of 3% of each eligible participant’s compensation, and a variable component based on the Board of Directors’ discretion. No variable profit-sharing contributions were made for the year ended December 31, 2005 and the five month period ended December 31, 2004. Effective on January 1, 2006, the plan was amended to include only an immediate safe harbor contribution of 100% of a participant’s contributions up to 6% of eligible compensation. The expense related to this plan was $2,155, $5,141, and $2,526 for the years ended December 31, 2006 and 2005, and the five months ended December 31, 2004, respectively.

The Company also sponsors a performance share plan (the Performance Share Plan) that provides incentives to selected executives based on the long-term success of the Company. The Board of Directors of the Company may grant to an executive an award of performance shares. Each performance share reflects the financial value of the growth in both the book value and the enterprise value, conditional upon attainment of a stated performance goal over the award period specified in the grant. The performance shares are exchanged for a cash payment at the end of the award period. The amount expensed for the years ended December 31, 2006 and 2005 and the five months ended December 31, 2004, related to the Performance Share Plan, was $11,801, $10,262, and $1,928, respectively. The Company does not offer any healthcare, life insurance, or other post-retirement benefits to retired employees.

Predecessor Plans

Through the date of acquisition, Safeco sponsored defined contribution and defined benefit plans covering substantially all employees of the Company and its subsidiaries and provided a postretirement benefit program for certain retired employees. Eligibility for participation in the various plans was generally based on completion of a specified period of continuous service or date of hire. Employer contributions to these plans were made in cash. Costs allocated to the Company for these plans were $2,363 for the seven months ended August 1, 2004.

The Safeco 401(k)/Profit-Sharing Retirement Plan was a defined contribution plan. It included a minimum contribution of 3% of each eligible participant’s compensation, a matching contribution of 66.6% of participant’s contributions up to 6% of eligible compensation, and a profit-sharing component based on Safeco’s income. No profit-sharing contributions were made for the seven month period ended August 1, 2004.

The Safeco Employee’s Cash Balance Plan (CBP) was a noncontributory defined benefit plan that provided benefits for each year of service after 1988, based on the participant’s eligible compensation, plus a stipulated rate of return on the benefit balance. Safeco made contributions to the CBP based on the funding requirements set by the Employee Retirement Income Security Act of 1974. Costs allocated to the Company for the CBP were 1% or less of income before income taxes for the seven months ended August 1, 2004.

The Company participated in Safeco’s Long-Term Incentive Plan of 1997 (the Plan), as amended. Incentive stock options, non-qualified stock options, restricted stock rights, performance stock rights, and stock appreciation rights were authorized under the Plan. Stock-based compensation expense allocated to the Company was $1,873 for the seven months ended August 1, 2004.

17.	Dividend Restrictions

Insurance companies are restricted by state regulations as to the aggregate amount of dividends they may pay in any consecutive 12-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with 30 days’ prior written notice, within certain limits. The limits are generally based on the greater of 10% of the prior year statutory surplus or the prior year statutory net gain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from operations. Dividends in excess of the prescribed limits or earned surplus require formal state insurance commission approval. Based on statutory limits as of December 31, 2006, the amount of surplus available for the payment of dividends without prior regulatory approval is $166,415.

18.	Statutory-Basis Information

State insurance regulatory authorities require insurance companies to file annual statements prepared on an accounting basis prescribed or permitted by their respective states of domicile. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC), including the revised Accounting Practices and Procedures Manual. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

During 2005, American States Life Insurance Company (ASL) was statutorily merged into Symetra Life Insurance Company. Statutory net income and surplus of ASL for the years ended December 31, 2006 and 2005, are included in Symetra Life Insurance Company. Statutory net income (loss) and capital and surplus, by company, are as follows:

	Year Ended December 31,
	2006	2005	2004

Statutory net income (loss):
Symetra Life Insurance Company	$145,020	$162,210	$222,104
Symetra National Life Insurance Company	1,107	(936)	119
First Symetra National Life Insurance Company of New York	35	(3,016)	857
American States Life Insurance Company	—	—	23,237

Total	$146,162	$158,258	$246,317

	December 31
	2006	2005

Statutory capital and surplus:
Symetra Life Insurance Company	$1,266,222	$1,260,136

Statutory net income differs from income reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, reserves are based on different assumptions, and income tax expense reflects only taxes paid or currently payable.

Statutory capital and surplus differs from amounts reported in accordance with GAAP primarily because of the effect of GAAP purchase price accounting adjustments, policy acquisition costs are expensed when incurred, reserves are based on different assumptions, and fixed maturities are carried at amortized cost.

Life and health insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on various risk factors related to it. At December 31, 2006, Symetra Life Insurance Company and its subsidiaries met the RBC requirements.

19.	Related Parties

The Company entered into an Investment Management Agreement on March 14, 2004 with White Mountains Advisors, LLC. This agreement provides for investment advisory services related to the Company’s invested assets and portfolio management services. Fees are paid quarterly and amounted to $20,187, $18,533, and $7,768 for the years ended December 31, 2006 and 2005, and the five months ended December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On August 2, 2004, the Company issued warrants to two lead investors. At December 31, 2006, 2,181,120 shares of warrants to purchase the Company’s common stock remain outstanding at an exercise price of $100 per share.

Predecessor

During 2005, the Company relocated its main office location to Bellevue, Washington. Prior to August 2, 2004, the Company was obligated under a real estate lease with General America Corporation, a subsidiary of Safeco, through July 31, 2005. The current minimum aggregate rental commitment under this lease obligation was $5,281 at December 31, 2004. Total related-party rent expense for all facilities charged to operations was $5,408 for the seven months ended August 1, 2004.

Prior to August 2, 2004, Safeco and its affiliates provided the Company with personnel, property, and facilities in carrying out certain of its corporate functions. Safeco annually determined allocation factors based on headcount, time studies, actual usage, or other relevant allocation bases in order to allocate expenses for these services and facilities. These expenses were included in net investment income and other operating expenses within the Company’s Consolidated Statements of Operations. Safeco charged the Company expenses of $25,167 for the seven months ended August 1, 2004. These expenses included charges for corporate overhead, data processing systems, payroll, and other miscellaneous charges.

On July 30, 2004, as part of the purchase of Safeco’s Life & Investment companies, $7,703 of fixed assets and software were transferred to the Company and reflected as a capital contribution. The remaining $1,131 of the total $8,834 was a cash contribution.

20.	Segment Information

The Company provides a broad range of products and services that include group and individual insurance products, pension products, annuities, and investment advisory services. These operations are managed separately as five reportable segments based on product groupings: Group, Income Annuities, Retirement Services, Individual, and Other:

•	Group’s principal product is stop-loss medical insurance sold to employers with self-insured medical plans. Also included in this segment are group life, accidental death and dismemberment insurance, and disability products.

•	Retirement Services’ products are primarily fixed and variable deferred annuities (both qualified and non-qualified), tax-sheltered annuities (marketed to teachers and not-for-profit organizations), and corporate retirement funds.

•	Income Annuities’ principal products are the structured settlement annuities that are sold to fund third-party personal injury settlements, providing a reliable income stream to the injured party and immediate annuities purchased to fund income after retirement.

•	Individual’s products include term, universal and variable universal life, and bank-owned life insurance.

•	Other includes Symetra Financial Corporation (the holding company), inter-segment elimination entries, and various non-insurance companies.

•	Discontinued operations are comprised of the discontinued mutual fund businesses (see Notes 1 and 15).

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (Note 2).

The Company allocates capital and related investment income to each segment using a risk-based capital formula. The Company evaluates its results based upon segment operating income, GAAP and non-GAAP financial measure that excludes net realized investment gains (losses). Management believes the presentation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of segment pretax operating income enhances the understanding of its results of operations by highlighting earnings attributable to the normal recurring operations of the business.

The following tables present selected financial information by segment and reconciles to segment income before income taxes operating earnings to amounts reported in the Consolidated Statements of Operations:

	Year Ended December 31, 2006
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total

Revenues:
Premiums	$387,231	$130	$—	$138,296	$—	$525,657
Net investment income	18,030	269,821	439,001	232,759	25,316	984,927
Other revenue	10,195	22,831	797	12,939	9,410	56,172
Net realized investment gains (losses)	(66)	(17,061)	16,798	(3,807)	5,816	1,680

Total revenues	415,390	275,721	456,596	380,187	40,542	1,568,436
Benefits and expenses:
Policyholder benefits and claims	230,753	(16,501)	—	50,000	—	264,252
Interest credited	—	186,232	371,786	208,180	(327)	765,871
Other underwriting and operating expenses	105,742	61,738	21,591	57,370	14,100	260,541
Interest expense	—	—	—	—	19,155	19,155
Amortization of deferred policy acquisition costs	10,882	1,081	580	2,046	—	14,589

Total benefits and expenses	347,377	232,550	393,957	317,596	32,928	1,324,408
Segment pre-tax income	68,013	43,171	62,639	62,591	7,614	244,028
Less: Net realized investment gains (losses)	(66)	(17,061)	16,798	(3,807)	5,816	1,680

Segment pre-tax operating income	$68,079	$60,232	$45,841	$66,398	$1,798	$242,348

Assets:
Total investments	$168,743	$4,443,302	$6,967,906	$4,074,927	$1,650,468	$17,305,346
Separate account assets	—	1,115,519	—	118,410	—	1,233,929
Total assets	300,084	5,904,981	7,273,385	4,601,697	2,034,470	20,114,617

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005
		Retirement				Continuing	Discontinued
	Group	Services	Income Annuities	Individual	Other	Operations	Operations	Total

Revenues:
Premiums	$438,276	$121	$—	$137,062	$—	$575,459	$—	$575,459
Net investment income	19,270	292,801	441,438	222,613	17,926	994,048	172	994,220
Other revenue	11,801	23,223	515	13,968	9,052	58,559	—	58,559
Net realized investment gains (losses)	(74)	(17,122)	17,382	1,344	12,610	14,140	2,254	16,394

Total revenues	469,273	299,023	459,335	374,987	39,588	1,642,206	2,426	1,644,632
Benefits and expenses:
Policyholder benefits and claims	296,036	(25,697)	—	57,088	—	327,427	—	327,427
Interest credited	—	211,538	392,534	206,856	—	810,928	—	810,928
Other underwriting and operating expenses	115,342	62,636	19,383	61,374	14,512	273,247	845	274,092
Interest expense	—	—	—	—	12,388	12,388	—	12,388
Amortization of deferred policy acquisition costs	10,478	94	272	1,017	—	11,861	—	11,861

Total benefits and expenses	421,856	248,571	412,189	326,335	26,900	1,435,851	845	1,436,696

Segment pre-tax income	47,417	50,452	47,146	48,652	12,688	206,355	1,581	207,936
Less: Net realized investment gains (losses)	(74)	(17,122)	17,382	1,344	12,610	14,140	2,254	16,394

Segment pre-tax operating income (loss)	$47,491	$67,574	$29,764	$47,308	$78	$192,215	$(673)	$191,542

Assets:
Total investments	$137,826	$5,096,016	$7,276,295	$4,130,472	$1,692,164	$18,332,773	$—	$18,332,773
Separate account assets	—	1,074,463	—	114,357	—	1,188,820	—	1,188,820
Total assets	242,751	6,526,179	$7,451,961	4,638,575	2,120,595	20,980,061	—	20,980,061

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Period from August 2, 2004 through December 31, 2004
		Retirement	Income			Continuing	Discontinued
	Group	Services	Annuities	Individual	Other	Operations	Operations	Total

Revenues:
Premiums	$207,396	$105	$—	$55,694	$—	$263,195	$—	$263,195
Net investment income	8,764	124,188	184,074	89,229	4,865	411,120	393	411,513
Other revenue	5,621	11,480	207	6,224	3,518	27,050	413	27,463
Net realized investment gains (losses)	(1)	4,166	(3,277)	2,809	3,306	7,003	126	7,129

Total revenues	221,780	139,939	181,004	153,956	11,689	708,368	932	709,300
Benefits and expenses:
Policyholder benefits and claims	124,008	(15,849)	—	19,340	—	127,499	—	127,499
Interest credited	—	109,211	164,100	86,885	—	360,196	—	360,196
Other underwriting and operating expenses	54,410	26,682	7,226	28,566	6,358	123,242	4,678	127,920
Fair Value of warrants issued to investors	—	—	—	—	101,531	101,531	—	101,531
Interest expense	—	—	—	—	3,466	3,466	—	3,466
Amortization of deferred policy acquisition costs	1,352	236	—	38	—	1,626	—	1,626

Total benefits and expenses	179,770	120,280	171,326	134,829	111,355	717,560	4,678	722,238

Segment pre-tax income	42,010	19,659	9,678	19,127	(99,666)	(9,192)	(3,746)	(12,938)
Less: Net realized investment gains (losses)	(1)	4,166	(3,277)	2,809	3,306	7,003	126	7,129

Segment pre-tax operating income (loss)	$42,011	$15,493	$12,955	$16,318	$(102,972)	$(16,195)	$(3,872)	$(20,067)

Assets:
Total investments	$534,402	$6,724,045	$7,752,785	$4,271,000	$(37,471)	$19,244,761	$32,290	$19,277,051
Separate account assets	—	1,114,843	—	113,517	—	1,228,360	—	1,228,360
Total assets	639,582	8,247,675	7,885,813	4,737,864	606,492	22,117,426	64,556	22,181,982

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Period from January 1, 2004 through August 1, 2004 — Predecessor
		Retirement	Income			Continuing	Discontinued
	Group	Services	Annuities	Individual	Other	Operations	Operations	Total

Revenues:
Premiums	$293,213	$92	$—	$64,620	$—	$357,925	$—	$357,925
Net investment income	13,632	225,008	290,328	139,063	25,671	693,702	754	694,456
Other revenue	8,323	15,755	276	14,774	4,815	43,943	13,729	57,672
Net realized investment gains	143	2,372	12,751	5,225	14,401	34,892	125	35,017

Total revenues	315,311	243,227	303,355	223,682	44,887	1,130,462	14,608	1,145,070
Benefits and expenses:
Policyholder benefits and claims	196,468	172	—	26,938	—	223,578	—	223,578
Interest credited	—	155,403	274,800	126,230	—	556,433	—	556,433
Other underwriting and operating expenses	78,727	36,789	9,522	36,059	21,237	182,334	11,077	193,411
Amortization of deferred policy acquisition costs	10,537	16,313	—	7,314	—	34,164	—	34,164
Intangibles and goodwill amortization	794	801	—	1,746	1,588	4,929	—	4,929

Total benefits and expenses	286,526	209,478	284,322	198,287	22,825	1,001,438	11,077	1,012,515

Segment pre-tax income	28,785	33,749	19,033	25,395	22,062	129,024	3,531	132,555
Less: Net realized investment gains	143	2,372	12,751	5,225	14,401	34,892	125	35,017

Segment pre-tax operating income	$28,642	$31,377	$6,282	$20,170	$7,661	$94,132	$3,406	$97,538

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)
	(In millions)

ASSETS
Investments:
Available-for-sale securities:
Fixed maturities, at fair value	$15,990.6	$16,049.9
Marketable equity securities, at fair value	206.0	201.7
Mortgage loans	786.9	794.3
Policy loans	78.9	79.2
Short-term investments	5.2	48.9
Investments in limited partnerships	111.0	112.6
Other invested assets	10.4	18.7

Total investments	17,189.0	17,305.3
Cash and cash equivalents	225.7	253.2
Accrued investment income	218.4	206.7
Accounts receivable and other receivables	112.8	82.0
Reinsurance recoverables	242.8	238.8
Deferred policy acquisition costs	97.1	88.2
Goodwill	3.7	3.7
Deferred income tax assets, net	192.9	219.1
Property, equipment, and leasehold improvements, net	27.3	28.1
Other assets	17.8	16.3
Securities lending collateral	373.3	439.3
Separate account assets	1,231.3	1,233.9

Total assets	$19,932.1	$20,114.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Funds held under deposit contracts	$15,827.8	$15,986.2
Future policy benefits	378.8	376.4
Policy and contract claims	119.3	119.5
Unearned premiums	12.5	11.7
Other policyholders’ funds	46.6	46.4
Notes payable	298.8	298.7
Current income taxes payable	13.9	2.6
Other liabilities	214.1	272.6
Securities lending payable	373.3	439.3
Separate account liabilities	1,231.3	1,233.9

Total liabilities	18,516.4	18,787.3
Commitments and Contingencies
Capital stock	0.1	0.1
Additional paid-in capital	1,166.3	1,166.3
Retained earnings	214.6	161.4
Accumulated other comprehensive income (loss), net of taxes	34.7	(0.5)

Total stockholders’ equity	1,415.7	1,327.3
Total liabilities and stockholders’ equity	$19,932.1	$20,114.6

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)
	(In millions, except for per share data)

Revenues:
Premiums	$133.7	$136.6
Net investment income	244.4	246.5
Other revenues	15.3	15.6
Net realized investment gains	13.9	4.8

Total revenues	407.3	403.5
Benefits and expenses:
Policyholder benefits and claims	66.8	84.2
Interest credited	185.0	192.1
Other underwriting and operating expenses	70.6	64.2
Interest expense	4.7	5.2
Amortization of deferred policy acquisition costs	4.4	3.5

Total benefits and expenses	331.5	349.2

Income before taxes	75.8	54.3
Provision for income taxes:
Current	19.2	(8.6)
Deferred	5.9	26.5

Total provision for income taxes	25.1	17.9

Net income	$50.7	$36.4

Net income per common share:
Basic	$3.95	$2.84
Diluted	$3.95	$2.84
Weighted average number of common shares
outstanding:
Basic	12.8	12.8
Diluted	12.8	12.8

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
				Other
		Additional		Comprehensive	Total
	Capital	Paid-in	Retained	Income (loss), Net of	Stockholders’
	Stock	Capital	Earnings	Taxes	Equity
	(In millions)

Balances at January 1, 2006	$0.1	$1,166.3	$101.9	$136.6	$1,404.9
Net income	—	—	36.4	—	36.4
Other comprehensive income (loss), after tax	—	—	—	(292.8)	(292.8)

Balances at March 31, 2006	$0.1	$1,166.3	$138.3	$(156.2)	$1,148.5

Balances at January 1, 2007	$0.1	$1,166.3	$161.4	$(0.5)	$1,327.3
Net income	—	—	50.7	—	50.7
Other comprehensive income, after tax	—	—	—	37.7	37.7
Cumulative effect adjustment upon adoption of SFAS No. 155	—	—	2.5	(2.5)	—

Balances at March 31, 2007	$0.1	$1,166.3	$214.6	$34.7	$1,415.7

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)
	(In millions)

Net income	$50.7	$36.4
Other comprehensive income (loss), net of taxes:
Changes in unrealized gains and losses on available-for-sales securities	43.7	(294.3)
Reclassification adjustment for net realized investment gains included in net income	(9.6)	(1.9)
Derivatives qualifying as cash flow hedges — net change in fair value	(0.1)	3.1
Adjustment for deferred policy acquisition costs valuation allowance	1.2	0.3

Other comprehensive income (loss)	35.2	(292.8)

Comprehensive income (loss)	$85.9	(256.4)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)
	(In millions)

Cash flows from operating activities:
Net income	$50.7	$36.4
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment gains	(13.9)	(4.8)
Accretion of fixed maturity investments and mortgage loans	17.9	17.6
Accrued interest on accrual bonds	(10.5)	(7.3)
Amortization and depreciation	2.9	3.3
Deferred income tax provision	5.9	26.5
Interest credited on deposit contracts	185.0	192.1
Mortality and expense charges and administrative fees	(23.3)	(22.6)
Other	0.1	—
Changes in:
Accrued investment income	(11.7)	(13.2)
Deferred policy acquisition costs	(7.1)	(7.9)
Other receivables	13.6	4.8
Policy and contract claims	(0.2)	(2.7)
Future policy benefits	2.5	2.0
Unearned premiums	0.8	0.9
Accrued income taxes	11.3	25.9
Other assets and liabilities	(71.6)	(19.4)
Other policyholder funds	3.5	(3.0)

Total adjustments	105.2	192.2

Net cash provided by operating activities	155.9	228.6
Cash flows from investing activities:
Purchases of:
Fixed maturities	(573.4)	(447.0)
Equity securities	(33.2)	(16.3)
Other invested assets and investments in limited partnerships	(1.1)	(0.7)
Issuance of mortgage loans	(19.2)	(35.5)
Issuance of policy loans	(4.6)	(4.8)
Maturities and calls of fixed maturities, available for sale	284.0	211.9
Other assets	(0.1)	(0.1)
Sales of:
Fixed maturities	370.1	369.3
Equity securities	39.3	5.6
Other invested assets and investments in limited partnerships	3.1	1.3
Repayment of mortgage loans	25.1	29.0
Repayment of policy loans	4.6	3.4
Purchase of property, equipment and leasehold improvements	(0.9)	(1.6)
Net decrease in short-term investments	43.7	0.4

Net cash provided by investing activities	137.4	114.9

Cash flows from financing activities:
Policyholder account balances:
Deposits	127.1	119.8
Withdrawals	(447.9)	(490.0)
Repayments of notes payable	—	(300.0)
Proceeds from notes payable	—	298.7
Other, net	—	2.8

Net cash used in financing activities	(320.8)	(368.7)

Net decrease in cash and cash equivalents	(27.5)	(25.2)
Cash and cash equivalents at the beginning of the period	253.2	111.0

Cash and cash equivalents at the end of the period	$225.7	$85.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

1.	Nature of Operations and Summary of Significant Accounting Policies

Organization and Description of Business

The accompanying interim financial statements include on a consolidated basis the accounts of Symetra Financial Corporation and its subsidiaries which are referred to as “Symetra Financial” or “the Company”. Symetra Financial Corporation is a Delaware corporation privately owned by an investor group led by White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc.

Symetra Financial Corporation’s subsidiaries offer group and individual insurance products and retirement products, including annuities marketed through professional agents and distributors in all states and the District of Columbia. The Company’s principal products include medical stop-loss insurance, fixed deferred annuities, variable annuities, single premium immediate annuities, and individual life insurance.

Basis of presentation

The Consolidated Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP). These interim financial statements include all adjustments considered necessary by management to fairly present the financial position, results of operations and cash flows of Symetra Financial and are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that may affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

The most significant estimates include those used in determining reserves for future policy benefits, deferred policy acquisition costs (DAC), valuation of investments and evaluation of other-than-temporary impairments, income taxes, and contingencies. All significant intercompany transactions and balances have been eliminated in the Consolidated Financial Statements.

Recently Adopted Changes in Accounting Principles

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN No. 48 as of January 1, 2007, as required.

Upon adoption of FIN No. 48, the Company did not recognize an increase in the liability for unrecognized tax benefits or an adjustment to retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Amounts in millions

Balance at January 1, 2007	$0.6
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Reductions due to settlements with tax authorities	—
Reductions due to lapse of statute of limitations	—

Balance at March 31, 2007	$0.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total balance of the unrecognized tax benefits above would affect the effective tax rate if recognized. The Company does not expect the total amount of unrecognized tax benefits for any tax position to change significantly within the next twelve months.

The Company includes penalties and interest accrued related to unrecognized tax benefits in the calculation of income tax expense. During the quarter ended March 31, 2007 and 2006, amounts recognized for interest and penalties and amounts accrued for the payment of interest and penalties were not material.

The Company files income tax returns in the U.S. Federal and various state jurisdictions. The Company’s Federal income tax returns have been examined and closing agreements have been executed with the Internal Revenue Service through the tax period ended December 31, 2000. The Internal Revenue Service has commenced an audit of our returns for tax years ending 2002 and 2003. To date, no significant tax issues or proposed adjustments have been raised by the examiners. The audit is expected to be complete in the second quarter of 2007 and the close would follow during the third quarter of 2007. The Company is not currently subject to any state income tax examinations.

SFAS No. 155, Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends certain paragraphs of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 also resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS No. 155 eliminates the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis. Changes in fair value are recorded as realized gains. The fair value election may be applied upon adoption of the statement for hybrid instruments that had been bifurcated under SFAS 133 prior to adoption. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Provisions of SFAS No. 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis.

The Company adopted SFAS No. 155 as of January 1, 2007, as required. Prior to adoption, the Company bifurcated the equity conversion option in its investment in convertible bonds. Changes in fair value of the host instrument, the convertible bonds, were recorded as unrealized gains (losses) on investments while changes in the fair value of the equity conversion option were recorded as realized investment gains (losses). At December 31, 2006, the Company recorded $68.3 million related to the fair value of host instrument in fixed maturity investments and $8.3 million related to the fair value of the equity conversion options in other investments. Upon adoption of SFAS No. 155, the Company recorded an adjustment of $2.5 million, net of tax, to reclassify net unrealized gains on investments to beginning retained earnings to reflect the cumulative effective of adoption. At March 31, 2007 the Company recorded $84.4 million of convertible bonds recorded in fixed maturities, and at December 31, 2006, the Company had $76.6 million.

American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts

In September 2005, the AICPA issued SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts. SOP 05-1 provides

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and For Realized Gains and Losses from the Sale of Investments. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. Under SOP 05-1, modifications that result in a substantially unchanged contract will be accounted for as a continuation of the replaced contract. A replacement contract that is substantially changed will be accounted for as an extinguishment of the replaced contract, resulting in a release of unamortized DAC, unearned revenue, and deferred sales inducements associated with the replaced contract.

The provisions of SOP 05-1 are effective for fiscal years beginning after December 15, 2006. The Company adopted SOP 05-1 effective on January 1, 2007 as required. The adoption of SOP 05-1 did not have a material impact on the Company’s financial position.

Recent Accounting Pronouncements

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this Statement could have on its financial condition, results of operations, and cash flows.

Fair Value Option

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The Statement allows companies to make an election, on an individual instrument basis, to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities at the time of adoption. Unrealized gains and losses on assets or liabilities for which the fair value option has been elected are to be reported in earnings. The Statement requires additional disclosures for instruments for which the election has been made, including a description of management’s reasons for making the election. SFAS 159 is effective as of fiscal years beginning after November 15, 2007 and is to be adopted prospectively and concurrent with the adoption of SFAS 157. The Company has not yet determined the effect of adoption on its financial condition of results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Investments

The following tables summarize the Company’s fixed maturities and marketable equity securities:

	As of March 31, 2007
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Amounts in millions)

Fixed maturities:
U.S. government and agencies	$188.7	$1.7	$(1.9)	$188.5
State and political subdivisions	509.8	8.8	(3.5)	515.1
Foreign government	190.0	3.0	(0.4)	192.6
Corporate securities	10,620.0	151.9	(137.7)	10,634.2
Mortgage-backed securities	4,468.7	38.6	(47.1)	4,460.2

Total fixed maturities	15,977.2	204.0	(190.6)	15,990.6
Marketable equity securities	168.9	38.1	(1.0)	206.0

Total	$16,146.1	$242.1	$(191.6)	$16,196.6

	As of December 31, 2006
	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Amounts in millions)

Fixed maturities:
U.S. government and agencies	$157.0	$1.8	$(0.9)	$157.9
State and political subdivisions	666.1	9.3	(4.5)	670.9
Foreign government	205.2	4.2	(0.5)	208.9
Corporate securities	10,670.7	164.3	(168.5)	10,666.5
Mortgage-backed securities	4,387.6	26.7	(68.6)	4,345.7

Total fixed maturities	16,086.6	206.3	(243.0)	16,049.9
Marketable equity securities	171.0	32.0	(1.3)	201.7

Total	$16,257.6	$238.3	$(244.3)	$16,251.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the Company’s investments’ gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Amounts in millions)

March 31, 2007
Fixed maturities:
U.S. government and agencies	$7.2	$(0.1)	$108.7	$(1.8)	$115.9	$(1.9)
State and political subdivisions	28.9	(0.8)	156.1	(2.7)	185.0	(3.5)
Foreign government	4.5	(0.1)	17.4	(0.3)	21.9	(0.4)
Corporate securities	1,304.9	(32.3)	4,837.5	(105.4)	6,142.4	(137.7)
Mortgage-backed securities	497.6	(7.5)	2,423.5	(39.6)	2,921.1	(47.1)

Total fixed maturities	$1,843.1	$(40.8)	$7,543.2	$(149.8)	$9,386.3	$(190.6)
Marketable equity securities	8.9	(0.6)	4.6	(0.4)	13.5	(1.0)

Total	$1,852.0	$(41.4)	$7,547.8	$(150.2)	$9,399.8	$(191.6)

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Amounts in millions)

December 31, 2006
Fixed maturities:
U.S. government and agencies	$52.7	(0.7)	$24.7	$(0.2)	$77.4	$(0.9)
State and political subdivisions	219.6	(2.9)	65.7	(1.6)	285.3	(4.5)
Foreign government	14.4	(0.2)	11.1	(0.3)	25.5	(0.5)
Corporate securities	2,732.6	(55.8)	3,686.9	(112.7)	6,419.5	(168.5)
Mortgage-backed securities	1,501.5	(22.8)	1,888.3	(45.8)	3,389.8	(68.6)

Total fixed maturities	$4,520.8	$(82.4)	$5,676.7	$(160.6)	$10,197.5	$(243.0)
Marketable equity securities	9.8	(0.2)	2.9	(1.1)	12.7	(1.3)

Total	$4,530.6	$(82.6)	$5,679.6	$(161.7)	$10,210.2	$(244.3)

The Company recorded impairment charges of fixed maturity investments and equity securities totaling $1.9 million and $4.5 million for the three months ended March 31, 2007 and 2006, respectively. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

following tables summarize the proceeds from sales of investment securities and related net realized investment gains before income taxes for the three months ended March 31, 2007 and 2006.

	Three Months Ended March 31, 2007
	Fixed Maturities	Marketable
	Available-for-	Equity
	Sale	Securities	Other	Total
	(Amounts in millions)

Proceeds from sales	$370.1	$39.3	$3.1	$412.5

Gross realized investment gains	$15.1	$4.5	—	$19.6
Gross realized investment losses	(3.6)	(0.1)	—	(3.7)

Net realized investment gains	11.5	4.4	—	15.9
Impairments	(1.5)	(0.4)	—	(1.9)
Other, including gains (losses) on calls and redemptions	0.8	—	(0.9)	(0.1)

Net realized investment gains (losses)	$10.8	$4.0	$(0.9)	$13.9

	Three Months Ended March 31, 2006
	Fixed Maturities	Marketable
	Available-for-	Equity
	Sale	Securities	Other	Total
	(Amounts in millions)

Proceeds from sales	$369.3	$5.6	$1.3	$376.2

Gross realized investment gains	$10.8	$1.6	$—	$12.4
Gross realized investment losses	(4.2)	—	—	(4.2)

Net realized investment gains	6.6	1.6	—	8.2
Impairments	(3.4)	(1.1)	—	(4.5)
Other, including gains (losses) on calls and redemptions	(0.8)	—	1.9	1.1

Net realized investment gains	$2.4	$0.5	$1.9	$4.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s consolidated pretax net investment income:

	For the Three Months Ending March 31,
	2007	2006
	(Amounts in millions)

Net investment income
Fixed maturities	$228.9	$233.5
Marketable equity securities	1.6	2.2
Mortgage loans	12.0	11.3
Policy loans	1.2	1.2
Short-term investments	3.7	1.2
Other invested assets(1)	1.8	3.1

Total investment income	$249.2	$252.5
Less investment expense	(4.8)	(6.0)

Net investment income	$244.4	$246.5

(1)	Includes investments such as embedded derivatives, a note receivable and options.

3.	Deferred Policy Acquisitions Costs

Activities impacting deferred policy acquisition costs were as follows:

	March 31,	December 31,
	2007	2006
	(Amounts in millions)

Unamortized balance at beginning of period	$87.6	$48.5
Deferral of acquisition costs	11.3	52.5
Amortization related to investment gains	0.2	1.2
Amortization related to other expenses	(4.4)	(14.6)

	94.7	87.6
Accumulated effect of net unrealized gains	2.4	0.6

Balance at end of period	$97.1	$88.2

4.	Segment Information

The Company provides a broad range of products and services that include group and individual insurance products, pension products, annuities, and investment advisory services. These operations are managed separately as five reportable segments based on product groupings: Group, Income Annuities, Retirement Services, Individual, and Other:

•	Group’s principal product is stop-loss medical insurance sold to employers with self-insured medical plans. Also included in this segment are group life, accidental death and dismemberment insurance, and disability products.

•	Retirement Services’ products are primarily fixed and variable deferred annuities (both qualified and non-qualified), tax-sheltered annuities (marketed to teachers and not-for-profit organizations), and section 457 plans, and group variable annuities for qualified structured retirement plans. We also provide record keeping services for qualified retirement plans invested in mutual funds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Income Annuities’ principal products are the structured settlement annuities that are sold to fund third-party personal injury settlements and single premium immediate annuities purchased to fund income after retirement.

•	Individual’s products include a wide array of term, universal and variable universal life, and bank-owned life insurance.

•	Other includes Symetra Financial Corporation (the holding company), inter-segment elimination entries, various non-insurance businesses managed outside of our operating segments and unallocated income and expenses.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

The following tables present selected financial information by segment, and reconciles pretax operating earnings to amounts reported in the Consolidated Statements of Operations.

	Three Months Ended March 31, 2007
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total
	(Amounts in millions)

Revenues:
Premiums	$98.6	$—	$—	$35.1	$—	$133.7
Net investment income	4.4	63.0	110.6	59.6	6.8	244.4
Other revenues	2.5	6.2	0.2	3.1	3.3	15.3
Net realized investment gains (losses)	(0.1)	(2.9)	14.8	0.4	1.7	13.9

Total revenues	105.4	66.3	125.6	98.2	11.8	407.3

Benefits and expenses:
Policyholder benefits and claims	54.9	(2.0)	—	13.9	—	66.8
Interest credited	—	41.4	91.6	52.1	(0.1)	185.0
Other underwriting and operating expenses	28.1	17.7	6.0	14.9	3.9	70.6
Interest expense	—	—	—	—	4.7	4.7
Amortization of deferred policy acquisition costs	2.5	1.9	0.2	(0.2)	—	4.4

Total benefits and expenses	85.5	59.0	97.8	80.7	8.5	331.5

Segment income before income taxes	19.9	7.3	27.8	17.5	3.3	75.8
Less: Net realized investment gains (losses)	(0.1)	(2.9)	14.8	0.4	1.7	13.9

Segment operating income before income taxes	$20.0	$10.2	$13.0	$17.1	$1.6	$61.9

As of March 31, 2007
Total investments	$171.6	$4,281.9	$6,979.7	$4,122.0	$1,633.8	$17,189.0
Separate account assets	—	1,111.7	—	119.6	—	1,231.3
Total assets	295.6	5,719.4	7,305.3	4,606.5	2,005.3	19,932.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended March 31, 2006
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total
	(Amounts in millions)

Revenues:
Premiums	$101.7	$—	$—	$34.9	$—	$136.6
Net investment income	4.6	69.8	109.2	57.2	5.7	246.5
Other revenues	3.1	6.5	0.2	3.3	2.5	15.6
Net realized investment gains	—	(4.7)	9.3	(0.3)	0.5	4.8

Total revenues	109.4	71.6	118.7	95.1	8.7	403.5

Benefits and expenses:
Policyholder benefits and claims	72.5	(4.6)	—	16.3	—	84.2
Interest credited	—	47.2	95.3	49.6	—	192.1
Other underwriting and operating expenses	28.0	14.2	5.2	13.9	2.9	64.2
Interest expense	—	—	—	—	5.2	5.2
Amortization of deferred policy acquisition costs	2.9	0.1	0.1	0.4	—	3.5

Total benefits and expenses	103.4	56.9	100.6	80.2	8.1	349.2

Segment income before income taxes	6.0	14.7	18.1	14.9	0.6	54.3
Less: Net realized investment gains (losses)	—	(4.7)	9.3	(0.3)	0.5	4.8

Segment operating income before income taxes	$6.0	$19.4	$8.8	$15.2	$0.1	$49.5

As of March 31, 2006
Total investments	$124.4	$4,884.7	$7,037.2	$4,067.6	$1,670.2	$17,784.1
Separate account assets	—	1,111.1	—	118.4	—	1,229.5
Total assets	235.7	6,304.0	$7,363.9	4,592.6	2,080.0	20,576.2

5.	Subsequent Events

On May 1, 2007, we acquired Medical Risk Managers Holding, Inc., or MRM. In connection with our acquisition of MRM, we paid $22.0 million in cash to obtain a 100% ownership of the Company’s common stock. In addition, we may be obligated to pay the selling stockholder an additional $10.2 million over the next five years if certain pre-determined sales and profitability targets are met. These contingent purchase price payments will be determined annually on the May 1 anniversary date of the acquisition.

GLOSSARY OF SELECTED INSURANCE AND DEFINED TERMS

Contract values	The amounts held for the benefit of policyholders or contract holders within investment products. For variable products, account value is equal to fair value.

Accumulation period	The period during which deferred annuity accumulate interest or investment gains (losses). The period ends when the income payments begin.

Annualized first-year premiums (AFYP)	This term applies to our Group and Individual segments. For recurring premium products it represents the total expected premium payments over the first 12 months on new sales. The entire 12 months of expected premium is reported AFYP in the period during which the policy is issued. For single-premium products, the AFYP is 10% of the single premium.

Annuity	A contract sold by insurance companies that offers tax-deferred savings and a choice of payout options to meet the owner’s income needs in retirement.

Bank-owned life insurance (BOLI)	A life insurance policy purchased to insure the life of certain bank employees, usually officers and other highly compensated employees. The policies are commonly used to fund employee pension and benefit plans.

Brokerage general agent	An independent contractor of the insurance company who has the authority to appoint brokers on behalf of the insurance company.

Cash value	The amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy or annuity contract.

Cede	Reinsuring with another insurance company all or a portion of the risk we insure.

Deferred annuities	Annuity contracts that delay income payments until the holder chooses to receive them. These contracts might also be surrendered for cash, exchanged for another contract, or rolled over to another contract.

Defined benefit plan	A pension plan that promises to pay a specified amount to each eligible plan member who retires.

Defined contribution plan	A plan established under Section 401(a), 401(k), 403(b) or 457(b) of the Internal Revenue Code, under which the benefits to a participant depend on contributions made to, and the investment return on, the participant’s account.

Earned premiums	The portion of a premium, net of any amount ceded, that represents coverage already provided or that belongs to the insurer based on the part of the policy period that has passed.

Equity indexed annuity (EIA)	Modifications of the single premium deferred annuity, which usually guarantees at a minimum a return of the premium. Additional interest can be earned that is linked to a specified stock index. Thus, this insurance product usually guarantees the principal of the investment, while at the same time providing the opportunity for increasing values tied to the equities market.

Expense risk	The measure of the sensitivity of the insurance company’s liability for the resultant higher expense rates than charged for in the premium, expense charge or margin.

Experience rating	The statistical procedure used to calculate a premium rate based on the loss experience of an insured group.

Fixed annuity	An annuity that guarantees that a specific sum of money will be paid in the future, usually as monthly income, to an annuitant. The dollar amount will not fluctuate regardless of adverse changes in the insurance company’s mortality experience, investment return, and expenses.

General account	All of the assets of our insurance companies recognized for statutory accounting purposes other than those specifically allocated to separate accounts. We bear the risk of our investments held in our general account.

Group insurance	A single contract or policy under which individuals in a natural group (such as employees of a business firm) and potentially their dependants are covered.

Group medical stop-loss insurance	Coverage purchased by employers in order to limit their exposure under self-insured medical plans.

Guaranteed investment contract	A contract, usually purchased by ERISA qualified plans, that guarantees a minimum rate of return on the amount invested.

Guaranteed minimum income benefit (GMIB)	A benefit that guarantees a specified minimum appreciation rate for a defined period of time, after which annuity payments commence.

Guaranteed minimum withdrawal benefit (GMWB)	A benefit that guarantees a customer’s minimum stream of income, equal to the return of the contract’s principal provided it is withdrawn within specified limits over time.

Immediate annuities	Annuity contracts under which the benefits payable to the annuitant begin to be paid within one year of contract issuance.

In-force	Policies and contracts reflected on our applicable records that have not expired or been terminated as of a given date.

Interest spread	Yield on investments less the interest rate credited on liabilities.

Managing general underwriter (MGU)	An MGU is a business that acts as a sales intermediary between an insurance company and medical stop-loss policyholder. MGU’s can provide marketing, premium administration, claims administration, claims adjudication and pricing. The MGU is generally paid a percentage of premium and does not share in any of the risk.

Market value adjustment (MVA)	A market value adjustment is a feature that adjusts the surrender value of a contract in the event of surrender prior to the end of the contract period to protect an insurer against losses due to higher interest rates at the time of the surrender.

Morbidity	The incidence of disease or disability in a specific population over a specific period of time.

Mortality	The number of deaths in a specific population over a specific period of time.

Mortality gains	Mortality gains may arise if mortality rates are higher or lower than expected. For structured settlements and SPIAs mortality gains occur if policyholders die sooner than expected. For life insurance, mortality gains occur if policyholders die later than expected.

Non-admitted assets	Certain assets or portions thereof that are not permitted to be reported as admitted assets in an insurer’s annual statement prepared in accordance with statutory accounting principles. As a result, certain assets that normally would be accorded value in the financial statements of non-insurance corporations are accorded no value and thus reduce the reported statutory surplus of the insurer.

Non-qualified plan	An employee benefits plan that does not have the federal tax advantages of a qualified pension plan, in which employers receive a federal tax deduction for contributions paid into the plan on behalf of their employees. For an employer, not having a tax deduction can be a serious disadvantage, but a nonqualified plan has these advantages.

1) otherwise discriminatory coverage for some employees is allowed,

2) benefits can be allocated to certain employees whom the employer wishes to reward. The result could be that the total cost of the benefits for a particular group of employees may be less under a non-qualified plan than for all employees under a qualified plan.

Persistency	Measurement by premiums of the percentage of insurance policies or annuity contracts remaining in force between specified measurement dates.

Premiums	Payments and other consideration received on insurance policies issued or reinsurance assumed by an insurance company. Under generally accepted accounting principles, premiums on variable life and other investment-type contracts are not accounted for as revenues.

Regulatory capital	Regulatory capital is the sum of statutory capital and surplus and asset valuation reserve (AVR).

Reinsurance	A form of insurance that insurance companies buy for their own protection, “a sharing of insurance.” An insurer (the reinsured) reduces its possible maximum loss on either an individual risk or a large number of risks by giving a portion of its liability to another insurance company (the reinsurer). Reinsurance enables an insurance company to (1) expand its capacity; (2) stabilize its underwriting results; (3) finance its expanding volume; (4) secure catastrophe protection against shock losses; (5) withdraw from a class or line of business, or a geographical area, within a relatively short time period and (6) share large risks with other companies.

Reserves	Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and benefits and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.

Section 403(b) plan	A retirement plan which is available primarily to public school employees and non-profit organizations that allows individuals to defer compensation on a pre-tax basis through payroll deductions and to defer federal and sometimes state taxes until the assets are withdrawn.

Section 457 plan	A retirement plan available to government employees that allows an individual to defer compensation on a pre-tax basis through payroll deductions and to defer federal and sometimes state taxes until the assets are withdrawn.

Single Premium Immediate Annuities (SPIAs)	An annuity that is purchased for a single premium at the time of issue and guarantees a series of payments beginning within one year of the issue date and continuing over a fixed number of years or for the life of the annuitant.

Statutory reserves	Liabilities established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting principles.

Statutory surplus	The excess of admitted assets over statutory liabilities as shown on an insurer’s statutory financial statements.

Structured settlement	A customized annuity used to provide a claimant ongoing periodic payments instead of a lump sum payment. A structured settlement provides an alternative to a lump sum settlement generally in a personal injury lawsuit and typically is purchased by a property and casualty insurance company for the benefit of an injured claimant with benefits scheduled to be paid throughout a fixed period or for the life of the claimant.

Surrender charge	An amount specified in an insurance policy or annuity contract that is charged to a policyholder or contractholder for early cancellation of, or withdrawal under, that policy or contract.

Surrenders and withdrawals	Amounts taken from life insurance policies and annuity contracts representing the full or partial values of these policies or contracts.

Tax sheltered annuity	An annuity issued as part of a Section 403(b) plan. Tax-sheltered annuities are also referred to as “Section 403(b) annuities.”

Term life insurance	Life insurance that stays in effect for only a specified, limited period. If an insured dies within that period, the beneficiary receives the death payments. If the insured survives, the policy ends and the beneficiary receives nothing.

Third party administrator (TPA)	A person or entity that, pursuant to a service contract, processes claims or provides administrative services for an employee benefits plan.

Underwriting	The insurer’s process of reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Universal life (UL) insurance	Adjustable life insurance under which (1) premiums are flexible, not fixed; (2) protection is adjustable, not fixed and (3) insurance company expenses and other charges are specifically disclosed to a purchaser. This policy is referred to as unbundled life insurance because its three basic elements (investment earnings, pure cost of protection, and company expenses) are separately identified both in the policy and in an annual report to the policyowner. After the first premium, additional premiums can be paid at any time. A specified percentage expense charge is deducted from each premium before the balance is credited to the cash value, along with interest. The pure cost of protection is subtracted from the cash value monthly. As selected by the insured, the death benefit can be a specified amount plus the cash value or the specified amount that includes the cash value. After payment of the minimal initial premium required, there are no contractually scheduled premium payments (provided the cash value account balance is sufficient to pay the pure cost of protection each month and any other expenses and charges.) Expenses and charges may take the form of a flat dollar amount for the first policy year, a sales charge for each premium received, and a monthly expense charge for each policy year. An annual report is provided the policy owner that shows the status of the policy.

Variable annuity	An annuity in which premium payments are used to purchase accumulation units, their number depending on the value of each unit. The value of a unit is determined by the value of the portfolio of stocks in which the insurance company invests the premiums.

Variable life (VL) insurance	An investment-oriented life insurance policy that provides a return linked to an underlying portfolio of securities. The investment offered through the policy is typically established as a separate account, which is divided into subaccounts that invest in underlying mutual funds. The policyholder has discretion in choosing among the available subaccounts, such as a common stock fund, bond fund, or money market fund. The life insurance policy benefits payable to the beneficiary upon the death of the insured or the surrender of the policy will vary to reflect the investment performance of the subaccounts chosen by the policy owner.

Waiver of premium	A provision of a life insurance policy pursuant to which an insured with total disability that lasts for a specified period no longer has to pay premiums for the duration of the disability or for a stated period, during which time the life insurance policy provides continued coverage.

Wealth transfer life insurance	A life insurance policy purchased with the primary intent to transfer wealth to chosen beneficiaries.

Whole life insurance	Level premium life insurance that covers the lifetime of the individual instead of a fixed term.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and NASD filing fee) are estimated.

SEC registration fee	$23,025
Listing fee	*
NASD filing fee	$75,500
Blue Sky fees and expenses	*
Printing and engraving costs	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer Agent and Registrar fees and expenses	*
Miscellaneous expenses	*
Total	*

*	To be provided by amendment

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws generally provide that we will indemnify our directors and officers to the fullest extent permitted by law.

The registrant also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

On August 2, 2004 we issued 10,649,000 shares of common stock in connection with Symetra Financial Corporation’s initial formation.

On March 30, 2006, we issued $300.0 million aggregate principal amount of senior notes due 2016 to Lehman Brothers Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. as representatives of several initial purchasers for $298.7 million. These transactions were conducted in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Section 4(2) of the Securities Act of 1933. The net proceeds of this offering were used to repay borrowing outstanding under the Registrant’s revolving credit facility.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number	Description

1.1	Underwriting Agreement*
2.1	Stock Purchase Agreement by and among Safeco Corporation, General America Corporation, White Mountains Insurance Group, Ltd. and Occum Acquisition Corp. dated as of March 15, 2004*
3.1	Certificate of Incorporation of Symetra Financial Corporation*
3.2	Bylaws of Symetra Financial Corporation*
4.1	Specimen Common Stock Certificate*
4.2	Fiscal Agency Agreement between Symetra Financial Corporation and U.S. Bank dated March 30, 2006*
4.3	Credit Agreement & Master Repurchase Agreement between Bank of New York and Symetra Financial Corporation dated October 17, 2005*
4.4	Credit Agreement & Master Repurchase Agreement between Bank of New York and Symetra Life Insurance Company dated October 17, 2005*
4.5	Warrant Certificate — Berkshire Hathaway, Inc. dated July 29, 2004*
4.6	Warrant Certificate — White Mountains Re Group, Ltd. dated July 29, 2004*
4.7	Credit Agreement among Occum Acquisition Corp. and the seven lenders and Bank of America, N.A. as Administrative Agent dated June 14, 2004*
5.1	Opinion of Cravath, Swaine & Moore LLP*
9.1	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto dated as of March 8, 2004*
9.2	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto dated as of March 19, 2004*
9.3	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto dated as of April 16, 2004*
10.1	Service Agreement between ACS Commercial Solutions, Inc and Symetra Financial Corporation dated October 28, 2004*

Exhibit
Number	Description

21.1	Subsidiaries of Symetra Financial Corporation*
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1)*
24.1	Power of Attorney (included in signature page to the Registration Statement)

* To be filed by amendment.

(b) Financial Statement Schedules.

Schedule I	Summary of Investments — Other than Investments in Related Parties
Schedule II	Condensed Statements of Financial Position, Operations and Cash Flows
Schedule III	Supplemental Insurance Information

Item 17.	Undertakings.

The undersigned registrant hereby undertakes as follows:

(1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on June 28, 2007.

SYMETRA FINANCIAL CORPORATION

By:	/s/ Randall H. Talbot
Name: Randall H. Talbot

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Symetra Financial Corporation, do hereby constitute and appoint Margaret A. Meister and George C. Pagos our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of June, 2007.

Signature	Title

/s/ Randall H. Talbot	Randall H. Talbot President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Margaret A. Meister	Margaret A. Meister Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David T. Foy	David T. Foy (Director)

/s/ Lois W. Grady	Lois W. Grady (Director)

/s/ Sander M. Levy	Sander M. Levy (Director)

/s/ Robert R. Lusardi	Robert R. Lusardi (Director)

/s/ David I. Schamis	David I. Schamis (Director)

/s/ Lowndes A. Smith	Lowndes A. Smith (Director)

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Underwriting Agreement*
2.1	Stock Purchase Agreement by and among Safeco Corporation, General America Corporation, White Mountains Insurance Group, Ltd. and Occum Acquisition Corp. dated as of March 15, 2004*
3.1	Certificate of Incorporation of Symetra Financial Corporation*
3.2	Bylaws of Symetra Financial Corporation*
4.1	Specimen Common Stock Certificate*
4.2	Fiscal Agency Agreement between Symetra Financial Corporation and U.S. Bank dated March 30, 2006*
4.3	Credit Agreement & Master Repurchase Agreement between Bank of New York and Symetra Financial Corporation dated October 17, 2005*
4.4	Credit Agreement & Master Repurchase Agreement between Bank of New York and Symetra Life Insurance Company dated October 17, 2005*
4.5	Warrant Certificate — Berkshire Hathaway, Inc. dated July 29, 2004*
4.6	Warrant Certificate — White Mountains Re Group, Ltd. dated July 29, 2004*
4.7	Credit Agreement among Occum Acquisition Corp. and the seven lenders and Bank of America, N.A. as Administrative Agent dated June 14, 2004*
5.1	Opinion of Cravath, Swaine & Moore LLP*
9.1	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto dated as of March 8, 2004*
9.2	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto dated as of March 19, 2004*
9.3	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto dated as of April 16, 2004*
10.1	Service Agreement between ACS Commercial Solutions, Inc and Symetra Financial Corporation dated October 28, 2004*
21.1	Subsidiaries of Symetra Financial Corporation*
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1)*
24.1	Power of Attorney (included in signature page to the Registration Statement)

*	To be filed by amendment.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Symetra Financial Corporation

We have audited the consolidated financial statements of Symetra Financial Corporation as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, and for the period from August 2, 2004 through December 31, 2004, and the period from January 1, 2004 through August 1, 2004, and have issued our report thereon dated February 20, 2007 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of Form S-1 of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Seattle, Washington
February 20, 2007

SCHEDULE I

SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS IN RELATED PARTIES
Year Ended December 31, 2006

			Amount as
	Cost or	Fair	Shown on the
Type of Investment	Amortized Cost	Value	Balance Sheet
	(In thousands)

Fixed maturities:
Bonds:
United States government and government agencies and authorities	$157,000	$157,896	$157,896
States, municipalities, and political subdivisions	666,101	670,898	670,898
Foreign governments	205,186	208,875	208,875
Public utilities	2,032,006	2,037,298	2,037,298
Convertibles and bonds with warrants attached	64,556	68,315	68,315
All other corporate bonds	12,901,309	12,846,824	12,846,824
Redeemable preferred stock	60,438	59,772	59,772

Total fixed maturities	16,086,596	16,049,878	16,049,878

Marketable Equity securities:
Common stocks:
Public utilities	8,617	11,665	11,665
Banks, trusts, and insurance companies	16,312	19,372	19,372
Industrial, miscellaneous, and all other	93,483	115,811	115,811
Nonredeemable preferred stocks	52,591	54,858	54,858

Total equity securities	171,003	201,706	201,706

Mortgage loans on real estate(1)	798,295	796,078	794,283
Policy loans	79,244	79,244	79,244
Other long-term investments	124,229	131,353	131,353
Short-term investments	48,893	48,882	48,882

Total investments	$17,308,260	$17,307,141	$17,305,346

(1)	The amount shown in the consolidated balance sheets for mortgage loans on real estate differs from cost as these investments are presented net of a $4,012 allowance.

SCHEDULE II

CONDENSED STATEMENTS OF FINANCIAL POSITION
(PARENT COMPANY ONLY)

	December 31,
	2006	2005
	(In thousands)

ASSETS
Cash and investments:
Investments	$100,899	$83,938
Investment in subsidiaries	1,516,626	1,617,147
Cash and cash equivalents	12,800	1,893

Total cash and investments	1,630,325	1,702,978
Current and deferred tax receivables	4,213	2,695
Receivables due from affiliates	22,665	8,560
Other assets	15,627	14,730

Total assets	$1,672,830	$1,728,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$298,737	$300,000
Current and deferred taxes payable	—	419
Other liabilities	47,258	23,795

Total liabilities	345,995	324,214
Capital stock, par value $0.1 per share, 15,000 shares authorized and 10,649 shares issued and outstanding	106	106
Additional paid-in-capital	1,166,325	1,166,325
Retained earnings	161,815	102,485
Accumulated other comprehensive income (loss)	(1,411)	135,833

Total stockholders’ equity	1,326,835	1,404,749

Total liabilities and stockholders’ equity	$1,672,830	$1,728,963

SCHEDULE II
(CONTINUED)

CONDENSED STATEMENTS OF OPERATIONS
(PARENT COMPANY ONLY)

			Period from
			August 2,
			2004
	Year Ended	Year Ended	through
	December 31,	December 31,	December 31,
	2006	2005	2004
	(In thousands)

Revenues:
Dividends from subsidiaries:
Symetra Life Insurance Company	$122,500	$—	$—
Other subsidiaries	—	6,000	—
Net investment income	2,160	2,374	523
Net realized investment gains	7,365	1,976	—

Total revenues	132,025	10,350	523
Expenses:
Fair value of warrants issued to investors	—	—	101,531
Interest expense on debt	19,155	12,388	3,466
Operating expenses	610	276	1,888

Total expenses	19,765	12,664	106,885

Income (loss) from continuing operations before income taxes	112,260	(2,314)	(106,362)
Income tax benefits	(3,884)	(2,856)	(2,146)

Income before equity in undistributed net income (loss) of subsidiaries	116,144	542	(104,216)

Equity in undistributed net income (loss) of subsidiaries:
Symetra Life Insurance Company	38,556	150,486	62,416
Other subsidiaries	4,629	(5,870)	493

	43,185	144,616	62,909
Net income (loss) from continuing operations	159,329	145,158	(41,307)
Income (loss) from equity in discontinued operations (net of taxes of $(0), $536, and $(1,335), respectively)	—	1,045	(2,411)

Net income (loss)	$159,329	$146,203	$(43,718)

SCHEDULE II
(CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS
(PARENT COMPANY ONLY)

			Period from
			August 2,
			2004
	Year Ended	Year Ended	through
	December 31,	December 31,	December 31,
	2006	2005	2004
	(In thousands)

Cash flows from operating activities
Net income (loss)	$159,329	$146,203	$(43,718)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income (loss) from equity in discontinued operations, net of taxes	—	(1,045)	2,411
Equity in undistributed net income of subsidiaries	(43,185)	(144,616)	(62,909)
Net realized investment gains	(7,365)	(1,976)	—
Fair value of warrants issued to investors	—	—	101,531
Changes in accrued items and other adjustments, net	7,180	2,495	10,642

Total adjustments	(43,370)	(145,142)	51,675

Net cash provided by operating activities	115,959	1,061	7,957
Cash flows from investing activities
Purchases of investments	(46,686)	(94,490)	(40,773)
Sales of investments	52,965	51,920	5,539
Purchases of Safeco Life & Investments	—	—	(1,349,911)
Cash received from discontinued operations	—	—	30,000
Other, net	(11,062)	(21,286)	—

Net cash provided by (used in) investing activities	(4,783)	(63,856)	(1,355,145)
Cash flows from financing activities
Capital contributions/loans to subsidiaries	(715)	(202)	—
Proceeds from sale of capital stock	—	—	1,064,900
Dividends from discontinued operations	—	29,236	20,001
Cash dividend to investors	(100,000)	—	—
Proceeds from note payable	298,671	—	315,000
Repayments of note payable	(300,000)	—	(15,000)
Other, net	1,775	—	(2,059)

Net cash provided by (used in) financing activities	(100,269)	29,034	1,382,842

Net increase (decrease) in cash and cash equivalents from continuing operations	10,907	(33,761)	35,654
Cash and cash equivalents at beginning of period	1,893	35,654	—

Cash and cash equivalents at end of period	$12,800	$1,893	$35,654

SCHEDULE II
(CONTINUED)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(PARENT COMPANY ONLY)
(In Thousands)

Year Ended December 31, 2006

1.	Organization and Presentation

The accompanying financial statements comprise a condensed presentation of financial position, results of operations, and cash flows of Symetra Financial Corporation (the Company) on a separate-company basis. These condensed financial statements do not include the accounts of the Company’s wholly owned subsidiaries, but instead include the Company’s investment in those subsidiaries, stated at amounts which are substantially equal to the Company’s equity in the subsidiaries’ net assets. Therefore, the accompanying financial statements are not those of the primary reporting entity.

Additional information about accounting policies pertaining to investments and other significant accounting policies applied by the Company and its subsidiaries, debt, and commitments and contingencies are as set forth in Notes 2, 11, and 14, respectively, to the audited consolidated financial statements of the Company.

2.	Related Parties

The Company received dividends of $122,500, $35,236, and $20,001 from its consolidated subsidiaries for the years ended December 31, 2006 and 2005 and the five months ended December 31, 2004.

See Note 19 to the audited consolidated financial statements of the Company included earlier in this report for a description of other related-party transactions.

SCHEDULE III

SUPPLEMENTAL INSURANCE INFORMATION
Year Ended December 31, 2006

		Future
		Policy
		Benefits,					Benefits,	Amortization
	Deferred	Losses,					Claims,	of Deferred
	Policy	Claims,		Other		Net	Losses, and	Policy	Other
	Acquisition	and Loss	Unearned	Policyholder	Premium	Investment	Settlement	Acquisition	Operating
Segment	Costs	Expenses(1)	Premiums	Funds	Revenue	Income	Expenses	Costs	Expenses
	(In thousands)

December 31, 2006
Group	$3,998	$185,215	$2,522	$8,376	$387,231	$18,030	$230,753	$10,882	$105,742
Retirement Services	54,472	4,916,869	—	5,677	130	269,821	169,731	1,081	61,738
Income Annuities	6,813	7,010,585	—	1,989	—	439,001	371,786	580	21,591
Individual	22,954	4,370,104	9,199	22,016	138,296	232,759	258,180	2,046	57,370
Other	—	(698)	—	8,311	—	25,316	(327)	—	14,100

Total	$88,237	$16,482,075	$11,721	$46,369	$525,657	$984,927	$1,030,123	$14,589	$260,541

December 31, 2005
Group	$5,288	$208,122	$2,795	$8,423	$438,276	$19,270	$296,036	$10,478	$115,342
Retirement Services	25,537	5,576,531	—	5,313	121	292,801	185,841	94	62,636
Income Annuities	4,291	7,173,678	—	2,363	—	441,438	392,534	272	19,383
Individual	13,901	4,246,684	8,765	24,058	137,062	222,613	263,944	1,017	61,374
Other	—	—	—	7,375	—	17,926	—	—	14,512
Discontinued Operations	—	—	—	—	—	172	—	—	845

Total	$49,017	$17,205,015	$11,560	$47,532	$575,459	$994,220	$1,138,355	$11,861	$274,092

August 2, 2004 Through December 31, 2004
Group	$3,946	$231,193	$1,315	$7,018	$207,396	$8,764	$124,008	$1,352	$54,410
Retirement Services	5,914	6,413,824	—	3,741	105	124,188	93,362	236	26,682
Income Annuities	1,257	7,282,235	—	3,996	—	184,074	164,100	—	7,226
Individual	3,260	4,123,410	8,088	24,189	55,694	89,229	106,225	38	28,566
Other	—	—	—	4,344	—	4,865	—	—	6,358
Discontinued Operations	—	—	—	—	—	393	—	—	4,678

Total	$14,377	$18,050,662	$9,403	$43,288	$263,195	$411,513	$487,695	$1,626	$127,920

January 1, 2004 Through August 1, 2004 (Predecessor)
Group	$14,261	$244,684	$1,658	$8,333	$293,213	$13,632	$196,468	$10,537	$78,727
Retirement Services	146,432	6,540,337	—	2,999	92	225,008	155,575	16,313	36,789
Income Annuities	—	6,339,003	—	4,725	—	290,328	274,800	—	9,522
Individual	192,156	3,910,168	8,456	24,231	64,620	139,063	153,168	7,314	36,059
Other	—	—	—	3,184	—	25,671	—	—	21,237
Discontinued Operations	—	—	—	—	—	754	—	—	11,077

Total	$352,849	$17,034,192	$10,114	$43,472	$357,925	$694,456	$780,011	$34,164	$193,411

(1)	Funds held under deposit contracts, future policy benefits, and policy and contract claims are included in this column.